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As filed with the Securities and Exchange Commission on December 30, 2014

Registration No. 333-[    ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

INTERNET PATENTS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	6794	94-3220749
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

101 Parkshore Drive, Suite 100
Folsom, California 95630
(916) 932-2860
(Address including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

 Hussein A. Enan
Chairman of the Board and Chief Executive Officer
Internet Patents Corporation
101 Parkshore Drive, Suite 100
Folsom, California 95630
(916) 932-2860
(Name, address, including zip code, and telephone number, including area code, of agent for service)

 Copies to:

Karen K. Dreyfus, Esq.	Gregory J. Duman	Virgil K. Johnson, Esq.
John Fisher, Esq.	Prism Technologies, LLC	Paul D. Heimann, Esq.
Ivy A. Tseng, Esq.	2323 S. 171st Street, Suite 106	Erickson & Sederstrom, P.C. LLO
Sidley Austin LLP	Omaha, NE 68130	Regency Westpointe
1001 Page Mill Road	Telephone: (402) 934-2020	10330 Regency Parkway Drive
Palo Alto, California 94304	Fax: (402) 934-2021	Omaha, NE 68114
Telephone: (650) 565-7000		Telephone: (402) 390-7134
Fax: (650) 565-7100		Fax: (402) 390-7130

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13(e)-4(i) (Cross-Border Issuer Tender Offer)     ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)     ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock, $0.001 par value per share	3,500,000	N/A	$0	$0

(1)

Relates to common stock, $0.001 par value per share, of Internet Patents Corporation, a Delaware corporation (“IPC”), issuable to holders of membership units of Prism Technologies, LLC, a Nebraska limited liability company (“Prism”), in the proposed merger of Strategic Concepts Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of IPC, with and into Prism. The amount of IPC common stock to be registered is based on the number of shares of IPC common stock to be issued pursuant to the merger described herein. Includes rights to acquire common stock or preferred stock under any shareholder rights plan in effect from time to time, if applicable, under the terms of any such plan.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended, based upon $3.1 million, the estimated aggregate book value of the Prism securities to be exchanged in the merger, computed as of November 30, 2014, the latest practicable date prior to the date of filing this registration statement. Prism is a private company and no market exists for its securities. As required by Rule 457(f)(3), the estimated amount of cash consideration to be paid by IPC in connection with the transaction, or $16.5 million, has been deducted from the proposed maximum aggregate offering price. As this results in a negative number, the proposed maximum aggregate offering price has been estimated as $0.

(3)	This fee has been calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. IPC may not sell its securities pursuant to the proposed transactions until the Registration Statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 30, 2014

prism technologies

PROPOSED MERGER
YOUR VOTE IS VERY IMPORTANT

To the security holders of Internet Patents Corporation and Prism Technologies, LLC:

Internet Patents Corporation (“IPC”) and Prism Technologies, LLC (“Prism”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which a wholly owned subsidiary of IPC will merge with and into Prism, with Prism surviving as a wholly owned subsidiary of IPC (the “Merger”). Prism and IPC believe that the Merger will create a patent monetization company that increases shareholder value by leveraging the relative strengths of each party, creating more value for the IPC stockholders and Prism members in the long-term than IPC or Prism could create as a stand-alone business.

Prior to the effective time of the Merger, (i) each outstanding option to purchase Prism membership units that is outstanding and unexercised shall be exercised by the holder thereof and cancelled by Prism, and (ii) all outstanding indebtedness convertible into Prism membership units or other equity interests of Prism shall be fully repaid or fully converted, in each case such that such membership unit subject to such option or convertible indebtedness shall participate in the Merger pursuant to the Merger Agreement. At the effective time of the Merger, in exchange for all of the outstanding equity of Prism outstanding immediately prior to the effective time of the Merger, IPC will pay $16.5 million in cash (less certain Prism indebtedness and expenses, which are currently expected to be immaterial), and issue 3.5 million shares of IPC common stock to Prism security holders. Subject to certain conditions, IPC has also agreed to share future revenue related to Prism’s patents with Prism’s former security holders up to a maximum amount of approximately $49.5 million.

IPC stockholders will continue to own and hold their existing shares of IPC common stock. Immediately after the Merger, Prism members will own approximately 39.3% of the fully-diluted common stock of IPC, with IPC stockholders and optionholders holding approximately 60.7% of the fully-diluted common stock of IPC.

Shares of IPC common stock are currently listed on The NASDAQ Capital Market under the symbol “PTNT”. On [                ], the last trading day before the date of this joint proxy statement/prospectus, the closing sale price of IPC common stock was $[          ] per share.

IPC is holding a special meeting of stockholders in order to obtain the stockholder approvals necessary to complete the Merger and related matters. At the IPC special meeting, which will be held at [               ], local time, on [              ], 2015 at [                ], unless postponed or adjourned to a later date, IPC will ask its stockholders to, among other things, approve the Merger and the issuance of IPC common stock, as described in the accompanying joint proxy statement/prospectus.

As described in the accompanying joint proxy statement/prospectus, certain Prism members who in the aggregate own approximately 51% of the outstanding membership units of Prism are parties to support agreements with IPC, whereby such members agreed, among other things, to vote in favor of the Merger and the adoption and approval of the Merger Agreement and the terms thereof, subject to the terms of the support agreements. After the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, is declared effective by the U.S. Securities and Exchange Commission, Prism will hold a special meeting of its members to approve the Merger and the Merger Agreement, and the Prism members who are party to the support agreements will each vote in favor of the Merger and the adoption and approval of the Merger Agreement and the terms thereof.

After careful consideration, the IPC board of directors and Prism board of managers have approved the Merger Agreement and the respective proposals referred to above, and each of the IPC board of directors and Prism board of managers has determined that it is advisable to enter into the Merger. The board of directors of IPC recommends that its stockholders vote “FOR” the proposals described in the accompanying joint proxy statement/prospectus, and the board of managers of Prism recommends that its members vote to approve the Merger and the Merger Agreement.

More information about IPC, Prism and the proposed transaction is contained in this joint proxy statement/prospectus. IPC and Prism urge you to read the accompanying joint proxy statement/prospectus carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 18.

IPC and Prism are excited about the opportunities the Merger brings to both IPC and Prism security holders and thank you for your consideration and continued support.

Hussein A. Enan	Gregory J. Duman
Chairman and Chief Executive Officer	President
Internet Patents Corporation	Prism Technologies, LLC

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated [               ], and is first being mailed to IPC and Prism security holders on or about [                   ].

INTERNET PATENTS CORPORATION
101 Parkshore Drive, Suite 100
Folsom, California 95630
(916) 932-2860

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [_____], 2015

Dear Stockholders of IPC:

On behalf of the board of directors of Internet Patents Corporation, a Delaware corporation (“IPC”), we are pleased to deliver this joint proxy statement/prospectus for the proposed merger between IPC and Prism Technologies, LLC, a Nebraska limited liability company (“Prism”), pursuant to which Strategic Concepts Acquisition Corp., a wholly owned subsidiary of IPC, will merge with and into Prism, with Prism surviving as a wholly owned subsidiary of IPC. The special meeting of stockholders of IPC will be held on [                ], 2015 at [               ], local time, at [                   ], for the following purposes:

1. To consider and vote upon a proposal to approve the Merger and the issuance of IPC common stock pursuant to the Agreement and Plan of Merger, dated as of November 11, 2014, by and among IPC, Strategic Concepts Acquisition Corp., Prism and Gregory J. Duman, as the Securityholders’ Agent, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.

2. To consider and vote upon an adjournment of the IPC special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of IPC Proposal No. 1.

3. To transact such other business as may properly come before the IPC special meeting or any adjournment or postponement thereof.

The board of directors of IPC has fixed [                 ] as the record date for the determination of stockholders entitled to notice of, and to vote at, the IPC special meeting and any adjournment or postponement thereof. Only holders of record of shares of IPC common stock at the close of business on the record date are entitled to notice of, and to vote at, the IPC special meeting. At the close of business on the record date, IPC had [       ] shares of common stock outstanding and entitled to vote.

Your vote is important. The affirmative vote of the holders of a majority of the shares of IPC common stock having voting power present in person or represented by proxy at the IPC special meeting is required for approval of the proposals. The Merger cannot be consummated without the approval of IPC Proposal No. 1.

Even if you plan to attend the IPC special meeting in person, IPC requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the IPC special meeting if you are unable to attend.

By Order of the IPC Board of Directors,

Hussein A. Enan
Chairman and Chief Executive Officer
Folsom, California
[                      ], 2015

THE IPC BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, IPC AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE IPC BOARD OF DIRECTORS RECOMMENDS THAT IPC STOCKHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.

We urge you to read the accompanying joint proxy statement/prospectus, including all documents incorporated by reference into the accompanying joint proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the Merger Agreement, the Merger, the IPC special meeting or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need help voting your shares of IPC common stock, please contact:

D.F. King & Co., Inc.
48 Wall Street

New York, NY  10005

Toll-free: 866-387-7715

Banks and Brokers should call 212-493-3910

E-mail: ptomaszewski@dfking.com

prism technologies

PRISM TECHNOLOGIES, LLC
2323 S. 171st  Street, Suite 106
Omaha, NE 68130

NOTICE OF SPECIAL MEETING OF THE PRISM TECHNOLOGIES, LLC MEMBERS TO BE HELD ON [    ], 2015

To Members of Prism Technologies, LLC:

Prism Technologies, LLC, a Nebraska limited liability company (“Prism”), has entered into an Agreement and Plan of Merger, dated as of November 11, 2014 (the “Merger Agreement”), by and among Prism, Internet Patents Corporation, a Delaware corporation (“IPC”), Strategic Concepts Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of IPC (“Merger Sub”), and Gregory J. Duman, as the Securityholders’ Agent (the “Securityholders’ Agent”), pursuant to which Merger Sub will be merged with and into Prism, and Prism will continue as the surviving entity and as a wholly owned subsidiary of IPC.

A special meeting of the members of Prism (the “Prism Members” and, individually, a “Prism Member”) will be held at [     ], on [      ], [      ], 2015, at [      ] a.m., local time, for the following purposes:

1. To approve the Merger and the Merger Agreement, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.

2. To consider and vote upon an adjournment of the Prism special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Prism Proposal No. 1.

3. To transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

These proposals are more fully described in the accompanying joint proxy statement/prospectus, which we encourage you to read carefully, including the “Risk Factors” beginning on page 18. We have included a copy of the Merger Agreement as Annex A to this joint proxy statement/prospectus.

Approval of the Merger and the Merger Agreement requires the approval of Prism Members holding at least sixty-seven percent (67%) of then outstanding units (“Units”) held by Prism Members.

After careful consideration of the Merger and the terms of the Merger Agreement, the board of managers of Prism (the “Prism Board”) has determined that the Merger is fair, advisable and in the best interests of Prism and the Prism Members. Accordingly, the Prism Board unanimously recommends that the Prism Members vote to approve the Merger and the Merger Agreement.

Your approval of the Merger is important. The Merger cannot be consummated without approval of Prism Proposal No. 1 by Prism Members holding at least sixty-seven percent (67%) of then outstanding Units held by Prism Members. Even if you plan to attend the Prism special meeting in person, Prism requests that you sign and return the enclosed proxy to ensure that your Units will be represented at the Prism special meeting if you are unable to attend.

By Order of the Board of Managers,

Gregory J. Duman
President
Omaha, Nebraska
[ ], 2015

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about IPC that is not included in or delivered with this document. You may obtain this information without charge through the Securities and Exchange Commission (“SEC”) website (www.sec.gov) or upon your written or oral request by contacting the General Counsel of Internet Patents Corporation, 101 Parkshore Drive, Suite #100, Folsom, California 95630 or by calling (916) 932-2860.

In addition, if you have questions about the merger or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact D.F. King & Co. Inc., the proxy solicitor for IPC, toll-free at (866) 387-7715 (banks and brokers should call (212) 493-3910) or Gregory J. Duman, Prism Technologies, LLC at (402) 934-2020. You will not be charged for any of these documents that you request.

To ensure timely delivery of these documents, any request should be made no later than [       ], 2015 to receive them before the special meeting.

For additional details about where you can find information about IPC, please see the section entitled “Where You Can Find More Information” in this joint proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following section provides answers to frequently asked questions about the Merger. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.

Q:	What is the Merger?

A:

Internet Patents Corporation (“IPC”), Strategic Concepts Acquisition Corp. (the “Merger Sub”), Prism Technologies, LLC (“Prism”) and Gregory J. Duman, as Securityholders’ Agent, have entered into an Agreement and Plan of Merger, dated as of November 11, 2014 (the “Merger Agreement”). The Merger Agreement contains the terms and conditions of the proposed business combination of IPC and Prism. Under the Merger Agreement, Merger Sub will merge with and into Prism, with Prism surviving as a wholly owned subsidiary of IPC. This transaction is referred to as the “Merger”.

At the effective time of the Merger, in exchange for all of the outstanding equity of Prism outstanding immediately prior to the effective time of the Merger, IPC will pay $16.5 million in cash (less certain Prism indebtedness and expenses, which are currently expected to be immaterial), and issue 3.5 million shares of IPC common stock to Prism security holders. Subject to certain conditions, IPC has also agreed to share future revenue related to Prism’s patents with Prism’s former security holders up to a maximum amount of approximately $49.5 million. For a more complete description of what Prism security holders will receive in the Merger, please see the section entitled “The Merger Agreement—Merger Consideration” in this joint proxy statement/prospectus.

As a result of the Merger, Prism’s former security holders are expected to own in the aggregate approximately 34.7% of IPC (or approximately 39.3% on a fully-diluted basis), and the IPC stockholders and optionholders are expected to own in the aggregate approximately 65.3% of IPC (or approximately 60.7% on a fully-diluted basis).

Q:	What will happen to IPC if, for any reason, the Merger does not close?

A:

If, for any reason, the Merger does not close, the IPC board of directors will continue to operate its current business and may evaluate other strategic transactions from time to time, including another merger, a special distribution of cash, or an acquisition of intellectual property assets.

Q:	What will happen to Prism if, for any reason, the Merger does not close?

A:

If, for any reason, the Merger does not close, the Prism board of managers will continue to operate its current business and may evaluate other strategic transactions from time to time, including another merger or sale, an initial public offering, or other sources of financing.

Q:	Why are the two companies proposing to merge?

A:

Prism and IPC believe that the Merger will create a patent monetization company that increases shareholder value by leveraging the relative strengths of each party, creating more value for IPC stockholders and Prism members in the long-term than IPC or Prism could create as a stand-alone business. For a discussion of IPC and Prism reasons for the Merger, please see the section entitled “The Merger—IPC Reasons for the Merger” and “The Merger—Prism Reasons for the Merger” in this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

You are receiving this joint proxy statement/prospectus because you have been identified as a security holder of IPC or Prism as of the applicable record date, and you are entitled, as applicable, to vote at the IPC stockholder meeting to approve the Merger and the issuance of shares of IPC common stock pursuant to the Merger Agreement or to vote at the Prism member meeting to approve the Merger and the Merger Agreement. This document serves as:

•	a proxy statement of IPC used to solicit proxies for its stockholder meeting;

•	a prospectus of IPC used to offer shares of IPC common stock as part of the Merger consideration payable to Prism security holders in the Merger; and

•	a proxy statement of Prism used to solicit proxies for a meeting of its members to approve the Merger and the Merger Agreement.

Q:	What is required to consummate the Merger?

A:

To consummate the Merger, IPC stockholders must approve the Merger and the issuance of IPC common stock pursuant to the Merger Agreement, and Prism members must approve the Merger and the Merger Agreement.

The approval of the Merger and the issuance of IPC common stock pursuant to the Merger Agreement by the stockholders of IPC requires the affirmative vote of the holders of at least a majority of the shares of IPC common stock having voting power present in person or represented by proxy at the IPC special meeting.

The approval of the Merger and the Merger Agreement by the members of Prism requires the approval of Prism members holding at least sixty-seven percent (67%) of then outstanding units held by Prism members.

In addition to the required IPC stockholder and Prism member approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.

Certain Prism members who in the aggregate own approximately 51% of the outstanding membership units of Prism are parties to support agreements with IPC, whereby such members agreed, among other things, to vote in favor of the Merger and the adoption and approval of the Merger Agreement and the terms thereof, subject to the terms of the support agreements.

For a more complete description of the closing conditions under the Merger Agreement, we urge you to read the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” in this joint proxy statement/prospectus.

Q:	What will Prism members receive in the Merger?

A:

As a result of the Merger, Prism members will receive an aggregate of $16.5 million in cash (less certain Prism indebtedness and expenses, which are currently expected to be immaterial), and 3.5 million shares of IPC common stock. Subject to certain conditions, IPC has also agreed to share future revenue related to Prism’s patents with Prism’s former security holders up to a maximum amount of approximately $49.5 million.

For a more complete description of what Prism members will receive in the Merger, please see the section entitled “The Merger Agreement—Merger Consideration” in this joint proxy statement/prospectus.

Q:	Who will be the directors of IPC following the Merger?

A:	Following the Merger, Gregory J. Duman, Prism’s President, is expected to be appointed to the board of directors of IPC, which will otherwise remain unchanged.

Q:	Who will be the executive officers of IPC and Prism immediately following the Merger?

A:	Immediately following the Merger, the executive management teams of IPC and of Prism are expected to remain unchanged.

Q:	What are the material U.S. federal income tax consequences of the Merger to Prism members?

A:

The Merger will be a taxable transaction to the Prism members for U.S. federal income tax purposes. Prism is taxed as a partnership for federal income tax purposes immediately prior to the sale and will be a single member LLC immediately after the sale. Prism security holders should reference Internal Revenue Service (“IRS”) Revenue Ruling 99-6, 1999-1 C.B. 432 (“Revenue Ruling 99-6”) for general guidance on the taxation of this transaction. In general, a Prism member, who exchanges its Prism membership units for cash and IPC common stock pursuant to the Merger, will recognize a gain or loss in an amount equal to the difference between: (i) such Prism member’s amount realized, calculated as the sum of (A) the amount of any cash received, (B) the fair market value of any IPC common stock received, and (C) such Prism member’s share, for U.S. federal income tax purposes, of Prism’s liabilities immediately prior to the Merger and (ii) such Prism member’s adjusted tax basis in the Prism membership units exchanged therefor. A Prism member’s amount realized will include any earnout payments received. If a Prism member recognizes gain as a result of the Merger, such Prism member may incur a tax liability without a corresponding receipt of cash sufficient to pay such liability.

Tax matters are very complicated, and the tax consequences of the Merger to a particular Prism member will depend on such member’s particular circumstances. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the Merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For more information, please see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger for Prism Security holders” beginning on page 53.

Q:	As an IPC stockholder, how does the IPC board of directors recommend that I vote?

A:	After careful consideration, the IPC board of directors recommends that IPC stockholders vote:

•	“FOR” IPC Proposal No. 1 to approve the Merger and the issuance of shares of common stock of IPC pursuant to the Merger Agreement; and

•	“FOR” IPC Proposal No. 2 to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of IPC Proposal No. 1.

Q:	As a Prism member, how does the Prism board of managers recommend that I vote?

A:	After careful consideration, the Prism board of managers recommends that Prism members vote:

•	“FOR” Prism Proposal No. 1 to approve the Merger and the Merger Agreement; and

•	“FOR” Prism Proposal No. 2 to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Prism Proposal No. 1.

Q:	What risks should I consider in deciding whether to vote in favor of the Merger?

A:

You should carefully review the section of this joint proxy statement/prospectus entitled “Risk Factors,” which sets forth certain risks and uncertainties related to the Merger, risks and uncertainties to which the combined company’s business will be subject, and risks and uncertainties to which IPC and Prism are subject.

Q:	When do you expect the Merger to be consummated?

A:

We anticipate that the Merger will occur sometime soon after the IPC special meeting to be held on [           ], but we cannot predict the exact timing. For more information, please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” in this joint proxy statement/prospectus.

Q:	What do I need to do now?

A:	IPC and Prism urge you to read this joint proxy statement/prospectus carefully, including its annexes, and to consider how the Merger affects you.

If you are a stockholder of IPC, you may provide your proxy instructions in one of two different ways. First, you can mail your signed proxy card in the enclosed return envelope. You may also provide your proxy instructions via the Internet by following the instructions on your proxy card or voting instruction form. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the special meeting of IPC stockholders. Even if you plan to attend the IPC special meeting in person, IPC requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the IPC special meeting if you are unable to attend.

If you are a member of Prism, you can mail your signed proxy card in the enclosed return envelope. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction and as soon as possible so that your units can be voted at the special meeting of Prism members. Even if you plan to attend the Prism special meeting in person, Prism requests that you sign and return the enclosed proxy to ensure that your units will be represented at the Prism special meeting if you are unable to attend.

Q:	May I vote in person at the special meeting of stockholders of IPC?

A:

If your shares of IPC common stock are registered directly in your name with the IPC transfer agent, you are considered to be the stockholder of record with respect to those shares, and the proxy materials and proxy card are being sent directly to you by IPC. If you are an IPC stockholder of record, you may attend the special meeting of IPC stockholders and vote your shares in person. Even if you plan to attend the IPC special meeting in person, IPC requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the IPC special meeting if you are unable to attend. If your shares of IPC common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. As the beneficial owner, you are also invited to attend the special meeting of IPC stockholders. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the IPC special meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?

A:

If you are an IPC stockholder and you fail to deliver a proxy, the resulting non-attendance will have the same effect as a vote “AGAINST” the approval of IPC Proposal No. 1, but will have no effect on the outcome of the vote for IPC Proposal No. 2.

If your bank, broker or nominee holds your IPC shares in its name and you do not instruct it how to vote, it will not have discretion to vote on any of the proposals at the special meeting. Brokers, banks or other nominees who hold shares in street name for their customers have the authority to vote on “routine” proposals when they have not received instructions from the beneficial owners of such shares. However, brokers, banks or other nominees do not have the authority to vote shares they hold for their customers on non-routine proposals when they have not received instructions from the beneficial owners of such shares. Each of Proposals No. 1 and 2 are non-routine proposals. As a result, absent instructions from the beneficial owner of such shares, brokers, banks and other nominees will not vote those shares. This is referred to as a “broker non-vote.” Broker non-votes are counted for purposes of determining whether there is a quorum. Broker non-votes will have the same effect as a vote “AGAINST” the approval of IPC Proposal No. 1. Broker non-votes will not have any effect on the outcome of the vote on the IPC Proposal No. 2 if it is submitted for approval when no quorum is present at the special meeting.

If you are a Prism member and you fail to deliver a proxy, the resulting non-attendance will have the same effect as a vote “AGAINST” the approval of Prism Proposal No. 1, but will have no effect on the outcome of the vote of Prism Proposal No. 2.

Q:	When and where is the special meeting of IPC stockholders?

A:

The special meeting of IPC stockholders will be held at [ ], at [ ], local time, on [          ]. Subject to space availability, all IPC stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at [ ], local time.

Q:	When and where is the special meeting of Prism members?

A:

The special meeting of Prism members will be held at [ ], at [ ], local time, on [          ]. Subject to space availability, all Prism members or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at [ ], local time.

Q:	If my IPC shares are held in “street name” by my broker, will my broker vote my shares for me?

A:

If you hold your shares in street name, you must provide your broker, bank or other nominee with instructions in order to vote those shares. To do so, you should follow the voting instructions provided to you by your bank, broker or other nominee. If your bank, broker or nominee holds your shares in its name and you do not instruct it how to vote, it will not have discretion to vote on Proposals No. 1 and 2 at the special meeting.

Q:	May I change my vote after I have submitted a proxy or provided proxy instructions?

A:

IPC stockholders of record may change their vote at any time before their proxy is voted at the IPC special meeting in one of three ways. First, a stockholder of record of IPC can send a written notice to IPC’s Secretary stating that it would like to revoke its proxy. Second, a stockholder of record of IPC can submit new proxy instructions either on a new proxy card or via the Internet. Third, a stockholder of record of IPC can attend the IPC special meeting and vote in person. Attendance alone will not revoke a proxy. If an IPC stockholder of record or a stockholder who owns IPC shares in “street name” has instructed a broker to vote its shares of IPC common stock, the stockholder must follow directions received from its broker to change those instructions.

Prism members of record may change their vote at any time before their proxy is voted at the Prism special meeting in one of three ways. First, a member of record of Prism can send a written notice to Prism’s President, stating that it would like to revoke its proxy. Second, a member of record of Prism can submit new proxy instructions on a new proxy card. Third, a member of record of Prism can attend the Prism special meeting and vote in person. Attendance alone will not revoke a proxy.

Q:	Who is paying for this proxy solicitation?

A:

IPC will pay for the costs of printing and filing of this joint proxy statement/prospectus and the proxy cards. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of IPC common stock for the forwarding of solicitation materials to the beneficial owners of IPC common stock. IPC will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Q:	Who can help answer my questions?

A:

If you are an IPC stockholder and would like additional copies, without charge, of this joint proxy statement/prospectus or if you have questions about the Merger, including the procedures for voting your shares, you should contact:

D.F. King & Co., Inc.
48 Wall Street

New York, NY  10005

Toll-free: 866-387-7715

Banks and brokers: 212-493-3910
E-mail: ptomaszewski@dfking.com

OR

Internet Patents Corporation
101 Parkshore Drive, Suite #100
Folsom, California 95630
Tel: (916) 932-2860
Attn: General Counsel
eric@ipcwebmail.com

If you are a Prism member, and would like additional copies, without charge, of this joint proxy statement/prospectus or if you have questions about the Merger, you should contact:

Prism Technologies, LLC
2323 S. 171st Street, Suite 106
Omaha, NE 68130
Telephone: (402) 934-2020
Attn: Gregory J. Duman
greg.duman@prsmip.com

Prospectus Summary

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Merger, the proposals being considered at the IPC special meeting and the Prism member meeting, you should read this entire joint proxy statement/prospectus carefully, including the Merger Agreement attached as Annex A and the opinion of Sanli Pastore & Hill, Inc. attached as Annex B to which you are referred herein. For more information, please see the section entitled “Where You Can Find More Information” in this joint proxy statement/prospectus.

The Companies

Internet Patents Corporation
101 Parkshore Drive, Suite #100
Folsom, California 95630
(916) 932-2860

Internet Patents Corporation (“IPC”) was originally incorporated in California in February 1995, was re-incorporated in Delaware in October 1996, and is headquartered outside of Sacramento, California.

From its inception through December 21, 2011, IPC operated an online insurance marketplace that electronically matched consumers and providers of automobile, property, health, term life, and small business insurance. IPC discontinued this business in connection with the sale of substantially all of its assets in a transaction that closed in December 2011 (the “Disposition”). In connection with the Disposition, IPC changed its name from InsWeb Corporation to Internet Patents Corporation. IPC’s business consists solely of plans to license and otherwise enforce its portfolio of seven e-commerce patents (the “Patent Licensing Business”).

At its incorporation in 1995, IPC was among the earliest companies operating exclusively online, and IPC employed a significant staff of software and systems engineers to develop technology leveraging the power of the Internet. Although IPC’s principal business focus at that time was online insurance lead generation, the problems that IPC’s technology experts faced were common to many e-commerce companies. IPC’s innovative solutions to these problems are now covered by patents that it believes apply to many e-commerce activities, including:

●	personalized product recommendations to web site visitors;

●	retargeting or remarketing to web site visitors;

●	online registration and application processes and forms;

●	maintaining consistent look and feel of web pages in multiple languages; and

●	generating quick or even real time product rate requests.

IPC’s patent portfolio consists of seven issued patents, all of which are considered utility patents. All of the issued patents are wholly-owned by IPC, except for U.S. Patent No. 7,389,246 in which IPC transferred a one-half ownership interest to an unrelated company on a royalty-free basis. All of the patents issued to IPC describe technologies that were invented by employees of IPC and assigned to IPC. In addition, IPC continues to pursue continuation patent applications related to some of the issued patents. IPC does not engage in research and development activities, and therefore does not expect to develop further patentable inventions; however, IPC may acquire additional patents from third parties for strategic purposes.

Prism Technologies, LLC
2323 S. 171st Street, Suite 106
Omaha, NE 68130
Telephone: (402) 934-2020

Prism Technologies, LLC (“Prism”) is a Nebraska limited liability company headquartered in Omaha, Nebraska. Prism was formed in 2003 as a successor to Prism Resources, Inc. Prism is the majority owner of two primary operating subsidiaries: Secure Axcess, LLC, a Texas limited liability company, and Millenium Biologix, LLC, a Nebraska limited liability company.

Prism’s business model is focused on intellectual property licensing and technology research and development. As of December 10, 2014, Prism and its subsidiaries owned a patent portfolio consisting of nine patent families incorporating 51 issued patents and five pending patent applications in the computer and network security, semiconductors and medical technology space. Of the 51 patents, substantially all were acquired from third parties, many of whom have a continuing right to receive a portion of the proceeds from licensing activities. Prism’s executives and advisors have substantial experience licensing patents.

Strategic Concepts Acquisition Corp.

Strategic Concepts Acquisition Corp. (the “Merger Sub”) is a wholly-owned subsidiary of IPC and was formed solely for the purposes of carrying out the Merger.

The Merger (see page 34)

If the Merger is completed, Merger Sub will merge with and into Prism, with Prism surviving as a wholly owned subsidiary of IPC.

Immediately after the Merger, Prism members will own approximately 39.3% of the fully-diluted common stock of IPC, with IPC stockholders and optionholders holding approximately 60.7% of the fully-diluted common stock of IPC.

For a more complete description of the Merger Agreement, please see the section entitled “The Merger Agreement” in this joint proxy statement/prospectus.

The closing of the Merger will occur no later than the third business day after the last of the conditions to the Merger has been satisfied or waived, or at another time as IPC and Prism agree. IPC and Prism anticipate that the consummation of the Merger will occur after the IPC special meeting. However, because the Merger is subject to a number of conditions, neither IPC nor Prism can predict exactly when the closing will occur or if it will occur at all.

Reasons for the Merger (see page 37)

IPC and Prism believe that the Merger will create a patent monetization company that increases shareholder value by leveraging the relative strengths of each party, creating more value for IPC stockholders and Prism members in the long-term than IPC or Prism could create as a stand-alone business.

The IPC board of directors made its determination to approve the Merger and the Merger Agreement after considering the factors described in this joint proxy statement/prospectus and after consulting with IPC’s senior management and IPC’s financial advisor. The positive factors considered by the IPC board of directors included, but were not limited to, the following:

●	the range of strategic alternatives to the Merger, including the option of continuing to operate IPC on a stand-alone basis;

●	the opportunity for IPC stockholders to participate in the potential future value of the combined company;

●	the significant experience of Prism management in the patent monetization business, and their track record of producing revenues and profits;

●	the relationships and connections that Prism has with inventors and other patent holders, and the experience that Prism management has in analyzing potential patent portfolios for acquisition;

●	the diversification and potential reduction in risk resulting from an expanded patent portfolio;

●	the terms and conditions of the Merger Agreement;

●	the fairness opinion of Sanli, Pastore and Hill (“SP&H”);

●	the maintenance of IPC’s public company status to provide liquidity for stockholders;

●	the potential for accelerating the utilization of IPC’s net operating loss carryforwards; and

●	the likelihood that the Merger will be completed on a timely basis.

The IPC board of directors also considered a number of potentially negative factors in its deliberations concerning the Merger, including:

●	the general challenges associated with successfully integrating two companies;

●	the risk that one or more of Prism’s patents will be declared invalid;

●	the risk that Prism will not achieve the results contained in projections provided to IPC during discussions of the Merger;

●	the potential loss of key employees critical to the ongoing success of the combined company’s business;

●

the interests of IPC directors and executive officers in the Merger, including the matters described under the section entitled “The Merger — Interests of the IPC Directors and Executive Officers in the Merger” beginning on page 49;

●	the risk that conditions to the completion of the Merger will not be satisfied and that the Merger may not be completed in a timely manner or at all;

●	the risk that the Merger will limit or prevent IPC from pursuing other strategic alternatives, including a cash distribution to stockholders;

●	the ability of Prism’s current officers and managers to significantly influence the combined company’s business following the completion of the Merger; and

●	the other risks described above under the section entitled “Risk Factors” beginning on page 18.

The Prism board of managers, acting with the advice and assistance of the executive officers of Prism, evaluated the proposed Merger, including the terms and conditions of the Merger Agreement. In the course of reaching its determination that the Merger is in the best interests of Prism and its members, the Prism board of managers, with the advice and assistance of Prism’s executive officers, considered the following material factors that it believed supported its determination:

●

the Merger will allow Prism members to monetize their investment in Prism, providing the Prism members with the ability to obtain liquidity in the form of cash and registered shares of IPC common stock, subject to the restrictions set forth in the Merger Agreement;

●	the inclusion of IPC common stock in the Merger consideration allows Prism members to receive both cash consideration and the opportunity to participate in the future results of IPC;

●

the possible strategic alternatives to the Merger, including continuing as a standalone company, an initial public offering, private equity financing, or a sale or merger with other parties, each of which was determined to be less favorable to Prism and the Prism members than the Merger given the potential risks, rewards, and uncertainties associated with those alternatives;

●

the expectation that Prism management will remain in place following the consummation of the Merger and will manage the pending enforcement actions and future enforcement actions with access to significantly more capital than prior to the Merger; and

●	the likelihood that the Merger would be completed, based on, among other things:
o	the absence of significant required regulatory approvals;
o	the Prism members’ desire for liquidity; and
o	the reputation and financial capacity of IPC.

In the course of its deliberations, with the advice and assistance of the executive officers of Prism, the Prism board of managers also considered a variety of risks and other countervailing factors related to entering into the Merger Agreement, including, without limitation, the following:

●	the fact that Prism will no longer be an independent company and the concern that Prism's management will not have autonomy in its decision-making;

●	the potential negative consequences that could result from public visibility into Prism’s financial statements;

●

the fact that the number of shares of IPC common stock offered as consideration is fixed and therefore the total Merger consideration at the time of closing may have a greater or lesser value than at the time the Merger Agreement was signed;

●	the risk that the Merger might not be completed in a timely manner or at all, including the risk that the shareholders of IPC or the members of Prism do not approve the Merger or the Merger Agreement;

●	the risks and costs to Prism if the Merger does not close, including the diversion of management and employee attention;

●

the risk that, while the Merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied, and as a result, it is possible that the Merger may not be completed even if it is approved by the Prism members; and

●

the fact that the Prism board of managers did not receive a fairness opinion regarding the fairness of the Merger consideration to Prism members from a financial point of view, or with respect to projections, estimates, and other forward-looking statements about the future earnings or other measures of the future performance of the combined company should the Merger close.

In addition, the Prism board of managers was aware of and considered the interests that certain members of the Prism board of managers and executive officers have in the Merger that are different from, or in addition to, the interests of Prism members generally, as described in “The Merger—Interests of the Prism Managers and Executive Officers in the Merger” beginning on page 50.

Opinion of the IPC Financial Advisor (see page 39)

Sanli Pastore & Hill, Inc. (“SP&H”), the financial advisor of IPC, delivered to the board of directors of IPC a written opinion dated November 9, 2014, addressed to the board of directors of IPC, to the effect that, as of the date of the opinion and based on and subject to various assumptions, qualifications and limitations described in the opinion, the Merger consideration was fair, from a financial point of view, to holders of IPC common stock. The full text of this written opinion to the IPC board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference in its entirety into this joint proxy statement/prospectus. Holders of IPC common stock are encouraged to read the opinion carefully in its entirety. The SP&H opinion was provided to the board of directors of IPC in connection with its evaluation of the consideration to be paid in the Merger. It does not address any other aspect of the proposed merger or any alternative to the Merger and does not constitute a recommendation as to how any stockholders of IPC should vote or act in connection with the Merger or otherwise.

Overview of the Merger Agreement

Merger Consideration (see page 52)

Each member of Prism immediately prior to the effective time of the Merger will receive its pro-rata share of (i) $16,500,000 in cash (less certain Prism indebtedness and expenses, which are currently expected to be immaterial), (ii) 3,500,000 shares of IPC common stock, and (iii) the right to future earnout payments, payable following the occurrence of a future “Earnout Event”, if any. An “Earnout Event” is defined as receipt by Prism of any amount more than $16.5 million, minus the cash balance of Prism as of closing (the “Sharing Threshold”), in “Prism patent proceeds” from lawsuits filed by Prism on or prior to the closing date of the Merger. Prism patent proceeds include total cash recoveries from litigation or settlement, royalties, license fees and proceeds from patent sales actually received by Prism in connection with its business; minus costs, expenses and fees associated with the production of such revenue (including sales commissions, attorney contingency fees, expert fees and deferred purchase amounts paid to third parties); minus Prism cash operating expenses other than amortization and other non-cash expenses for the applicable measurement period.

Upon the occurrence of an Earnout Event, an earnout payment in cash equal to 70% of the amount of Prism patent proceeds exceeding the Sharing Threshold shall be paid to the former Prism members, provided, however, that the aggregate amount of such earnout payments, including certain permitted pre-closing distributions, shall not exceed $55 million. As of the date of this joint proxy statement/prospectus, such permitted pre-closing distributions equal approximately $5.5 million, resulting in a maximum potential earnout payment of approximately $49.5 million.

The Merger Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of IPC common stock that Prism members will be entitled to receive for changes in the market price of IPC common stock or changes in the number of outstanding shares of IPC common stock. Accordingly, the market value of the shares of IPC common stock issued pursuant to the Merger, and the percentage of outstanding IPC common stock to be held by Prism members immediately following the consummation of the Merger, will depend on the market value of the shares of IPC common stock and the number of shares of IPC common stock outstanding at the time the Merger closes, and could vary significantly from the market value on the date of this joint proxy statement/prospectus.

Conditions to the Completion of the Merger (see page 60)

As a condition to closing, IPC stockholders must approve the issuance of 3,500,000 shares of IPC common stock that will be paid to Prism members in the Merger. Additionally, Prism members holding at least sixty-seven percent (67%) of then outstanding units held by Prism members must approve the Merger and the Merger Agreement. In addition to obtaining such stockholder and member approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived prior to closing.

No Negotiation (see page 63)

Prism agreed that it will not, and will not authorize or permit any representative of Prism to: (a) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any person (other than IPC) relating to a possible “acquisition transaction,” as defined in the Merger Agreement; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any person (other than IPC or its representatives) relating to or in connection with a possible acquisition transaction; or (c) entertain or accept any proposal or offer from any person (other than IPC) relating to a possible acquisition transaction.

Termination of the Merger Agreement (see page 67)

Either IPC or Prism can terminate the Merger Agreement under certain circumstances, which would prevent the Merger from being consummated.

Support Agreements (see page 69)

Certain Prism members are each party to a support agreement with IPC pursuant to which, among other things, each of these members agreed not to transfer its ownership interest in Prism and to vote all of its membership units of Prism in favor of the Merger and the adoption and approval of the Merger Agreement and the terms thereof. The parties to the support agreements with IPC are: Richard L. Gregg (on behalf of Prism Resources, Inc.), a Prism manager and executive officer; Gregory J. Duman, a Prism manager and executive officer; Gerald C. Korth, a Prism executive officer; Andre J. Bahou, a Prism executive officer; and William Fisher (on behalf of FFI, LLC), a Prism manager.

The members of Prism that are party to a support agreement with IPC owned an aggregate of 6,157,419 membership units of Prism, representing approximately 51% of the outstanding membership units of Prism, as of the date of this joint proxy statement/prospectus.

Lock-up Agreements (see page 69)

As a condition to the closing of the Merger, certain Prism security holders have entered into lock-up agreements, pursuant to which such parties will agree not to, except in limited circumstances, sell or transfer, shares of IPC common stock, including, as applicable, shares received in the Merger from the effective date of the Merger until 180 days from the closing date of the Merger.

As of the date of this joint proxy statement/prospectus, Prism members who have executed lock-up agreements owned in the aggregate approximately 51% of the outstanding membership units of Prism.

Management Following the Merger (see page 92)

Effective as of the closing of the Merger, IPC’s board of directors and officers and Prism’s officers are expected to remain unchanged except that Gregory J. Duman, a manager, executive officer and security holder of Prism is expected to be appointed to IPC’s board of directors immediately following the consummation of the Merger.

Interests of Certain Directors, Managers, and Officers of IPC and Prism (see pages 49 and 50)

IPC’s stockholders should be aware that certain of the directors and executive officers of IPC have arrangements that provide them with interests in the Merger that are different from, or in addition to, those of the stockholders of IPC. Specifically, each of IPC’s current executive officers and directors will be an executive officer and a director, respectively, of the combined company.

As of December 10, 2014, the directors and executive officers of IPC, together with their affiliates, beneficially owned approximately 37% of the outstanding shares of IPC common stock entitled to vote. The affirmative vote of the holders of a majority of the shares of IPC common stock having voting power present in person or represented by proxy at the IPC special meeting is required for approval of all IPC proposals.

In considering the recommendations of the Prism board of managers, you should be aware that some of Prism’s managers and executive officers have interests in the Merger that are different from, or in addition to, the interests of Prism members generally. Specifically, Gregory J. Duman, Richard L. Gregg, Andre J. Bahou, and Gerald Korth, who are currently Prism managers or executive officers, will enter into employment agreements and non-competition agreements with IPC, which provide them continued employment with Prism, salary increases, and an aggregate of up to 450,000 IPC stock options, which vest over the term of their three year employment agreement. In addition, Gregory J. Duman is expected to be appointed to IPC’s board of directors immediately following consummation of the Merger. Further, Prism managers or executive officers Andre J. Bahou, Gregory Bailey, Richard Danzig and Gerald Korth will exchange their minority interests in a Prism subsidiary into units of Prism. See page 50 for more detail concerning the terms of the employment agreements and non-competition agreements and the minority interest exchange. Finally, pursuant to the Merger Agreement, for six years following the effective time of the Merger, Prism must maintain the directors’ and officers’ liability insurance policies held by Prism prior to the closing of the Merger.

As of December 10, 2014, all of the members of the Prism board of managers and Prism’s executive officers, together with their affiliates, owned, directly or indirectly, approximately 59% of the outstanding Prism units. Approval of the Merger and the Merger Agreement requires the approval of Prism members holding at least sixty-seven percent (67%) of then outstanding units held by Prism members. Certain Prism executive officers and managers, and their affiliates who owned approximately 51% of the outstanding membership units of Prism, have also entered into support agreements with IPC in connection with the Merger. The support agreements are discussed in greater detail in the section entitled “Agreements Related to the Merger—Support Agreements” in this joint proxy statement/prospectus.

The IPC board of directors and Prism board of managers were aware of these respective interests and considered them, among other matters, prior to making their respective determinations to recommend the approval of the Merger to IPC stockholders and Prism members, respectively. For a more complete discussion of the interests of the directors, managers and officers of IPC and Prism, see “The Merger—Interests of the IPC Directors and Executive Officers in the Merger” beginning on page 49 and “The Merger—Interests of the Prism Managers and Executive Officers in the Merger” beginning on page 50.

Material U.S. Federal Income Tax Consequences of the Merger for Prism Security holders (see page 53)

The Merger will be a taxable transaction to the Prism members for U.S. federal income tax purposes. Prism is taxed as a partnership for federal income tax purposes immediately prior to the sale and will be a single member LLC immediately after the sale. Prism security holders should reference Revenue Ruling 99-6 for general guidance on the taxation of this transaction. In general, a Prism member, who exchanges its Prism membership units for cash and IPC common stock pursuant to the Merger, will recognize a gain or loss in an amount equal to the difference between: (i) such Prism member’s amount realized, calculated as the sum of (A) the amount of any cash received, (B) the fair market value of any IPC common stock received, and (C) such Prism member’s share, for U.S. federal income tax purposes, of Prism’s liabilities immediately prior to the Merger and (ii) such Prism member’s adjusted tax basis in the Prism membership units exchanged therefor. A Prism member’s amount realized will include any earnout payments received. If a Prism member recognizes gain as a result of the Merger, such Prism member may incur a tax liability without a corresponding receipt of cash sufficient to pay such liability. Tax matters are very complicated, and the tax consequences of the Merger to a particular Prism member will depend on such member’s particular circumstances. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the Merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For more information, please see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger for Prism Security holders” beginning on page 53.

Risk Factors (see page 18)

Both IPC and Prism are subject to various risks associated with their businesses and their industries. In addition, the Merger, including the possibility that the Merger may not be completed, poses a number of risks to each company and its respective security holders, including the following risks:

●	IPC may not realize the potential value and benefits created by the Merger;

●

Future results of the combined company may differ materially from the unaudited pro forma financial statements and the forecasts prepared by IPC and Prism presented in this joint proxy statement/prospectus;

●

Because the lack of a public market for Prism shares makes it difficult to evaluate the fairness of the Merger, the Prism security holders may receive consideration in the Merger that is less than the fair market value of the Prism membership units;

●	If Prism's liabilities are greater than expected, or if there are unknown Prism obligations, IPC’s business could be materially and adversely affected;

●

Litigation may be instituted against IPC, members of the IPC board of directors, Prism, and members of the Prism board of managers challenging the Merger and adverse judgments in these lawsuits may prevent the Merger from becoming effective within the expected timeframe or at all;

●	The issuance of IPC’s securities to Prism security holders in connection with the Merger will substantially dilute the voting power of current IPC stockholders in the combined company;

●

The announcement and pendency of the Merger could have an adverse effect on the business prospects for IPC and/or Prism and on IPC’s stock price and/or business, financial condition or results of operations;

●	Failure to complete the Merger or delays in completing the Merger could negatively impact IPC’s business, financial condition, or results of operations or IPC’s stock price;

●

If IPC fails to successfully integrate Prism into its internal control over financial reporting or if the current internal control of Prism over financial reporting is found to be ineffective, the integrity of IPC’s and/or Prism’s financial reporting could be compromised which could result in a material adverse effect on IPC’s reported financial results;

●

The share consideration is not adjustable based on the market price of IPC common stock so the Merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed;

●

Some of the directors and executive officers of IPC and the executive officers and managers of Prism have interests in the Merger that are different from, or in addition to, those of the other IPC stockholders and Prism members, respectively; and

●	The Merger will be a taxable transaction to the Prism members for U.S. federal income tax purposes.

These risks and other risks are discussed in greater detail under the section entitled “Risk Factors” in this joint proxy statement/prospectus. IPC and Prism both encourage you to read and consider all of these risks carefully.

Regulatory Approvals (see page 53)

In the United States, IPC must comply with applicable federal and state securities laws and the rules and regulations of the NASDAQ Capital Market in connection with the Merger, the issuance of shares of IPC common stock and the filing of this joint proxy statement/prospectus with the SEC. As of the date hereof, the registration statement of which this joint proxy statement/prospectus is a part has not become effective.

Anticipated Accounting Treatment (see page 57)

The Merger will be accounted for as a “purchase,” as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Prism as of the effective time of the Merger will be recorded at their respective fair values and added to those of IPC. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of IPC issued after the Merger would reflect these fair values and would not be restated retroactively to reflect the historical consolidated financial position or results of operations of Prism.

No Appraisal Rights or Dissenters’ Rights (see page 58)

Under the Nebraska Uniform Limited Liability Company Act (the “NULLCA”), holders of Prism membership units will not have rights to an appraisal of the fair value of their units in connection with the Merger.

Comparison of Stockholder Rights (see page 115)

IPC is incorporated under the General Corporation Law of the State of Delaware (the “DGCL”), and Prism is formed under the laws of the State of Nebraska. Accordingly, the rights of the security holders of each company are currently governed by the DGCL and NULLCA, respectively. If the Merger is completed, Prism members will become stockholders of IPC, and their rights will be governed by the DGCL and the restated certificate of incorporation, as amended (the “Certificate of Incorporation”), and amended and restated bylaws, as amended (the “Bylaws”), of IPC. The rights of IPC stockholders contained in the Certificate of Incorporation and Bylaws of IPC differ from the rights of Prism members under the articles of organization and operating agreement of Prism, as more fully described under the section entitled “Comparison of Rights of Holders of IPC Common Stock and Prism Units” in this joint proxy statement/prospectus.

Comparative Historical and Unaudited Pro Forma Per Share Data

The information below reflects the historical net income (loss) and book value per share of IPC common stock and the historical net income (loss) and book value per unit of Prism membership units in comparison with the unaudited pro forma net income (loss) and book value per share after giving effect to the proposed Merger of IPC with Prism on a purchase basis.

You should read the tables below in conjunction with the audited and unaudited consolidated financial statements of IPC included in this joint proxy statement/prospectus and the audited and unaudited financial statements of Prism included in this joint proxy statement/prospectus and the related notes and the unaudited pro forma condensed financial information and notes related to such financial statements included elsewhere in this joint proxy statement/prospectus.

IPC

	Year Ended December 31, 2013	Nine Months Ended September 30, 2014
Historical Per Common Share Data:
Basic and diluted net loss per share	$(0.34)	$(0.21)
Book value per share	$3.93	$3.73
Cash dividends paid per share	$—	$—

PRISM

	Year Ended December 31, 2013	Nine Months Ended September 30, 2014
Historical Per Unit Data:
Basic and diluted net income (loss) per unit	$0.49	$(0.22)
Book value per unit	$0.07	$(0.13)
Cash dividends paid per unit	$0.38	$—

IPC AND PRISM UNAUDITED PRO FORMA COMBINED

	Year Ended December 31, 2013		Nine Months Ended September 30, 2014
Unaudited Pro Forma Per Common Share Data:
Basic and diluted net income (loss) per share		$1.49	$(1.39)
Book value per share	$	N/A	$3.53
Cash dividends paid per share		$0.06	$—

Book value per share is defined as: Net assets divided by outstanding shares as of the respective dates. For December 31, 2013, the book value per share for IPC and Prism pro forma combined was not available since the December 31, 2013 balance sheet is not required for pro forma disclosure.

Cash dividends per share is defined as: Dividends distributed divided by outstanding shares as of the respective dates.

MARKET PRICE AND DIVIDEND INFORMATION

IPC common stock is listed on The NASDAQ Capital Market under the symbol “PTNT”. The following table presents, for the periods indicated, the range of high and low per share sales prices for IPC common stock as reported on The NASDAQ Capital Market for each of the periods set forth below. Prism is a private company and its securities are not publicly traded.

IPC Common Stock

	High		Low
Year Ended December 31, 2012
First Quarter		$8.62		$3.26
Second Quarter		$4.04		$3.18
Third Quarter		$3.75		$3.42
Fourth Quarter		$4.10		$3.36
Year Ended December 31, 2013
First Quarter		$4.00		$3.66
Second Quarter		$3.75		$3.45
Third Quarter		$3.72		$3.15
Fourth Quarter		$3.50		$3.03
Year Ended December 31, 2014
First Quarter		$3.35		$2.96
Second Quarter		$3.40		$3.00
Third Quarter		$3.15		$2.96
Fourth Quarter (through the record date)	$	[ ]	$	[ ]

The closing price of IPC common stock on December 10, 2014, as reported on The NASDAQ Capital Market, was $2.69 per share.

Because the market price of IPC common stock is subject to fluctuation, the market value of the shares of IPC common stock that Prism members will be entitled to receive in the Merger may increase or decrease.

As of [       ], the record date for the IPC special meeting, IPC had approximately [      ] holders of record of its common stock. As of [       ], 2014, Prism had [       ] holders of record of its membership units. For detailed information regarding the beneficial ownership of certain stockholders of IPC upon consummation of the Merger, see the section entitled “Principal Stockholders of Combined Company” in this joint proxy statement/prospectus.

The following table presents the last reported sale price of a share of IPC common stock, as reported on The NASDAQ Capital Market, and the equivalent value of a Prism unit, in each case, on November 11, 2014, the last full trading day prior to the public announcement of the Merger, and on [       ], 2015, the last practicable day prior to the printing of this joint proxy statement/prospectus for which it was practicable to include this information.

Date	IPC common stock		Prism unit equivalent per share value assuming no earnout payment(1)		Prism unit equivalent per share value assuming maximum earnout payment(2)
November 11, 2014		$3.07		$1.76		$4.98
[ ], 2015	$	[ ]	$	[ ]	$	[ ]

(1) Represents the per Prism unit Merger consideration, assuming no adjustment to the cash consideration of $16.5 million and no earnout payments, based upon the closing price of IPC common stock on the applicable date.

(2) Represents the per Prism unit Merger consideration, assuming no adjustment to the cash consideration of $16.5 million and receipt of the maximum amount of earnout payments ($49.5 million), based upon the closing price of IPC common stock on the applicable date.

Dividends

Historically, IPC has not paid any cash dividends on its capital stock. In conjunction with the Disposition on December 21, 2011, IPC declared a special distribution of $5 per share which was paid to stockholders on March 9, 2012. Other than such distribution, IPC has never paid or declared any cash dividends on its common stock. Any determination to pay dividends subsequent to the Merger will be at the discretion of IPC’s board of directors and will depend upon a number of factors, including IPC’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors that IPC’s board of directors deems relevant.

Prism Dividend Policy

Pursuant to the Prism and Secure Axcess operating agreements, all distributions to Prism and Secure Axcess members are made from net cash flow at such times and in such amounts as determined by their respective board of managers.

In the years ended December 31, 2012 and 2013, Prism made distributions to its members of $0.06 per unit and $0.38 per unit, respectively. Prism did not make any distributions to its members in the nine months ended September 30, 2014.

In the year ended December 31, 2013, Secure Axcess made a distribution of $1.06 per unit to its members. Secure Axcess did not make any distributions in 2012 or in the nine months ended September 30, 2014.

RISK FACTORS

The combined company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of stock. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” in this joint proxy statement/prospectus.

Risks Related to the Merger

IPC may not realize the potential value and benefits created by the Merger.

IPC’s ability to realize the expected potential value and benefits created by the Merger requires successful integration of IPC’s existing business with Prism’s business. The integration process may be complex, costly, and time-consuming. The difficulties of integrating the operations of Prism’s business could include, among others:

●	failure to implement IPC’s business plan for the combined business, including plans for maximizing the combined company’s intellectual property portfolio;
●	unanticipated issues in integrating the business of both companies, including the operations, technology and personnel;
●	loss of key employees with knowledge of IPC’s or Prism’s historical business and operations;
●	issues with maintaining controls, procedures and policies during the transition and integration process;
●	unanticipated changes in applicable laws and regulations; and
●	other unanticipated issues, expenses, or liabilities that could impact, among other things, IPC’s ability to realize any expected benefits on a timely basis, or at all.

If IPC and Prism are not able to integrate their operations successfully and timely, the expected benefits of the Merger may not be realized.

Future results of the combined company may differ materially from the unaudited pro forma financial statements and the forecasts prepared by IPC and Prism presented in this joint proxy statement/prospectus.

The future results of the combined company may be materially different from those shown in the unaudited pro forma combined financial statements and forecasts presented in this joint proxy statement/prospectus. The pro forma unaudited combined financial statements show only a combination of the historical results of IPC and Prism, which may not be indicative of the results of the combined company. In addition, the forecasts contained in this joint proxy statement/prospectus were created using assumptions and estimates that may prove to be inaccurate due to the inherently unpredictable nature of the patent licensing model. If the actual results differ from the historical results of Prism and/or IPC, or if the assumptions used in preparing the forecasts prove to be inaccurate, the combined company’s revenues, expenses and cash flows may be materially and adversely affected.

In addition, IPC expects to incur significant costs associated with the completion of the Merger and combining the operations of the two companies. The exact magnitude of these costs are not yet known, but are estimated to be approximately $1 million.

Because the lack of a public market for Prism shares makes it difficult to evaluate the fairness of the Merger, the Prism security holders may receive consideration in the Merger that is less than the fair market value of the Prism membership units.

The outstanding membership units of Prism are privately held and not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Prism. Because the percentage of IPC common stock to be issued to Prism security holders was determined based on negotiations between the parties, it is possible that the value of the IPC common stock to be received by Prism security holders will be less than the fair market value of Prism, or IPC may pay more than the aggregate fair market value for Prism.

If Prism’s liabilities are greater than expected, or if there are unknown Prism obligations, IPC’s business could be materially and adversely affected.

As a result of the Merger, Prism will become a wholly owned subsidiary of IPC and Prism’s liabilities, including contingent liabilities, will be consolidated with IPC’s. There may be unforeseen or unexpected liabilities related to the Merger or issues relating to IPC’s ability to comply with other applicable laws, rules and regulations. Among other things, if Prism’s liabilities are greater than expected, or if there are obligations of Prism of which IPC is not aware at the time of completion of the Merger, IPC’s business could be materially and adversely affected.

IPC has limited indemnification rights in connection with matters affecting Prism. Prism may also have other unknown liabilities which IPC will be responsible for after the Merger. If IPC is responsible for liabilities not covered by indemnification rights or substantially in excess of amounts covered through any indemnification rights, IPC could suffer severe consequences that would substantially reduce its revenues, earnings and cash flows.

Litigation may be instituted against IPC, members of the IPC board of directors, Prism, and members of the Prism board of managers challenging the Merger and adverse judgments in these lawsuits may prevent the Merger from becoming effective within the expected timeframe or at all.

IPC, members of the IPC board of directors, Prism, and members of the Prism board of managers may be named as defendants in class action lawsuits to be brought by IPC stockholders or Prism members challenging the Merger. If the plaintiffs in these potential cases are successful, they may prevent the parties from completing the Merger in the expected timeframe, if at all. Even if the plaintiffs in these potential actions are not successful, the costs of defending against such claims could adversely affect the financial condition of IPC or Prism.

The issuance of IPC’s securities to Prism security holders in connection with the Merger will substantially dilute the voting power of current IPC stockholders in the combined company.

Pursuant to the terms of the Merger Agreement, IPC will issue 3.5 million shares of its common stock to Prism security holders. In addition, IPC will grant options to purchase 500,000 shares of its common stock to certain Prism security holders in connection with the individual’s employment as an officer or service as a director of the combined company. After such issuances, the security holders of Prism are expected to own approximately 34.7% of the outstanding common stock of IPC (or 39.3% of the outstanding common stock of IPC calculated on a fully diluted basis). Accordingly, the issuance of shares of IPC common stock to Prism security holders in connection with the Merger will significantly reduce the relative voting power of each share of IPC common stock held by current IPC stockholders.

The announcement and pendency of the Merger could have an adverse effect on the business prospects for IPC and/or Prism and on IPC’s stock price and/or business, financial condition or results of operations.

The announcement and pendency of the Merger could disrupt IPC’s and/or Prism’s prospective and current businesses. For example, IPC’s and Prism’s management have substantial responsibilities in completing the Merger and integration of the companies. As a result, their attention may be diverted from the day-to-day business operations of their respective companies, including from other opportunities that might be beneficial to IPC or Prism. Should this occur, the financial condition, results of operations, or business prospects of IPC, Prism, and/or the combined company may be harmed.

Failure to complete the Merger or delays in completing the Merger could negatively impact IPC’s business, financial condition, or results of operations or IPC’s stock price.

The completion of the Merger is subject to a number of conditions and there can be no assurance that the conditions to the completion of the Merger will be satisfied at all or satisfied in a timely manner. In addition, both IPC and Prism have the right to terminate the agreement under certain circumstances. If the Merger is delayed or not completed, IPC’s financial condition, results of operations and stock price may be adversely affected by the following:

●

the current trading price of IPC common stock may reflect a market assumption that the Merger will occur, meaning that a failure to complete the Merger or delays in completing the Merger could result in a decline in the price of IPC common stock;

●

certain executive officers and/or directors of IPC or Prism may seek other employment opportunities, and the departure of any of IPC’s or Prism’s executive officers or directors and the possibility that IPC would be unable to recruit and hire experienced executives could negatively impact IPC’s future business; and

●	IPC is expected to incur substantial transaction costs in connection with the Merger whether or not the Merger is completed.

If IPC fails to successfully integrate Prism into its internal control over financial reporting or if the current internal control of Prism over financial reporting is found to be ineffective, the integrity of IPC’s and/or Prism’s financial reporting could be compromised which could result in a material adverse effect on IPC’s reported financial results.

As a private company, Prism has not been subject to the requirements of the Securities Exchange Act of 1934, as amended, with respect to internal control over financial reporting, and for a period of time after the consummation of the Merger, IPC management’s evaluation of the effectiveness of its internal control over financial reporting will be permitted to exclude the operations of Prism. The integration of Prism into IPC’s internal control over financial reporting will require significant time and resources from IPC’s management and other personnel and will increase IPC’s compliance costs. If IPC fails to successfully integrate these operations, its internal control over financial reporting may not be effective. Failure to achieve and maintain an effective internal control environment could have a material adverse effect on IPC’s ability to accurately report its financial results and the market’s perception of IPC’s business and its stock price. In addition, if Prism’s internal control over financial reporting is found to be ineffective, the integrity of Prism’s past financial statements could be adversely impacted.

The share consideration is not adjustable based on the market price of IPC common stock so the Merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed.

As part of the total consideration for all outstanding Prism membership units, the Merger Agreement sets forth a maximum share consideration of 3.5 million IPC common shares. Any changes in the market price of IPC common stock before the completion of the Merger will not affect the number of IPC common shares Prism security holders will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the completion of the Merger, the market price of IPC common stock declines from the market price on the date of the Merger Agreement, then Prism security holders could receive Merger consideration with substantially lower value. Similarly, if before the completion of the Merger the market price of IPC common stock increases from the market price on the date of the Merger Agreement, then Prism security holders could receive Merger consideration with substantially more value than the parties had negotiated for in the Merger Agreement. The Merger Agreement does not include a price-based termination right. Because the share consideration does not adjust as a result of changes in the value of IPC common stock, for each one percentage point that the market value of IPC common stock rises or declines, there is a corresponding one percentage point rise or decline, respectively, in the value of the total share consideration issued to Prism security holders.

Some of the directors and executive officers of IPC and the executive officers and managers of Prism have interests in the Merger that are different from, or in addition to, those of the other IPC stockholders and Prism members, respectively .

IPC’s stockholders should be aware that certain of the directors and executive officers of IPC have arrangements that provide them with interests in the Merger that are different from, or in addition to, those of the stockholders of IPC. Specifically, each of IPC’s current executive officers and directors will be an executive officer and a director, respectively, of the combined company. In addition, Prism members should be aware that Prism managers or executive officers, Gregory J. Duman, Richard L. Gregg, Andre J. Bahou, and Gerald Korth will enter into employment agreements and non-competition agreements with IPC, which provide them continued employment with Prism, salary increases, and an aggregate of 450,000 IPC stock options, which vest over the term of their three year employment agreement. Gregory J. Duman is also expected to be appointed to the IPC board of directors immediately following consummation of the Merger. Prism managers or executive officers Andre J. Bahou, Gregory Bailey, Richard Danzig and Gerald Korth will also exchange their minority interests in a Prism subsidiary into units of Prism.

The Merger will be a taxable transaction to the Prism members for U.S. federal income tax purposes.

The Merger will be a taxable transaction to the Prism members for U.S. federal income tax purposes. Prism is taxed as a partnership for federal income tax purposes immediately prior to the sale and will be a single member LLC immediately after the sale. Prism security holders should reference Revenue Ruling 99-6 for general guidance on the taxation of this transaction. In general, a Prism member, who exchanges its Prism membership units for cash and IPC common stock pursuant to the Merger, will recognize a gain or loss in an amount equal to the difference between: (i) such Prism member’s amount realized, calculated as the sum of (A) the amount of any cash received, (B) the fair market value of any IPC common stock received, and (C) such Prism member’s share, for U.S. federal income tax purposes, of Prism’s liabilities immediately prior to the Merger and (ii) such Prism member’s adjusted tax basis in the Prism membership units exchanged therefor. A Prism member’s amount realized will include any earnout payments received. If a Prism member recognizes gain as a result of the Merger, such Prism member may incur a tax liability without a corresponding receipt of cash sufficient to pay such liability.

Tax matters are very complicated, and the tax consequences of the Merger to a particular Prism member will depend on such member’s particular circumstances. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the Merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For more information, please see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger for Prism Security holders” beginning on page 53.

Risks Related to IPC’s Common Stock

IPC’s future stock price may fluctuate widely.

The trading price of IPC’s common stock has been volatile and may be significantly affected by factors including actual or anticipated operating results, announcements regarding licensing or litigation developments, disputes concerning the validity of one or more of IPC’s patents, and IPC’s limited trading volume. These fluctuations may harm IPC’s stock price. Any negative change in the public’s perception of the prospects of the Patent Licensing Business could also depress IPC’s stock price regardless of its results.

IPC’s common stock may be delisted from The NASDAQ Capital Market if it fails to satisfy the continued listing standards of that market.

If IPC is unable to satisfy the continued listing standards of The NASDAQ Capital Market, its common stock may be delisted from that market. In order to continue to be listed on The NASDAQ Capital Market, IPC must meet all of the following requirements as set forth in NASDAQ Listing Rule 5550(a):

●	minimum bid price of at least $1.00 per share for 30 consecutive trading days;
●

at least 300 total stockholders (including both beneficial holders and holders of record, but excluding any holder who is directly or indirectly an executive officer, director, or the beneficial holder of more than 10% of the total shares outstanding);

●

at least 500,000 publicly held shares with a market value of at least $1 million (excluding any shares held directly or indirectly by officers, directors or any person who is the beneficial owner of more than 10% of the total IPC shares outstanding); and

●	at least two registered and active market makers, one of which may be a market maker entering a stabilizing bid.

IPC must also meet at least one of the three standards in NASDAQ Listing Rule 5550(b) as follows:

●	stockholders’ equity of at least $2.5 million;
●	market value of listed securities of at least $35 million; or
●	net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the three most recently completed fiscal years.

If IPC does not satisfy those standards and is unsuccessful in taking corrective action to comply with the listing requirements, it may be delisted from The NASDAQ Capital Market. If IPC’s common stock were to be delisted from The NASDAQ Capital Market, trading of IPC common stock most likely would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. Such trading could substantially reduce the market liquidity of IPC common stock. As a result, an investor would find it more difficult to dispose of, or obtain accurate quotations for the price of IPC common stock.

IPC’s adoption of a shareholder rights plan may reduce the attractiveness of its stock to investors because it limits the ability of persons or entities from acquiring a significant percentage of IPC’s outstanding stock.

On November 30, 2012, IPC stockholders approved an amendment to IPC’s Certificate of Incorporation creating a stockholder rights plan designed to preserve the value of certain tax assets associated with net operating loss carryforwards under Section 382 of the Internal Revenue Code of 1986 (as amended, and together with any applicable regulations promulgated thereunder, the “Code”). Stockholders also approved a Section 382 Rights Agreement adopted by IPC’s board of directors in November 2011. The stockholder rights plan and rights agreement are intended to act as deterrents to any person or group, together with its affiliates and associates, being or becoming the beneficial owner of 4.9% or more of IPC’s common stock. The inability of some stockholders to acquire a significant position could substantially reduce the market liquidity of IPC’s common stock, making it more difficult for a stockholder to dispose of, or obtain accurate quotations for the price of, IPC common stock.

Delaware law and IPC’s charter documents contain provisions that could discourage or prevent a potential takeover, even if such a transaction would be beneficial to IPC stockholders.

Provisions of Delaware law and IPC’s Certificate of Incorporation and Bylaws could make it more difficult for an entity to acquire IPC by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent directors and officers.

The U.S. federal income tax treatment of owning IPC common stock received in the Merger will be different than the treatment of owning Prism membership units.

For U.S. federal income tax purposes, Prism is classified as a partnership, which is not a taxable entity and, thus, is not subject to tax on its income. Instead, each Prism member is required to take into account such member’s distributive share of items of income, gain, loss and deduction of Prism in computing its U.S. federal income tax liability. A distribution of cash by Prism to a Prism member generally is not taxable unless the amount of such distribution exceeds such member’s adjusted tax basis in its Prism membership units. In contrast, for U.S. federal income tax purposes, IPC is classified as a corporation, is a taxable entity and, thus, is subject to tax on its taxable income. However, IPC’s stockholders are not subject to tax on such income. A distribution of cash by IPC to a stockholder is generally taxable to such stockholder to the extent distributed out of IPC’s current or accumulated earnings and profits. Cash distributions in excess of IPC’s current and accumulated earnings and profits are treated as a return of capital. A return of capital will reduce an IPC stockholder’s adjusted tax basis in its common stock. To the extent such cash distributions exceed such IPC stockholder’s adjusted tax basis, they generally will be taxable as capital gain from the sale or exchange of such shares.

Tax matters are very complicated, and the tax consequences of owning IPC common stock to a particular Prism member will depend on such member’s particular circumstances. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of owning IPC common stock to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For more information, please see the section entitled “The Merger—Material U.S. Federal Tax Consequences to U.S. Holders of Owning and Disposing of IPC Common Stock” beginning on page 56.

Risks Related to the Combined Company if the Merger Is Completed

Revenues of the combined company will be unpredictable.

IPC received no revenues in 2013 or 2012. Prism received $39.5 million in revenues in 2013 and $9.4 million in revenues in 2012. IPC expects that revenues from the patent licensing and enforcement business of the combined company, if any, will be unpredictable because of the significant uncertainty associated with patent licensing and patent enforcement litigation. Historical financial and operating information, therefore, is of limited value in evaluating the future prospects of the combined company. The combined company will continue to incur salary, legal and other expenses of operating its business and its results of operations and financial condition will be materially adversely affected if it fails to effectively manage the overhead costs associated with patent licensing and enforcing patented technologies, it becomes involved in expensive litigation or settlement proceedings which may or may not have successful outcomes, or if the patent licensing business does not perform to the combined company’s expectations.

If the validity of any of the combined company’s patents is challenged, the combined company’s business may be harmed.

The success of the patent licensing business of the combined company will depend on its ability to generate royalty fees from licensing technology. It is possible, however, that one or more of the combined company’s patents might be declared invalid if challenged by an entity against whom it seeks to enforce patent rights. These challenges to the validity of the combined company’s patents may be made by defendants in the course of litigation or by requesting a re-examination before the U.S. Patent and Trademark Office (the “USPTO”). For example, one of IPC’s patents and three of Prism’s patents are currently the subject of reexamination proceedings before the USPTO. A final determination of invalidity of any patent would mean that the combined company would be unable to pursue and generate further licensing revenues for that patent. Even if the combined company’s patents are upheld as valid, it may incur significant legal and expert fees and costs in the litigation and/or re-examination process, which may take several years to conclude and delay its ability to generate revenues. In addition, proceedings before the USPTO challenging the validity of previously issued patents are becoming more common and defendants may also use the pendency of any such action to delay or otherwise impair any pending litigation to enforce the combined company's patents. The combined company’s existing or potential customers may await the final outcome of any proceedings before agreeing to new licenses or to paying royalties.

Even if the combined company’s patents are determined to be valid, third parties may choose to alter their business operations rather than pay the combined company an on-going royalty.

IPC believes that the combined company’s patents represent unique technologies that a wide range of third parties have or will find valuable to their operations. Nevertheless, the combined company expects that it will need to utilize patent enforcement litigation to recover damages for past infringement of its patent rights and to incentivize the defendant to accept a license and pay the combined company royalties for future use of the technology. Defendants may, however, choose to modify their operations to work around the claims covered by the combined company’s patents. In that case, such defendants would not pay the combined company royalties for future use and the combined company’s business, financial condition, results of operations and future prospects may be harmed.

As the markets to be served by the combined company and its licensees frequently undergo transitions in which products rapidly incorporate new features and performance standards on an industry-wide basis, the combined company’s ability to prevent such work arounds by a defendant and to remain competitive in the future will depend on its ability to identify and ensure compliance with evolving industry standards.

Recent court decisions may make it harder for patent holders to win an infringement lawsuit or to recover significant damages.

Federal circuit and district courts have now begun to interpret and apply recent U.S. Supreme Court patent decisions in a way which may increase invalidity risk, narrow claims scope, and make enforcement litigation less financially attractive. For example, previously accepted methodologies for calculating reasonable royalty damages in infringement litigation are being re-examined and modified, or rejected altogether by courts. Collectively, the recent court decisions make it difficult to predict litigation outcomes or estimate potential damages. The combined company’s business may be harmed by the additional uncertainty.

New legislation, regulations or rules related to obtaining patents or enforcing patents could significantly increase the combined company’s operating costs and limit its revenue growth.

If new legislation, regulations or rules are implemented either by Congress, the USPTO, or the courts that impact the patent application process, the patent enforcement process or the rights of patent holders, these changes could negatively affect the combined company’s expenses and revenue growth. For example, new rules regarding the burden of proof in patent enforcement actions could significantly increase the cost of patent enforcement litigation, and new standards or limitations on liability for patent infringement could negatively impact the combined company’s revenue derived from such actions.

The success of the combined company depends in part upon its ability to retain qualified legal counsel to represent it in licensing efforts and patent enforcement litigation.

The success of the combined company’s patent licensing business depends upon its ability to retain qualified legal counsel to represent the combined company in patent enforcement matters. As such patent enforcement actions increase, it may become more difficult to find qualified legal counsel to handle all of the combined company’s cases because larger law firms may have a conflict of interest that prevents their representation of the combined company and smaller law firms may not have the resources to handle multiple lawsuits. In addition, contingency fee arrangements, although common in patent enforcement litigation, require the law firm to be willing to devote substantial time to the case based on an expectation of a successful outcome.

The combined company will be dependent on certain key personnel, and the loss of these key personnel could have a material adverse effect on the combined company’s business, financial condition and results of operations.

The success of the combined company’s operations largely depends on the skills, experience and efforts of key Prism personnel. IPC expects to enter into three-year employment agreements and non-competition agreements with current key Prism employees, but these agreements cannot guarantee their continued employment with the combined company. For a variety of reasons, a key employee could terminate his employment with the combined company, which would jeopardize the combined company’s ability to execute its strategic plan and materially harm its business.

The combined company may be unable to obtain additional capital to fund its operations and finance its growth on acceptable terms or at all, which could cause the combined company to delay or abandon its development and expansion plans.

The combined company may need significant additional capital to implement or expand its business plan or to exercise its legal rights in significant patent infringement cases. There can be no assurance that such capital will be available to the combined company when needed or at all. If the combined company is unable to obtain capital when needed, it may be forced to delay or abandon its enforcement, operational or expansion plans. Any such delays or abandonment could have a material adverse effect on the combined company’s business and financial condition.

As patent enforcement litigation becomes more prevalent, it may become more difficult for the combined company to voluntarily license its patents to other entities.

IPC believes that the more prevalent patent enforcement actions become, the more difficult it will be for the combined company to license its patents to other entities on a voluntary basis. As a result, the combined company may need to increase the number of its patent enforcement actions to cause infringing companies to license its patents or pay damages for past infringement. This may result in increased expenses, delay the recovery of damages and harm the combined company’s business.

Trial judges and juries often find it difficult to understand complex patent enforcement litigation, and as a result, the combined company may need to appeal adverse decisions by lower courts in order to successfully enforce its patents.

It is difficult to predict the outcome of patent enforcement litigation at the trial level. It is often difficult for juries and trial judges to understand complex, patented technologies, and as a result, there is a higher rate of successful appeals in patent enforcement litigation than more standard business litigation. Such appeals are expensive and time consuming and result in increased costs and delayed revenue. Although the combined company may diligently pursue enforcement litigation, it cannot predict with significant reliability the decisions made by juries and trial courts.

The acquisition of patent portfolios by the combined company may not be successful.

As of the date of this joint proxy statement/prospectus, a substantial portion of Prism’s patents were acquired from third parties. The combined company is expected to continue to build its patent portfolio by acquisitions from third parties. Any acquisition may require the combined company to pay cash upfront, share a portion of future licensing proceeds, or both. Such acquisitions are subject to numerous risks, including the following:

●

the combined company’s inability to enter into a definitive agreement with respect to any potential acquisition, or if the combined company is able to enter into such agreement, its inability to consummate the potential acquisition;

●	difficulty integrating the operations, technology and personnel of the acquired entity;
●	our inability to achieve the anticipated financial and other benefits of the specific acquisition;
●	diversion of the combined company management’s attention from other business concerns; and
●

failure of the combined company’s due diligence process to identify significant issues, including issues with respect to patented technologies and patent portfolios, and other legal and financial contingencies.

Analyzing the validity and enforceability of patents is a complex and uncertain process and there can be no assurance that a patent that is acquired will produce positive returns on the investment.

Patent enforcement is time-consuming and requires significant management and financial resources.

Prism has in the past expended a significant amount of financial and management resources to pursue patent licensing and enforcement and the combined company is also expected to spend a significant amount of financial and management resources on licensing and enforcement matters. IPC believes that any licensing and enforcement matters that the combined company may in the future determine to pursue could continue for years and continue to consume significant financial and management resources. The counterparties to the combined company’s licensing and enforcement activities may be large, well-financed companies with substantially greater resources than the combined company. IPC cannot assure you that any of the combined company’s licensing and enforcement efforts will result in a favorable outcome. In addition, even if the combined company obtains favorable interim rulings or verdicts in particular litigation matters, such rulings may not be predictive of the ultimate resolution of the dispute. Also, IPC cannot assure you that the combined company will not be exposed to claims or sanctions which may be costly or impossible to defend. Unfavorable or adverse outcomes may result in losses, exhaustion of financial resources or other adverse effects which could adversely impact the combined company’s ability to generate revenues from its patent licensing and enforcement business.

Federal courts are becoming more crowded, and as a result, patent enforcement litigation is taking longer.

If the combined company is required to litigate to enforce its patented technologies, its patent enforcement actions will be almost exclusively prosecuted in federal court. Federal trial courts that hear patent enforcement actions also hear criminal cases, which will take priority over the combined company’s patent enforcement actions. As a result, it is difficult to predict the length of time it will take to complete an enforcement action. Moreover, IPC believes there is a trend in increasing numbers of civil lawsuits and criminal proceedings before federal judges, and as a result, IPC believes that the risk of delays in patent enforcement actions may have an adverse effect on the combined company’s business in the future unless this trend changes.

The combined company is expected to depend upon relationships with others to provide technology-based opportunities that can develop into profitable royalty-bearing licenses, and if it is unable to maintain and generate new relationships, then they may not be able to sustain existing levels of revenue or increase revenue.

The combined company will continue to apply for patents on technologies it develops, but it is expected to depend increasingly upon the identification and acquisition of new patents and inventions through relationships with inventors, universities, research institutions, technology companies and others. If the combined company is unable to demonstrate success in licensing acquired patents, it will be difficult to maintain those relationships and to continue to grow new relationships and it may not be able to sustain revenue and growth.

Adverse changes in general economic conditions could adversely affect the combined company’s operating results.

The severe economic downturn in the United States in 2007- 2008 resulted in a record level of corporate insolvencies. IPC is unable to estimate the probability that companies that the combined company asserts its patents against will have sufficient resources to fully compensate it for their past infringement or future use of the combined company’s patented technologies. The inability to recover full value from a significant number of entities would harm the combined company’s future revenues. In addition, uncertainty about future patent licensing and litigation recoveries will make it more difficult to accurately assess the potential impairment of patent-related intangible assets.

The combined company may, in certain circumstances, rely on representations, warranties and opinions made by third-parties that, if determined to be false or inaccurate, may expose it to certain material liabilities.

The combined company may rely upon representations and warranties made by third-parties from whom it acquired patents or the exclusive rights to license and enforce patents. The combined company may also rely upon the opinions of purported experts. In certain instances, the combined company may not have the opportunity to independently investigate and verify the facts upon which such representations, warranties, and opinions are made. By relying on these representations, warranties and opinions, the combined company may be exposed to liabilities in connection with the licensing and enforcement of certain patents and patent rights which could have a material adverse effect on the combined company’s operating results and financial condition.

In connection with patent enforcement actions to be conducted by the combined company, a court may rule that it has violated certain statutory, regulatory, federal, local or governing rules or standards, which may expose it to certain material liabilities.

In connection with any patent enforcement actions to be conducted by the combined company, it is possible that a defendant may request and/or a court may rule that the combined company has violated statutory authority, regulatory authority, federal rules, local court rules, or governing standards relating to the substantive or procedural aspects of such enforcement actions. In such event, a court may issue monetary sanctions against the combined company or award attorney’s fees and/or expenses to a defendant, which could be material, and if the combined company is required to pay such monetary sanctions, attorneys’ fees and/or expenses, such payment could materially harm its operating results and financial position.

IPC’s use of its net operating loss carryforwards may be limited as a result of an ownership change or otherwise.

Federal and state tax laws impose substantial restrictions on the utilization of net operating loss carryforwards in the event of an “ownership change,” as defined in Section 382 of the Code, and in certain other circumstances.  Although IPC’s stockholder rights plan (discussed above) is designed to protect against the occurrence of an ownership change under Code Section 382, there is no assurance that such an ownership change could not occur or that the utilization of IPC’s net operating loss carryforwards could not be otherwise restricted by legislative, judicial or regulatory developments.

Risks Related to the Industry

Changes in patent law could adversely impact the combined company’s business.

Patent laws may continue to change, and may alter the historically consistent protections afforded to owners of patent rights. Such changes may not be favorable for the combined company and may make it more difficult for the combined company to obtain adequate patent protection to enforce its patents against infringing parties. Increased focus on the growing number of patent-related lawsuits may result in legislative changes which increase the combined company’s costs and related risks of asserting patent enforcement actions. For instance, the United States House of Representatives passed a bill that would require non-practicing entities that bring patent infringement lawsuits to pay legal costs of the defendants, if the lawsuits are unsuccessful and certain standards are not met.

The combined company’s patented technologies face uncertain market value.

The combined company holds or may acquire patents and technologies that are in the early stages of adoption in the commercial and consumer markets. Demand for some of these technologies is untested and is subject to fluctuation based upon the rate at which the combined company’s licensees will adopt such patents and technologies in their products and services.

Competition for the acquisition of high quality patent assets is intense and, as a result, the combined company may not be able to grow its portfolio of technologies and patents.

The combined company is expected to encounter competition in the area of patent acquisition and enforcement as the number of companies entering this market is increasing. This includes competitors seeking to acquire the same or similar patents and technologies that the combined company may seek to acquire. As new technological advances occur, many of the combined company’s patented technologies may become obsolete before they are completely monetized. If the combined company is unable to replace obsolete technologies with more technologically advanced patented technologies, then this obsolescence could have a negative effect on the combined company’s ability to generate future revenues.

The combined company may also compete with venture capital firms and various industry leaders for patent licensing opportunities. Many of these competitors may have more financial and human resources than the combined company. The combined company’s market share in one or more technology industries may be reduced as more companies enter the market for similar technology opportunities, which could adversely impact the combined company’s future revenue generation.

Delays in getting patents issued by the USPTO could result in delays in recognizing revenues.

The combined company will continue to pursue several patent applications currently pending before the USPTO and it intends to continue to apply for additional patents. In addition, the combined company is expected to acquire patent applications from third parties. Patent applications have been increasing each year and IPC believes it is resulting in longer delays in obtaining approval of pending patent applications. The application delays could cause delays in recognizing revenue from these patents and could cause the combined company to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

Any reductions in the funding of the USPTO could have an adverse impact on the cost of processing pending patent applications and the value of those pending patent applications.

The assets of the combined company will consist of patent portfolios, including pending patent applications before the USPTO. The value of the combined company’s patent portfolios will be dependent upon the issuance of patents in a timely manner, and any reductions in the funding of the USPTO could negatively impact the value of these assets. Further, reductions in funding from Congress could result in higher patent application filing and maintenance fees charged by the USPTO, causing an unexpected increase in the combined company’s expenses.

CAUTIONARY INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements, including financial estimates and statements as to the expected timing, completion and effects of the proposed merger between Merger Sub and Prism, as well as oral statements made or to be made by IPC and Prism, include information constituting “forward-looking statements” within the meaning of, and subject to the safe harbor created by, the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as IPC cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. Forward looking statements may also include statements about the benefits of the Merger, including future financial and operating results, any statements of the plans, strategies and objectives of management with respect to the approval and closing of the Merger or the combined company, IPC’s ability to solicit a sufficient number of proxies to approve the Merger and the issuance of IPC common shares pursuant to the Merger Agreement and other matters related to the consummation of the Merger.

For a discussion of certain of the factors that may cause IPC, Prism or the combined company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, and for a discussion of certain of the risks associated with the ability of IPC and Prism to complete the Merger and the effect of the Merger on the business of IPC, Prism and the combined company, see “Risk Factors” beginning on page 18.

Additional factors that could impact IPC’s ability to achieve the results described in any forward-looking statements may be included, if appropriate in IPC’s subsequent Annual Report on Form 10-K, to be filed with the SEC.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of IPC, Prism or the combined company could differ materially from the forward-looking statements. All forward-looking statements in this joint proxy statement/prospectus are current only as of the date on which the statements were made. IPC and Prism do not undertake any obligation, and each of them expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise, to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events. Persons reading this joint proxy statement/prospectus are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

THE SPECIAL MEETING OF IPC STOCKHOLDERS

Date, Time and Place

The special meeting of IPC stockholders will be held on [     ], at [     ] commencing at [     ] local time. IPC is sending this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by the IPC board of directors for use at the IPC special meeting and any adjournments or postponements of the special meeting. This joint proxy statement/prospectus is first being furnished to stockholders of IPC on or about [     ], 201[     ].

Purposes of the IPC Special Meeting

The purposes of the IPC special meeting are:

1. To consider and vote upon a proposal to approve the Merger and the issuance of IPC common stock pursuant to the Merger Agreement dated as of November 11, 2014, by and among IPC, Merger Sub, Prism and Gregory J. Duman as the Securityholders’ Agent, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

2. To consider and vote upon an adjournment of the IPC special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of IPC Proposal No. 1.

3. To transact such other business as may properly come before the IPC special meeting or any adjournment or postponement thereof.

Recommendation of the IPC Board of Directors

●

The IPC board of directors has determined and believes that the Merger and the issuance of shares of IPC common stock pursuant to the Merger Agreement is in the best interests of IPC and its stockholders and has approved the Merger Agreement and such issuance. The IPC board of directors recommends that IPC stockholders vote “FOR” IPC Proposal No. 1 to approve the Merger and the issuance of shares of IPC common stock pursuant to the Merger Agreement.

●

The IPC board of directors has determined and believes that adjourning the IPC special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of IPC Proposal No. 1 is advisable to, and in the best interests of, IPC and its stockholders and has approved and adopted the proposal. The IPC board of directors recommends that IPC stockholders vote “FOR” IPC Proposal No. 2 to adjourn the IPC special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of IPC Proposal No. 1.

Record Date and Voting Power

Only holders of record of IPC common stock at the close of business on the record date, [     ], are entitled to notice of, and to vote at, the IPC special meeting. There were approximately [     ] holders of record of IPC common stock at the close of business on the record date. At the close of business on the record date, [     ] shares of IPC common stock were issued and outstanding. Each share of IPC common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See the section entitled “Principal Stockholders of IPC” in this joint proxy statement/prospectus for information regarding persons known to the management of IPC to be the beneficial owners of more than 5% of the outstanding shares of IPC common stock.

Voting and Revocation of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the board of directors of IPC for use at the IPC special meeting.

If you are a stockholder of record of IPC as of the record date referred to above, you may vote in person at the IPC special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the IPC special meeting, IPC urges you to vote by proxy to ensure your vote is counted. You may still attend the IPC special meeting and vote in person if you have already voted by proxy. As a stockholder of record:

●	to vote in person, come to the IPC special meeting and IPC will give you a ballot when you arrive.

●

to vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to IPC before the IPC special meeting, IPC will vote your shares as you direct.

●

to vote on the Internet, go to the website on the proxy card or voting instruction form to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by [ ], Pacific Time to be counted.

If your IPC shares are held by your broker as your nominee, that is, in “street name,” the enclosed voting instruction card is sent by the institution that holds your shares. Please follow the instructions included on that proxy card regarding how to instruct your broker to vote your IPC shares. If you do not give instructions to your broker, your broker can vote your IPC shares with respect to “routine” items but not with respect to “non-routine” items. Routine items are proposals considered routine under the rules of The NASDAQ Capital Market on which your broker may vote shares held in “street name” in the absence of your voting instructions. On non-routine items for which you do not give your broker instructions, the IPC shares will be treated as broker non-votes. It is anticipated that IPC Proposal No. 1 and 2 will be non-routine items.

All properly executed proxies that are not revoked will be voted at the IPC special meeting and at any adjournments or postponements of the IPC special meeting in accordance with the instructions contained in the proxy. If a holder of IPC common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” IPC Proposal No. 1 to approve the Merger and the issuance of shares of IPC common stock pursuant to the Merger Agreement; “FOR” IPC Proposal No. 2 to adjourn the IPC special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of IPC Proposal No. 1 in accordance with the recommendation of the IPC board of directors.

IPC stockholders of record may change their vote at any time before their proxy is voted at the IPC special meeting in one of three ways. First, a stockholder of record of IPC can send a written notice to IPC’s Secretary, stating that the stockholder would like to revoke its proxy. Second, a stockholder of record of IPC can submit new proxy instructions either on a new proxy card or via the Internet. Third, a stockholder of record of IPC can attend the IPC special meeting and vote in person. Attendance alone will not revoke a proxy. If an IPC stockholder of record or a stockholder who owns IPC shares in “street name” has instructed a broker to vote its shares of IPC common stock, the stockholder must follow directions received from its broker to change those instructions.

Required Vote

The presence, in person or represented by proxy, at the IPC special meeting of the holders of a majority of the shares of IPC common stock entitled to vote at the IPC special meeting is necessary to constitute a quorum at the meeting. Votes for or against, abstentions and “broker non-votes” will be counted towards a quorum. Approval of all IPC proposals requires the affirmative vote of the holders of a majority of the shares of IPC common stock having voting power present in person or represented by proxy at the IPC special meeting.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted towards the vote total for IPC Proposal No. 1 and will have the same effect as “AGAINST” votes for IPC Proposal No. 1. For IPC Proposal No. 2, if a quorum is present at the special meeting, IPC Proposal No. 2 will be approved if the number of shares voted in favor of that proposal is greater than the number of shares voted against that proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on IPC Proposal No. 2 if it is submitted for stockholder approval when a quorum is present at the meeting. If a quorum is not present at the special meeting, IPC Proposal No. 2 will be approved by the affirmative vote of the holders of a majority of the voting power of IPC common stock present in person or by proxy at the special meeting and no other business will be transacted thereat. Abstentions would have the same effect as a vote “AGAINST” this proposal and broker non-votes would have no effect on the outcome of the vote on this proposal if it is submitted for approval when no quorum is present at the special meeting.

As of December 10, 2014, the directors and executive officers of IPC, together with their affiliates, beneficially owned approximately 37% of the outstanding shares of IPC common stock entitled to vote at the IPC special meeting. As of December 10, 2014, IPC is not aware of any affiliate of Prism owning any shares of IPC common stock entitled to vote at the IPC special meeting.

Solicitation of Proxies

IPC will pay the costs of soliciting its shareholders’ proxies, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors. In addition to solicitation by mail, directors, officers, employees and agents of IPC may solicit proxies from shareholders of IPC in person or by telephone, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses. Internet Patents has engaged D.F. King & Co., Inc. as its proxy solicitation firm. Such firm will be paid its customary fee of $6,500 and out-of-pocket expenses.

Other Matters

As of the date of this joint proxy statement/prospectus, the IPC board of directors does not know of any business to be presented at the IPC special meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the IPC special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Assistance

If you need assistance in completing your proxy card or have questions regarding the IPC special meeting, please contact:

D.F. King & Co., Inc.
48 Wall Street

New York, NY  10005

Toll-free: 866-387-7715

Banks and brokers: 212-493-3910

Email: ptomaszewski@dfking.com

OR

Internet Patents Corporation
101 Parkshore Drive, Suite #100
Folsom, California 95630
Tel: (916) 932-2860
Attn: General Counsel
eric@ipcwebmail.com

THE SPECIAL MEETING OF PRISM MEMBERS

General

This joint proxy statement/prospectus is being provided to Prism members as part of a solicitation of proxies by the Prism board of managers for use at the Prism special meeting and any adjournments or postponements of the special meeting. This joint proxy statement/prospectus provides Prism members with important information they need to know to determine whether to approve the Merger and the Merger Agreement.

Date, Time, Place and Purpose of the Special Meeting

The special meeting is scheduled to be held at [     ], on [     ], [     ], 2015, at [     ] a.m., local time. The special meeting is being held for the following purposes:

1.      To consider and vote upon a proposal to approve the Merger and the Merger Agreement.

2.      To consider and vote upon an adjournment of the Prism special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Prism Proposal No. 1.

3.     To transact any other business that may properly come before the Prism special meeting, or any adjournment or postponement thereof.

Recommendation of the Prism Board of Managers

●

After careful consideration of the Merger and the terms of the Merger Agreement, the Prism board of managers has determined that the Merger is fair, advisable and in the best interests of Prism and the Prism members. Accordingly, the Prism board of managers unanimously recommends that the Prism members vote “FOR” Prism Proposal No. 1 to approve the Merger and the Merger Agreement. For a discussion of the material factors considered by the Prism board of managers in reaching its conclusions, see “The Merger—Prism Reasons for the Merger” beginning on page 38.

●

The Prism board of managers has determined and believes that adjourning the Prism special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Prism Proposal No. 1 is advisable to, and in the best interests of, Prism and its members and has approved and adopted the proposal. The Prism board of managers recommends that Prism stockholders vote “FOR” Prism Proposal No. 2 to adjourn the Prism special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Prism Proposal No. 1.

Holders of Prism units on the date of the special meeting are entitled to vote to approve the terms of the Merger and the Merger Agreement in person or by proxy. The presence, in person or represented by proxy, at the Prism special meeting of the holders of a majority Prism units entitled to vote at the Prism special meeting is necessary to constitute a quorum at the meeting. Votes for or against, and abstentions will be counted towards a quorum.

The Operating Agreement requires that the Merger be approved by Prism members holding at least sixty-seven percent (67%) of then outstanding units held by Prism members. Approval of all other Prism proposals requires the affirmative vote of the holders of a majority of the Prism units having voting power present in person or represented by proxy at the meeting.

Votes will be counted by the inspector of elections appointed at the meeting who will separately count “FOR” and “AGAINST” votes and any abstentions. Abstentions will be counted towards the vote total for Prism Proposal No. 1 and will have the same effect as “AGAINST” votes for Prism Proposal No. 1.

For Prism Proposal No. 2, if a quorum is present at the special meeting, Prism Proposal No. 2 will be approved if the number of shares voted in favor of that proposal is greater than the number of shares voted against that proposal. Abstentions will have no effect on the outcome of the vote on Prism Proposal No. 2 if it is submitted for member approval when a quorum is present at the meeting. If a quorum is not present at the special meeting, Prism Proposal No. 2 will be approved by the affirmative vote of the holders of a majority of the voting power of Prism units present in person or by proxy at the special meeting and no other business will be transacted thereat. Abstentions would have the same effect as a vote “AGAINST” this proposal.

Prism Members, Managers and Executive Officers

As more fully described under “Agreements Related to the Merger— Support Agreements” beginning on page 69, as of the date of this joint proxy statement/prospectus, members holding 51% of Prism’s outstanding units have signed a support agreement which requires them to, among other things, vote in favor of the Merger and the adoption and approval of the Merger Agreement and the terms thereof.

As of December 10, 2014, all of the members of the Prism board of managers and Prism’s executive officers, together with their affiliates, owned, directly or indirectly, 7,107,528 units, which represented approximately 59% of the outstanding Prism units. Prism currently expects that all managers and executive officers will vote to approve the Merger and the Merger Agreement.

Abstentions

For the proposal to approve the Merger and the Merger Agreement, you may vote FOR or AGAINST or ABSTAIN. If you abstain from voting, it will have the same effect as a vote “AGAINST” the approval of the Merger and the Merger Agreement.

Other Business

The Prism board of managers is not currently aware of any business to be acted upon at the special meeting other than the proposal to approve the Merger and the Merger Agreement described in this joint proxy statement/prospectus.

Assistance

If you have more questions about the Merger or need additional copies of this joint proxy statement/prospectus, you should contact Prism at:

Prism Technologies, LLC
2323 S. 171st Street, Suite 106
Omaha, NE 68130
Telephone: (402) 934-2020
Attn: Gregory J. Duman
greg.duman@prsmip.com

THE MERGER

This section and the section entitled “The Merger Agreement” in this joint proxy statement/prospectus describe the material aspects of the Merger, including the Merger Agreement. While IPC and Prism believe that this description covers the material terms of the Merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire joint proxy statement/prospectus for a more complete understanding of the Merger and the Merger Agreement, including the Merger Agreement attached as Annex A, the opinion of Sanli Pastore & Hill, Inc. attached as Annex B, and the other documents to which you are referred herein. See the section entitled “Where You Can Find More Information” in this joint proxy statement/prospectus.

Background of the Merger

Historical Background for IPC

Since December 2011, IPC has operated a patent licensing business focused on its portfolio of seven e-commerce patents. Each of the patents describes technology that was developed by IPC during the operation of its insurance lead generation business. In 2012, IPC filed patent infringement lawsuits against six companies, two of which are alleged to have infringed the Event Log patent (U.S. Patent No. 6,898,587) (“Event Log”) and four of which are alleged to infringe the Dynamic Tabs for a Graphical User Interface patent (U.S. Patent No. 7,707,505) (“Dynamic Tabs”). The Event Log litigation was stayed pending a reexamination of the patent by the USPTO. The Dynamic Tabs litigation was dismissed by the district court on the basis that the patent was invalid for lack of patent eligible subject matter, and IPC appealed the dismissal to the Federal Circuit.

IPC has generated no revenues from the patent licensing business but continues to incur expenses during these challenges to its patents. Although IPC’s board of directors continues to believe that its patent portfolio has value, it periodically evaluates the patent licensing business and IPC’s strategic alternatives.

In April 2014, Gregory J. Duman, President and Chief Financial Officer of Prism Technologies, LLC contacted IPC to inquire about IPC’s interest in a potential strategic transaction. IPC had no previous communications with Mr. Duman or Prism. On May 19, 2014, Mr. Hussein A. Enan, IPC’s Chief Executive Officer, Mr. L. Eric Loewe, IPC’s General Counsel and Secretary, and Mr. Steven J. Yasuda, IPC’s Chief Financial Officer and Chief Accounting Officer, met with Mr. Duman to learn more about Prism and the potential transaction. A few days after the meeting, IPC and Prism entered into a non-disclosure agreement and exchanged information over the next two weeks, including information about Prism’s patent portfolio, Prism’s financial results, and projected operating results of a combined company.

At a meeting of the IPC board of directors held telephonically on May 30, 2014, Mr. Enan and IPC’s executive officers discussed the potential merger opportunity with the IPC board of directors, which unanimously authorized management to negotiate with Prism.

On June 9, 2014, Prism provided IPC’s executive officers with access to an electronic data room and IPC initiated its diligence process.

On June 8, 2014, Mr. Enan, Mr. Loewe, and Mr. Dennis Chookaszian, an IPC director, met with Mr. Duman, other Prism officers and several Prism managers in Omaha, Nebraska. The parties provided additional information regarding their respective patent licensing businesses and discussed the potential benefits of a merger. The Prism representatives also outlined proposed financial terms of a merger, consisting of four million shares of IPC common stock, $15 million in cash and IPC preferred stock that would pay Prism’s current equity owners eighty percent of future net revenues of the combined company, after payment of third party expenses, up to a maximum of $55 million.

Following the June 8, 2014 meeting, IPC’s executive officers held several calls with Prism representatives concerning the structure of a proposed transaction. The parties determined that the issuance of preferred stock would adversely impact the ownership change percentage under IRS rules and regulations, thereby endangering the availability of the NOLs to offset future taxable income of the combined company. As a result, the parties concluded that a contractual earnout provision may be a preferable substitute.

On June 18, 2014, the IPC board of directors held a telephonic meeting to discuss the potential merger with Prism. Mr. Enan described the financial terms presented by Prism at the meeting in Omaha. The IPC board of directors discussed the financial terms and the assumptions underlying pro forma projections provided by Prism. It also discussed: Prism’s experience in enforcing patents, potential for accelerating the utilization of IPC’s net operating loss carryforwards (“NOLs”), and the extent to which a transaction with Prism would limit future strategic alternatives available to IPC. The IPC board of directors reviewed the information and concluded that a merger appeared to offer potentially significant upside for IPC. Accordingly, the IPC board of directors authorized management to engage accounting, tax and financial advisors.

At a meeting of the IPC board of directors held telephonically on June 26, 2014, Mr. Enan and IPC’s other executive officers updated the IPC board of directors on the potential merger, including information from its advisors about the impact of a share issuance on IPC’s NOLs and IPC management’s analysis of the potential financial impact of a merger. IPC’s board of directors approved a counter proposal, which IPC management communicated to Prism the following day. Under the terms of the counter proposal, Prism’s equity holders would receive: three million shares of IPC common stock, $15 million in cash, and 65% of the future net revenues, to a maximum of $55 million, provided that IPC received the first $15 million in net revenues after Prism’s cash operating expenses and amounts due to third party expenses. IPC’s counter proposal also included employment agreements with key Prism employees, at their current salaries, and stock options for an aggregate of 375,000 shares. Finally, IPC offered to expand its board of directors to include one Prism representative.

During the June 26, 2014 IPC board meeting, IPC’s executive officers also described introductory discussions initiated by a third party concerning a potential strategic transaction or cooperative business relationship. The third party also operates a patent licensing business. IPC management and IPC’s board of directors believed that the merger with Prism was a superior opportunity for IPC and its stockholders.

On July 1, 2014, Mr. Duman e-mailed Mr. Enan and IPC’s executive officers to present a counter offer in which Prism’s equity holders would receive 3.5 million shares, $16.5 million in cash, and a 50% share on the first $16.5 million in net revenues, and a 70% share thereafter, both calculated after payment of third party expenses and Prism’s cash operating expenses. Prism agreed to a cap on earnout payments of $55 million and requested that the earnout apply to both open and future lawsuits. Prism also proposed a small increase in salaries and the grant of options for an aggregate of one million shares under the employment agreements with key Prism employees. Prism also proposed that it be entitled to appoint two representatives to IPC’s board of directors.

On July 6, 2014, IPC engaged Sanli, Pastore & Hill as its financial advisor for the transaction. Shortly thereafter, Prism granted access to the transaction data room to representatives of Sanli, Pastore & Hill.

On July 9, 2014, IPC’s executive officers held a conference call with Mr. Duman and other representatives of Prism to discuss the form of the merger transaction and the consequences of Prism settling pending litigation prior to closing.

Following a telephonic meeting of the IPC board of directors on July 23, 2014, IPC presented a counter proposal by which Prism’s equity holders would receive: 3.5 million shares, $16.5 million in cash, and a 70% share of net revenues, provided that IPC receive the first $16.5 million of net revenues and that the earnout be calculated after payments to third parties and Prism’s cash operating expenses. IPC also proposed a cap of $55 million in earnout payments to Prism, and that the earnout would only apply to open lawsuits. IPC’s proposal also included an aggregate salary increase of $150,000 and option grants for an aggregate of 500,000 shares under the employment agreements with key Prism employees. Finally, IPC reiterated its offer of a single Prism representative on the IPC board of directors.

On August 15, 2014, IPC and Prism entered into an exclusivity agreement. Pursuant to this agreement, Prism agreed not to solicit, initiate or take any action to facilitate or encourage the submission of any proposal or offer from any person or entity other than IPC relating to any possible transaction. In the event either IPC or Prism decided to abandon the negotiations, such party would be required to reimburse the transaction expenses of the other party.

On August 28, 2014, IPC sent Prism an initial draft of a merger agreement reflecting the terms last proposed by IPC. From that date through November 8, 2014, the parties exchanged drafts of the merger agreement, and IPC conducted due diligence and met with its legal, accounting and financial advisors. In addition, Sanli, Pastore & Hill held several conference calls with Prism’s officers and advisors to discuss the financial and operating information provided by Prism during due diligence.

On November 9 and November 10, 2014, IPC’s board of directors met to consider the proposed merger with Prism. The following presentations were made at this meeting:

●	IPC’s executive officers summarized the negotiations with Prism, the patent licensing business of IPC and the combined company, and the proposed terms of the merger;

●	A representative of Sidley Austin LLP, IPC’s legal advisor, discussed the fiduciary duties of directors and answered questions about the proposed merger;

●

Representatives of Sanli, Pastore & Hill, IPC’s financial advisor, described their firm’s analysis of the transaction and their conclusion that the proposed merger was fair to IPC stockholders from a financial point of view;

●

IPC’s accounting and tax consultants, answered questions concerning the potential corporate accounting treatment of the transaction and potential future accounting and tax matters of the combined company; and

●

Mr. Duman and other members of Prism management attended a portion of the meeting and discussed the proposed licensing and patent enforcement business of the combined company with the IPC board of directors.

IPC’s board of directors discussed the potential benefits and risks associated with the transaction. IPC’s board of directors believed that the proposed merger would create a patent monetization company that increases shareholder value by leveraging the relative strengths of each party, creating more value for the IPC stockholders in the long-term than IPC could create as a stand-alone business. Following these discussions, IPC’s board of directors unanimously voted to approve the proposed merger agreement and the Merger.

On November 20, 2014, the third party that previously initiated discussions concerning a strategic transaction or cooperative relationship (see June 26, 2014) sent a written unsolicited offer to acquire IPC in a negotiated transaction. On November 21, 2014, IPC’s Board of Directors held a telephonic meeting to review the offer and determined that the Merger with Prism was a superior opportunity for IPC and its stockholders.

In December 2014, after the approval of the transaction by IPC’s board of directors, IPC repurchased an aggregate of 1,178,264 shares of its common stock from several stockholders for an aggregate purchase price of $3,534,792. Sanli Pastore & Hill has confirmed to IPC’s board of directors that such stock repurchases do not alter its opinion that the merger is fair from a financial point of view.

Historical Background for Prism

Beginning in early 2013, Prism’s board of managers began evaluating the availability of capital to finance future operations and growth. In addition, Prism’s board of managers began evaluating whether Prism’s structure as a limited liability company impacted its operations and strategic alternatives. In particular, Prism’s board of managers discussed whether an initial public offering or merger with a public company would benefit Prism and its members. Accordingly, in September 2013, Prism engaged Maxim Group LLC (“Maxim”) and Crown Predator Holdings, LLC to assist management with potential financing or merger transactions.

From October 2013 to January 2014, Maxim contacted at least five companies and the parties engaged in high level discussions about potential financing or merger transactions. IPC was not contacted during this process. The results of these discussions were communicated to members of the Prism board of managers.

In February 2014, Prism’s board of managers determined that the potential transactions with the parties identified in this process were not favorable to Prism and decided to terminate the process.

From February 2014 through June 2014, Prism’s board of managers continued to discuss the strategic alternatives available to Prism and authorized management to continue to solicit indications of interest from third parties.

Beginning in April 2014, Mr. Gregory J. Duman, President of Prism, contacted IPC to inquire about IPC’s interest in a potential relationship. The discussions between Prism and IPC are detailed in the section “—Historical Background for IPC” above.

Over the course of the next several months, Mr. Duman provided Prism’s board of managers with updates on the negotiations with IPC.

At a meeting on November 7, 2014, Prism’s board of managers evaluated the potential benefits and risk relating to the Merger. Prism’s board of managers believed that the Merger would provide Prism with access to significantly more capital for future growth than as a standalone company. Following discussion on the matter, Prism’s board of managers unanimously voted to approve the Merger.

Reasons for the Merger

IPC and Prism believe that the Merger will create a patent monetization company that increases shareholder value by leveraging the relative strengths of each party, creating more value for IPC stockholders and Prism members in the long-term than IPC or Prism could create as a stand-alone business.

IPC Reasons for the Merger

The IPC board of directors believe that the Merger will create a patent monetization company that increases shareholder value by leveraging the relative strengths of each party, creating more value for the IPC stockholders in the long-term than IPC could create as a stand-alone business. The IPC board of directors made its determination to approve the Merger and the Merger Agreement after considering the factors described in this joint proxy statement/prospectus and after consulting with IPC’s senior management and IPC’s financial advisor. The positive factors considered by the IPC board of directors included, but were not limited to, the following:

●	the range of strategic alternatives to the Merger, including the option of continuing to operate IPC on a stand-alone basis;

●	the opportunity for IPC stockholders to participate in the potential future value of the combined company;

●	the significant experience of Prism management in the patent monetization business, and their track record of producing revenues and profits;

●	the relationships and connections that Prism has with inventors and other patent holders, and the experience that Prism management has in analyzing potential patent portfolios for acquisition;

●	the diversification and potential reduction in risk resulting from an expanded patent portfolio;

●	the terms and conditions of the Merger Agreement;

●	the fairness opinion of SP&H;

●	the maintenance of IPC’s public company status to provide liquidity for stockholders;

●	the potential for accelerating the utilization of IPC’s net operating loss carryforwards; and

●	the likelihood that the Merger will be completed on a timely basis.

The IPC board of directors also considered a number of potentially negative factors in its deliberations concerning the Merger, including:

●	the general challenges associated with successfully integrating two companies;

●	the risk that one or more of Prism’s patents will be declared invalid;

●	the risk that Prism will not achieve the results contained in projections provided to IPC during discussions of the Merger;

●	the potential loss of key employees critical to the ongoing success of the combined company’s business;

●

the interests of IPC directors and executive officers in the Merger, including the matters described under the section entitled “The Merger — Interests of the IPC Directors and Executive Officers in the Merger” beginning on page 49;

●	the risk that conditions to the completion of the Merger will not be satisfied and that the Merger may not be completed in a timely manner or at all;

●	the risk that the Merger will limit or prevent IPC from pursuing other strategic alternatives, including a cash distribution to stockholders;

●	the ability of Prism’s current officers and managers to significantly influence the combined company’s business following the completion of the Merger; and

●	the other risks described above under the section entitled “Risk Factors” beginning on page 18.

This discussion of the information and factors considered by the IPC board of directors is not intended to be exhaustive but is intended to summarize all material factors considered by the IPC board of directors in connection with its approval and recommendation of the Merger and the other related transactions described in this joint proxy statement/prospectus. In view of the wide variety of factors considered, IPC’s board of directors has not found it practicable to quantify or otherwise assign relative weights to the specific factors considered. However, IPC’s board of directors concluded that the potential benefits of the Merger outweighed the potential negative factors and that, overall, the Merger had greater potential benefits for the IPC stockholders than other strategic alternatives, including continuing to operate IPC as a stand-alone publicly traded company and approving a cash distribution to IPC’s stockholders. Therefore, after taking into account all of the factors set forth above, IPC’s board of directors determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, IPC and its stockholders and that IPC should enter into the Merger Agreement and take all actions necessary to complete the Merger.

Prism Reasons for the Merger

The Prism board of managers, acting with the advice and assistance of the executive officers of Prism, evaluated the proposed Merger, including the terms and conditions of the Merger Agreement. At a meeting of the Prism board of managers on November 7, 2014, the Prism board of managers unanimously (a) approved the Merger and (b) directed that the executive officers take such action as required by the Merger Agreement to complete the Merger, including obtaining member consent to the Merger. In the course of reaching its determination that the Merger is in the best interests of Prism and its members, the Prism board of managers, with the advice and assistance of Prism’s executive officers considered the following material factors that it believed supported its determination:

●

the Merger will allow Prism members to monetize their investment in Prism, providing the Prism members with the ability to obtain liquidity in the form of cash and registered shares of IPC common stock, subject to the restrictions set forth in the Merger Agreement;

●	the inclusion of IPC common stock in the Merger consideration allows Prism members to receive both cash consideration and the opportunity to participate in the future results of IPC;

●

the possible strategic alternatives to the Merger, including continuing as a standalone company, an initial public offering, private equity financing, or a sale or merger with other parties, each of which was determined to be less favorable to Prism and the Prism members than the Merger given the potential risks, rewards, and uncertainties associated with those alternatives;

●

the expectation that Prism management will remain in place following the consummation of the Merger and will manage the pending enforcement actions and future enforcement actions with access to significantly more capital than prior to the Merger; and

●	the likelihood that the Merger would be completed, based on, among other things:
o	the absence of significant required regulatory approvals;
o	the Prism members’ desire for liquidity; and
o	the reputation and financial capacity of IPC.

In the course of its deliberations, with the advice and assistance of the executive officers of Prism, the Prism board of managers also considered a variety of risks and other countervailing factors related to entering into the Merger Agreement, including, without limitation, the following:

●	the fact that Prism will no longer be an independent company and the concern that Prism's management will not have autonomy in its decision-making;

●	the potential negative consequences that could result from public visibility into Prism’s financial statements;

●

the fact that the number of shares of IPC common stock offered as consideration is fixed and therefore the total Merger consideration at the time of closing may have a greater or lesser value than at the time the Merger Agreement was signed;

●	the risk that the Merger might not be completed in a timely manner or at all, including the risk that the shareholders of IPC or the members of Prism do not approve the Merger or the Merger Agreement;

●	the risks and costs to Prism if the Merger does not close, including the diversion of management and employee attention; and

●

the risk that, while the Merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied, and as a result, it is possible that the Merger may not be completed even if it is approved by the Prism members.

In addition, the Prism board of managers was aware of and considered the interests that certain members of the Prism board of managers and executive officers have in the Merger that are different from, or in addition to, the interests of Prism members generally, as described in “—Interests of the Prism Managers and Executive Officers in the Merger” beginning on page 50.

The foregoing discussion of the information and factors considered by the Prism board of managers is not intended to be exhaustive, but includes material factors considered by the Prism board of managers. In view of the wide variety of factors they considered, the Prism board of managers did not find it practicable, and did not attempt, to quantify, rank, or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendation. In addition, the Prism board of managers did not receive a fairness opinion regarding the fairness of the Merger consideration to Prism members from a financial point of view, or with respect to projections, estimates, and other forward-looking statements about the future earnings or other measures of the future performance of IPC should the Merger close. Individual members of the Prism board of managers may have given different weights to different factors and may have viewed some factors more positively or negatively than others. Based upon the totality of the information considered, the Prism board of managers has determined that the Merger is fair, advisable, and in the best interests of Prism and the Prism members and recommends that the members of Prism approve the Merger and the Merger Agreement.

Opinion of the IPC Financial Advisor

The board of directors of IPC retained SP&H as a financial advisor to assess the fairness, from a financial point of view, of the consideration received by the stockholders of IPC common stock from the Merger. On November 9, 2014, SP&H presented an oral and written opinion of its conclusions to the IPC board of directors. Based upon the analyses, assumptions and limiting conditions, and in light of the information obtained and the diligence procedures performed, SP&H set forth its opinion that the Merger is fair to the IPC stockholders from a financial point of view.

The entire written fairness opinion delivered by SP&H to the IPC board of directors on November 9, 2014 includes the assumptions made, analyses and procedures performed, limiting conditions associated with the analysis and conclusion reached, and is attached as Annex B. The following is a brief summary of SP&H’s analyses and conclusions and is presented as an overview for the stockholders of IPC. The brief summary below and the fairness opinion attached as Annex B should be reviewed by the IPC stockholders in their assessment of the Merger. SP&H’s opinion was delivered to the IPC board of directors to assist in their review of the Merger. SP&H does not make any recommendations to the board of directors or the stockholders of IPC regarding the adoption or approval of the Merger.

SP&H opined as to whether the Merger is fair from a financial point of view to the stockholders of IPC common stock. SP&H engaged in extensive diligence in reaching the opinion. A summary of SP&H’s diligence procedures is as follows:

●

Review of IPC’s publicly available information, including annual and quarterly financial filings (Forms 10-K and 10-Q) for each of the last five years (ending December 31, 2009-2013) and through June 30, 2014;

●	Review of internal financial statements and other financial and operating documents for IPC;

●	Review of internal financial statements and other financial and operating documents for Prism;

●	Review of pro forma financial projections, forecasts and financial models prepared by Prism management;

●	Performance of scenario, sensitivity and stress test analyses on pro forma financial projections, forecasts and financial models prepared by Prism management;

●	Review and analysis of data regarding the patents owned by Prism;

●	Review and analysis of certain Prism patent sale agreements and other contracts;

●

Interviews and meetings with Prism management regarding historical financial performance and operations, expected future performance and operations, and anticipated synergies and strategic benefits from the Merger;

●

Interviews and meetings with IPC management regarding historical financial performance and operations, expected future performance and operations, and anticipated synergies and strategic benefits from the Merger;

●	Interviews with internal and outside legal counsel and financial advisors for IPC and Prism;

●	Review and analysis of IPC historical trading activity, volume, share price, and performance;

●	Review and analysis of guideline publicly traded companies, including a comparison to IPC;

●	Review of prior transactions made by IPC, including financial terms and other considerations, if available;

●	Review and analysis of market, industry and economic conditions as of the date of the Merger;

●	Valuation analyses of IPC and Prism pre- and post-Merger;

●	Review of a draft of the Agreement and Plan of Merger dated November 6, 2014 and the employment agreements contemplated by the Agreement and Plan of Merger;

●	Review of the signed Agreement and Plan of Merger dated November 11, 2014 and the exhibits to the Agreement and Plan of Merger subsequent to SP&H issuing its fairness opinion; and

●

Performance and conducting of other analyses, studies, inquiries and reviews as deemed necessary and appropriate to form SP&H’s opinion, based on review of data available and conversations with IPC and Prism management.

SP&H is an independent business valuation, expert witness and financial opinions firm that is regularly retained to perform valuation opinions, expert testimony regarding valuation and financial analysis, and issue fairness and solvency opinions. IPC selected SP&H to act as its financial advisor in connection with the Merger based on SP&H’s reputation and relevant experience.

SP&H was retained by IPC as its financial advisor under a letter agreement dated July 6, 2014. Pursuant to the terms of this engagement letter, IPC has agreed to pay SP&H on a time billing basis (time spent multiplied by hourly billing rate). IPC has also agreed to reimburse SP&H for its reasonable expenses and to indemnify SP&H and its related parties against certain liabilities, including under the federal securities laws, arising out of its engagement. SP&H will not earn fees contingent on the close of the Merger, or any other compensation contingent upon the Merger. SP&H has no conflicting financial or other interests, actual or potential, with any of the parties to the Merger. SP&H has no material relationships with any of the parties to the Merger. The opinion of SP&H is based solely on the facts and circumstances of the Merger, subject to the limiting conditions, uninfluenced by other considerations of any kind.

In rendering its opinion, SP&H has relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was available from both public and private sources, including all the financial and other information provided by IPC and Prism. SP&H has relied upon IPC, Prism and their representatives that the information provided to SP&H is not incomplete or misleading. SP&H disclaims any liability resulting from inaccurate or misleading information provided by IPC or Prism.

SP&H does not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or information. Additionally, SP&H was not requested and did not opine on any other aspects of the Merger, on whether IPC and its stockholders should approve the Merger, or on the benefits of the Merger compared to any other alternative actions, transactions or investments available to IPC.

SP&H’s analysis is as of November 9, 2014 and the financial, economic and other conditions that existed as of that date. The analysis does not include consideration of any information that may have become available subsequent to this date. SP&H assumes that the Merger will be completed per the expected stated schedule expressed in the Merger Agreement and that the Merger will be in accordance with the terms set forth in the Merger Agreement. SP&H has also assumed that the Merger will be approved by governmental and regulatory agencies without material effect on IPC or the terms of the Merger.

SP&H has not assisted IPC or Prism in negotiating the terms of the Merger and has not acted as or assumed the responsibilities of an investment bank or broker/dealer. SP&H is not acting as a fiduciary for either party in the Merger, nor is SP&H providing tax, legal, or regulatory advice. The opinion expressed by SP&H was provided to IPC for information and assistance to the board of directors of IPC concerning the Merger.

The following is a brief summary of SP&H’s analysis. In forming the opinion of whether the Merger is fair from a financial point of view, SP&H performed the following analyses:

●	Discounted future earnings analyses of proceeds from Prism patent enforcement litigation;

●	Scenario, sensitivity and stress tests on the discounted future earnings from proceeds from Prism patent enforcement litigation;

●	Valuation analysis of Prism pre- and post-Merger;

●	Valuation analysis of IPC pre- and post-Merger; and

●	Analysis of additional economic benefits and considerations received by IPC from the Merger.

Merger Summary

Per the Merger Agreement, IPC, Merger Sub, Prism and Gregory J. Duman as Securityholders’ Agent, entered into an agreement whereupon Merger Sub shall be merged with and into Prism, and the separate existence of Merger Sub shall cease. Prism will continue as the surviving company in the Merger and a wholly owned subsidiary of IPC.

Each member of Prism immediately prior to the effective time of the Merger will receive its pro-rata share of (i) $16,500,000 in cash (less certain Prism indebtedness and expenses, which are currently expected to be immaterial), (ii) 3,500,000 shares of IPC common stock, and (iii) the right to future earnout payments, payable following the occurrence of a future Earnout Event, if any. An “Earnout Event” is defined as receipt by Prism of any amount more than $16.5 million, minus the cash balance of Prism as of closing (the “Sharing Threshold”), in “Prism patent proceeds” from lawsuits filed by Prism on or prior to the closing date of the Merger. Prism patent proceeds include total cash recoveries from litigation or settlement, royalties, license fees and proceeds from patent sales actually received by Prism in connection with its business; minus costs, expenses and fees associated with the production of such revenue (including sales commissions, attorney contingency fees, expert fees and deferred purchase amounts paid to third parties); minus Prism cash operating expenses other than amortization and other non-cash expenses for the applicable measurement period.

Upon the occurrence of an Earnout Event, an earnout payment in cash equal to 70% of the amount of Prism patent proceeds exceeding the Sharing Threshold shall be paid to the former Prism members; provided, however, that the aggregate amount of such earnout payments, including certain permitted pre-closing distributions, shall not exceed $55 million. As of the date of this joint proxy statement/prospectus, such permitted pre-closing distributions equal approximately $5.5 million, resulting in a maximum potential earnout payment of approximately $49.5 million.

IPC’s obligations to make the earnout payments terminate upon the earlier to occur of: (i) the receipt by Prism of all Prism patent proceeds to which it is entitled, if any, arising from settlement or final resolution of all lawsuits filed by Prism on or prior to the closing date of the Merger, and payment by IPC of all earnout payments arising on or prior to the date of such termination, or (ii)  receipt by IPC of a written acknowledgement by the Securityholders’ Agent that no additional earnout payments are payable.

The Merger Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of IPC common stock that Prism members will be entitled to receive for changes in the market price of IPC common stock or changes in the number of outstanding shares of IPC common stock. Accordingly, the market value of the shares of IPC common stock issued pursuant to the Merger, and the percentage of outstanding IPC common stock to be held by Prism members immediately following the consummation of the Merger, will depend on the market value of the shares of IPC common stock and the number of shares of IPC common stock outstanding at the time the Merger closes, and could vary significantly from the market value on the date of this joint proxy statement/prospectus.

Additionally, four Prism executives will enter into employment agreements with IPC relating to their continued service with Prism. The employment agreements are for three-year terms and will be comprised of an annual base salary and employee stock options. A total of 500,000 stock options, of which 250,000 are service-based and 250,000 are performance-based, will be available to be granted by IPC to the Prism executives. The strike price for the options will be the fair market value on the date of the grant and each option will have a term of five years.

Analysis of Consideration Paid

Per the Merger Agreement, the cash portion of consideration to be paid at closing to Prism security holders is $16,500,000 (less certain Prism indebtedness and expenses). Based on information provided to SP&H, the cash payment of $16,500,000 to be paid to Prism security holders at closing less patent related debt assumed by IPC of approximately $3,530,000 as of September 30, 2014 and Prism transaction costs totaling approximately $50,000, result in an estimated cash consideration of $12,920,000 to be paid upon closing.

The Merger Agreement also included 3,500,000 shares of newly issued IPC common stock as part of the consideration. Since IPC stock traded infrequently, SP&H calculated the stock portion of the consideration to be paid by examining the average trading price of IPC stock over the prior 30 days ($3.02 per share) resulting in a stock consideration of $10,570,000. Also, since IPC stock was valued at less than book value and was thinly traded, SP&H examined the book value per share of IPC as an alternate indication of the stock component consideration amount. The book value per share was $3.82 as of SP&H’s analysis, resulting in an alternate stock consideration of $13,370,000.

The transaction also included an expected grant of 500,000 stock options to Prism management. SP&H utilized the Black-Scholes model to calculate this portion of the consideration paid. Based on the terms of the employment agreements and on SP&H’s analysis of IPC and guideline public companies (described in more detail below), SP&H determined that the stock options portion of the consideration paid totaled $871,635.

In summary, the consideration that will be paid at closing ranges from $24,360,000 (based upon the 30 day average share price) to $27,160,000 (based upon the book value per share). Total consideration paid in the Merger, including the Prism debt assumed, ranges from $27,890,000 to $30,690,000.

Analysis of Consideration Received

Prism’s revenues were primarily generated from proceeds from patent enforcement litigation, and as such, revenues, expenses and profits could be stochastic, depending on the timing and resolution of legal actions. As of the date of SP&H’s analysis, Prism had several pending lawsuits at various stages of the legal process. Prism also had plans to file additional future litigation for infringement of its patents. Given the nature of Prism’s operations, future cash flows from current ongoing litigation matters could be analyzed and discretely projected, while the amount and timing of cash flows from future litigation matters are more uncertain. This unique nature of Prism’s operations contributed to the structure of the earnout provision of the Merger Agreement, whereupon IPC and Prism agreed to split profits from current pending litigation matters (30% to IPC, 70% to the former Prism members). The earnout begins after IPC receives the first $16,500,000 of Prism patent proceeds and continues until a maximum earnout of $55,000,000 for the former Prism members is reached.

Given the nature of the business operations of Prism and the structure of the Merger Agreement, particularly the earnout portion, SP&H utilized a discounted future cash flow analysis to determine the consideration received by IPC from the Merger. Since IPC post-Merger will receive the first $16,500,000 of Prism patent proceeds and then 30% of future proceeds from pending lawsuits until the earnout maximum is met, SP&H forecasted revenues, expenses and profits for the current and expected future lawsuits to determine annual cash flows, accounting for the repayment of the Prism debt in 2016 assumed in the Merger. The present value of the portion of future cash flows that IPC stockholders would realize was then calculated utilizing discount rates developed by SP&H.

SP&H received pro forma projections from Prism for future revenues, expenses and profits based on certain assumptions for litigation outcomes. The nature of Prism’s operations, however, necessitated that SP&H perform scenario, sensitivity and stress test analyses on the projected cash flows. SP&H incorporated various assumptions for litigation success rates and probabilities of settlement to assess the impact on individual patent litigation forecasts and the resulting economic benefits to the IPC stockholders. Annual proceeds were utilized to calculate any applicable earnout payments to former Prism members and the consideration realized by IPC. SP&H developed 10 scenarios (one utilizing the Prism pro forma projections and nine sensitivity scenarios) to assess the economic benefits of consideration received. These scenarios were tested using different discount rates developed by SP&H to incorporate the risk associated with Prism’s litigation matters and realizing expected Prism patent proceeds.

Based on SP&H’s analysis, utilizing Prism’s pro forma projections, the consideration to be received by IPC stockholders from the Merger would approximate $74,860,000, with a present value range from $54,970,000 to $58,770,000. By comparison, a potential downside sensitivity analysis resulted in consideration of approximately $47,040,000, with a present value range of $34,880,000 to $37,200,000 to the IPC stockholders from the Merger.

SP&H also performed an internal rate of return (“IRR”) analysis for the benefits that would be realized by the stockholders of IPC per the Merger Agreement, given the ranges of consideration paid at closing and received post-closing. Under each scenario, SP&H calculated the IRR that the IPC stockholders would realize from the consideration received post-closing compared to the consideration paid at closing. Based on SP&H’s analysis, the resulting IRR to be realized by IPC stockholders from the Merger utilizing the Prism pro forma approximates 36%. By comparison, a potential downside sensitivity analysis resulted in IRR of 11.4% to 20.2%.

As of the date of SP&H’s analysis, IPC had not generated operating revenues or profits since 2011. There were no expectations of near term revenues or cash flows from IPC operations or legal actions, and IPC was expected to continue to utilize cash to fund operations. The negative earnings of IPC prior to the Merger as well as the expected consideration received and IRR to be realized from the Merger described above support SP&H’s opinion that the Merger is fair, from a financial point of view.

Valuation of Prism

SP&H analyzed certain financial metrics and data of Prism prior to the Merger. As mentioned earlier, the value of Prism is tied to the outcomes of current and future litigation. Additionally, per the Merger Agreement, the value of consideration received by IPC from the Merger is dependent on a share of proceeds from Prism’s current pending lawsuits, as well as future litigation. As described above, the consideration IPC will receive is comprised of the first $16,500,000 of Prism patent proceeds plus 30% of additional Prism patent proceeds until the earnout maximum of $55,000,000 is reached.

Given the nature of Prism’s operations and the consideration to be received by IPC from the Merger, the valuation of Prism pre- and post-Merger is inherently imbedded in the discounted cash flow and IRR analysis described above.

Valuation of IPC

The nature of IPC’s operations, as well as those of Prism and other companies within the industry, requires an analysis of the appropriate valuation multiples to utilize in the valuation analysis of IPC. Since revenues and earnings are driven by outcomes from litigation, annual fluctuations and variations in revenues and earnings can be frequent and significant. As such, revenue- and earnings-based multiples vary widely, often are negative or are not meaningful. As an alternative, SP&H analyzed several balance sheet metrics and multiples in the valuation analysis of IPC pre- and post-Merger.

SP&H analyzed certain financial metrics and data of IPC prior to the Merger. The table below presents a brief summary of this analysis.

IPC: Pre-Merger (as of June 30, 2014)
Total Shares Outstanding	7,752,000
Price per Common Share	$3.02
Market Capitalization	$23,411,040

Cash Balance	$29,462,000
Cash / Share	3.80
Price to Cash Multiple	0.795
MVIC to Cash Multiple	0.811

Total Assets	$30,459,000
Total Assets / Share	3.93
Price to Total Assets Multiple	0.769
MVIC to Total Assets Multiple	0.785

Book Value	$29,605,000
Book Value / Share	3.82
Price to Book Value	0.791

Tangible Book Value	$29,605,000
Tangible Book Value / Share	3.82
Price to Tangible Book Value	0.791

Prior to the Merger, IPC was trading at a discount to cash, total assets, book value and tangible book value.

Although no public companies are directly comparable given the nature of the industry and the differences of the individual patents owned by the various companies within this industry, SP&H compared certain financial metrics and data of IPC prior to the Merger to that of selected guideline public companies within its industry. A list of the selected guideline public companies is presented below.

●	Acacia Research Corporation
●	Marathon Patent Group, Inc.
●	Vringo, Inc.
●	Spherix Incorporated
●	Pendrell Corporation
●	Finjan Holdings, Inc.
●	Unwired Planet, Inc.
●	InterDigital, Inc.
●	Patent Properties, Inc.
●	Tessera Technologies Inc.

SP&H calculated valuation multiples for each of the companies listed above, including market value of invested capital (MVIC)-to-cash, MVIC-to-total assets, price-to-book value and price-to-tangible book value. A summary of these multiples is presented below.

	Lower Quartile	Mid	Upper Quartile
MVIC / Cash	2.3	3.3	4.0
MVIC / Total Assets	1.2	1.6	2.7
Price / Book Value	1.4	2.6	3.2
Price / Tangible Book Value	3.2	3.8	4.4

Using these valuation multiples, SP&H analyzed a range of the potential post-Merger price per share for IPC common stock. SP&H incorporated the reduction in IPC’s cash from the Merger, as well as the dilution resulting from the issuance of 3,500,000 new shares of common stock in the post-Merger IPC analysis. Based on the data above, the resulting range for price per share of IPC post-Merger was as follows.

	Lower Quartile	Mid	Upper Quartile
Low	$1.80	$2.56	$4.32
Average	$2.80	$3.91	$4.99
Median	$2.65	$4.10	$4.98
High	$4.11	$4.88	$5.88

SP&H’s valuation analysis of IPC pre-Merger and the range of values for IPC post-Merger contributed to SP&H’s opinion that the Merger is fair from a financial point of view.

Additional Benefits

SP&H also analyzed additional benefits realized by the IPC stockholders from the Merger. As of the date of SP&H’s analysis, IPC had approximately $145,500,000 of net operating loss carry-forwards (“NOL”) that could be used to offset taxable income, if any, from future proceeds. IPC did not expect to generate any revenues or earnings in the near term pre-Merger, and as such, the NOL asset was not expected to be utilized in the near term. Under the terms of the Merger, the post-Merger IPC entity is expected to be able to utilize its NOL asset to offset federal and state taxable income related to Prism patent proceeds in future years, although the NOL generally is not expected to reduce 10% of the federal alternative minimum taxable income of the post-Merger IPC (see Certain Forecasts – Prospective Income Taxes of the Combined Company” beginning on page 49). IPC stockholders would benefit if the Merger accelerates the utilization of the NOL asset and increases the trading price of IPC stock.

Additionally, per the employment agreements with Prism executives, the post-Merger IPC entity would benefit from the experience, reputation and industry networks and connections of the Prism management team. Both Prism and IPC management expect the post-Merger IPC entity to benefit from Prism’s management of current and planned litigation, as well as development, acquisition and monetization of additional patents in future years.

Conclusion

SP&H concluded that the consideration paid by IPC stockholders at closing ranged from $24,360,000 to $27,160,000, and total consideration paid, including assumed debt, ranged from $27,890,000 to $30,690,000. SP&H further concluded that the consideration received by IPC stockholders from the Merger ranged from $54,970,000 to $58,770,000 using Prism pro forma projections and $34,880,000 to $37,200,000 in an alternate downside scenario. The IRR for the IPC stockholders is approximately 36% using the Prism pro forma and 11.4% to 20.2% using the alternate downside scenario. Additionally, SP&H concluded that the price per share of IPC post-Merger had the potential to be higher than the price per share of IPC pre-Merger. Based the analyses, assumptions and limiting conditions described, and in light of the information obtained and the diligence procedures performed, it is SP&H’s opinion that the Merger is fair to the IPC stockholders from a financial point of view.

Limiting Conditions

SP&H’s analysis is as of November 9, 2014 and the financial, economic and other condition that existed as of that date. The analysis does not include consideration of any information that may have become available subsequent to this date. This analysis and fairness opinion has been approved by an internal Fairness Review Committee of SP&H.

The opinion expressed by SP&H was provided for the information and assistance to the board of directors of IPC concerning the Merger. SP&H’s analysis was used in conjunction with other factors and matters by the board of directors of IPC in its assessment of the Merger.

The pro forma projections provided by Prism and the various scenarios developed by SP&H are not indicative of actual future results. Given the nature of Prism’s and IPC’s operations, future outcomes from legal actions may be significantly different than the projected levels considered in SP&H’s analysis. SP&H disclaims responsibility if future results from operations are materially different than the forecasts and projections considered.

The development of a fairness opinion involves the use of numerous analyses, processes, procedures, considerations, approaches and methods to reach a conclusion. To arrive at the opinion, a multifaceted approach is employed that incorporates the financial, market, industry, economic, valuation, and economic benefit analyses. The summary above is not intended to be a full description of the analyses employed and conclusions reached by SP&H. Review and reliance on only the summary above leads to an incomplete view of the complex processes and analyses utilized by SP&H. SP&H reached its opinion after considering the entirety of its analysis, all known information as of the date of the analysis, and after relying on the experience and judgment of its professionals.

The full text of the written opinion of SP&H, dated November 9, 2014, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B and is incorporated herein by reference. Holders of IPC common stock are urged to read the opinion in its entirety. SP&H provided its opinion for the sole benefit and use of IPC’s board of directors in its consideration of the transaction. The SP&H opinion does not constitute an opinion as to the merits of the Merger and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger, or any other matter. The consideration was determined through negotiations between IPC and Prism and not pursuant to the recommendations of SP&H. The summary of the opinion below is qualified in its entirety by reference to the full text of the opinion.

Certain Forecasts

In the course of negotiating the Merger Agreement, IPC and Prism exchanged certain non-public information as part of the customary “due diligence” process. The information exchanged consisted of information about current licensing and patent enforcement activities, future business plans and projections about revenues, gross operating margins and net income for calendar years 2015 through 2017. IPC and Prism used this non-public information and their experience in the licensing and patent enforcement business to develop projections about the results of the combined company following the completion of the Merger. The summary forecasts set forth below are being provided by IPC and Prism for the purpose of giving security holders and investors an understanding of the non-public information provided in the diligence process. Such information may not be appropriate for other purposes. The summary forecasts set forth below were derived from the most recent information provided by Prism to IPC prior to execution of the Merger Agreement.

While the financial projections for the combined company created by IPC and Prism are being included in this joint proxy statement/prospectus, IPC and Prism do not publicly disclose internal management forecasts of the type provided herein, and the projections were not prepared with a view toward public disclosure, complying with the published guidelines of the SEC regarding projections and the use of non-GAAP measures, in accordance with GAAP principles, international financial reporting standards, or complying with the published guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of “prospective financial information.” No one has made or makes any representation to any stockholder, member or anyone else regarding, nor assumes any responsibility for the validity, accuracy or completeness of, the information used to develop the projections. Readers are cautioned not to place undue reliance on the projections. Neither IPC nor Prism has updated and, except as otherwise required by law, does not intend to update or otherwise revise the projections, even in the short term, to reflect circumstances existing after the date when made or to reflect the occurrence of future events, including the Merger. Further, the projections do not take into account the effect of any failure of the Merger to occur and should not be viewed as accurate or continuing in that context.

The financial projections are unaudited. Neither Ernst & Young, LLP nor Lutz & Company, P.C. has examined, compiled or performed any procedures with respect to the accompanying prospective financial information and, accordingly, Ernst & Young LLP and Lutz & Company, P.C. do not express an opinion or any other form of assurance with respect thereto. The reports of the auditors of IPC and Prism included in this joint proxy statement/prospectus relate to IPC’s and Prism’s historical financial information. They do not extend to the prospective financial information and should not be read to do so.

Although presented with numerical specificity, each component of the projections of cash flow and income taxes, including without limitation revenues, was prepared in the context of numerous variables, estimates and assumptions that are inherently uncertain and may be beyond the control of IPC and Prism, and which may prove not to have been, or to no longer be, accurate. Although considered reasonable by the management of IPC and Prism as of the date of their preparation, the projections of cash flow are subject to many risks and uncertainties. Important factors that may affect actual results and cause actual results to differ materially from these projections are described or referenced under “Risk Factors” and “Cautionary Information Concerning Forward-Looking Statements” of this joint proxy statement/prospectus.

Patent Licensing and Enforcement by the Combined Company

Following the completion of the Merger, Prism will be a wholly-owned subsidiary of IPC and will conduct the combined company’s patent licensing and enforcement activities. As of December 10, 2014, Prism generated an aggregate of $87 million in patent license revenues since 2003, including $27.5 million received in 2014 from one defendant in settlement of patent enforcement litigation involving the Gregg patents. The following chart provides information about the status of current patent enforcement actions by IPC and Prism as of December 10, 2014. All dates are subject to change based upon the relevant court’s schedule, certain rulings on motions and other pre-trial events. Neither IPC nor Prism undertakes any obligation to update the information herein.

Patents	Parties	Civil Action Number, Court, and Judge	Key Upcoming Dates
Gregg Patents	Prism Technologies, LLC v. AT&T, Sprint, T-Mobile, U.S. Cellular, & Cellco Partnership dba Verizon Wireless	8:12-cv-00122-126-LES-TDT (USDC Nebraska, J. Strom)	Trial Dates Sprint 4-20-15 T-Mobile 6-15-15 US Cellular 7-13-15 Verizon 9-28-15
Glazer Patents	Secure Axcess, LLC v. U.S. Bank, et al.	6:13-cv-00717-KNM (USDC Eastern District Texas, J. Mitchell)	District Court Case stayed pending CBM.
Glazer Patents

EMC Corp. and RSA Security, LLC v. Secure Axcess, LLC

PNC Bank, National Association v. Secure Axcess, LLC

Bank of the West, et al v. Secure Axcess, LLC

T. Rowe Price Investment Services, Inc. v. Secure Axcess, LLC

		IPR2014-00475 (PTAB, Panel) CBM2014-00100 (PTAB, Panel) CBM2015-00009 (PTAB, Panel) CBM2015-00027 (PTAB, Panel)	PTAB Hearing 5-20-15 Decision Expected by 8-20-15 Petition Filed, Action Not Yet Instituted Petition Filed, Action Not Yet Instituted
Weber Patents	Secure Axcess, LLC v. Nintendo of America, Inc., et al.	2:14-cv-01013-RSM (USDC Western District Washington, J. Ricardo Martinez)	Markman Hearing 3-20-15 Trial Date 10-5-15
Pugh Patents	Baxter Healthcare Corp. v. Millenium Biologix, LLC Baxter Healthcare Corp. v. Millenium Biologix, LLC	IPR2013-00582 (PTAB, Panel) IPR2013-00590 (PTAB, Panel)	PTAB Decision Expected Around 2-14-15
Event Log	IPC v. eBags and Tellapart	4:12-cv-03385- SBA USDC Northern District of California	Stayed pending ex parte reexamination
Dynamic Tabs	IPC v. The General Automobile Insurance Services, Inc.; IPC v. Active Network; IPC v. Tree.com; IPC v. Quinstreet	3:2012-cv-05036; 3:2012-cv-05035; 3:2012-cv-06505; 3:2012-cv-06506 USDC Northern District of California	Dismissal appealed; Decision of Federal Circuit Court of Appeal is pending

Financial Forecast of the Combined Company for Fiscal Years 2015 through 2017

INTERNET PATENTS CORPORATION
Net Income/Cash Flow Forecast

Total

Gross Patent Proceeds	$236,944,108
Cost of Patent Proceeds	$(106,296,024)
Gross profit	$130,648,084

Operating expenses	$(15,872,838)
Depreciation and amortization	$(50,078,629)
Total operating expenses	$(65,951,467)

Operating income before taxes	$64,696,618

Interest & other expense, net	$(185,000)
Net income before taxes	$64,511,618

Income taxes	$(2,065,355)
Net income	$62,446,263

Revenue share to former Prism members	$49,500,000

Net cash flow	$57,604,892

●

Gross Patent Proceeds consist of court awarded damages, settlement amounts, license fees, royalties and proceeds from sales of patents. In estimating revenues, Prism and IPC used assumptions about ongoing and future licensing and patent enforcement activities, including assumptions about infringing products or services, royalty rates and settlement discounts. Although considered reasonable by the management of IPC and Prism, all of the assumptions are subject to significant uncertainty.

●	Cost of Patent Proceeds relates primarily to attorney contingency fees and revenue share payments to third parties, both of which are typically based on a negotiated percentage of revenues.

●	Operating expenses consist of general and administrative expense, including salaries, benefits, and rent.

●	Depreciation and amortization expense primarily relates to the amortization of patents on a straight line basis over the remaining term.

●	Revenue share to former Prism members consists of earnout payments as described more fully in “The Merger Agreement—Merger Consideration.”

Prospective Income Taxes of the Combined Company

As of September 30, 2014, IPC had NOLs of approximately $145.5 million and $29.8 million for federal income tax and state income tax purposes, respectively, that could be used to offset taxable income resulting from the operations of the combined company. The NOLs generally do not reduce 10% of the amount of federal alternative minimum taxable income of the combined company, thereby leaving the company subject to some alternative minimum tax. IPC did not expect to generate any revenues or earnings in the near term pre-Merger, and as such, the NOL asset was not expected to be utilized in the near term. Under the terms of the Merger, the post-Merger IPC entity is expected to be able to utilize the NOL to reduce federal and state taxable income related to Prism patent proceeds in future years, subject to liability for federal alternative minimum tax. IPC stockholders would benefit if the Merger accelerates the utilization of the NOL asset and increases the trading price of IPC stock.

Interests of the IPC Directors and Executive Officers in the Merger

IPC’s stockholders should be aware that certain of the directors and executive officers of IPC have arrangements that provide them with interests in the Merger that are different from, or in addition to, those of the stockholders of IPC.

Interests of IPC’s directors and executive officers in connection with the Merger relate to:

●	the continuing service of each of Hussein A. Enan, L. Eric Loewe and Steven J. Yasuda as executive officers of the combined company; and

●	the continuing service of each of Hussein A. Enan, Dennis H. Chookaszian, James M. Corroon, and Thomas W. Orr as directors of the combined company.

In addition, Mr. Loewe will continue to be a participant in the IPC Executive Retention and Severance Plan following the completion of the Merger. Under the Executive Retention and Severance Plan, Mr. Loewe is entitled to receive cash severance payments and health and medical benefits in the event his employment is terminated in connection with a change in control. IPC is not obligated to make any cash payments to Mr. Loewe if his employment is terminated by IPC for cause or by Mr. Loewe without good reason. No severance or benefits are provided to Mr. Loewe if his employment is terminated due to his death or disability.

Interests of the Prism Managers and Executive Officers in the Merger

In considering the recommendations of the Prism board of managers, you should be aware that some of Prism’s managers and executive officers have interests in the Merger that are different from, or in addition to, the interests of Prism members generally. Specifically, Gregory J. Duman, Richard L. Gregg, Andre J. Bahou, and Gerald Korth, who are currently Prism managers or executive officers (together, the “Prism Employees”), will enter into employment agreements and non-competition agreements with IPC, which provide them continued employment with Prism, salary increases, and an aggregate of up to 450,000 IPC stock options, which vest over the term of their three year employment agreement. The exercise price of all options will be the closing price of IPC common stock on the date of grant as reported on The NASDAQ Capital Market. Prism managers and executive officers Andre J. Bahou, Gregory Bailey, Richard Danzig and Gerald Korth will also exchange their minority interests in a Prism subsidiary into units of Prism. In addition, Gregory J. Duman is expected to be appointed to IPC’s board of directors immediately following the consummation of the Merger. Finally, pursuant to the Merger Agreement, for six years following the effective time of the Merger, Prism must continue to maintain the directors’ and officers’ liability insurance policies held by Prism prior to the closing of the Merger. The Prism board of managers was aware of these interests and considered them, among other matters, prior to making its determination to recommend the approval of the Merger and the Merger Agreement to the Prism members.

Employment Agreements

The Merger Agreement requires that, as of the closing of the Merger, the Prism Employees execute certain employment agreements with IPC relating to their continued service with Prism. Each Prism Employee's employment agreement is identical with the exception of the amount of consideration received pursuant to the chart set forth below and each Prism Employee is eligible for base salary increases on an annual basis. The term of such employment agreements will be for three years beginning on the effective date of the Merger. Each Prism Employee will receive the salary set forth in the chart below along with IPC stock options which vest over the three year term of employment or immediately if after the Merger there is a change of control of IPC or Prism. The Prism Employees currently do not receive employee stock options from Prism. Each Prism Employee will also participate in such compensation plans as determined by IPC’s Compensation Committee from time to time and will be entitled to participate in any employee benefits programs IPC or Prism has in effect from time to time during each Prism Employee's employment. If any Prism Employee is terminated without cause, IPC will be obligated to pay such Prism Employee the remaining balance of the salary payable for the remaining term.

Below is a table showing the initial salary of each Prism Employee under their respective employment agreements and the number of employee options to be initially issued to each Prism Employee. The options will have an exercise price equal to the fair market value of IPC stock at the time the option is issued and will be further subject to the terms and conditions of IPC’s 2008 Stock Option Plan. The chart also shows the current salaries of the respective Prism Employees and the resulting increase in annual salary resulting from the Merger.

Prism Employee	Prism Annual Salary Pre-Merger	Prism Annual Salary After Merger	Increase	Allocation of Options under IPC Stock Option Plan after Merger
Gregory J. Duman	$160,000	$200,000	$40,000	112,500
Richard L. Gregg	$160,000	$200,000	$40,000	112,500
Andre J. Bahou	$225,000	$245,000	$20,000	112,500
Gerald Korth	$160,000	$200,000	$40,000	112,500
TOTALS	$705,000	$845,000	$140,000	450,000

In addition, Alan Carlson, Vice President and Chief Operating Officer of Secure Axcess, LLC, a wholly owned subsidiary of Prism, is also expected to receive 50,000 options under IPC’s 2008 Stock Option Plan.

Non-Competition Agreements

In connection with the execution of the Merger Agreement, at the time of the Merger, each of the above Prism Employees are required to sign a non-competition and non-solicitation agreement with IPC that will become effective at the effective time of the Merger. Pursuant to the terms of the non-competition agreement, the Prism Employees will be restricted from disclosing certain confidential information of Prism after the closing and will be prohibited from engaging in certain business competitive to Prism after the Merger.

Exchange of Minority Interests for Prism Units

As a condition to closing, Prism is required to acquire all of the outstanding minority interests of its subsidiaries, including the interests held by members of Prism’s board of managers and officers. Prism intends to acquire these interests by exchanging two Secure Axcess units for one Prism unit. The following table describes the Prism interests that the Prism managers or executive officers are expected to acquire in the exchange:

Name	Relationship	Prism units to be issued in exchange for Secure Axcess units	Prism units to be issued if Secure Axcess options are exercised and exchanged	Total Prism units
Andre J. Bahou	Vice President and Chief Legal Officer of Prism	37,500	262,500	300,000
Gregory Bailey	Manager of Prism	55,000	35,834	90,834
Richard Danzig	Manager of Prism	53,305	34,986	88,291
Gerald Korth	Vice President and Chief Operating Officer of Secure Axcess	—	450,000	450,000

IPC Plan Benefits in Connection with the Merger

2008 Stock Option Plan

The following summary of the 2008 Stock Option Plan is qualified in its entirety by the specific language of the 2008 Stock Option Plan, as set forth in IPC’s Proxy Statement on Schedule 14A as filed with the SEC on February 15, 2008.

The purpose of the 2008 Stock Option Plan is to advance the interests of IPC and its stockholders by providing an incentive to attract, retain and reward employees, directors and consultants of IPC and its parent and subsidiary corporations and by motivating such persons to contribute to IPC’s growth and profitability. The 2008 Stock Option Plan provides for the grant to employees of incentive stock options within the meaning of Section 422 of the Code, and the grant to employees, directors and consultants of nonstatutory stock options.

When the 2008 Stock Option Plan was approved in 2008, a maximum of 1,500,000 of the authorized but unissued or reacquired shares of IPC common stock were available for issuance under the 2008 Stock Option Plan. The 2008 Stock Option Plan is administered by IPC’s board of directors or a duly appointed committee of IPC’s board of directors, which, in the case of options intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, must be comprised solely of two or more “outside directors” within the meaning of Section 162(m). IPC’s board of directors may amend, modify, extend, cancel or renew any option, waive any restrictions or conditions applicable to any option, and accelerate, continue, extend or defer the exercisability or vesting of any option. IPC’s board of directors will interpret the 2008 Stock Option Plan and options granted thereunder, and all determinations of IPC’s board of directors will be final and binding on all persons having an interest in the 2008 Stock Option Plan or any option.

The following table sets forth the numbers of shares for which options are expected to be granted under the 2008 Stock Option Plan in connection with the Merger. Apart from these options, future grants to all other persons under the 2008 Stock Option Plan will be made at the discretion of the board of directors and, accordingly, are not yet determinable.

Name and position	Numbers of shares for which options are expected to be granted in connection with the Merger
Gregory J. Duman, President and Chief Financial Officer of Prism	112,500
Richard L. Gregg, Chief Technology Officer of Prism	112,500
Andre. J. Bahou, Vice President and Chief Legal Officer of Prism	112,500
Gerald Korth, President of Secure Axcess and Vice President of Prism	112,500
Alan Carlson, Vice President and Chief Operating Officer of Secure Axcess	50,000
Total	500,000

One-half of the options granted to each of the foregoing individuals shall vest as follows: (i) 33.33% will vest upon the first anniversary of the first date of employment, and (ii) 1/24 of the remaining 66.67% will vest at the end of each of the 24 months following such anniversary, so long as the individual remains employed pursuant to the terms of his or her employment agreement.

The remaining one-half of the options granted to each of the foregoing individuals shall vest as follows: (i) 33.33% will vest upon the first anniversary of the first date of employment based on achievements measured against financial targets for such period; (ii) 33.33% will vest upon the second anniversary of the first date of employment based on achievements measured against financial targets for the second year of employment; and (iii) 33.34% will vest upon the third anniversary of the first date of employment based on achievements measured against financial targets for the third year of employment (in each case, so long as the individual remains employed pursuant to the terms of his or her employment agreement). IPC’s Compensation Committee will meet prior to the completion of the Merger to analyze the proposed business plans of Prism and will develop the yearly performance targets described above.

Notwithstanding the foregoing, all unvested options granted to each of the foregoing individuals will immediately vest upon: (A) termination of such person’s employment without good cause; or (B) the occurrence of a change of control as defined in such person’s employment agreement.

Limitations of Liability and Indemnification

IPC directors are entitled to indemnification under the Certificate of Incorporation and Bylaws of IPC. IPC’s Certificate of Incorporation and Bylaws provide for the indemnification of officers and directors to the fullest extent permitted by Delaware law. In connection with the Merger and the expected appointment of Gregory J. Duman to IPC’s board of directors, IPC expects to enter into indemnification agreements with each of its directors and officers. IPC believes that the Certificate of Incorporation and bylaw provisions and the indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Form of the Merger

The Merger Agreement provides that at the effective time, Merger Sub will be merged with and into Prism. Upon the consummation of the Merger, Prism will continue as the surviving corporation and will be a wholly owned subsidiary of IPC.

Merger Consideration

Each member of Prism immediately prior to the effective time of the Merger will receive its pro-rata share of (i) $16,500,000 in cash (less certain Prism indebtedness and expenses, which are currently expected to be immaterial), (ii) 3,500,000 shares of IPC common stock, and (iii) the right to future earnout payments, payable following the occurrence of a future Earnout Event, if any. An “Earnout Event” is defined as receipt by Prism of any amount more than $16.5 million, minus the cash balance of Prism as of closing (the “Sharing Threshold”), in “Prism patent proceeds” from lawsuits filed by Prism on or prior to the closing date of the Merger. Prism patent proceeds include total cash recoveries from litigation or settlement, royalties, license fees and proceeds from patent sales actually received by Prism in connection with its business; minus costs, expenses and fees associated with the production of such revenue (including sales commissions, attorney contingency fees, expert fees and deferred purchase amounts paid to third parties); minus Prism cash operating expenses other than amortization and other non-cash expenses for the applicable measurement period.

Upon the occurrence of an Earnout Event, an earnout payment in cash equal to 70% of the amount of Prism patent proceeds exceeding the Sharing Threshold shall be paid to the former Prism members; provided, however, that the aggregate amount of such earnout payments, including certain permitted pre-closing distributions, shall not exceed $55 million. As of the date of this joint proxy statement/prospectus, such permitted pre-closing distributions equal approximately $5.5 million, resulting in a maximum potential earnout payment of approximately $49.5 million.

IPC’s obligations to make the earnout payments terminate upon the earlier to occur of: (i) the receipt by Prism of all Prism patent proceeds to which it is entitled, if any, arising from settlement or final resolution of all lawsuits filed by Prism on or prior to the closing date of the Merger, and payment by the IPC of all earnout payments arising on or prior to the date of such termination, or (ii)  receipt by IPC of a written acknowledgement by the Securityholders’ Agent that no additional earnout payments are payable.

The Merger Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of IPC common stock that Prism members will be entitled to receive for changes in the market price of IPC common stock or changes in the number of outstanding shares of IPC common stock. Accordingly, the market value of the shares of IPC common stock issued pursuant to the Merger, and the percentage of outstanding IPC common stock to be held by Prism members immediately following the consummation of the Merger, will depend on the market value of the shares of IPC common stock and the number of shares of IPC common stock outstanding at the time the Merger closes, and could vary significantly from the market value on the date of this joint proxy statement/prospectus.

Effective Time of the Merger

The Merger Agreement requires the parties to consummate the Merger after all of the conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived, including the approval of the Merger and the Merger Agreement by the Prism members and the approval by the IPC stockholders of the issuance of IPC common stock pursuant to the Merger Agreement. The Merger will become effective as of the time that the certificate of merger is filed with and accepted by the Secretary of State of the State of Delaware and the articles of merger are filed with and accepted by the Secretary of State of the State of Nebraska, or at such later date or time as may be agreed by Prism and IPC in writing and specified in the certificate of merger in accordance with the DGCL and the NULLCA. Neither IPC nor Prism can predict the exact timing of the consummation of the Merger.

Regulatory Approvals

IPC must comply with applicable U.S. federal and state securities laws and the rules and regulations of The NASDAQ Capital Market in connection with the issuance of shares of IPC common stock and the filing of this joint proxy statement/prospectus with the SEC.

Material U.S. Federal Income Tax Consequences of the Merger for Prism Securityholders

The following is a discussion of the material U.S. federal income tax consequences of the Merger applicable to U.S. Holders (as defined below) who exchange their Prism membership units for IPC common stock and cash in the Merger, but does not purport to be a complete analysis of all potential tax effects. Prism is taxed as a partnership for federal income tax purposes immediately prior to the sale and will be a single member LLC immediately after the sale. Prism security holders should reference Revenue Ruling 99-6 for general guidance on the taxation of this transaction. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or foreign tax laws are not discussed. This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”) in effect as of the date of the Merger. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a holder of Prism membership units.

This discussion is limited to U.S. Holders who hold their Prism membership units as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of a Prism member. In addition, it does not address consequences relevant to holders of Prism membership units that are subject to particular rules, including, without limitation:

●	persons subject to the alternative minimum tax;
●	persons whose functional currency is not the U.S. dollar;
●	persons holding Prism membership units as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
●	persons who are not U.S. Holders;
●	banks, insurance companies, and other financial institutions;
●	real estate investment trusts or regulated investment companies;
●	brokers, dealers, or traders in securities;
●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
●	tax-exempt organizations or governmental organizations;
●	persons deemed to sell Prism membership units under the constructive sale provisions of the Code;
●	persons who hold or receive Prism membership units pursuant to the exercise of any employee option or otherwise as compensation; and
●	tax-qualified retirement plans.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Prism membership units that, for U.S. federal income tax purposes, is or is treated as:

●	an individual who is a citizen or resident of the U.S.;
●	a corporation created or organized under the laws of the U.S., any state thereof, or the District of Columbia;
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
●

a trust if either a court within the U.S. is able to exercise primary supervision over the administration of such trust and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of such trust, or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds Prism membership units, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Prism membership units and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the Merger to them.

In addition, the following discussion does not address the tax consequences of the Merger under state, local and foreign tax laws. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the Merger, whether or not they are in connection with the Merger, including, without limitation, transactions in which Prism membership units are acquired.

The Merger will be a taxable transaction to the Prism members for U.S. federal income tax purposes. In general, a Prism member, who exchanges its Prism membership units for cash and IPC common stock pursuant to the Merger, will recognize a gain or loss in an amount equal to the difference between: (i) such Prism member’s amount realized, calculated as the sum of (A) the amount of any cash received, (B) the fair market value of any IPC common stock received, and (C) such Prism member’s share, for U.S. federal income tax purposes, of Prism’s liabilities immediately prior to the Merger and (ii) such Prism member’s adjusted tax basis in the Prism membership units exchanged therefor. A Prism member’s amount realized will include any earnout payments received. If a Prism member recognizes gain as a result of the Merger, such Prism member may incur a tax liability without a corresponding receipt of cash sufficient to pay such liability.

Tax Consequences of the Merger to U.S. Prism Securityholders

Tax Characterization of the Merger. The receipt of cash and IPC common stock in exchange for Prism membership units pursuant to the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, the Merger will be treated as a taxable sale of a U.S. Holder’s Prism membership units in exchange for such cash and stock.

Amount and Character of Gain or Loss Recognized. For U.S. federal income tax purposes, a U.S. Holder, who exchanges its Prism membership units for cash and IPC common stock pursuant to the Merger, generally will recognize a capital gain or loss in an amount equal to the difference between: (i) such U.S. Holder’s amount realized, calculated as the sum of (A) the amount of any cash received, (B) the fair market value of any IPC common stock received, and (C) such U.S. Holder’s share, for U.S. federal income tax purposes, of Prism’s liabilities immediately prior to the Merger and (ii) such U.S. Holder’s adjusted tax basis in the Prism membership units exchanged therefor. A Prism member’s amount realized will include any earnout payments received. However, gain or loss will be computed separately and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to any “unrealized receivables” or “inventory items” of Prism. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Any such ordinary income may exceed net taxable gain realized upon the exchange of Prism membership units pursuant to the Merger, and may be recognized even if there is a net taxable loss realized on the exchange of Prism membership units. Thus, a U.S. Holder may recognize both ordinary income and a capital loss as a result of its exchange of Prism membership units pursuant to the Merger. Since a portion of the Merger consideration received by Prism members is IPC common stock, a U.S. Holder may incur a tax liability without a corresponding receipt of cash sufficient to pay such liability.

Capital gain recognized by a U.S. Holder generally will be long-term capital gain subject to tax at preferential rates if such U.S. Holder is an individual who has held his or her Prism membership units for more than one year on the date of the Merger. Capital losses may be used to offset only capital gains except, in the case of individuals, up to $3,000 of ordinary income.

Installment Method. Because portions of the cash may be earned through the earnout, and will be received, if at all, in a taxable year after the taxable year that includes the effective time of the Merger, any gain recognized by such U.S. Holder generally will be reportable under the “installment method” of accounting unless a U.S. Holder affirmatively elects out of, or is otherwise ineligible for, such method. Under the installment method, a U.S. Holder will defer the recovery of a portion of its tax basis in its Prism membership units and the recognition of a portion of any gain recognized in the Merger until such times as such U.S. Holder actually receives any earnout payment. Complex rules apply to determine the manner of such deferral. The application of these rules could result in a U.S. Holder recovering a disproportionately small amount of its tax basis in its Prism membership units in the year of the Merger and a disproportionately large amount of its tax basis in its Prism membership units in later taxable years, thus accelerating the recognition of gain by such U.S. Holder. To the extent the installment method results in the recognition of too much gain in earlier years, a U.S. Holder generally would be entitled to a capital loss after the final earnout payment, if any, is paid. In general, non-corporate taxpayers would not be able to carry back any such capital loss to offset gain recognized under the installment method in earlier years. An alternate method of basis recovery may be available where a U.S. Holder is able to demonstrate, prior to the due date of its tax return for the taxable year in which the first payment is received under the installment method, that application of the normal installment method rules will substantially and inappropriately defer recovery of such U.S. Holder’s basis in its Prism membership units. U.S. Holders should consult their own tax advisors about the availability and technical requirements of this alternate method.

The installment method does not apply to losses and may not apply with respect to certain categories of income or gain, including to the extent attributable to any inventory of Prism or to depreciation recapture.

Interest on Deferred Taxes. Pursuant to Section 453A of the Code, additional annual interest charges may be imposed on the portion of a Prism member’s tax liability that is deferred by the installment method in connection with sales of any property (including the Prism membership units) with a sales price greater than $150,000, to the extent that the aggregate face amount of installment receivables that arise from all such sales greater than $150,000 by the holder (including sales of Prism membership units) during the year and that remain outstanding as of the close of the year exceeds $5 million. The treatment of the earnout payments under Section 453A of the Code is highly uncertain. Prism members that could be subject to interest on deferred taxes are urged to consult their own tax advisors with regard to its application.

Imputed Interest. Notwithstanding the foregoing, a portion of any earnout payment will be treated as interest income taxable at ordinary income rates when received, and will reduce the amount of gain (or increase the amount of loss) otherwise recognizable. The portion of any payment from the earnout payments that will be treated as interest income is determined by discounting the actual amount of the payment, using the appropriate applicable federal rate, from the date the payment becomes fixed to the date of the closing. The discounted amount is then subtracted from the actual amount of the payment, and the remainder is the portion of the payment treated as interest income.

A U.S. Holder May Elect Out of the Installment Method. A U.S. Holder that elects out of the installment method, or that is ineligible to use the installment method, generally will recognize gain or loss in the U.S. Holder’s taxable year during which the Merger occurs. For this purpose, such gain or loss generally will equal the difference between the (i) amount realized by the U.S. Holder, calculated as the sum of (A) the amount of any cash received at the time of the Merger, (B) the fair market value of any IPC common stock received at the time of the Merger, (C) such U.S. Holder’s share, for U.S. federal income tax purposes, of Prism’s liabilities immediately prior to the Merger, and (D) the fair market value of the U.S. Holder’s right to receive its share of the earnout and (ii) such U.S. Holder’s adjusted tax basis in the Prism membership units exchanged therefor. Adjustments to income, gain or loss generally will be required in subsequent taxable years (i) to the extent of any imputed interest (as described below) and (ii) to the extent the total amount a U.S. Holder actually receives differs from the sum of any such imputed interest and such U.S. Holder’s initially reported amount realized.

Tax Basis and Holding Period for IPC Common Stock Received in the Merger. A U.S. Holder’s tax basis in any IPC common stock received in the Merger will equal the fair market value of such shares when received. A U.S. Holder’s holding period in such stock will begin on the day after the date of the Merger.

Prism Items of Income, Gain, Loss and Deduction for the Taxable Period Ending on the Date of the Merger. U.S. Holders of Prism membership units will be allocated their share of Prism’s items of income, gain, loss and deduction for the taxable period of Prism ending on the date of the Merger. These allocations will be made in accordance with the terms of the Prism limited liability company operating agreement. A U.S. Holder will be subject to U.S. federal income taxes on any such allocated income and gain even though such U.S. Holder may not receive additional cash distributions from Prism equal to, or sufficient to cover, any tax liability arising from such allocated income and gain. Any such income and gain allocated to a U.S. Holder will increase the U.S. Holder’s tax basis in the Prism membership units held and, therefore, will reduce the gain (or increase the loss) recognized by such U.S. Holder resulting from the Merger. Any losses or deductions allocated to a U.S. Holder will decrease the U.S. Holder’s tax basis in the Prism membership units held and, therefore, will increase the gain (or reduce the loss) recognized by such U.S. Holder resulting from the Merger.

Material U.S. Federal Tax Consequences to U.S. Holders of Owning and Disposing of IPC Common Stock

Distributions on IPC Common Stock. For U.S. federal income tax purposes, distributions of cash by IPC to a U.S. Holder with respect to shares of IPC common stock received in the Merger generally will be included in a U.S. Holder’s income as ordinary dividend income to the extent of IPC’s current and accumulated “earnings and profits” (as determined under U.S. federal income tax principles). Distributions of cash in excess of IPC’s current and accumulated earnings and profits will be treated first as a return of capital, reducing a U.S. Holder’s adjusted tax basis in its IPC shares, and, to the extent the distribution exceeds such U.S. Holder’s adjusted tax basis, then as capital gain from the sale or exchange of such IPC shares. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by an individual U.S. Holder are generally subject to tax at preferential rates.

Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of IPC Common Stock. Upon the sale, exchange, certain redemptions or other taxable dispositions of IPC common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such IPC shares. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in such IPC shares is more than one year at the time of the taxable disposition. As noted above, long-term capital gains of individuals currently are subject to U.S. federal income tax at preferential rates and the deductibility of capital losses is subject to limitations.

Medicare Tax on Unearned Income

A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of (i) his or her “net investment income” for the relevant taxable year or (ii) the excess of his or her modified gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to estates and trusts. Net investment income generally would include any capital gain recognized or interest earned in connection with the Merger or dividends received with respect to IPC common stock or capital gain recognized from the sale or other taxable disposition of such IPC common stock.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS in connection with the Merger and in connection with distributions made with respect to, or dispositions of, IPC common stock received in the Merger. A U.S. Holder may be subject to U.S. backup withholding, currently imposed at a rate of 28%, on payments made pursuant to the Merger or on distributions made with respect to, or on payments made pursuant to dispositions of, IPC common stock received in the Merger if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certification procedures, or to otherwise establish an exemption from U.S. backup withholding.

The amount of any U.S. backup withholding generally will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE MERGER’S POTENTIAL TAX EFFECTS. ANY FEDERAL TAX INFORMATION CONTAINED HEREIN IS NOT INTENDED TO CONSTITUTE TAX ADVICE WITH RESPECT TO ANY MEMBER’S PARTICULAR CIRCUMSTANCES. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO A U.S. HOLDER MAY BE COMPLEX AND WILL DEPEND, IN PART, ON THE U.S. HOLDER’S SPECIFIC SITUATION. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

NASDAQ Stock Market Listing

IPC common stock currently is listed on The NASDAQ Capital Market under the symbol “PTNT”. IPC has agreed to obtain approval for listing on The NASDAQ Capital Market of the shares of IPC common stock that Prism members will be entitled to receive pursuant to the Merger. In addition, under the Merger Agreement, each party’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the Merger, of various conditions, including that IPC must have caused the shares of IPC common stock to be issued in the Merger to be approved for listing on The NASDAQ Capital Market as of the closing of the Merger.

Anticipated Accounting Treatment

The Merger will be accounted for as a “purchase,” as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Prism as of the effective time of the Merger will be recorded at their respective fair values and added to those of IPC. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of IPC issued after the Merger would reflect these fair values and would not be restated retroactively to reflect the historical consolidated financial position or results of operations of Prism.

Restrictions on Resale of IPC common stock

The shares of IPC common stock to be issued in connection with the Merger will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be freely transferable, except for shares issued to any stockholder who may be deemed to be an “affiliate” of IPC for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of IPC include individuals or entities that control, are controlled by, or are under common control with, IPC and may include the executive officers, directors and significant stockholders of IPC.

In addition, as a condition to the closing of the Merger, certain Prism security holders will enter into lock-up agreements, pursuant to which such parties will agree not to, except in limited circumstances, sell or transfer, shares of IPC common stock, including, as applicable, shares received in the Merger from the effective date of the Merger until 180 days from the closing date of the Merger.

No Appraisal Rights or Dissenters’ Rights

Nebraska Law

Appraisal rights are statutory rights that enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the transaction. Under Nebraska law, holders of Prism membership units will not have rights to an appraisal of the fair value of their units in connection with the Merger.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. The Merger Agreement has been attached to this joint proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about IPC, Prism, or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that IPC and Merger Sub, on the one hand, and Prism, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties of Prism are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While IPC and Prism do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about IPC or Prism, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between IPC and Merger Sub, and Prism and are modified by the disclosure schedules.

General

Under the Merger Agreement, Strategic Concepts Acquisition Corp., or Merger Sub, a wholly owned subsidiary of IPC formed by IPC in connection with the Merger, will merge with and into Prism, with Prism surviving as a wholly owned subsidiary of IPC.

Merger Consideration

Each member of Prism immediately prior to the effective time of the Merger will receive its pro-rata share of (i) $16,500,000 in cash (less certain Prism indebtedness and expenses, which are currently expected to be immaterial), (ii) 3,500,000 shares of IPC common stock, and (iii) the right to future earnout payments, payable following the occurrence of a future Earnout Event, if any. An “Earnout Event” is defined as receipt by Prism of any amount more than $16.5 million, minus the cash balance of Prism as of closing (the “Sharing Threshold”), in “Prism patent proceeds” from lawsuits filed by Prism on or prior to the closing date of the Merger. Prism patent proceeds include total cash recoveries from litigation or settlement, royalties, license fees and proceeds from patent sales actually received by Prism in connection with its business; minus costs, expenses and fees associated with the production of such revenue (including sales commissions, attorney contingency fees, expert fees and deferred purchase amounts paid to third parties); minus Prism cash operating expenses other than amortization and other non-cash expenses for the applicable measurement period.

Upon the occurrence of an Earnout Event, an earnout payment in cash equal to 70% of the amount of Prism patent proceeds exceeding the Sharing Threshold shall be paid to the former Prism members; provided, however, that the aggregate amount of such earnout payments shall not exceed $55 million less certain permitted pre-closing distributions (which, as of the date of this joint proxy statement/prospectus, equal approximately $5.5 million, resulting in a maximum potential earnout payment of approximately $49.5 million). In addition, IPC shall be permitted to retain twenty percent of any earnout payment for the quarters ending March 31, June 30, and September 30 as a reserve against potentially unreported costs associated with the Earnout Event. IPC will include retained amounts in calculating earnout payments for the fiscal quarter ending December 31.

IPC’s obligations to make the earnout payments terminate upon the earlier to occur of: (i) the receipt by Prism of all Prism patent proceeds to which it is entitled, if any, arising from settlement or final resolution of all lawsuits filed by Prism on or prior to the closing date of the Merger, and payment by the IPC of all earnout payments arising on or prior to the date of such termination, or (ii) receipt by IPC of a written acknowledgement by the Securityholders’ Agent that no additional earnout payments are payable.

The Merger Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of IPC common stock that Prism members will be entitled to receive for changes in the market price of IPC common stock or changes in the number of outstanding shares of IPC common stock. Accordingly, the market value of the shares of IPC common stock issued pursuant to the Merger, and the percentage of outstanding IPC common stock to be held by Prism members immediately following the consummation of the Merger, will depend on the market value of the shares of IPC common stock and the number of shares of IPC common stock outstanding at the time the Merger closes, and could vary significantly from the market value on the date of this joint proxy statement/prospectus.

Directors and Officers of IPC Following the Merger

Following the Merger, IPC’s executive management team and board of directors will remain unchanged, except that Gregory J. Duman, who was a member of the Prism board of managers prior to the completion of the Merger, is expected to be appointed to IPC’s board of directors immediately following the consummation of the Merger.

Amendment to the Articles of Organization and Amendment to the Operating Agreement of Prism

Following the Merger, Prism’s articles of organization and operating agreement will be amended to reflect IPC as the sole member of Prism. IPC’s Certificate of Incorporation and Bylaws will remain unchanged.

Conditions to the Completion of the Merger

The obligations of IPC and Prism to complete the Merger are subject to the satisfaction (or waiver by IPC or Prism, as applicable), at or prior to the Merger, of various conditions, which include the following:

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the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, must have been declared effective by the SEC in accordance with the Securities Act and must not be subject to any stop order suspending the effectiveness of the From S-4, or any proceeding for that purpose shall have been initiated or threatened by the SEC that has not been withdrawn;

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there must not have been issued any temporary restraining order, preliminary or permanent injunction or other order preventing or otherwise impeding the consummation of the Merger by any court of competent jurisdiction or other governmental body, and no law, statute, rule, regulation, ruling or decree shall have been enacted or deemed applicable to the Merger by any governmental body that makes the consummation of the Merger illegal;

●	the holders of at least 67% of then outstanding units held by Prism members must approve and adopt the Merger and the Merger Agreement;

●	the holders of a majority of the votes cast at a duly called meeting of the holders of IPC common stock at which a quorum is present must approve the issuance of IPC common stock in the Merger; and

●	the shares of IPC common stock to be issued in connection with the Merger shall have been approved for listing on The NASDAQ Capital Market.

In addition, each of IPC’s and Prism’s obligation to complete the Merger is further subject to the satisfaction or waiver by such party of the following additional conditions:

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all representations and warranties of (i) IPC and Merger Sub, with respect to Prism’s closing condition, and (ii) Prism, with respect to IPC’s and Merger Sub’s closing condition, in the Merger Agreement must be accurate in all material respects on the date of the Merger Agreement and on the closing date of the Merger as if made on and as of the closing date (other than any such representations and warranties which by their terms are made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date);

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IPC and Merger Sub, with respect to Prism’s closing condition, and Prism, with respect to IPC’s and Merger Sub’s closing condition, must have performed or complied with in all material respects all covenants and obligations required to be performed or complied with by it at or prior to the closing date; and

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IPC and Merger Sub, with respect to Prism’s closing condition, and Prism, with respect to IPC’s and Merger Sub’s closing condition, must have delivered certain certificates and other documents required under the Merger Agreement for the closing of the Merger.

In addition, the obligation of IPC and Merger Sub to complete the Merger is further subject to the satisfaction or waiver by IPC of the following conditions:

●	IPC must have received lock-up agreements duly executed by certain key members;

●	IPC must have received a noncompetition and non-solicitation agreement executed by the members required to execute such agreement;

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All other filings with and consents of any government body required to be made or obtained in connection with the Merger and the other transactions contemplated by the Merger Agreement shall have been made or obtained and shall be in full force and effect;

●	There must not be any legal proceeding commenced or threatened:

o

challenging the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or seeking the recovery of damages in connection with the Merger or the any of the other transactions contemplated by the Merger Agreement;

o	seeking to prohibit or limit the exercise by IPC of any material right pertaining to its ownership of stock of merger sub or Prism;

o	that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the other transactions contemplated by the Merger Agreement; or

o	seeking to compel Prism, IPC or any affiliate of IPC to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by the Merger Agreement;

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There shall not have occurred any material adverse effect and no event or other effect shall have occurred or circumstance or other effect shall exist that, in combination with any other events, circumstances or other effects, would reasonably be expected to have or result in a material adverse effect on Prism;

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Prism shall have provided IPC with evidence reasonably satisfactory to IPC as to the exercise or termination of all rights to purchase units and no outstanding subscription, option, call, convertible note, warrant or right to acquire any membership interest, unit or other interest in Prism shall exist;

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None of certain identified individuals shall have ceased to be employed by Prism or shall have expressed an intention to terminate his or her employment with Prism following the effective time of the Merger or have declined to accept employment with IPC or any affiliate of IPC on the terms described in the offer letters tendered as of the date of the Merger Agreement;

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Prism shall have caused all Prism options to be exercised and cancelled, and all convertible indebtedness repaid or converted and all such options and convertible indebtedness and any rights pursuant to such Prism options or convertible indebtedness shall have been extinguished and no proceedings in connection with the cancellation of such options or the conversion or repayment of such indebtedness shall have been initiated; and

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Each subsidiary of Prism shall be 100% wholly owned by Prism and no outstanding subscription, option, call, convertible note, warrant or right to acquire any membership interest, unit or other interest in any subsidiary of Prism shall exist.

In addition, the obligation of Prism to complete the Merger is further subject to the satisfaction or waiver by Prism of the following conditions:

●	Since the date of the Merger Agreement there shall not have been a material adverse change in circumstances with respect to IPC’s business or assets.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of IPC and Prism for a transaction of this type relating to, among other things:

●	corporate organizational matters;

●	organizational documents and records;

●	capital structure;

●	financial statements and related information;

●	liabilities and indebtedness;

●	information supplied;

●	absence of changes;

●	title to assets;

●	bank accounts;

●	real property;

●	intellectual property;

●	contracts;

●	compliance with legal requirements;

●	tax matters;

●	employee matters and benefit plans;

●	insurance;

●	transactions with related parties;

●	legal proceedings and orders;

●	authority to enter into the Merger Agreement and binding nature of the Merger Agreement and inapplicability of anti-takeover statutes;

●	except as otherwise specifically identified in the Merger Agreement, the fact that the consummation of the Merger would not contravene or require the consent of any third party;

●	votes required for completion of the Merger and approval of the proposals that will come before the IPC special meeting and that will be the subject of the Prism member consent;

●	any brokerage or finder’s fee or other fee or commission in connection with the Merger;

●	full disclosure; and

●	information supplied in the Form S-4.

Absent fraud, the representations and warranties of Prism contained in the Merger Agreement will survive the closing until the second anniversary of the closing date, except for the representations and warranties relating to organizational matters, capital structure, certain intellectual property matters, tax matters, authority and binding nature of the Merger Agreement, and the representations, warranties, certifications and other statements and information set forth in the merger consideration certificate, which will survive ninety days after the applicable statute of limitations.

The representations and warranties of IPC contained in the Merger Agreement will survive the closing until the second anniversary of the closing date.

No Negotiation

Prism agreed that it will not, and will not authorize or permit, any representative of Prism to: (a) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any person (other than IPC) relating to a possible Acquisition Transaction (as defined below); (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any person (other than IPC or its representatives) relating to or in connection with a possible Acquisition Transaction; or (c) entertain or accept any proposal or offer from any person (other than IPC) relating to a possible Acquisition Transaction.

“Acquisition Transaction” is defined as any transaction or series of transactions involving:

(a)     the sale, license, sublicense or disposition of all or a material portion of Prism’s business or assets outside of the ordinary course of business;

(b)     the issuance, disposition or acquisition of: (i) any unit, membership interest or other equity security of Prism; or (ii) any security, instrument or obligation that is or may become convertible into or exchangeable for any unit, membership interest or other equity security of Prism; or

(c)     any merger, consolidation, business combination, reorganization or similar transaction involving Prism.

Prism shall promptly (and in any event within 24 hours of receipt thereof) notify IPC orally and in writing of any inquiry, indication of interest, proposal, offer or request for non-public information relating to a possible Acquisition Transaction that is received by Prism during the pre-closing period, which notice shall include: (i) the identity of the person making or submitting such inquiry, indication of interest, proposal, offer or request, and the terms and conditions thereof; and (ii) an accurate and complete copy of all written materials provided in connection with such inquiry, indication of interest, proposal, offer or request.

Meetings of Stockholders and Members

IPC is obligated under the Merger Agreement to call, give notice of and hold a special meeting of its stockholders for the purposes of considering the issuance of shares of IPC common stock in the Merger.

As promptly as practicable (and in any event within 10 business days) after the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, being declared effective by the SEC, Prism is obligated under the Merger Agreement to use commercially reasonable efforts to obtain the adoption and approval of the Merger Agreement and the other transactions contemplated therein from the requisite number of members as provided in Prism’s operating agreement.

Covenants; Conduct of Business Pending the Merger

Prism agreed that it will conduct its business in the ordinary course and in substantially the same manner as such business and operations were conducted prior to entering into the Merger Agreement. Prism also agreed to use reasonable efforts to preserve intact its current business organization, keep available the service of its current officers and employees and maintain its relations with all suppliers, vendors, customers, landlords, creditors, employees and merchants, maintain and enforce any owned intellectual property and provide IPC with information related to any filing, payment or action for Prism patents. Prism also agreed that, subject to certain limited exceptions, without the consent of IPC, it will not, during the period prior to closing of the Merger:

●	cancel any of its insurance policies identified in the disclosure schedules to the Merger Agreement;

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declare, accrue, set aside or pay any dividend or make any other distribution in respect of any units or other securities (except for with respect to certain permitted pre-closing distributions); or repurchase, redeem or otherwise reacquire any units or other securities;

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sell, issue or grant, or authorize the issuance of any additional unit of Prism or other security, option or right to acquire any unit of Prism (or cash based on the value of the units of Prism) or other security or instrument convertible into or exchangeable for any units of Prism (or cash based on the value of units of Prism) or other security;

●	amend or waive any of its rights under, or permit the acceleration of vesting under any compensation obligation;

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amend or permit the adoption of any amendment to the Prism’s organizational documents (other than the transactions contemplated by the Merger Agreement) or authorize or facilitate any recapitalization, reclassification of units or similar transaction with respect to the units of Prism;

●	form any subsidiary or acquire any equity interest or other interest in any other entity;

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make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of Prism during the period between the date of the Merger Agreement and the effective date of the Merger, do not exceed $50,000;

●	enter into, amend or terminate any material contract;

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acquire, lease or licenses any right or other asset form any other person for an aggregate value in excess of $50,000, sell, licenses, grant any right or otherwise dispose of or lease the following patents: United States Patent Numbers 6,516,416; 7,290,288; 8,127,345; 8,387,155; 7,203,838; and 7,631,191, or waive or relinquish any right outside of the ordinary course of business consistent with past practices;

●

enter into any collective bargaining agreement; establish, adopt, amend or terminate any Prism employee plan; pay, or make any commitment to pay, any bonus or make any profit-sharing payment, cash incentive payment or similar payment, other than commissions and/or employee bonuses not to exceed $400,000 in the aggregate paid in the ordinary course of business and consistent with past practices; increase, or make any commitment to increase, the amount of the wages, salary, commissions, fringe benefits or other employee benefits or compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any of its managers, officers or employees; promote or change the title of any of its employees (retroactively or otherwise); fund, or make any commitment to fund, any compensation obligation (whether by grantor trust or otherwise); hire or make an offer to hire any new employee on a full-time, part-time, consulting or other basis or terminate any employee, other than for cause;

●	change any of its methods of accounting or accounting practices in any material respects (other than as required by applicable accounting or auditing standards);

●

prepare or file any tax return inconsistent with past practice or, on any such tax return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the closing date of the Merger Agreement or accelerating deductions to periods ending on or before such closing date), enter into a tax allocation agreement, tax sharing agreement, or tax indemnity agreement, amend a Prism return, settle or otherwise compromise any claim, notice, audit report or assessment relating to taxes, enter into any closing agreement or similar agreement relating to taxes, otherwise settle any dispute relating to taxes, request any ruling or similar guidance with respect to taxes, or consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of taxes;

●	commence or settle any legal proceeding other than patent infringement actions in the ordinary course of business;

●	accelerate the collection of any accounts receivable or delay the payment of any accounts payable if such action would have a material impact on Prism’s financial statements;

●

write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $25,000 with respect to a single matter, or in excess of $50,000 in the aggregate, except as required by applicable accounting or auditing standards and consistent with past practices; and

●

make any pledge of any of Prism’s assets or otherwise permit any of its assets to become subject to any encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Prism’s past practices.

The disclosure schedules to the Merger Agreement permit Prism to take certain actions between the date of this Merger Agreement and the Merger that otherwise would be prohibited by the Merger Agreement. Prism may, for example, do the following:

●	redeem certain of its convertible debt securities, options and warrants in order to satisfy certain representations in the Merger Agreement;

●

issue additional units for (i) options and warrants, existing at the time of the Merger Agreement, that are exercised, (ii) convertible debt, existing at the time of the Merger Agreement, converted into units, and (iii) minority interest holders, existing at the time of the Merger Agreement, who choose to exchange their minority interests for units; and

●	exchange for units or redeem minority equity interests in its subsidiaries.

Other Agreements

Each of IPC and Prism has agreed that:

●

Following the effective time of the Merger, if any action is reasonably determined by IPC to be necessary or desirable to carry out the purposes of the Merger Agreement or to vest the surviving company or IPC with full right, title and possession of and to all rights and property of merger sub and Prism, the officers and directors or the surviving company or IPC shall be fully authorized to take such action;

●	Each of IPC and Prism shall cooperate in the preparation and filing of this joint proxy statement/prospectus;

●

IPC shall use reasonable best efforts to have this joint proxy statement/prospectus declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep this joint proxy statement/prospectus effective as long as necessary to consummate the Merger;

●

Prism shall use reasonable best efforts to deliver a comfort letter of its independent auditors to IPC with respect to the financial information of Prism included in this joint proxy statement/prospectus;

●

IPC and Prism shall notify each other of any information discovered that should be included in an amendment to this joint proxy statement/prospectus and IPC shall promptly file an amendment to this joint proxy statement/prospectus;

●	IPC will deliver this joint proxy statement/prospectus to IPC shareholders after it is declared effective under the Securities Act;

●	At the closing of the Merger, Prism shall deliver to IPC a statement that no transaction contemplated by the Merger Agreement is subject to Section 1445 of the Code;

●	Prism will terminate or amend any agreements identified in the Merger Agreement to so be terminated or amended;

●

Prism will purchase an extended reporting period endorsement under Prism’s existing managers’ and officers’ liability insurance coverage for Prism’s managers and officers with coverage for six years following the effective time of the Merger; and

●

IPC and Prism shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by the Merger Agreement, including all filings and notices required to be made or given in connection with the Merger and the other transactions contemplated by the Merger Agreement and to obtain consents required by the Merger Agreement.

Indemnification

Absent fraud, the representations and warranties of Prism contained in the Merger Agreement will survive the closing until the second anniversary of the closing date, except for the representations and warranties relating to organizational matters, capital structure, certain intellectual property matters, tax matters, authority and binding nature of the Merger Agreement, and the representations, warranties, certifications and other statements and information set forth in the merger consideration certificate (collectively, the “Specified Reps”), which will survive ninety days after the applicable statute of limitations.

The representations and warranties of IPC contained in the Merger Agreement will survive the closing until the second anniversary of the closing date. The Merger Agreement provides that from and after the closing IPC and its affiliates and representatives will be indemnified and held harmless by the members of Prism as of immediately prior to the effective time of the merger, severally and not jointly, from and against any monetary loss incurred by such indemnitee that results from the following items:

●	any inaccuracy in or breach of any of the representations or warranties of Prism contained in the Merger Agreement;

●	the breach of, or failure to perform, any covenant or agreement of Prism or the securityholders’ agent contained in the Merger Agreement;

●	the breach of closing certificates, including calculations and information in the merger consideration certificate and in any earnout consideration certificate;

●	claims of ownership; and

●

claims by current and former officers, managers, employees and agents of Prism involving a right or entitlement to indemnification, reimbursement of expenses or any other relief or remedy with respect to any act or omission that arose, occurred or existed at or prior to closing.

Limitations on indemnification include the following:

●

no claim for indemnification with respect to breaches of general representations and warranties by any indemnified party may be asserted until aggregate damages exceeds $250,000, at which point such indemnified party is entitled to be indemnified against and compensated and reimbursed for the entire amount of such damages and not merely the portion of such damages exceeding the $250,000 threshold; and

●

except in the event of fraud or for breach of a Specified Rep, the maximum aggregate amount of indemnifiable monetary damages that may be recovered from the members of Prism as of immediately prior to the effective time of the merger will be $20,000,000.

The right to offset any amounts to which IPC may be indemnified under the terms of the Merger Agreement against earnout amounts otherwise payable by IPC under the Merger Agreement is IPC’s sole and exclusive remedy for breach of Prism’s representations and warranties in the Merger Agreement, except in the event of fraud or for breach of a Specified Rep.

The Merger Agreement does not provide for an escrow fund or any holdback of the merger consideration for indemnification purposes or otherwise.

Termination

The Merger Agreement may be terminated at any time before the completion of the Merger, whether before or after the required approvals to complete the Merger have been obtained, as set forth below:

●	by mutual written consent of IPC and Prism;

●

by either IPC or Prism if, the Closing has not taken place on or before 5:00 p.m. (Pacific time) March 20, 2015; provided, however, that neither IPC nor Prism shall be permitted to terminate the Merger Agreement if the failure to consummate the Merger by such date (as the same may be extended) results from, or is caused by, a material breach by such party of any of its representations, warranties, covenants or agreements contained herein;

●

by IPC or Prism if a court of competent jurisdiction or governmental body shall have issued a final and nonappealable order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or there shall be any applicable legal requirement enacted, promulgated, issued or deemed applicable to the Merger by any governmental body that would make consummation of the Merger illegal;

●

by IPC if (i) any of the representations and warranties of Prism in the Merger Agreement shall be inaccurate as of the date of the Merger Agreement, or shall have become inaccurate as of a date subsequent to the date of the Merger Agreement, such that the certain conditions set forth in the Merger Agreement would not be satisfied, provided that such inaccuracy is not cured during the cure period set forth in the Merger Agreement; (ii) any of the covenants of Prism contained in the Merger Agreement shall have been breached such that certain conditions set forth in the Merger Agreement would not be satisfied, provided that such inaccuracy is not cured during the cure period set forth in the Merger Agreement; or (iii) any material adverse effect shall have occurred, or any event or other effect shall have occurred or circumstance or other effect shall exist that, in combination with any other events, circumstances or other effects, would reasonably be expected to have or result in a material adverse effect;

●

by Prism if (i) any of the representations and warranties of IPC in the Merger Agreement shall be inaccurate as of the date of the Merger Agreement, or shall have become inaccurate as of a date subsequent to the date of the Merger Agreement, such that the certain conditions set forth in the Merger Agreement would not be satisfied, provided that such inaccuracy is not cured during the cure period set forth in the Merger Agreement; or (ii) any of the covenants of IPC contained in the Merger Agreement shall have been breached such that certain conditions set forth in the Merger Agreement would not be satisfied, provided that such inaccuracy is not cured during the cure period set forth in the Merger Agreement;

●	by IPC if the Merger Agreement and the Merger are not approved by 67% of Prism members prior to March 20, 2014; or

●	by IPC or Prism if the stockholders of IPC do not approve the issuance of IPC common stock in the Merger at the IPC special meeting.

Amendment

The Merger Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered: (a) prior to the closing date of the Merger Agreement, on behalf of Prism, IPC, Merger Sub and the Securityholders’ Agent; and (b) after the closing date of the Merger Agreement, on behalf of IPC and the Securityholders’ Agent (acting exclusively for and on behalf of all of the members of Prism as of immediately prior to the effective time of the Merger).

AGREEMENTS RELATED TO THE MERGER

Support Agreements

In order to induce IPC to enter into the Merger Agreement, certain Prism members are parties to a support agreement with IPC and Prism pursuant to which, among other things, each of the members agreed to vote all of its units of Prism in favor of the Merger and the adoption and approval of the Merger Agreement and the terms thereof, each of the other actions contemplated by the Merger Agreement and any action in furtherance of the Merger Agreement or the actions contemplated by the Merger Agreement and to vote against any action that could reasonably be expect to result in a breach of any representation, warranty, covenant or obligation of the Merger Agreement or actions involving certain corporation transactions and organization.

The parties to the support agreements are: Richard L. Gregg, on behalf of Prism Resources, Inc. (a Prism manager and executive officer), Gregory J. Duman (a Prism manager and executive officer), Gerald C. Korth (a Prism executive officer), Andre J. Bahou (a Prism executive officer) and William Fisher (a Prism manager), on behalf of FFI, LLC.

The members of Prism that are party to a support agreement owned an aggregate of 6,157,419 membership units of Prism, representing approximately 51% of the outstanding membership units of Prism as of the date of this joint proxy statement/prospectus. These members include only executive officers and managers of Prism and entities affiliated with those executive officers and managers. Following the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part and pursuant to the Merger Agreement, the parties to the support agreement will vote in favor of the Merger and the adoption and approval of the Merger Agreement and the terms thereof.

Under these support agreements, subject to certain exceptions, such stockholders also have agreed not to sell or transfer Prism units and securities held by them, or any voting rights with respect thereto, until the earlier of the termination of the Merger Agreement or the date on which the Merger becomes effective. In addition, these Prism members also agreed to be bound by the terms of Merger Agreement and confidentiality provisions as set forth in the support agreements and waived any rights to appraisal or dissenters’ rights.

Lock-up Agreements

As a condition to the closing of the Merger, certain of the Prism security holders, have entered into lock-up agreements, pursuant to which such parties have agreed not to, except in limited circumstances, offer for sale, sell, pledge or otherwise dispose of, or engage in swap or similar transactions with respect to, shares of IPC common stock, including, as applicable, shares received in the Merger until 180 days from the closing of the Merger.

The parties to the lock-up agreements are Gregory J. Duman, Andre J. Bahou, Richard L. Gregg (on behalf of Prism Resources, Inc.), Gerald C. Korth and William Fisher (a Prism manager, on behalf of FFI, LLC). As of the date of this joint proxy statement/prospectus, the Prism security holders who have executed lock-up agreements beneficially owned in the aggregate approximately 51% of the outstanding membership units of Prism.

MATTERS BEING SUBMITTED TO A VOTE OF IPC STOCKHOLDERS

IPC Proposal No. 1: Approval of the Merger and the Issuance of Common Stock in the Merger

At the IPC special meeting, IPC stockholders will be asked to approve the Merger and the issuance of IPC common stock pursuant to the Merger Agreement. Immediately following the Merger, it is expected that Prism security holders will own approximately 39.3% of the fully-diluted common stock of IPC, with existing IPC stockholders and optionholders holding approximately 60.7% of the fully-diluted common stock of IPC.

The terms of, reasons for and other aspects of the Merger Agreement, the Merger and the issuance of IPC common stock pursuant to the Merger Agreement are described in detail in the other sections in this joint proxy statement/prospectus.

Required Vote

The affirmative vote of the holders of a majority of the shares of IPC common stock having voting power present in person or represented by proxy at the IPC special meeting is required for approval of IPC Proposal No. 1.

THE IPC BOARD OF DIRECTORS RECOMMENDS THAT THE IPC STOCKHOLDERS VOTE “FOR” IPC PROPOSAL NO. 1 TO APPROVE THE MERGER AND THE ISSUANCE OF IPC COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

IPC Proposal No. 2: Approval of Possible Adjournment of the IPC Special Meeting

If IPC fails to receive a sufficient number of votes to approve IPC Proposal No. 1, IPC may propose to adjourn the IPC special meeting for the purpose of soliciting additional proxies to approve IPC Proposal No. 1. IPC currently does not intend to propose adjournment at the IPC special meeting if there are sufficient votes to approve IPC Proposal No. 1. The affirmative vote of the holders of a majority of the shares of IPC common stock having voting power present in person or represented by proxy at the IPC special meeting is required to approve the adjournment of the IPC special meeting for the purpose of soliciting additional proxies to approve IPC Proposal No. 1.

THE IPC BOARD OF DIRECTORS RECOMMENDS THAT THE IPC STOCKHOLDERS VOTE “FOR” IPC PROPOSAL NO. 2 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF IPC PROPOSAL NO. 1.

MATTERS BEING SUBMITTED TO A VOTE OF PRISM MEMBERS

Prism Proposal No. 1: Approval of the Merger and the Merger Agreement

At the Prism special meeting, Prism members will be asked to approve the Merger and the Merger Agreement. The terms of, reasons for and other aspects of the Merger and the Merger Agreement are described in detail in the other sections in this joint proxy statement/prospectus.

Required Vote

The approval of Prism members holding at least sixty-seven percent (67%) of then outstanding units held by Prism members is required for approval of Prism Proposal No. 1.

THE PRISM BOARD OF MANAGERS RECOMMENDS THAT PRISM MEMBERS VOTE “FOR” PRISM PROPOSAL NO. 1 TO APPROVE THE MERGER AND THE MERGER AGREEMENT.

Prism Proposal No. 2: Approval of Possible Adjournment of the Prism Special Meeting

If Prism fails to receive a sufficient number of votes to approve Prism Proposal No. 1, Prism may propose to adjourn the Prism special meeting for the purpose of soliciting additional proxies to approve Prism Proposal No. 1. Prism currently does not intend to propose adjournment at the Prism special meeting if there are sufficient votes to approve Prism Proposal No. 1. Approval of Prism Proposal No. 2 requires the affirmative vote of the holders of a majority of the Prism units having voting power present in person or represented by proxy at the meeting.

THE PRISM BOARD OF MANAGERS RECOMMENDS THAT PRISM MEMBERS VOTE “FOR” PRISM PROPOSAL NO. 2 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PRISM PROPOSAL NO. 1.

IPC BUSINESS

Overview

IPC was originally incorporated in California in February 1995 and re-incorporated in Delaware in October 1996, and is headquartered outside Sacramento, California.

From its inception through December 21, 2011, IPC operated an online insurance marketplace that electronically matched consumers and providers of automobile, property, health, term life, and small business insurance. IPC discontinued this business in connection with the sale of substantially all of its assets to Bankrate, Inc. in a transaction that closed on December 21, 2011. In connection with this sale of assets, IPC changed its name from InsWeb Corporation to Internet Patents Corporation. Since December 2011, IPC’s business has consisted solely of plans to license and otherwise enforce its portfolio of seven e-commerce patents (the “Patent Licensing Business”).

From its original incorporation, IPC was among the earliest companies operating exclusively online, and IPC employed a significant staff of software and systems engineers to develop technology leveraging the power of the Internet. Although IPC’s principal business focus at that time was online insurance lead generation, the problems that IPC’s technology experts faced were common to many e-commerce companies. IPC’s innovative solutions to these problems are now covered by patents that it believes apply to many e-commerce activities, including:

●	personalized product recommendations to web site visitors;

●	retargeting or remarketing to web site visitors;

●	online registration and application processes and forms;

●	maintaining consistent look and feel of web pages in multiple languages; and

●	generating quick or even real-time product rate requests.

Under U.S. law, a patent owner is entitled to exclude others from making, selling or using the patented invention for the life of the patent, generally twenty years from its filing date, with some possible term extensions by statute. The patent holder may grant one or more licenses to the patented invention, typically allowing the licensee to make, use and/or sell the patented invention in return for a royalty paid to the patent owner. A patent owner also may sue and recover damages from unlicensed parties for past patent infringement and sometimes future royalties. Although IPC intends to attempt to negotiate a reasonable royalty for licenses for its patented technologies, IPC may not be able to reach a negotiated settlement with the accused infringer. In that case IPC expects to vigorously litigate its infringement claims. To date, none of IPC’s patents has generated direct revenues or been subject to a final adjudication of its validity.

Business Strategy

IPC’s future revenues are expected to consist of the royalties from licensing the patents and damages for past infringement. IPC expects significant resistance from entities that it believes infringe one or more of its patents, especially until the validity of the patents can be established. Patent enforcement litigation can be expensive and often takes several years to reach the trial stage, and the appeals process could result in further delays in receiving royalties or damage awards. For these reasons, IPC cannot estimate what revenues, if any, it will receive from the Patent Licensing Business. In addition to general and administrative expenses, including salaries and benefits, rent and utilities, IPC will incur expenses associated with patent enforcement litigation and being a public company.

Competition

IPC believes that each patent owned by it represents a unique technology that many third parties will find useful or valuable to their operations. IPC therefore does not believe that it faces direct competition. In offering a license or in asserting a claim of infringement, however, IPC may cause the third parties to alter their business operations rather than pay IPC an on-going royalty.

Intellectual Property and Proprietary Technology

IPC’s patent portfolio consists of seven issued patents, all of which are considered utility patents, and two patent applications. All of the issued patents are wholly-owned by IPC, except for U.S. Patent No 7,389,246 in which IPC transferred a one-half ownership interest to an unrelated company on a royalty free basis. All of the patents issued to IPC describe technologies that were invented by employees of IPC and assigned to IPC. In addition, IPC continues to pursue continuation patent applications related to some of the issued patents. IPC does not engage in research and development activities and therefore does not expect to develop further patentable inventions; however, IPC may acquire additional patents from third parties for strategic purposes.

Event Log (U.S. Patent No. 6,898,597) filed November 9, 1999; patent term expires in November 2019

This patent describes an event logging system that monitors for the occurrence of predefined web site usage events having some business significance, records the occurrence of those events, and also records the events’ associated context information. The system includes a software event identification routine, executing within web server software or other web-related application software, that monitors for the occurrence of an event and gathers a desired set of related context information. A database interface, usable by one or more distinct web servers or applications, is used to insert the information into an event database. The event database can later be processed to add, modify, or delete event data, as well as prepare the data for integration into other databases or the preparation of reports.

System and method for optimizing and processing electronic pages in multiple languages (U.S. Patent No. 7,107,325) filed November 15, 1999; patent term expires in November 2019

This patent describes a web page processing system that processes a user’s requests using predefined, flexible templates and corresponding logic. Main processing handles non-departmental specific functions, such as security and data decoding and encoding.

Data decoding and encoding includes converting data to a universal character coding representation. The system also includes software for determining the character set used by a user for converting universal character coded data into a particular language code. The system includes a secure private protocol for advantageously securing the system in addition to traditional router-based firewall technology. Links to departmental level functions through template files are provided for department-specific functions and processing of department-related information received by the system. In addition, web page customization is provided by specialized links to external web sites containing logos and other indicia to be included on returned web pages.

System and method for optimizing and processing electronic pages in multiple languages (U.S. Patent No. 8,595,355) filed September 12, 2006; patent term expires in November 2019

This patent was issued from a continuation application filed with respect to U.S. Patent No. 7,107,325. It adds certain claims to the parent patent regarding a web page processing system that processes a user’s requests using predefined, flexible templates and corresponding logic.

Data decoding and encoding includes converting data to a universal character coding representation. The system also includes software for determining the character set used by a user for converting universal character coded data into a particular language code. The system includes a secure private protocol for advantageously securing the system in addition to traditional router based firewall technology. Links to departmental level functions through template files are provided for department specific functions and processing of department-related information received by the system. In addition, web page customization is provided by specialized links to external web sites containing logos and other indicia to be included on returned web pages.

Dynamic tabs for a graphical user interface (U.S. Patent No. 7,707,505) filed March 23, 2000; patent term expires March 2025

This patent describes a dynamic, intelligent user interface for an on-line, virtual application that uses user input to customize the subsequent display of application data and queries presented to the user/applicant. The invention includes a facility for intelligent editing, data state presentation, and error flagging and correction. In one embodiment of the invention, the intelligent user interface is implemented as part of a series of dynamically generated web pages (a form set) presented to a user of an e-commerce Internet web site. This presentation is in the form of a collection of tabbed panes of data, the selected pane being displayed on a web page, wherein each pane contains one or more pages of data and queries. This organization and presentation of the virtual application provides re-entrant editing; error trapping, flagging, and correction; and easy navigation from sub-pane to sub-pane (page to page) within each pane and from pane to pane using the tabs and conventional browser Back and Forward button functionality.

Insurance rating calculation software component architecture (U.S. Patent No. 7,389,246) filed February 15, 2000; patent term expires in March 2024

This patent describes a product rate calculation system that utilizes a software component architecture providing a flexible insurance rating calculation system that can easily be scaled, modified, expanded, and implemented in various computer system operating environments, while still providing quick, and even real-time responsiveness to product rate requests. The product rate calculation system includes a product application or component object that requests a product rate from a product rate calculation software component, and can supply some or all of the rating information needed for the calculation. One or more support software components and one or more protocol stacks facilitate component communication.

Insurance Agent Contact System (U.S. Patent No. 7,640,176) filed May 20, 1999; patent term expires in November 2022

This patent describes an online insurance information system that is comprised of an insurance quoting system, an agent contact system, agent systems, and customer systems. The agent contact system comprises a customer interfacing subsystem, a create contact engine, an agent interfacing subsystem, and a process contact engine. The customer interfacing subsystem is coupled to the quoting system and to a given one of the customer systems for receiving an online indication by a given customer of a desire to pursue a policy with a given agent. The given customer comprises a given contact. The create contact engine identifies the given agent system and saves in a database local to the agent contact system a personal insurance profile and contact information corresponding to the given customer. The agent interfacing subsystem coupled to the given agent system receives an online indication by the given agent of a desire to view, print, or modify the contact information. The process contact engine contacts the given agent system with information regarding the given contact, and accesses and modifies the contact information in accordance with online indications made by the agent.

System and Method for Flexible Insurance Rating Calculation (U.S. Patent No. 8,103,526) filed March 7, 2000; patent term expires in October 2022

This patent describes a product rate calculation system that operates as a rating server (e.g., a process executing on a server computer system, or a process executing on the same computer system as a client process but serving information to the client process) and provides a flexible insurance rating calculation system that can easily be modified and expanded, while still providing quick, and even real-time responsiveness to product rate requests. The product rate calculation system includes an interface to a product information database and a cache for storing product rate information for efficient reuse. The product rate information includes product rate expressions that are parsed and evaluated by an expression evaluation routine to determine a product rate. As part of the evaluation process, additional product rate information (such as look-up table data and numerical constants) as well as consumer information can be used.

Employees

As of December 10, 2014, IPC had three full-time employees, all of whom are executive officers of IPC. IPC has never had a work stoppage, and none of its employees are currently represented under collective bargaining agreements. IPC believes that its future success will depend in part on the continued service of its executive officers. IPC has no long-term employment agreements with any of its personnel, but L. Eric Loewe, IPC’s General Counsel and Secretary, is covered under IPC’s Executive Retention and Severance Plan.

Legal Proceedings

During 2012, IPC filed patent infringement lawsuits against six companies. Two of the companies are alleged to have infringed the Event Log patent; four companies are alleged to have infringed the Dynamic Tabs patent. Each of the lawsuits was filed in the U.S. District Court for the Northern District of California and trial dates for the lawsuits have not been set. The following table summarizes the status of current litigation:

●

On June 29, 2012, IPC filed suit against TellApart, Inc. and eBags, Inc. in the U.S. District Court for the Northern District of California alleging infringement of the Event Log patent. IPC sought monetary damages and injunctive relief. The USPTO granted the defendants’ petition for ex parte re-examination of the Event Log patent on May 31, 2013. On August 28, 2013, the U.S. District Court granted defendants’ motion to stay the litigation for the duration of the USPTO’s re-examination. In the re-examination, the examiner rejected all of the claims of the Event Log patent, and on June 6, 2014, IPC appealed the rejection to the Patent Trials and Appeals Board.

●

On September 27, 2012, IPC filed suit against The General Automobile Insurance Services, Inc. (d/b/a The General, Permanent General Assurance Corporation and Permanent General Assurance Corporation of Ohio or “The General”) and the Active Network, Inc. in the U.S. District Court for the Northern District of California alleging infringement of the Dynamic Tabs patent. On December 21, 2012, IPC filed suit against Tree. Com and Quinstreet, Inc. in the U.S. District Court for the Northern District of California also alleging infringement of the Dynamic Tabs patent. In each of the four cases, IPC sought monetary damages and injunctive relief. The four cases were reassigned to a single judge in 2013. On September 24, 2013, the court ruled that the Dynamic Tabs patent was invalid for lack of patent-eligible subject matter and granted a motion to dismiss filed by The General. The court later dismissed the cases against the other three defendants on the same basis. On October 23, 2013, IPC appealed the dismissal to the U.S. Court of Appeals for the Federal Circuit. Oral arguments in the appeal were heard on August 6, 2014.

PRISM BUSINESS

Prism is a Nebraska limited liability company headquartered in Omaha, Nebraska. Prism was formed in 2003 as a successor to Prism Resources, Inc. Prism is the majority owner of two primary operating subsidiaries: Secure Axcess, LLC, a Texas limited liability company, and Millenium Biologix, LLC, a Nebraska limited liability company.

Prism’s business model is focused on intellectual property licensing and technology research and development. As of December 10, 2014, Prism and its subsidiaries owned a patent portfolio consisting of nine patent families with an aggregate of 51 issued patents and five pending patent applications in the computer and network security, semiconductor and medical technology space. Of the 51 patents, substantially all were acquired from third parties, many of whom have a continuing right to receive a portion of the proceeds from licensing activities. Prism’s executives and advisors have substantial experience licensing patents.

Intellectual Property and Proprietary Technology

Prism’s patent portfolio includes the following technologies:

Patent Family	Technology	Potential Market Applications
Gregg Patents	Device Authentication, Access to Protected Resources	Wireless & Mobile Commerce Online Content Delivery Software Activation Corporate Systems Access Banking & Financing Services Electronic Commerce
Glazer Patents	Image Recognition, Web Site Authentication	Online Banking & Financial Services
Weber Patents	Multiple Screen Computer Display	Multi-Screen Computer / Gaming Devices
Pugh Patents	Synthetic Biomaterial Compound	Biotech
Wallace Patents	Encrypted Cookies	Electronic Commerce
Quizid Patents	Authentication Tokens	Electronic Commerce, Wireless & Mobile Commerce

Prism began enforcing its patents against third parties in 2005. To date, Prism has licensed its technology to over 30 companies, including Microsoft Corporation (NASDAQ: MSFT), Blackberry Limited (formerly known as Research In Motion Limited) (NASDAQ: BBRY), VeriSign, Inc. (NASDAQ: VRSN), Adobe Systems Incorporated (NASDAQ: ADBE), National Instruments Corporation (NASDAQ: NATI), Bank of America Corporation (NYSE: BAC), Harris Bancorp, Inc., Baxter International Inc. (NYSE: BAX) and AT&T Inc. (NYSE: T).

Employees

As of December 10, 2014, Prism had six employees, none of whom are parties to an employment agreement. Prism has never had a work stoppage, and none of its employees are currently represented under collective bargaining agreements.

Legal Proceedings

The following table summarizes the status of Prism litigation pending as of December 10, 2014. All dates are subject to change based upon a number of factors, including the relevant court’s schedule, rulings on motions and other pre-trial events.

Patents	Parties	Civil Action Number, Court, and Judge	Key Upcoming Dates
Gregg Patents	Prism Technologies, LLC v. Sprint, T-Mobile, U.S. Cellular, & Cellco Partnership dba Verizon Wireless	8:12-cv-00122-126-LES-TDT (USDC Nebraska, J. Strom)	Trial Dates Sprint 4-20-15 T-Mobile 6-15-15 US Cellular 7-13-15 Verizon 9-28-15
Glazer Patents	Secure Axcess, LLC v. U.S. Bank, et al.	6:13-cv-00717-KNM (USDC Eastern District Texas, J. Mitchell)	District Court Case stayed pending CBM.
Glazer Patents

EMC Corp. and RSA Security, LLC v. Secure Axcess, LLC

PNC Bank, National Association v. Secure Axcess, LLC

Bank of the West, et al v. Secure Axcess, LLC

T. Rowe Price Investment Services, Inc. v. Secure Axcess, LLC

		IPR2014-00475 (PTAB, Panel) CBM2014-00100 (PTAB, Panel) CBM2015-00009 (PTAB, Panel) CBM2015-00027 (PTAB, Panel)	PTAB Hearing 5-20-15 Decision Expected by 8-20-15 Petition Filed, Action Not Yet Instituted Petition Filed, Action Not Yet Instituted
Weber Patents	Secure Axcess, LLC v. Nintendo of America, Inc., et al.	2:14-cv-01013-RSM (USDC Western District Washington, J. Ricardo Martinez)	Markman Hearing 3-20-15 Trial Date 10-5-15
Pugh Patents	Baxter Healthcare Corp. v. Millenium Biologix, LLC Baxter Healthcare Corp. v. Millenium Biologix, LLC	IPR2013-00582 (PTAB, Panel) IPR2013-00590 (PTAB, Panel)	PTAB Decision Expected Around 2-14-15

IPC MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with the consolidated financial statements of IPC and accompanying notes appearing elsewhere in this joint proxy statement/prospectus. This discussion of the IPC financial condition and results of operations contains certain statements that are not strictly historical and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. Actual results may differ materially from those projected in the forward-looking statements due to other risks and uncertainties that exist in IPC’s business and business environment, including those set forth in the section entitled “Risk Factors—Risks Related to the Combined Company if the Merger is Completed” in this joint proxy statement/prospectus and the other risks and uncertainties described in the section entitled “Risk Factors” in this joint proxy statement/prospectus and elsewhere in this joint proxy statement/prospectus. All forward-looking statements included in this joint proxy statement/prospectus are based on information available to IPC as of the date hereof, and IPC assumes no obligation to update any such forward-looking statement.

Overview

From its inception through December 21, 2011 (the “Disposition Date”), IPC operated an online insurance marketplace that electronically matched consumers and providers of automobile, property, health, term life, and small business insurance. IPC discontinued this business in connection with the sale of substantially all of its assets related to the lead generation business to Bankrate, Inc. in a transaction that closed on December 21, 2011 (the “Disposition”). As a result of the Disposition, IPC no longer conducts the insurance lead generation business, and has agreed not to reenter that business for a period of ten years.

Since the Disposition Date, IPC’s business consists solely of plans to license or otherwise enforce its portfolio of e-commerce and online insurance distribution patents (“Patent Licensing Business”).

Under U.S. law, a patent owner is entitled to exclude others from making, selling or using the patented invention for the life of the patent, generally twenty years from its filing date, with some possible term extensions by statute. The patent holder may grant one or more licenses to the patented invention, typically allowing the licensee to make, use and/or sell the patented invention in return for a royalty paid to the patent owner. A patent owner also may sue and recover damages from unlicensed parties for past patent infringement and sometimes future royalties. Although IPC intends to attempt to negotiate a reasonable royalty for licenses to the patented technologies, IPC may not be able to reach a negotiated settlement with the accused infringer. In that case IPC expects to vigorously litigate its infringement claims. To date, none of IPC’s patents has generated direct revenues or been subject to a final adjudication of its validity.

IPC’s future revenues are expected to consist of the royalties from licensing the patents and damages for past infringement. IPC expects significant resistance from entities that it believes infringe one or more of its patents, at least until the validity of the patents can be established. Patent enforcement litigation will often be necessary but it can be expensive and often takes several years to reach the trial stage, and the appeals process could result in further delays in receiving royalties or damage awards. For these reasons, IPC cannot estimate what revenues, if any, it will receive in 2014. In addition to general and administrative expenses, including salaries and benefits, rent and utilities, IPC will incur expenses associated with patent enforcement litigation and being a public company. IPC cannot predict if it will generate revenues or be profitable in 2014.

During 2012, IPC filed patent infringement lawsuits against six companies. Two of the companies are alleged to infringe the Event Log patent; four companies are alleged to infringe the Dynamic Tabs patent. Each of the lawsuits was filed in the U.S. District Court for the Northern District of California and trial dates for the lawsuits have not been set.

Recent Events

On November 11, 2014, IPC, Strategic Concepts Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of IPC (“Merger Sub”), Prism, a Nebraska limited liability company, and Gregory J. Duman, as Securityholders’ Agent entered into the Merger Agreement, pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Prism, with Prism becoming a wholly-owned subsidiary of IPC and the surviving corporation of the Merger.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, in exchange for all of the outstanding equity of Prism outstanding immediately prior to the effective time of the Merger, IPC will pay $16.5 million in cash (less certain Prism indebtedness and expenses, which are currently expected to be immaterial), and issue 3.5 million shares of IPC common stock to Prism security holders. Subject to certain conditions, IPC has also agreed to share future revenue related to Prism’s patents with Prism’s former security holders up to a maximum amount of approximately $49.5 million.

Immediately following the closing of the transaction, Prism’s former equity owners are expected to own approximately 34.7% of the outstanding common stock of IPC (or approximately 39.3% of the outstanding common stock of IPC calculated on a fully diluted basis).

On November 25, 2014, IPC entered into stock purchase agreements (the “Honig Purchase Agreements”) with Mr. Barry Honig and certain of his affiliates, pursuant to which IPC agreed to repurchase an aggregate of 492,178 shares of IPC common stock at a price of $3.00 per share, for a total purchase price of $1,476,534. The purchase of such shares was completed on December 1, 2014. On November 30, 2014, IPC entered into a stock purchase agreement (the “Frost Purchase Agreement”) with Frost Gamma Investments Trust, pursuant to which IPC agreed to repurchase 500,000 shares of IPC common stock at a price of $3.00 per share, for a total purchase price of $1,500,000. The purchase of such shares was completed on December 1, 2014. On November 30, 2014, IPC entered into a stock purchase agreement with an IPC stockholder and certain of his affiliates, pursuant to which IPC agreed to repurchase an aggregate of 186,086 shares of IPC common stock at a price of $3.00 per share, for a total purchase price of $558,258. The purchase of such shares was completed on December 1, 2014.

Results of Operations

Nine Months Ended September 30, 2014 Compared to Nine Months Ended September 30, 2013

The following table sets forth selected statement of operations data for the nine months ended September 30, 2014 and 2013:

	Nine Months Ended September 30,
(in thousands, except per share amounts)	2014	2013
	(unaudited)
Revenues	$-	$-
Operating expenses:
General and administrative	1,620	2,211
Total operating expenses	1,620	2,211
Loss from operations	(1,620)	(2,211)
Other income, expense, net	23	18
Net loss before income taxes	(1,597)	(2,193)
Income tax provision	-	-
Net loss	(1,597)	(2,193)
Net loss per share:
Basic and diluted	$(0.21)	$(0.28)
Shares used in computing per share amounts
Basic and diluted	7,752	7,752

Revenues. To date, IPC has received no revenues from its Patent Licensing Business. Due to the events relating to the Event Log patent litigation and the Dynamic Tabs patent litigation, as well as the unpredictable nature of the Patent Licensing Business generally, IPC does not expect to receive revenues during the remainder of 2014. Following the completion of the Merger, IPC expects that the combined company will have revenues during 2015 primarily attributable to Prism’s business, but is unable to estimate the amount due to the uncertainties associated with patent enforcement matters.

Operating Expenses

	Nine months ended September 30,		Percentage change from prior period
(in thousands, except percentages)	2014	2013
General and administrative	$1,620	$2,211	(27%	)

General and Administrative. General and administrative expenses consist primarily of payroll and related expenses, including employee benefits, facility costs, accounting and legal services and insurance for IPC’s general management, administrative and accounting personnel, as well as other general corporate expenses. General and administrative expenses decreased to $1,620,000 for the nine months ended September 30, 2014 from $2,211,000 for the comparable period in 2013. The decrease is primarily due to the charge, described in Note 5 of the condensed consolidated financial statements for the nine months ended September 30, 2014, of $606,000 in the quarter ended June 30, 2013 to record an accrual for lease obligations relating to IPC’s former headquarters in Rancho Cordova, California. General and administrative expenses for the remainder of 2014 are expected to increase over the current quarter due primarily to the expenses associated with the Merger. Following the completion of the Merger, IPC expects that general and administrative expenses will increase to approximately $5.5 million in 2015. The expected increase is due primarily to the addition of Prism’s general and administrative expenses, including salaries, rent and consulting services.

Amortization Expense. IPC did not recognize amortization expense in the nine months ended September 30, 2013 and 2014. Following completion of the Merger, IPC expects that the combined company will have substantial amortization expense due to the useful life of some of its patents.

Other Income. Other income was $23,000 for the nine months ended September 30, 2014 as compared to $18,000 for the comparable periods in 2013. Other income for the nine months ended September 30, 2014 consists of interest earned on IPC’s investment portfolio of cash, cash equivalents and short-term investments. IPC expects that other income for the remainder of 2014 will consist entirely of returns received from its investment portfolio, which will be negligible given the conservative nature of IPC’s investment policy and the interest rates currently available in the United States. IPC expects that other income will consist entirely of returns received from its investment portfolio in the near future, which will be negligible given the current interest rate environment in the United States.

Income Taxes. IPC recognized no expense for and did not receive a benefit from income taxes for the nine months ended September 30, 2014 and 2013. Following the completion of the Merger, IPC expects that taxable income in 2015 generated by the combined company’s operations, if any, will be reduced by state and federal net operating loss carryforwards.

Net Loss. As a result of substantial amortization expense due to the useful life of some of its patents, the combined company may not have GAAP net income for 2015 or 2016 even if it generates revenues from its patent licensing activities.

Fiscal 2013 Compared to Fiscal 2012

The following table sets forth selected statement of operations data with the respective percentage change from the prior year (dollars in thousands):

	2013	2012	% Change from the Prior Year 2013
Revenues	$-	$-	N/A
Operating expenses:
General and administrative	2,688	2,959	-9%
Total operating expenses	2,688	2,959	-9%
Loss from operations	(2,688)	(2,959)	-9%
Other income	25	172	-85%
Net loss before income taxes	(2,663)	(2,787)	-4%
Income tax benefit	-	(61)	N/A
Net loss	(2,663)	(2,726)	-2%
Comprehensive loss	$(2,663)	$(2,726)	-2%

Revenues. IPC did not generate revenues in 2012 or 2013 from its patent licensing business.

General and Administrative. General and administrative expenses consist primarily of payroll and related expenses, including employee benefits, facility costs, accounting and legal services and insurance for IPC’s general management, administrative and accounting personnel, as well as other general corporate expenses. General and administrative expenses decreased 9% to $2.7 million in 2013 from $3.0 million in 2012. The decrease was primarily due to a reduction in administrative headcount, reduced rent, accounting services, consulting services, insurance, board of director fees and business taxes. The decrease was offset by a $606,000 one-time charge to record an accrual for lease obligations related to the sublease of IPC’s former headquarters in Rancho Cordova, California and by increases in litigation and general legal expenses and share-based compensation expense for the options granted on July 1, 2013 to the non-employee directors.

Amortization Expense. IPC did not recognize amortization expense in 2012 or 2013.

Other Income. Other income was $25,000 in 2013, compared to $172,000, in 2012. In 2012, other income included a one-time payment of $99,000 received by IPC following the settlement of commercial litigation and a supplemental payment from Bankrate of $67,000 related to the collection of outstanding accounts receivable subsequent to the Disposition Date. In addition, $25,000 and $6,000 was recognized in 2013 and 2012, respectively, for interest earned on IPC’s investment portfolio of cash, cash equivalents and short-term investments.

Income Taxes. IPC recognized federal and state income tax benefits of $61,000 in 2012, due to the difference between the income tax expense recognized for the year ended December 31, 2011 and the actual tax liability incurred when the income tax returns were filed during the quarter ended September 30, 2012.

Off-Balance Sheet Arrangements

IPC had no off-balance sheet arrangements in the years ended December 31, 2012 and 2013 and the nine months ended September 30, 2014.

Critical Accounting Policies

IPC’s discussion and analysis of its financial condition and results of operations are based on IPC’s consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires IPC to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. IPC bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. IPC believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenue Recognition. IPC has not yet determined the methodology it will use for recognizing revenues from royalties for licensing its patents or from damages for past infringement, as no agreements or judgments related to these types of revenue streams had been entered into or paid, respectively, as of September 30, 2014.

Share-Based Compensation. IPC accounts for share-based compensation in accordance with ASC 718 “Compensation – Stock Compensation.” Under the provisions of ASC 718, share-based compensation cost is generally estimated at the grant date based on the award’s fair value as calculated by the Black-Scholes-Merton (BSM) option-pricing model. The BSM option-pricing model requires various highly judgmental assumptions including expected option life, volatility, and forfeiture rates. If any of the assumptions used in the BSM option-pricing model change significantly, share-based compensation expense may differ materially in the future from that recorded in the current period. Generally, compensation cost is recognized over the requisite service period. However, to the extent performance conditions affect the vesting of an award, compensation cost will be recognized only if the performance condition is satisfied. Compensation cost will not be recognized, and any previously recognized compensation cost will be reversed, if the performance condition is not satisfied.

Income Taxes. Under the asset and liability method prescribed under ASC 740, “Income Taxes”, IPC recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. At September 30, 2014 and September 30, 2013, IPC had unrecognized tax benefits of approximately $0.3 million and $0.3 million, respectively ($0.1 million of which, if recognized, would affect IPC’s effective tax rate). At December 31, 2013 and December 31, 2012, IPC had unrecognized tax benefits of approximately $0.3 million and $0.3 million, respectively ($0.1 million of which, if recognized, would affect IPC’s effective tax rate). IPC does not believe there will be any material changes in its unrecognized tax positions over the next twelve months.

For tax return purposes, IPC had net operating loss carry forwards at September 30, 2014 of approximately $145.5 million and $29.8 million for federal income tax and state income tax purposes, respectively. At December 31, 2013, IPC had net operating loss carry forwards of approximately $142.9 million and $64.4 million for federal income tax and state income tax purposes, respectively. Included in these amounts are unrealized federal and state net operating loss deductions resulting from stock option exercises of approximately $10.3 million each at September 30, 2014 and approximately $10.2 million each at December 31, 2013. The benefit of these unrealized stock option-related deductions has not been included in deferred tax assets and will be recognized as a credit to additional paid-in capital when realized. Federal and state net operating loss carry forwards begin expiring in 2019 and 2014, respectively.

The carrying value of IPC’s deferred tax assets, which was approximately $48.3 million at September 30, 2014 and $49.5 million at December 31, 2013, is dependent upon IPC’s ability to generate sufficient future taxable income. IPC has established a full valuation allowance against its net deferred tax assets to reflect the uncertainty of realizing the deferred tax benefits, given historical losses. A valuation allowance is required when it is more likely than not that all or a portion of a deferred tax asset will not be realized. This assessment requires a review and consideration of all available positive and negative evidence, including IPC’s past and future performance, the market environment in which IPC operates, the utilization of tax attributes in the past, and the length of carryforward periods and evaluation of potential tax planning strategies. IPC expects to continue to maintain a full valuation allowance until an appropriate level of profitability is sustained or other developments occur that would enable IPC to conclude that it is more likely than not that a portion of IPC’s deferred tax assets would be realizable.

Liquidity and Capital Resources

At September 30, 2014, IPC’s principal source of liquidity was $28.0 million in cash and cash equivalents and $1.2 million in short-term investments. IPC adheres to an investment policy with minimal market or settlement risk with its current holdings. There are no restrictions or limitations regarding access to the $28.0 million in cash and cash equivalents and $1.2 million in short-term investments. Since inception, IPC has financed its operations primarily through the sale of preferred and common stock and cash flow from operations.

Summarized cash flow information is as follows (in thousands):

	Nine months ended September 30,
	2014	2013
Cash used in operating activities	$(1,788)	$(1,561)
Cash provided by (used in) investing activities	(796)	1,248

For the nine months ended September 30, 2014, net cash used in operating activities was $1.8 million, primarily consisting of our net loss adjusted for share-based compensation, depreciation and amortization of property and equipment of $1.6 million and cash used of $0.3 million, primarily due to a decrease in accrued expenses and increase in prepaid expenses. This was partially offset by an increase in accounts payable of $0.1 million.

For the nine months ended September 30, 2013, net cash used in operating activities was $1.6 million, primarily consisting of our net loss adjusted for share-based compensation, depreciation and amortization of property and equipment, impairment of long-lived assets and accrual for lease obligations of $2.2 million and cash used of $0.3 million, primarily due to decreases in accrued expenses and an increase in prepaid expenses. This was partially offset by increases in the accrual of lease obligations, accounts payable and other liabilities of $0.9 million.

For the nine months ended September 30, 2014, net cash used in investing activities was $0.8 million representing $2.5 million relating to the purchases of short-term investments, offset by redemptions of short-term investments of $1.5 million and redemptions of restricted cash equivalents of $0.2 million.

For the nine months ended September 30, 2013, net cash provided by investing activities was $1.2 million representing $1.5 million relating to the purchases of short-term investments and $1.0 million relating to purchases of restricted cash equivalents, offset by redemptions of short-term investments of $2.7 million and redemptions of restricted short-term investments of $1.0 million.

Immediately following the completion of the Merger, IPC expects its cash and cash equivalents to decrease to approximately $6.0 million, primarily due to the payment of approximately $16.5 million in cash as part of the Merger consideration paid to Prism’s former equity owners, the repurchase of IPC common stock on December 1, 2014 for an aggregate purchase price of approximately $3.5 million, and the payment of operating and transaction expenses, including expenses related to the Merger. IPC believes that its cash and cash equivalents will be sufficient to fund the operations of the combined company for the foreseeable future. Although IPC does not anticipate the need for additional financing to meet the operating needs of the combined company, IPC cannot be certain that additional financing will be available when required, on favorable terms or at all. If IPC is not successful in raising additional capital as required, the business of the combined company could be materially harmed. If additional funds were raised through the issuance of equity securities, the percentage ownership of IPC’s stockholders would be reduced.

Contractual Obligations

IPC has a non-cancelable 24 month lease though May 15, 2015 for approximately 800 square feet of office space in Folsom, California, which is currently IPC’s corporate headquarters.

IPC has a non-cancelable 5-year full service lease through February 14, 2017 for approximately 16,000 square feet of office space in the Sacramento area which housed IPC’s corporate headquarters until May 2013. IPC has two consecutive options to extend the term for five years each at the prevailing market rent. On April 16, 2013, IPC subleased this space for the remainder of IPC’s term. The monthly sublease rent is less than IPC’s rent obligation to the landlord. Throughout the term of the lease, there is a reduction in collateral required under this non-cancelable lease. Effective March 1, 2014, the letter of credit collateral requirement was reduced from $1.0 million to $0.8 million for IPC’s obligations under this non-cancelable lease. The collateral requirement will be reduced to $0.6 million, effective March 1, 2015 and $0.4 million, effective March 1, 2016. As of March 31, 2014 and December 31, 2013, restricted cash equivalents consisted of $0.8 million and $1.0 million each, respectively.

Until expiration of the lease in September 2014, IPC also leased approximately 10,000 square feet of office space in San Francisco, California. This facility was fully subleased by two tenants. See Note 7 of the condensed consolidated financial statements for the nine months ended September 30, 2014 for further discussion of the subleases.

Future minimum lease commitments as of September 30, 2014 are summarized as follows (in thousands):

Years ending December 31	Future minimum lease commitments
2014	$57
2015	216
2016	214
Thereafter	36
Total	$523

IPC expects to operate the patent licensing business of the combined company from Prism’s Omaha, Nebraska and Brentwood, Tennessee locations, and IPC’s California location will continue to serve as the corporate headquarters of the combined company. IPC does not believe that additional office space will be necessary for the combined company.

PRISM MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Prism’s financial condition and results of operations together with Prism’s financial statements and the related notes included elsewhere in this joint proxy statement/prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Prism’s actual results may differ materially from those results described in or implied by the forward-looking statements discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors—Risks Related to the Combined Company if the Merger is Completed” included elsewhere in this joint proxy statement/prospectus and the other risks and uncertainties described in the section entitled “Risk Factors” in this joint proxy statement/prospectus.

Overview

Prism is a Nebraska limited liability company and was formed in 2003. Prism is the majority owner of two primary operating subsidiaries, Secure Axcess, LLC (“Secure Axcess”), which is a Texas limited liability company, formed in 2010, and Millenium Biologix, LLC (“Millenium Biologix”), which is a Nebraska limited liability company, formed in 2013. Prism is engaged in the business of licensing and enforcing a portfolio of patents. As Prism carries out licensing and enforcement efforts with current patents, its goals include continuing to build its patent portfolio by (i) completing the issuance of patents based on pending patent applications, (ii) authoring and applying for new patents, (iii) acquiring other existing patents from other patent holders, and (iv) partnering with other patent holders to assist in licensing and enforcing their patents.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies affect the significant judgments and estimates used in the preparation of the financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of Prism Technologies, LLC, its 88% and 89% owned subsidiary, Secure Axcess, as of December 31, 2013 and 2012, respectively, and its 95% owned subsidiary, Millenium Biologix. The 12% and 11% interest in Secure Axcess as of December 31, 2013, and 2012, respectively, and the 5% interest in Millenium Biologix not owned by Prism are defined as noncontrolling interest in the consolidated financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation. Prism has a December 31 fiscal year end.

Revenue Recognition

Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been substantially performed pursuant to the terms of the arrangement, (iii) amounts are fixed or determinable, and (iv) the collectability of amounts is reasonably assured.

In general, revenue arrangements provide for the payment of contractually determined fees in consideration for the grant of certain intellectual property rights for patented technologies owned or controlled by Prism. These rights may include some combination of the following: (i) the grant of a non-exclusive, retroactive and future license to manufacture and/or sell products covered by patented technologies owned or controlled by Prism, (ii) a covenant-not-to-sue, (iii) the release of the licensee from certain claims, and (iv) the dismissal of any pending litigation, if applicable. The intellectual property rights granted may be perpetual in nature, extending until the expiration of the related patents, or can be granted for a defined period of time, with the licensee possessing the right to renew the agreement at the end of each contractual term for additional consideration. Pursuant to the terms of these agreements, Prism has no further obligation with respect to the grant of the non-exclusive retroactive and future licenses, covenants-not-to-sue, releases, and other deliverables, including no express or implied obligation on Prism’s part to maintain or upgrade the technology, or provide future support or services. Generally, the agreements provide for the grant of the licenses, covenants-not-to-sue, releases, and other significant deliverables upon execution of the agreement, or upon receipt of the minimum up-front payment for term agreement renewals. As such, the earnings process is complete and revenue is recognized upon the execution of the agreement, when collectability is reasonably assured, or upon receipt of the minimum up-front fee for term agreement renewals, and when all other revenue recognition criteria have been met.

Some or all of the future licensing agreements will provide for payments to Prism over an extended period of time. For a licensing agreement with fixed royalty payments, Prism will recognize revenue as amounts become due. For a licensing agreement with variable royalty payments, Prism will recognize royalty revenue at the time that the licensees’ sales occur; however, because a licensee may report sales information to Prism on a delayed basis, the revenue recognition criterion may also be met on a delayed basis once the revenues are fixed and determinable.

Complex revenue arrangements may require significant judgments, assumptions and estimates about when substantial delivery of contract elements will occur, whether any significant ongoing obligations exist subsequent to contract execution, whether amounts due are collectable and the appropriate period in which the completion of the earning process occurs. If new information subsequently becomes known to which causes different judgments, assumptions or estimates regarding material contracts, the financial results may be materially affected.

Patents

Patent intangible assets are recorded at cost. Amortization of patents is provided on a straight-line basis over their remaining estimated useful lives, which is generally the remaining period of time from issuance or acquisition of the patent to its respective expiration date.

As of December 10, 2014, Prism owned 47 issued U.S. patents and four issued foreign patents, in addition to five pending U.S. patent applications. The issued U.S. and foreign patents expire at various times during the period from 2015 to 2022. Some of the issued patents, pending patent applications and patent exclusivity rights were acquired by Prism’s subsidiary companies, Secure Axcess and Millenium Biologix, from various owners and these subsidiary companies are required to make payments to those previous owners based on cash or certain other values generated from those patents.

In 2013, Secure Axcess entered into an agreement to purchase the rights to 32 patents from two affiliated companies for a total purchase price of $5,000,000, of which $1,000,000 was paid at closing and the remaining $4,000,000 is payable in semi-annual payments of $1,000,000 commencing in June 2015 through December 2016. The $1,000,000 initial payment was financed through a 12% interest-only note payable to various parties (the “Note Payable Parties”) and is due June 2015. In addition to the $1,000,000 principal, Secure Axcess is required to make payments to the Note Payable Parties equal to 10% of net recoveries which it receives on the patents up to a total of $500,000. The remaining $4,000,000 was discounted by Secure Axcess utilizing an 8% imputed interest rate, based upon current market conditions, resulting in a note payable of $3,280,000 at December 31, 2013.

Amortization expense related to the patents was $109,894 and $50,971 for the years ended December 31, 2013 and 2012, respectively. Amortization expense related to Prism’s current patent portfolio is expected to be approximately $1,591,000, $1,268,000, $737,000, $277,000 and $207,000 for the years ended December 31, 2014, 2015, 2016, 2017 and 2018, respectively.

Impairment of Long-Lived Assets

Prism identifies and records impairment losses on long-lived assets when events and changes in circumstances indicate that the carrying amount of an asset might not be recoverable, but not less than annually. Recoverability is measured by comparison of the anticipated future net undiscounted cash flows to the related assets’ carrying value. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the asset.

Income Taxes

Prism is made up of limited liability companies which have elected to be treated as partnerships for federal income tax purposes. Accordingly, Prism is not liable for any federal or state income taxes. Profits and losses are passed through to the members and the members are liable for any income taxes thereon.

Prism follows the provisions of FASB Codification Topic 740-10 related to uncertain income tax provisions. As a result of Prism being taxed as a partnership, management believes there are no uncertain income tax positions taken which would require Prism to reflect a liability for unrecognized tax benefits on the accompanying consolidated balance sheets. Management believes it is no longer subject to income tax examinations for years prior to 2010.

Results of Operations

Nine Months Ended September 30, 2014 Compared to Nine Months Ended September 30, 2013

Revenue

Revenue decreased by $38,646,781 to $605,517 in the nine months ended September 30, 2014 compared to $39,252,298 of revenue in the prior year period. The decrease in revenue in 2014 as compared to 2013 was due to larger settlement and license agreements in 2013, mainly from one infringement suit described below. In the nine months ended September 30, 2014, one party accounted for approximately 58% of Prism’s revenue, and in the nine months ended September 30, 2013, three parties accounted for approximately 95% of Prism’s revenue.

In December 2010, Prism filed a patent infringement suit in the United States District Court for the Eastern District of Texas, Tyler Division, with its Glazer Patents family against seventeen parties including Bank of America Corp, Arvest Banking Group, Bank of the Ozarks, Compass Bancshares, BMO Harris Bank, Zion’s Bank, First National Bank of Texas, First National of Nebraska, Inc., Sterling Bancshares, Inc., ING Direct Bancorp and others (the “Glazer Patent Suit”). Settlements and related license agreements were entered into with all parties in the Glazer Patent Suit prior to trial. Oracle, Inc., who was not a party in the lawsuit, also licensed the same patents in 2013. Revenue totaling $5,775,000 was recognized from 10 parties in the Glazer Patent Suit in 2012 and revenue totaling $39,197,500 from seven parties in the Glazer Patent Suit was recognized in the nine months ended September 30, 2013. No revenue was recognized from this Glazer Patent Suit in 2014.

Professional Fees and Infringement Suit-Related Costs

Professional fees and infringement suit-related costs include: (i) legal fees and third-party costs associated with patent infringement suits, (ii) patent prosecution costs relating to open patent applications filed with the US Patent and Trademark Office, (iii) third-party technical consulting fees, and (iv) general legal expenses. Costs and expenses incurred in connection with Prism’s patent licensing and enforcement activities include legal fees paid to external patent counsel, other patent-related legal expenses, licensing and enforcement related research, and consulting and other expenses paid to third parties. Prism retains the services of law firms that specialize in intellectual property licensing and enforcement and patent law in connection with licensing and enforcement activities. These law firms may be retained on (i) a contingent fee basis whereby such law firms are paid on a percentage of any negotiated fees, settlements or judgments awarded based on how and when the fees, settlements or judgments are obtained, (ii) an hourly fee basis or, (iii) a combination thereof.

Total professional fees and infringement suit related costs decreased by $13,436,681 to $997,725 for the nine months ended September 30, 2014 as compared to 2013. The decrease was primarily due to lower associated settlement and license fee revenues in 2014 as compared to 2013, from which contingent legal fees and suit related costs are paid.

Revenue Sharing Costs

In connection with the acquisition of certain patents and patent rights, Prism has granted to the former owners of the respective patents or patent rights, the right to receive revenue or profit splits based on future proceeds (as defined in the related agreements) received as a result of licensing, damages awarded from enforcement actions, or sale of the respective patents or patent portfolios. The economic terms of the agreements vary across the associated patents. Revenue sharing costs decreased by $16,267,947 to $34,005 for the nine months ended September 30, 2014 as compared to 2013. The decrease was primarily due to lower associated settlement and license fee revenues in 2014 as compared to 2013, from which revenue sharing provisions apply.

General and Administrative Expenses

General and administrative expenses(“G&A”) primarily include: (i) compensation and benefit expenses, (ii) travel expenses, (iii) occupancy expenses, and (iv) patent amortization expense. Compensation and benefits expenses represented 35% and 81% of total G& A expenses in the nine months ended September 30, 2014 and 2013, respectively. Patent amortization expense represented 56% and 5% of total G&A expenses in the nine months ended September 30, 2014 and 2013, respectively. G&A expenses increased $567,736 to $2,105,371 for the nine months ended September 30, 2014 as compared to the same period in 2013 primarily due to increased patent amortization expense of approximately $1,080,000, partially offset by a reduction in 2014 of compensation expense of approximately $480,000. The increased patent amortization expense in 2014 resulted primarily from the purchase of 32 patents at the end of 2013, as described above in “—Critical Accounting Policies and Estimates—Patents”, resulting in a full year of amortization on the acquired patents in 2014. The decrease in compensation expense in 2014 was primarily attributed to a decrease in incentive compensation as a result of losses in the nine months ended September 30, 2014 compared to profits in the nine months ended September 30, 2013.

Income (Loss) From Operations

Income from operations decreased by $8,667,779 to a loss of $2,623,726 in the nine months ended September 30, 2014 as compared to income of $6,044,053 for the same period in 2013. The decrease resulted from a decrease in revenue during 2014 as compared to 2013.

Interest Expense

Interest expense increased by $250,089 in the nine months ended September 30, 2014 as compared to the same period in 2013, primarily due to the incurrence of $3,280,000 additional debt at the end of 2013 relating the purchase of 32 patents.

Income Attributable to Noncontrolling Interests in Subsidiaries

Income attributable to noncontrolling interests decreased by $1,087,826 in the nine months ended September 30, 2014 as compared to the same period in 2013 due to losses in 2014 in Prism’s minority interest subsidiary and profits in 2013 for the same subsidiary. As a condition to closing, Prism is required to acquire all outstanding minority interests in its subsidiaries.

Fiscal 2013 Compared to Fiscal 2012

Revenue

Revenue increased by $30,129,850 to $39,504,850 in the year ended December 31, 2013 compared to $9,375,000 of revenue in the prior year. Revenues in both 2013 and 2012 resulted predominately from two patent enforcement suits relating to different patent portfolios as described below. The increase in revenue in 2013 as compared to 2012 was due to larger settlement and license agreements in 2013, mainly from the second infringement suit. In 2013, three parties accounted for approximately 95% of Prism’s revenue and in 2012, three parties accounted for approximately 70% of Prism’s revenue.

In June 2010, Prism initiated a patent enforcement suit in the United States District Court of Nebraska with the Gregg Patent family against 10 parties which included Symantec Corporation, McAfee, Inc., Trend Micro Incorporated, The Mathworks, Nuance, Sage Software, National Instruments, Adobe Systems Incorporated, Autodesk, and Quark (the “Gregg Patent Suit”). Settlements and related license agreements were reached with seven of the parties prior to trial while the remaining three parties were dismissed due to summary judgment of non-infringement. In 2012, revenues totaling $3,600,000 were recognized from six of the parties in the Glazer Patent Suit. There were no revenues recognized from the Gregg Patent Suit in 2013.

In December 2010, Prism initiated the Glazer Patent Suit. Settlements and related license agreements were entered into with all parties in the Glazer Patent Suit prior to trial. Oracle, Inc., who was not a party in the lawsuit, also licensed the same patents in 2013. Revenue totaling $5,775,000 from 10 parties in the Glazer Patent Suit was recognized in 2012 and revenue totaling $39,454,766 from seven parties in the Glazer Patent Suit was recognized in 2013.

Professional Fees and Patent Enforcement Litigation-Related Costs

Professional fees and patent enforcement litigation-related costs include: (i) legal fees and third-party costs associated with patent infringement suits, (ii) patent prosecution costs relating to open patent applications filed with the US Patent and Trademark Office, (iii) third-party technical consulting fees, and (iv) general legal expenses. Costs and expenses incurred in connection with Prism’s patent licensing and enforcement activities include legal fees paid to external patent counsel, other patent-related legal expenses, licensing and enforcement related research, and consulting and other expenses paid to third parties. Prism retains the services of law firms that specialize in intellectual property licensing and enforcement and patent law in connection with licensing and enforcement activities. These law firms may be retained on (i) a contingent fee basis whereby such law firms are paid on a percentage of any negotiated fees, settlements or judgments awarded based on how and when the fees, settlements or judgments are obtained, (ii) an hourly fee basis, or (iii) a combination thereof.

Total professional fees and patent enforcement litigation-related costs increased by $9,860,768 to $14,741,261 for the year ended December 31, 2013 as compared to 2012. The primary reason for the increase was due to higher associated settlement and license fee revenues in 2013 as compared to 2012, from which contingent legal fees are paid.

Revenue Sharing Costs

In connection with the acquisition of certain patents and patent rights, related agreements have been executed which grant to the former owners of the respective patents or patent rights the right to receive revenue or profit splits based on future proceeds (as defined in the respective agreements) received as a result of licensing, damages awarded from enforcement actions, or sale of the respective patents or patent portfolios. The economic terms of the agreements vary across the associated patents. Revenue sharing costs increased by $14,439,532 to $16,403,269 for the year ended December 31, 2013 as compared to 2012. The primary reason for the increase was due to higher associated settlement and license fee revenues in 2013 as compared to 2012, from which revenue sharing provisions apply.

General and Administrative Expenses

G&A expenses include primarily: (i) compensation and benefit expenses, (ii) travel expenses, (iii) occupancy expenses, and (iv) patent amortization expense. Compensation and benefits expenses represented 82% and 79% of total G&A expenses in 2013 and 2012, respectively. G&A expenses increased $643,854 to $1,931,174 for the year ended December 31, 2013 as compared to 2012 due mainly to increased compensation expenses of approximately $550,000. The increased compensation expenses in 2013 resulted mainly from incentive compensation payments.

Income From Operations

Income from operations increased by $5,185,696 to $6,429,146 in 2013 from $1,243,450 in 2012 as a result of the increase in revenue during 2013.

Interest Expense

Interest expense decreased by $96,164 as a result of convertible notes payable decreasing by $1,385,600 in 2013 compared to 2012. Convertible notes decreased in 2013 due to conversion of such notes into equity units during 2013.

Income Attributable to Noncontrolling Interests in Subsidiaries

Income attributable to noncontrolling interests increased by $811,798 in 2013 as compared to 2012 due to higher revenues in 2013 associated with patents having revenue sharing arrangements with third-parties.

Off-Balance Sheet Arrangements

Prism had no off-balance sheet arrangements in the years ended December 31, 2012 and 2013 and the nine months ended September 30, 2014.

Liquidity and Capital Resources

At September 30, 2014, Prism’s cash and cash equivalents balances totaled $24,873 compared to $1,062,779 at December 31, 2013. Prism also had restricted cash of $1,386,662 as of September 30, 2014. The restricted cash is being held in a separate escrow account for the potential future benefit of certain non-controlling members of Prism’s subsidiary, Secure Axcess. The restricted cash may be paid to these members based on the occurrence of certain events, including insolvency or bankruptcy of Secure Axcess. The restricted cash can be reduced and returned to Secure Axcess for general company use, in whole or in part, once certain investment criteria are met related to future dividends or distributions from profits that are made to the eligible members of Secure Axcess in the ordinary course of business.

For the nine months ended September 30, 2014, cash used in operating activities was $1,473,179, primarily consisting of an operating loss for the period of $2,623,726, partially offset by depreciation and amortization of $1,185,679, working capital increases of $172,349, and non-controlling interests in loss of subsidiaries of $207,481.

For the nine months ended September 30, 2013, cash provided by operating activities was $7,508,525, primarily consisting of operating income of $6,044,053, depreciation and amortization of $75,479, working capital increases of $490,319, unit-based compensation expense of $18,329 and non-controlling interests in subsidiaries of $880,345. Prism distributed $4,453,398 to its members and $867,304 to the non-controlling interests in Secure Axcess during 2013.

For the nine months ended September 30, 2014, cash from investing activities was $158,764, primarily consisting of repayments of notes receivable from members of $206,372, partially offset by increases in life settlement contracts of $47,608.

For the nine months ended September 30, 2013, cash used in investing activities was $237,629, primarily consisting of patent purchases of $230,000, increases in life settlement contracts of $50,386, partially offset by repayments of notes receivables from members of $42,757.

For the nine months ended September 30, 2014, cash provided by financing activities was $276,509, primarily consisting of proceeds from the issuance of notes payable to members of $100,000, proceeds from the issuance of membership units for $268,640, partially offset by redemption of membership units, payments of financing issuance costs, and payments of distributions collectively totaling $92,131.

For the nine months ended September 30, 2013, cash used in financing activities was $5,305,585, primarily consisting of payments of distributions to members totaling $5,320,702, payments due on notes payable of $318,000, payments for redemptions of membership units for $100,000, payments for financing issuance costs of $91,758, partially offset by proceeds received from the issuance of membership units for $142,075 and proceeds received from the issuance of notes payable for $375,000.

Management believes that the balance of cash and cash equivalents of $24,873 at September 30, 2014, its ability to raise short-term financing, and proceeds from revenue generated from licensing activities are sufficient to continue to fund Prism’s current operations through December 31, 2015. However, Prism’s operations are subject to various risks and there is no assurance that changes in the operations of Prism will not require the company to raise additional cash sooner than planned in order to continue uninterrupted operations. In that event, Prism would seek to raise additional capital from the sale of Prism’s securities, from borrowing or from other sources.

Contractual Obligations

Prism currently has a non-cancelable lease for approximately 2,500 square feet of combined office space in Omaha, Nebraska and cancelable leases in Plano, Texas and Brentwood, Tennessee for an additional 1,100 square feet. Prism leases offices in Omaha, Nebraska, Plano, Texas and Brentwood, Tennessee under operating leases with third parties that require minimum monthly payments until the respective lease ends. Rent expense is recognized on a straight-line basis over the term of the lease. The future minimum lease payments under the leases as of September 30, 2014 are as follows:

Twelve-month period ending September 30,
2015	$51,896
2016	$52,390
Thereafter	$48,528
Total	$152,814

Rent expense under these leases was $38,585, $65,855 and $62,525 for the nine months ended September 30, 2014, and the years ended December 31, 2013 and 2012, respectively.

MANAGEMENT FOLLOWING THE MERGER

Executive Officers and Directors

Executive Officers of IPC

The following table lists the names and ages as of December 10, 2014 and positions of the individuals who are expected to serve as executive officers of IPC following completion of the Merger:

Name	Age	Position(s)
Hussein A. Enan	69	Chairman of the Board and Chief Executive Officer
L. Eric Loewe	57	Senior Vice President, General Counsel and Secretary
Steven J. Yasuda	47	Chief Financial Officer and Chief Accounting Officer
Gregory J. Duman	59	President of Prism

Hussein A. Enan co-founded IPC in February 1995 and has served as its Chairman of the IPC board of directors since its inception. Mr. Enan served as IPC’s Chief Executive Officer from February 1995 to June 2002 and was reinstated to that position in August 2004. From October 2011 through June 2012, Mr. Enan also served as IPC’s interim Chief Financial Officer. Mr. Enan also served as IPC’s President from May 1999 to June 2000. From March 1992 to November 1994, Mr. Enan was a general partner at E.W. Blanch, a reinsurance intermediary that merged with his own wholly owned company, Enan & Company, a reinsurance intermediary, in March 1992. Mr. Enan founded Enan & Company in February 1979. The fact that Mr. Enan is a founder of IPC, brings historic knowledge and continuity to the IPC board of directors, and his position as its largest stockholder led the IPC board of directors to conclude that he should serve as a director.

L. Eric Loewe joined IPC in October 1998 as Corporate Counsel, Legal and Regulatory, responsible for all regulatory compliance issues, and has served as Senior Vice President and General Counsel since September 2000 and as Secretary since July 2001. Mr. Loewe held various positions with the National Association of Independent Insurers (the “NAII”) from January 1980 to September 1998. As Senior Counsel for the NAII, Mr. Loewe was responsible for legislation and regulations affecting its 570 member companies. Mr. Loewe is a member of the Illinois and California bars.

Steven J. Yasuda joined IPC in December 1999 as Manager, Budget and Reporting and has been the Corporate Controller since September 2001. On September 2004, he was promoted to Vice President, Corporate Controller. On April 16, 2007, Mr. Yasuda took on the additional role of Chief Accounting Officer and in June 2012 was appointed as IPC’s Chief Financial Officer. Mr. Yasuda is responsible for all accounting and finance related functions of IPC. From 1997 to 1999, Mr. Yasuda worked in the operations accounting department of Electronic Arts. Mr. Yasuda has been licensed as a CPA since August 1994, but has an inactive status, as permitted by the California Board of Accountancy.

Gregory J. Duman has been the President, Chief Financial Officer and a director of Prism since its inception in August 2003. Prior to joining Prism, Mr. Duman was Chief Financial Officer and Executive Vice President of Transgenomic, Inc., a publicly traded company in the bio-tech industry from 2001 to 2004. Mr. Duman also served on the board of directors of Transgenomic 2000 to 2009. From 2000 to 2001, Mr. Duman was Chief Financial Officer and Executive Vice President of Artios, Inc., a privately held provider of electronic transaction exchange between businesses. From 1983 to 2000, Mr. Duman was with Applied Communications/ Transaction Systems Architects, Inc. (“TSA”), a publicly traded software company, and served in a variety of capacities including Controller, Chief Financial Officer, and Executive Vice President. Mr. Duman was also a member of TSA’s board of directors and served as Chairman of the board in 2001. Prior to joining TSA, Mr. Duman spent four years in public accounting as a CPA with Arthur Andersen & Co. Mr. Duman earned a Bachelor of Science in Business Administration with a major in Accounting from the University of Nebraska at Omaha in 1979. Mr. Duman is expected to be appointed to IPC’s board of directors immediately following the consummation of the Merger.

None of IPC’s executive officers have been involved in a legal proceeding described in Item 401 of Regulation S-K within the last ten years.

Directors of IPC

The IPC board of directors is currently composed of four directors. Following the Merger, all of the current directors of IPC will remain on the board of directors of IPC. In addition, immediately following the consummation of the Merger, Gregory J. Duman, who was a member of the Prism board of managers prior to the completion of the Merger, is expected to be appointed to the class of IPC’s board of directors whose term expires at the 2017 annual meeting of stockholders. The following table lists the names and ages as of the date hereof of the individuals who are expected to serve as directors of IPC following the Merger:

Name	Age	Position(s)
Class I director whose term expires at the 2015 Annual Meeting of Stockholders:
Hussein A. Enan	69	Chairman of the Board

Class II directors whose term expires at the 2016 Annual Meeting of Stockholders:
James M. Corroon(1)(2)(3)	75	Vice Chairman of the Board
Thomas W. Orr(1)(2)(3)	80	Director

Class III directors whose term expires at the 2017 Annual Meeting of Stockholders:
Dennis H. Chookaszian(1)(2)(3)	71	Director
Gregory J. Duman	59	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Governance Committee.

The board of directors has determined that, other than Mr. Enan and Mr. Duman, each of the members of the board of directors is an independent director for purposes of the NASDAQ Marketplace Rules. None of IPC’s directors have been involved in a legal proceeding described in Item 401 of Regulation S-K within the last ten years.

James M. Corroon has been a director of IPC since August 1996 and has served as Vice Chairman of the IPC board of directors since May 1999. Since September 2004, Mr. Corroon has served as Vice Chairman of Fort Point Insurance Services, Inc., an insurance brokerage firm. From July 1999 to December 2000, he was a full-time employee of IPC and a member of the senior management team. Mr. Corroon has been a director of Willis Corroon of California, an insurance services firm, since January 1996. From October 1966 to December 1995, Mr. Corroon held various management positions with Willis Corroon and its predecessor entity, Corroon & Black Corporation. The IPC board of directors concluded that Mr. Corroon provides the board of directors with a valuable perspective gained from his long-term service as an executive officer and as a director.

Thomas W. Orr has been a director of IPC since January 2003. Mr. Orr was a partner in the accounting firm of Bregante and Company from January 1992 to June 2002. From 1987 to 1991, Mr. Orr was Chief Financial Officer of Scripps League Newspaper, Inc. Prior to 1987, Mr. Orr worked for the accounting firm of Arthur Young & Company (predecessor to Ernst & Young, LLP) from 1958 until he retired as an audit partner in 1986. He is a director of AeroCentury Corporation, an aircraft operating lessor and finance company. Mr. Orr’s extensive experience in accounting and financial reporting led the Board to conclude that he should serve as a director.

Dennis H. Chookaszian has been a director of IPC since April 2003. From November 1999 until he retired in February 2001, Mr. Chookaszian was Chairman and Chief Executive Officer of mPower Advisors, L.L.C., a financial advice provider focused on the online management of 401(k) plans. From September 1992 to February 1999, Mr. Chookaszian served as Chairman and Chief Executive Officer of the CNA insurance company, and prior to that held the positions of President and Chief Operating Officer (1990-1992) and Chief Financial Officer (1975-1990), respectively, of that company. Mr. Chookaszian serves on the boards of the Chicago Mercantile Exchange, Career Education Corporation, a postsecondary education provider, and AllScripts Healthcare Solutions, Inc., a provider of information and services to the healthcare industry. Mr. Chookaszian served as chairman of the Financial Accounting Standards Advisory Council from January 2007 to December 2011. Mr. Chookaszian’s experience as a director of other public companies, combined with his knowledge of financial reporting, led the IPC board of directors to conclude that he should serve as a director.

Composition of the IPC Board of Directors

The board of directors of IPC is currently comprised of four directors divided into three staggered classes, each class serving three-year terms. The staggered structure of the board of directors will remain in place following completion of the Merger. At the most recent annual meeting of stockholders of IPC held in 2014, Class III directors were elected. As a result, the term of the Class III directors of IPC will expire upon the election and qualification of successor directors at the annual meeting of stockholders in 2017, with the terms of the Class I directors and Class II directors expiring upon the election and qualification of successor directors at the annual meetings of stockholders to be held in 2015 and 2016, respectively.

The director classes for IPC are currently as follows:

●	Class I director: Hussein A. Enan
●	Class II directors: James M. Corroon and Thomas W. Orr; and
●	Class III director: Dennis H. Chookaszian.

Following the Merger, all of the current directors of IPC will remain on the board of directors of IPC. In addition, Gregory J. Duman, who was a member of the Prism board of managers prior to the completion of the Merger, is expected to be appointed to IPC’s board of directors as a Class III director immediately following the consummation of the Merger. Accordingly, it is anticipated that the IPC directors will serve in the three staggered director classes of the IPC board of directors as follows:

●	Class I directors (expiring in 2015): Hussein A. Enan;
●	Class II directors (expiring in 2016): James M. Corroon and Thomas W. Orr; and
●	Class III directors (expiring in 2017): Dennis H. Chookaszian and Gregory J. Duman.

There are no family relationships among any of the current IPC directors and executive officers, and there are no family relationships among any of the proposed combined company directors and executive officers.

The division of the board of directors into three classes with staggered three-year terms may delay or prevent a change of management or a change of control of IPC.

Director Independence

The IPC board of directors has determined that each of its current directors, except for Mr. Enan, is independent for purposes of the NASDAQ Marketplace Rules. The IPC board of directors has also determined that each current member of the Compensation Committee and Nominating and Governance Committee is independent for purposes of the NASDAQ Marketplace Rules, and that each current member of the Audit Committee is independent for purposes of the NASDAQ Marketplace Rules as they apply to audit committee members. IPC does not believe that Mr. Duman will meet the independence standards due to his employment by the combined company.

Committees of the Board of Directors

The IPC board of directors currently has, and after completion of the Merger IPC will continue to have, an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee

The functions of the Audit Committee include overseeing the quality of IPC’s financial reports and other financial information, retention of the independent registered public accounting firm, reviewing and approving the planned scope, proposed fee arrangements and results of IPC’s annual audit, reviewing IPC’s critical accounting policies and the adequacy of IPC’s accounting and financial controls, and reviewing the independence of IPC’s independent registered public accounting firm.

IPC’s Audit Committee currently consists of Mr. Orr, who serves as its chairman, Mr. Corroon and Mr. Chookaszian. The board of directors has determined that Mr. Orr is an “audit committee financial expert” as defined in the SEC rules. The Audit Committee membership will remain the same following the completion of the Merger.

IPC believes that, after completion of the Merger, the functioning of the Audit Committee will continue to comply with the applicable requirements of the rules and regulations of The NASDAQ Stock Market and SEC, including rules relating to director independence.

Compensation Committee

IPC’s Compensation Committee reviews and determines the salary and bonus criteria of and stock option grants to all executive officers.

IPC’s Compensation Committee currently consists of Mr. Chookaszian, who serves as its chairman, Mr. Corroon and Mr. Orr. The board of directors has determined that all members of the Compensation Committee are independent for purposes of the NASDAQ Marketplace Rules. The Compensation Committee membership will remain the same following the completion of the Merger.

IPC believes that, after the completion of the Merger, the composition of the Compensation Committee will continue to comply with, any applicable requirements of the rules and regulations of The NASDAQ Stock Market and SEC, including rules related to the independence of directors.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Messrs. Corroon, Chookaszian and Orr. The board of directors has determined that all members of the Nominating and Governance Committee are independent for purposes of the NASDAQ Marketplace Rules. Mr. Corroon currently is chairman of the committee.

The functions of the Nominating and Governance Committee include selecting, evaluating and recommending to the board of directors qualified candidates for election or appointment to the board of directors, and recommending corporate governance principles, codes of conduct and compliance mechanisms applicable to IPC.

The composition of the Nominating and Governance Committee will remain the same after completion of the Merger. In addition, the Nominating and Corporate Governance Committee is expected to retain these duties and responsibilities following completion of the Merger and the functioning of such Nominating and Governance Committee will continue to comply with, any applicable requirements of the rules and regulations of The NASDAQ Stock Market and SEC, including rules relating to the independence of directors.

Director Nominations

IPC’s Nominating and Governance Committee is responsible for the selection, and recommendation to the board of directors, of nominees for election as director. When considering the nomination of directors for election at an annual meeting, the Nominating and Governance Committee reviews the needs of the board of directors for various skills, background, experience and expected contributions and the qualification standards established from time to time by the Nominating and Governance Committee, and considers nominations in light of those needs. When reviewing potential nominees, including incumbents, the Nominating and Governance Committee also considers the candidate’s relevant background, experience and skills and expected contributions to the board of directors. The Nominating and Governance Committee evaluates its selection criteria and evaluation process periodically, and may in the future include additional qualifications, such as the diversity of backgrounds of candidates. The Nominating and Governance Committee also seeks appropriate input from the Chief Executive Officer from time to time in assessing the needs of the board of directors for relevant background, experience and skills of its members.

The Nominating and Governance Committee’s goal is to assemble a board of directors that brings to IPC a diversity of experience at policy-making levels in business and technology, and in areas that are relevant to IPC’s activities. Directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the IPC stockholders. They must have an inquisitive and objective outlook and mature judgment. They must also have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are and have been affiliated. Director candidates must have sufficient time available in the judgment of the Nominating and Governance Committee to perform all Board and committee responsibilities that will be expected of them. Members of the board of directors are expected to rigorously prepare for, attend and participate in all meetings of the board of directors and applicable committees. Other than the foregoing, there are no specific minimum criteria for director nominees, although the Nominating and Governance Committee believes that it is preferable that at least one member of the board of directors should meet the criteria for an “audit committee financial expert” as defined by SEC rules. Under applicable NASDAQ listing requirements, at least a majority of the members of the board of directors must meet the definition of “independent director” set forth in such requirements. The Nominating and Governance Committee also believes it appropriate for one or more key members of IPC’s management, including the Chief Executive Officer, to serve on the board of directors.

The Nominating and Governance Committee will consider candidates for director proposed by directors or management, and will evaluate any such candidates against the criteria and pursuant to the policies and procedures set forth above. If the Nominating and Governance Committee believes that the board of directors requires additional candidates for nomination, the Nominating and Governance Committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. All incumbent directors and nominees will be required to submit a completed directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Governance Committee.

The Nominating and Governance Committee will also consider candidates for director recommended by a stockholder, provided that any such recommendation is sent in writing to General Counsel, Internet Patents Corporation, 101 Parkshore Dr., Folsom CA 95630 at least 120 days prior to the anniversary of the date definitive proxy materials were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and contains the following information:

●	the candidate’s name, age, contact information and present principal occupation or employment; and
●

a description of the candidate’s qualifications, skills, background and business experience during at least the last five years, including his or her principal occupation and employment and the name and principal business of any company or other organization where the candidate has been employed or has served as a director.

The Nominating and Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

In addition, IPC stockholders may make direct nominations of directors for election at an annual meeting, provided the advance notice requirements set forth in IPC’s Bylaws have been met. Under IPC’s Bylaws, written notice of any such nomination, including certain information and representations specified in the Bylaws, must be delivered to IPC’s principal executive offices, addressed to the General Counsel, at least 120 days prior to the anniversary of the date definitive proxy materials were mailed to stockholders in connection with the prior year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, such notice must be received not later than the close of business on the tenth day following the day on which the public announcement of the date of such meeting is first made.

IPC Executive and Director Compensation

The Compensation Committee is authorized by IPC’s board of directors to review and approve annual performance objectives and goals relevant to compensation for the Chief Executive Officer and evaluate the performance of the Chief Executive Officer in light of these goals and objectives. In setting such objectives, the Compensation Committee is directed to consider IPC’s performance and relative stockholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to IPC’s Chief Executive Officer in past years. The Compensation Committee is also directed to periodically review and advise the board of directors concerning both regional and industry wide compensation practices and trends in order to assess the adequacy and competitiveness of IPC’s compensation programs for the CEO, other executive officers and directors relative to comparable companies in IPC’s industry. Neither management nor the Compensation Committee engaged the services of a compensation consultant during the years ended December 31, 2013 and December 31, 2012.

Summary Compensation Information

The following table presents certain summary information concerning compensation paid or accrued by IPC for services rendered in all capacities during the years ended December 31, 2013 and December 31, 2012 for the Chief Executive Officer, the Senior Vice President, General Counsel and Secretary and the Chief Financial Officer and Chief Accounting Officer (the “Named Executive Officers”).

Mr. Loewe, IPC’s General Counsel and Secretary, is a participant in the IPC Executive Retention and Severance Plan approved by the IPC board of directors on June 14, 2004 and revised on December 22, 2008. Participants in the Executive Retention and Severance Plan are entitled to receive cash severance payments and health and medical benefits in the event their employment is terminated by IPC without cause or by the participant for good reason. Upon a qualifying termination of employment, executive officer participants are eligible to receive 12 months of salary continuation, reduced by any compensation received from a subsequent employer. The Executive Retention and Severance Plan also provides that a participant will be reimbursed for excise taxes incurred under Section 4999 of the Internal Revenue Code in connection with a change in control. IPC is not obligated to make any cash payments to these executives if their employment is terminated by IPC for cause or by the executive not for good reason. No severance or benefits are provided for any of the executive officers in the event of death or disability.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	All other Compensation(2)	Total
Hussein A. Enan	2013	$300,000	$—	$—	$6,602	$306,602
Chairman of the Board, Chief Executive Officer	2012	$300,000	$100,000	$—	$8,001	$408,001
and former interim Chief Financial Officer(3)
L. Eric Loewe	2013	$218,360	$—	$—	$2,597	$220,957
Senior Vice President, Secretary and	2012	$218,360	$50,000	$—	$3,974	$272,334
General Counsel
Steven J. Yasuda	2013	$127,315	$—	$—	$921	$128,236
Chief Financial Officer and Chief	2012	$198,045	$10,000	$—	$258,571	$466,616
Accounting Officer

(1)	As there were no options granted during 2013 and 2012, IPC had no stock-based compensation in 2013 and 2012.

(2)

Represents employer contributions to IPC’s 401(k) plan and group term life benefits. For Mr. Yasuda, also includes a retention bonus of $255,000 awarded on June 30, 2012 in connection with the termination of his participation in the Executive Retention and Severance Plan.

(3)	Mr. Enan served as interim Chief Financial Officer from October 7, 2011 through June 10, 2012.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of securities underlying outstanding option plan awards for each of the named executive officers at the fiscal year-end as of December 31, 2013.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards
Name	Number of Securities Underlying Options (#) Exercisable(1)	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Hussein A. Enan	16,006	—	$7.00	12/15/2015
	28,570	—	$7.70	12/15/2015
L. Eric Loewe	1,900	—	$5.25	3/30/2015
Steven J. Yasuda	—	—	$—	—

(1) All listed options are fully vested.

Director Compensation

The following table presents the compensation paid to each non-employee member of the board of directors during the year ended December 31, 2013:

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Option Awards(1)	All other Compensation	Total
Dennis H. Chookaszian	$20,000	$8,060	$—	$28,060
James M. Corroon	$20,000	$8,060	$—	$28,060
Thomas W. Orr	$30,000	$8,060	$—	$38,060

(1)

Valuation based on the dollar amount of option grants recognized for reporting the aggregate grant date fair value of the award computed in accordance with ASC 718 with respect to fiscal year 2013. The assumptions used by IPC with respect to the valuation of option grants are set forth in “Internet Patents Corporation Consolidated Financial Statements—Notes to Financial Statements—Note 3—Share-Based Payments” in the IPC Annual Report on Form 10-K for the year ended December 31, 2013. As of December 31, 2013, each of the non-employee directors had the following number of option awards outstanding: Mr. Chookaszian, 10,000; Mr. Corroon, 37,584; and Mr. Orr, 10,000.

Additional Information Regarding Director Compensation

Each non-employee director receives an annual cash retainer of $20,000 relating to the period from January 1 to December 31. Mr. Orr, as Chair of the Audit Committee, receives an additional cash retainer of $2,500 for each regularly scheduled Audit Committee meeting attended. In addition, the IPC 2008 Stock Option Plan grants each non-employee director an annual option grant to purchase 5,000 shares, with the date of grant being on or about July 1 of each year that they serve. These options are fully vested. Directors are also reimbursed for their reasonable expenses incurred in connection with attending board of directors or committee meetings.

Equity Compensation Plan Information

IPC currently maintains one equity compensation plan, the IPC 2008 Stock Option Plan, which provides for the issuance of IPC common stock to employees, officers, directors, independent contractors and consultants of IPC and its subsidiaries. The IPC 2008 Stock Option Plan has been approved by the stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plan as of December 31, 2013:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	94,000		$6.25	1,371,000
Equity compensation plans not approved by security holders	---	$	---	---

RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY

Indemnification Agreements

IPC’s Certificate of Incorporation and Bylaws provide for the indemnification of officers and directors to the fullest extent permitted by Delaware law. In connection with the Merger and the expected appointment of Gregory J. Duman to IPC’s board of directors, IPC expects to enter into indemnification agreements with each of its directors and officers.

Change of Control and Severance Benefits Agreements

Under IPC’s Executive Retention and Severance Plan, if L. Eric Loewe, IPC’s General Counsel and Secretary, is terminated, under certain circumstances, he would be entitled to the payment of certain severance payments amounting to $218,360 as of the date of this joint proxy statement/prospectus.

See “The Merger—Interests of the IPC Directors and Executive Officers in the Merger—Change of Control and Executive Retention and Severance Plan” for a description of the terms of these arrangements.

     INTERNET PATENTS CORPORATION AND PRISM TECHNOLOGIES, LLC

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of IPC and Prism after giving effect to the Merger which is expected to occur in the first quarter of 2015, the cash to be used to acquire Prism, the contingent consideration to be paid as part of the acquisition, and the common stock to be issued in conjunction with the acquisition. The historical financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. Examples of adjustments to the historical financial statements include: adjusting amortization expense to reflect purchase price allocations, adjusting interest expense to reflect the imputed interest associated with certain contingent consideration, the related income tax effects of these adjustments, as well as the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. Together, IPC and Prism are referred to as the “Combined Company.”

The unaudited pro forma condensed combined balance sheet as of September 30, 2014 is presented as if the Merger was completed on September 30, 2014. The unaudited pro forma condensed combined statement of operations of IPC and Prism for the nine months ended September 30,  2014 is presented as if the Merger occurred on January 1, 2014. The unaudited pro forma condensed combined statement of operations of IPC and Prism for the year ended December 31, 2013 is presented as if the Merger occurred on January 1, 2013.

Following the completion of the Merger, Prism will survive as a wholly owned subsidiary of IPC.  The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon estimates made as of September 30, 2014. The final purchase price allocation will be based on the valuation of Prism’s assets as of the closing date of the Merger which is expected to occur in the first quarter of 2015. The estimates and assumptions are subject to material change upon the finalization of the valuation of Prism’s assets and liabilities and the contingent consideration. Upon completion of the purchase price allocation, IPC expects to make additional adjustments that could materially differ from the information provided herein. The final determination of the allocation of the purchase price will be based on the actual intangible assets, tangible assets and contingent consideration of Prism that existed as of the completion of the Merger.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the results of operations or financial position of the Combined Company that would have been reported had the acquisition and contingent consideration been completed as of the dates presented, and should not be taken as representative of the future combined results of operations or financial position of the Combined Company. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and cost savings that the Combined Company may achieve or any incremental costs that may be incurred with respect to the combined companies.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical combined financial statements and accompanying notes of IPC included in its annual reports on Form 10-K and quarterly reports on Form 10-Q, and Prism’s audited and reviewed historical information as incorporated into this joint proxy statement/prospectus.

INTERNET PATENTS CORPORATION AND SUBSIDIARY

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2014

(in thousands)

	Historical
			Pro Forma
			Adjustments		Pro Forma
	IPC	Prism	("NOTES”)		Combined

Assets

Current assets:
Cash and cash equivalents	$27,529	$25	$(12,990	)(A)	$14,564
Short-term investments	1,245	-	-		1,245
Restricted cash equivalents	800	1,387	-		2,187
Accounts receivable, net	-	29	-		29
Prepaid expenses and other current assets	220	111	-		331
Total current assets	29,794	1,552	(12,990)		18,356

Property and equipment, net	-	3	-		3
Intangible assets, net		3,505	48,741	(B)	52,246
Other assets	29	523	-		552
Goodwill	-	-	919	(C)	919
Total assets	$29,823	$5,583	$36,670		$72,076

Liabilities and stockholders’ equity

Current liabilities:

Accounts payable	$263	318	-		581
Accrued expenses	217	675	-		892
Convertible notes payable	-	1,605	(1,605	)(E)	-
Notes payable	-	2,209	(1,368	)(F)	841
Contingent consideration to selling stakeholders	-	-	7,976	(G)	7,976
Total current liabilities	480	4,807	5,003		10,290

Accrued lease obligation, noncurrent	300	-	-		300
Income tax liability	101	-	-		101
Notes payable, noncurrent	-	2,400	(141	)(F)	2,259
Contingent consideration to selling stakeholders, noncurrent	-	-	19,404	(G)	19,404
Other liabilities, non-current	45	-	-		45
Total liabilities	926	7,207	24,266		32,399

Commitments and contingencies

Stockholders’ equity:

Common stock	11	-	4	(H)	15
Paid-in capital	221,772	-	10,776	(H)	232,548
Members capital		6,370	(6,370	)(I)	-
Treasury stock	(6,788)	-			(6,788)
Unrealized gain on available-for-sale securities	(1)	-	-		(1)
Accumulated deficit	(186,097)	(7,867)	7,867	(I)	(186,097)
Noncontrolling interest in subsidiary	-	(127)	127	(I)	-
Total stockholders’ equity	28,897	(1,624)	12,404		39,677

Total liabilities and stockholders’ equity	$29,823	$5,583	$36,670		$72,076

INTERNET PATENTS CORPORATION AND SUBSIDIARY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2014

(in thousands, except per share amounts)

	Historical
			Pro forma
			Adjustments		Pro forma
	IPC	PRISM	Notes		Combined

Revenues	$-	$606	$-		$606

Operating expenses:
Professional fees and infringement-related costs	-	998	-		998
Revenue sharing costs	-	34	-		34
General and administrative	1,619	920	(276	)(D)	2,263
Depreciation and amortization	1	1,185	12,189	(J)	13,375
Total operating expenses	1,620	3,137	11,913		16,670

Loss from operations	(1,620)	(2,531)	(11,913)		(16,064)

Other income (expense)
Other income, (expense) net	23	4	-		27
Interest expense	-	(304)	(453	)(K)	(757)
					-
Loss before provision for income taxes	(1,597)	(2,831)	(12,366)		(16,794)

Loss attributable to noncontrolling interest in subsidiary	-	207	(207	)(L)	-
Income tax expense (benefit)	-	-	-	(M)	-
Net loss	$(1,597)	$(2,624)	$(12,573)		$(16,794)

Net loss per share
Basic	$(0.21)	$-	$-		$(1.49)
Diluted	$(0.21)	$-	$-		$(1.49)

Shares used in computing net loss per common share:
Basic	7,752	-	3,500	(N)	11,252
Diluted	7,752	-	3,500	(N)	11,252

INTERNET PATENTS CORPORATION AND SUBSIDIARY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2013

(in thousands, except per share amounts)

	Historical
			Pro forma
			Adjustments		Pro forma
	IPC	PRISM	Notes		Combined

Revenues	$-	$39,505	$-		$39,505

Operating expenses:
Professional fees and infringement-related costs	-	14,742	-		14,742
Revenue sharing costs	-	16,403	-		16,403
General and administrative	2,664	1,820	-		4,484
Depreciation and amortization	24	111	18,392	(J)	18,527
Total operating expenses	2,688	33,076	18,392		54,156

Income (loss) from operations	(2,688)	6,429	(18,392)		(14,651)

Other income (expense)
Other income, (expense) net	25	5	-		30
Interest expense	-	(58)	(918	)(K)	(976)
					-
Income (loss) before provision for income taxes	(2,663)	6,376	(19,310)		(15,597)

Income attributable to noncontrolling interest in subsidiary	-	(866)	866	(L)	-
Income tax expense (benefit)	-	-	51	(M)	51
Net income (loss)	$(2,663)	$5,510	$(18,495)		$(15,648)

Net loss per share
Basic	$(0.34)	$-	$-		$(1.39)
Diluted	$(0.34)	$-	$-		$(1.39)

Shares used in computing net loss per common share:
Basic	7,752	-	3,500	(N)	11,252
Diluted	7,752	-	3,500	(N)	11,252

INTERNET PATENTS CORPORATION AND SUBSIDIARY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.      BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Internet Patents Corporation (“IPC”) and Prism Technology LLC (“Prism”) after giving effect to the Merger which is expected to occur in the first quarter of 2015, the cash to be used to acquire Prism, the contingent consideration to be paid as part of the acquisition, and the common stock to be issued in conjunction with the acquisition. The historical financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. Examples of adjustments to the historical financial statements include: adjusting amortization expense to reflect purchase price allocations, adjusting interest expense to reflect the imputed interest associated with certain contingent consideration, the related income tax effects of these adjustments, as well as the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. Together, IPC and Prism are referred to as the “Combined Company.”

IPC accounts for acquisitions in accordance with Accounting Standards Codification ASC 805 “Business Combinations.” In accordance with business combination accounting, IPC will allocate the purchase price of acquired companies to the tangible and intangible assets acquired, liabilities assumed as well as in-process research and development based on their estimated fair values. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. IPC’s management has made significant assumptions and estimates in determining the preliminary purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined financial statements relating to the Merger. The final determination of such assumptions and estimates cannot be made until IPC completes the purchase allocations for the Merger and could differ materially from those estimates or assumptions provided herein.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the combined results of operations or financial position of the Combined Company that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of the future combined results of operations or financial position of the Combined Company. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and cost savings that the Combined Company may achieve or any incremental costs that may be incurred with respect to the combined companies.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical combined financial statements and accompanying notes of IPC and Prism’s audited and unaudited historical information, in each case included elsewhere in this join proxy statement/prospectus.

The unaudited pro forma condensed combined balance sheet as of September 30, 2014 is presented as if the Merger were completed on September 30, 2014. The unaudited pro forma condensed combined statement of operations of IPC and Prism for the nine months ended September 30, 2014 is presented as if the Merger occurred on January 1, 2014. The unaudited pro forma condensed combined statement of operations of IPC and Prism for the year ended December 31, 2013 is presented as if the Merger and contingent consideration to be paid were accounted for on January 1, 2013.

Basis of Preliminary Purchase Price and Allocation

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon estimates made as of September 30, 2014. The final purchase price allocation will be based on the valuation of Prism’s assets as of the closing date of the Merger which is expected to occur in the first quarter of 2015. The estimates and assumptions associated with the purchase accounting for Prism is subject to change upon the finalization of the valuation of Prism’s assets and liabilities and the related contingent consideration associated with the acquisition. Upon completion of the purchase price allocation, IPC may make additional adjustments that could differ materially from the information provided herein. The final determination of the allocation of the purchase price will be based on the actual tangible assets, intangible assets, and contingent consideration of Prism that exists as of the completion of the Merger.

2.      THE MERGER

IPC expects to complete the Merger pursuant to the Merger Agreement and related agreements (“Merger Agreement”) signed on November 11, 2014 in the first quarter of 2015. In the Merger, IPC will acquire all of the outstanding equity interests of Prism for a combination of cash, equity and earnout payments to Prism’s former equity owners as follows:

●	$16.5 million in cash (less certain Prism indebtedness and expenses, which are currently expected to be immaterial),
●	3.5 million shares of IPC common stock will be issued at closing, and
●	Contingent consideration in the form of earnout payments of up to $55 million as further described below.

The contingent consideration is payable following the occurrence of a future “Earnout Event”, if any. An “Earnout Event” is defined as receipt by Prism of any amount more than $16.5 million, minus the cash balance of Prism as of closing (the “Sharing Threshold”), in “Prism patent proceeds” from lawsuits filed by Prism on or prior to the closing date of the Merger. Prism patent proceeds include total cash recoveries from litigation or settlement, royalties, license fees and proceeds from patent sales actually received by Prism in connection with its business; minus costs, expenses and fees associated with the production of such revenue (including sales commissions, attorney contingency fees, expert fees and deferred purchase amounts paid to third parties); minus Prism cash operating expenses other than amortization and other non-cash expenses for the applicable measurement period.

Upon the occurrence of an Earnout Event, an earnout payment in cash equal to 70% of the amount of Prism patent proceeds exceeding the Sharing Threshold shall be paid to the former Prism members; provided, however, that the aggregate amount of such earnout payments shall not exceed $55 million less certain permitted pre-closing distributions (which, as of the date of this joint proxy statement/prospectus, equal approximately $5.5 million, resulting in a maximum potential earnout payment of approximately $49.5 million). In addition, IPC shall be permitted to retain twenty percent of any earnout payment for the quarters ending March 31, June 30, and September 30 as a reserve against potentially unreported costs associated with the Earnout Event. IPC will include retained amounts in calculating earnout payments for the fiscal quarter ending December 31. Interest shall accrue on all outstanding Earnout Payments that are delinquent beyond 30 days at a rate of 5% per annum. Please see section “The Merger Agreement–Merger Consideration” for a complete description of the Earnout.

For purposes of the purchase price allocation, the Merger purchase price is expected to be comprised of the following:

(in thousands)
Consideration to be paid on the Closing Date
Payment of cash	$12,990	(1)
Value of IPC common stock	10,780	(2)

Future consideration to be paid
Earnout, as defined above, of up to $55 million	28,238	(3)

Discount on future consideration	(858	)(4)
	$51,150

(1)

For valuation purposes, represents cash payment of $16.5 million to be paid to Prism security holders at closing less patent related debt assumed by IPC, which was approximately $3.5 million as of September 30, 2014.

(2)	Represents value (as of September 30, 2014) of 3.5 million shares of IPC stock which will be issued to Prism security holders at closing.

(3)

Represents the probability weighted amount projected to be paid to the Prism security holders based on Prism patent proceeds. This amount includes imputed interest. See further explanation associated with the earnout above.

(4)	Represents the imputed interest on the future consideration for which there is no interest expense.

Preliminary Purchase Price Allocation

 Under business combination accounting, the total preliminary purchase price will be allocated to Prism’s net tangible and identifiable intangible assets based on their estimated fair values as of the completion of the Merger as set forth below with residual amounts allocated to goodwill. The preliminary allocation, as of September 30, 2014, of the purchase price was based upon a preliminary valuation and IPC’s estimates and assumptions are subject to material change which could alter the current allocations.

(in thousands)

Cash and restricted cash	$1,412
Accounts receivable	29
Prepaid expense	111
Property plant and equipment, net	3
Intangible assets, patents	51,195
Intangible asset, non-compete	1,051
Goodwill	919
Other assets	523
Accounts payable and other liabilities	(993)
Notes payable	(3,100)
Total preliminary purchase price	$51,150

Cash, restricted cash, property plant and equipment, other assets, and intangible assets (net): IPC valued cash and restricted cash, property plant and equipment, other assets, and net tangible liabilities at their respective carrying amounts, as IPC believes that these amounts approximate their current fair values or the fair values.

Identifiable intangible assets: IPC expects identifiable intangible assets acquired to include primarily Prism’s patents and non-compete agreements with four Prism employees as described in the Merger Agreement or other agreements related thereto.

The fair value of intangible assets was based on a preliminary third-party valuation completed using either the cost or income approach in conjunction with discussions with Prism’s management and certain forecasts prepared by IPC. The income approach was utilized for the valuation of intellectual property and employee non-compete agreements. When the income approach was used, the rate utilized to discount net cash flows to their present values was approximately 27%. The discount rates were determined using a weighted-average cost of capital which incorporated the implied cost of equity and debt of IPC based on the forecasted cash flows after consideration of IPC’s rate of return on debt capital and equity, the weighted average return on invested capital and the internal rate of return specific to this transaction.

Estimated useful lives for the intangible assets were based on the remaining life of the underlying patents. Intangible assets are being amortized using the straight-line method, considering the pattern in which the economic benefits of the intangible assets are consumed.

IPC believes that future changes to the Prism purchase price allocation likely will result from changes in the valuation of intangible assets. IPC also believes that additional purchase price adjustments may affect the purchase price allocation. However, IPC is unable to quantify the effect of these adjustments until it finalizes the purchase price allocation for the acquisition of Prism’s assets.

The table below illustrates the effect of a 10% increase or decrease in identifiable intangible assets on the pro forma financial statements:

		Effect of a 10%		Effect of a 10%
	Estimated	Increase in		Decrease in
	Pro-Forma	Identifiable		Identifiable
(in thousands)	Values	Intangible Assets		Intangible Assets

Identifiable intangible assets	$52,246	$57,471	(1)	$47,021

Annual amortization of intangible assets expense	$18,503	$20,353		$16,653

(1)

A 10% increase in identifiable intangible assets would create a bargain purchase gain and would require IPC to record the difference between the fair value of the acquired net assets and the purchase price as a gain in its income statement.

3.     PRO FORMA ADJUSTMENTS  RELATING TO THE MERGER

The following pro forma adjustments (in thousands) are included in the unaudited pro forma condensed combined balance sheet and statements of operations:

(A)	Represents cash to be paid to Prism security holders at the acquisition date.

(B)	Represents the fair value adjustment of Prism's intangible assets as a result of purchase accounting.
Patents	$51,195
Non-compete agreements	1,051

(C)	Represents the allocation of goodwill.

(D)	IPC incurred approximately $264 in one-time acquisition-related expenses. These expenses consisted of $155 in legal expenses, $78 in professional fees and $31 in accounting fees. Prism incurred approximately $12 in acquisition-related expenses. These charges consisted of legal and accounting expenses.

(E)	Convertible notes payable are required to be repaid or converted prior to the acquisition.

(F)	Adjustment reflects the revaluing of the notes payable to fair value as part of the acquisition.

(G)	Represents the discounted value of the contingent consideration to be paid to the Prism security holders as part of the Earnout.

(H)	Represents value associated with issuance of 3.5 million shares of IPC's common stock.

(I)	Prism’s equity, accumulated deficit, and noncontrolling interest are eliminated in the acquisition.

(J)	Represents the estimated additional amortization expense associated with the preliminary purchase price allocation for the period.

(K)

Represents the additional imputed interest for the period associated with the earnout for which there is no interest expense and additional interest that would have been incurred based on the acquisition balance sheet.

(L)	Noncontrolling interest will be eliminated in the acquisition.

(M)

Due to IPC’s valuation allowance, IPC expects to receive no income tax benefits from the related losses. For the nine months ended September 30, 2014, IPC does not anticipate any income tax benefit or expense.

(N)	Represents 3.5 million shares of IPC’s common stock to be issued on the Merger closing date.

DESCRIPTION OF IPC CAPITAL STOCK

The following description of IPC capital stock is not complete and may not contain all the information you should consider before investing in IPC capital stock. This description is in summarized form, and is qualified in its entirety by reference to, IPC’s Certificate of Incorporation, which has been publicly filed with the SEC. See “Where You Can Find More Information.”

IPC authorized capital stock consists of:

●	25,000,000 shares of common stock, $0.001 par value; and
●	5,000,000 shares of preferred stock, $0.001 par value; 150,000 of which are designated as Series A Junior Participating Preferred Stock.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and there are no cumulative rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of IPC, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Holders of IPC common stock have no preemptive, conversion or redemption rights. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon the closing of this offering will be, fully paid and non-assessable.

Transfer Agent

The transfer agent and registrar for IPC common stock is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, NY 11219.

Dividend

Historically, IPC has never paid cash dividends on its common stock, except for a special cash distribution of $5 per share paid in March 2012 in conjunction with the Disposition. If the Merger is consummated, IPC currently expects to retain earnings, if any, to finance the growth and development of its business, and does not anticipate paying any cash dividends on its stock in the foreseeable future.

Preferred Stock

IPC currently has no shares of preferred stock outstanding. The IPC board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock, 150,000 of which are designated as Series A Junior Participating Preferred Stock. Any or all of these rights may be greater than the rights of the common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of IPC or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of IPC’s common stock. At present, IPC has no plans to issue any shares of preferred stock. Any preferred stock issued will be fully paid and nonassessable upon issuance.

Series A Junior Participating Preferred Stock

Pursuant to the Section 382 Rights Agreement by and between IPC and American Transfer & Trust Company, LLC, as rights agent, dated as of November 23, 2011(the “Rights Agreement”), 150,000 shares of IPC preferred stock have been designated as Series A Junior Participating Preferred Stock (the “Series A Preferred”), none of which are outstanding. In connection with its adoption of the Rights Agreement, the IPC board of directors declared a dividend of one right (a “Right”) for each outstanding share of common stock to stockholders of record at the close of business on December 5, 2011. Each Right entitles its holder, under certain circumstances described in the Rights Agreement, to purchase from IPC one one-thousandth of a share of Series A Preferred at a purchase price of $38 per Right.

The rights, preferences and privileges of the Series A Preferred are set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock and entitled the holder thereof:

●

to receive a preferential quarterly dividend equal to the greater of (i) $1.00 and (ii) 1,000 times the aggregate per share amount of all cash dividends, plus 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends and other distributions (other than in shares of IPC common stock), declared on IPC common stock during such quarter, adjusted to give effect to any dividend on IPC common stock payable in shares of IPC common stock or any subdivision, combination or reclassification of IPC common stock (a “Dilution Event”);

●

to 1,000 votes on all matters submitted to a vote of the stockholders of IPC, voting together as a single class with the holders of IPC common stock and the holders of any other class of capital stock having general voting rights, adjusted to give effect to any Dilution Event; and

●

to receive upon any liquidation of IPC a preferential liquidation payment equal to the greater of (i) $1,000 and (ii) 1,000 times the aggregate per share amount to be distributed to the holders of IPC common stock, adjusted to give effect to any Dilution Event, plus an amount equal to accrued and unpaid dividends and distributions on such share of Series A Preferred, whether or not declared, to the date of such payment.

Until the Rights become exercisable, they will not trade independently, but only with the associated shares of IPC’s common stock.

In general, IPC may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (subject to adjustment) at any time until ten days following the date of certain stock acquisitions. Immediately upon the action of IPC’s board of directors authorizing any redemption, the Rights will terminate, and the only right of the holders of Rights will be to receive the redemption price.

Subject to certain conditions, IPC may exchange the Rights, in whole or in part, at an exchange ratio of one share of IPC’s common stock, or one one-thousandth of a share of IPC’s preferred stock (or of a share of a class or series of IPC’s preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

Unless earlier redeemed or exchanged by IPC, the Rights will expire upon the earliest of: (i) the close of business on November 23, 2021; (ii) the close of business on the effective date of the repeal of Section 382 of the Code or any successor statute if IPC’s board of directors determines that the Rights Agreement is no longer necessary or desirable for the preservation of certain tax benefits; (iii) the close of business on the first day of a taxable year of IPC to which IPC’s board of directors determines that certain tax benefits may not be carried forward; and (iv) the close of business on the date on which IPC’s board of directors determines that the Rights Agreement is no longer in the best interests of IPC and its stockholders.

Anti-Takeover Effects of Provisions of IPC Charter Documents and Stockholder Rights Plan

IPC Charter Documents

The IPC Certificate of Incorporation provides for the IPC board of directors to be divided into three classes serving staggered terms of three years. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board of directors until the second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of IPC and could increase the likelihood that incumbent directors will retain their positions. The IPC Bylaws provide that directors may be removed with cause by the affirmative vote of the holders of a majority of the voting power of all outstanding stock.

The IPC Certificate of Incorporation requires that certain amendments of the IPC Certificate of Incorporation and amendments by the stockholders of IPC Bylaws require the approval of at least 66 2/3% of the voting power of all outstanding stock, voting together as a single class. These provisions could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of IPC and could delay changes in management.

The IPC Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of IPC stockholders, including proposed nominations of persons for election to the board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Corporate Secretary of IPC timely written notice, in proper form, of his or her intention to bring that business before the meeting. The Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, the IPC Bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of IPC.

The IPC Bylaws provide that only the IPC board of directors may call a special meeting of stockholders. Because IPC stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders prior to such time as a majority of the board of directors believed the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace the board also could be delayed until the next annual meeting.

NOL Amendment and Stockholder Rights Plan

On November 30, 2012, IPC stockholders approved an amendment to IPC’s Certificate of Incorporation designed to preserve the value of certain tax assets associated with NOLs under Section 382 of the Internal Revenue Code of 1986 (the “NOL Amendment”). The NOL Amendment generally restricts any direct or indirect transfer (such as transfers of IPC stock that result from the transfer of interests in other entities that own IPC stock) if the effect would be to:

●	increase the direct or indirect ownership of IPC stock by any person from less than 4.9% to 4.9% or more; or
●	increase the percentage of IPC common stock owned directly or indirectly by a person owning or deemed to own 4.9% or more of IPC common stock.

IPC’s board of directors has the discretion to approve a transfer of stock that would otherwise violate the NOL Amendment. The NOL Amendment expires on the earliest of (1) the repeal of Section 382 of the Code or any successor statute if IPC’s board of directors determines that the NOL Amendment is no longer necessary or desirable for the preservation of IPC NOLs, (2) the close of business on the first day of a taxable year of IPC as to which the IPC board of directors determines that no NOLs may be carried forward, (3) such date as IPC’s board of directors otherwise determines that the NOL Amendment is no longer necessary for the preservation of IPC’s NOLs, and (4) November 23, 2021. Subject to certain conditions, the IPC board of directors may also accelerate or extend the expiration date of the NOL Amendment in the event of a change in the law.

The NOL Amendment could be deemed to have an anti-takeover effect because, among other things, it restricts the ability of a person, entity or group to accumulate more than 4.9% of IPC common stock and the ability of persons, entities or groups now owning more than 4.9% of IPC common stock from acquiring additional shares of IPC common stock without the approval of IPC’s board of directors. As a result, IPC’s board of directors may be able to prevent any future takeover attempt.

Concurrently with the approval of the NOL Amendment, IPC stockholders also approved the Section 382 Rights Agreement adopted by IPC’s board of directors in November 2011, which is described in “—Preferred Stock—Series A Junior Preferred Stock”. The Section 382 Rights Agreement has a potential anti-takeover effect because the Rights will cause a substantial dilution to any person or group that attempts to acquire IPC without the approval of the IPC board of directors. Therefore, the overall effect of the NOL Amendment and the Rights Agreement may be to render more difficult, or discourage, a merger, tender offer, proxy contest or assumption of control by a substantial holder of IPC securities.

Anti-Takeover Effects of Delaware Law

IPC is subject to the provisions of Section 203 of the DGCL (“Section 203”). Under Section 203, IPC would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

●	prior to this time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
●	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;
●

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

COMPARISON OF RIGHTS OF HOLDERS OF IPC COMMON STOCK AND PRISM UNITS

IPC is incorporated under the laws of the State of Delaware and, accordingly, the rights of the holders of common stock of IPC are governed by the DGCL, IPC’s Certificate of Incorporation and IPC’s Bylaws. Prism is organized under the laws of the State of Nebraska, and accordingly, the rights of the members of Prism are currently governed by the NULLCA and Prism’s operating agreement. If the Merger is completed, Prism members will become holders of common stock of IPC, and their rights will be governed by the DGCL, the amended and restated Certificate of Incorporation of IPC and the Bylaws of IPC.

The table below summarizes the material differences between the current rights of Prism members under the Prism articles of organization and operating agreement and the current rights of holders of IPC common stock under the IPC Certificate of Incorporation and Bylaws.

While this summary includes the material differences between the rights of the IPC common stockholders and Prism members, this summary may not contain all of the information that is important to you. These summaries are not intended to be a complete discussion of the respective rights of IPC common stockholders and Prism members and are qualified in their entirety by reference to the DGCL and the NULLCA and the various documents of IPC and Prism that are referred to in the summaries. You should carefully read this entire joint proxy statement/prospectus and the other documents referred to in this joint proxy statement/prospectus for a more complete understanding of the differences between being a common stockholder of IPC or member of Prism. IPC has filed copies of its current Certificate of Incorporation and Bylaws with the SEC and will send copies of the documents referred to in this joint proxy statement/prospectus to you, without charge, upon your request. See the section entitled “Where You Can Find More Information” in this joint proxy statement/prospectus.

Current Rights of IPC Common Stockholders and Prism Members

Provision	Rights of IPC Common Stockholders	Rights of Prism Members

Capitalization

The Certificate of Incorporation of IPC authorizes the issuance of up to 25,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, of which 6,573,688 shares of common stock and no shares of preferred stock are issued and outstanding as of December 10, 2014.

Under the terms of Prism’s operating agreement, the board of managers determines how many units to issue and the capital or consideration to be exchanged for the units. As of December 10, 2014 there were 12,069,152 Prism units issued and outstanding. Upon the conversion of certain options, warrants, convertible promissory notes, and minority interests in Prism's subsidiaries to Prism units prior to completion of the Merger, up to 15,411,342 units will be issues and outstanding at the time of closing. The total units outstanding may be less if the holders of such options, warrants, convertible promissory notes, and minority interests do not elect to convert, accept cash in lieu of conversion, or, with respect to certain option holders, elect to accept fewer shares in lieu of paying he exercise price related to their options.

Number of Directors or Managers

IPC’s Bylaws provide that the number of directors shall be fixed from time to time by resolution of the board of directors. Pursuant to a resolution by the IPC board of directors, the size of IPC’s board of directors is currently set at four. Following the closing, IPC expects to increase the number of directors to add one of the Prism security holders to its board of directors.

Prism’s articles of organization and operating agreement provide for management by a board of managers. Prism’s operating agreement provides for the board of managers to initially consist of four persons, which number may be increased or decreased from time to time by the board of managers or by the members. The size of Prism’s board of directors is currently set at seven.

Election of Directors or Managers

Under the DGCL, unless directors are elected by written consent in lieu of an annual meeting, an annual meeting of the stockholders of IPC shall be held for the election of directors.

Under IPC’s Bylaws, each director shall be elected by a plurality of the votes cast at any meeting for the election of directors at which a quorum is present.

Under IPC’s Bylaws, nominations of persons for election to the board of directors of IPC may be made at a meeting of stockholders by the board of directors, any nominating committee or person appointed by the board of directors or by any stockholder of the corporation entitled to vote for the election of directors upon compliance with proper notice procedures.

IPC’s Bylaws also provide that any director may resign at any time upon written notice to the secretary.

Under Prism’s operating agreement, unless the board of managers is elected by written consent in lieu of an annual meeting, an annual meeting is held for the election of the members of Prism’s board of managers. Each such manager is elected by majority vote cast at any meeting for the election of the board of managers at which a quorum is present.

Prism’s operating agreement provides that any manager may resign at any time.

Stockholder or Member Nominations and Proposals

The Bylaws of IPC provide that in order for a stockholder to make a director nomination or propose business at an annual meeting of stockholders, the stockholder must give timely written notice to IPC, which must be received not less than 120 calendar days before the one year anniversary of the date on which IPC first mailed its proxy statement to stockholders in connection with the previous year’s annual meeting (with certain adjustments if no annual meeting was held the previous year or the date of the annual meeting is changed by more than 30 days from the first anniversary of the preceding year’s annual meeting).

Prism’s operating agreement is silent regarding member nomination of candidates for election to the board of managers and member proposals.

Classified Board of Directors or Managers	The Certificate of Incorporation of IPC provides that the directors comprising the board of directors shall be divided into three staggered classes, with each class serving three-year terms.	The articles of organization of Prism do not provide for the division of the board of managers into staggered classes.

Removal of Directors or Managers

Under the Bylaws of IPC, a director may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock entitled to vote at an election of directors and voting together as a single class.

Under Prism’s operating agreement, managers may be removed, with or without cause, by the holders of a majority of the units then entitled to vote at an election of managers. Any vacancy caused by such removal must be filled by action of the members.

Special Meeting of the Stockholders or Members	The Bylaws of IPC provide that a special meeting of the stockholders may be called by the president, chairman of the board of directors, or the board of directors.

Prism’s operating agreement provides that special meetings of members may be called by the president and shall be called by the president or secretary at the written request of a majority of the board of managers.

Cumulative Voting	The IPC Certificate of Incorporation and Bylaws do not provide cumulative voting rights in the election of its directors.	Prism’s articles of organization and operating agreement do not provide for cumulative voting rights in the election of its managers.

Vacancies

The Certificate of Incorporation and Bylaws of IPC provide that any vacancy or newly created directorships on the board of directors will be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director.

Prism’s operating agreement provides that a vacancy on the board of managers may be filled by the remaining member(s) of the board of managers except when the vacancy results from a removal by the members, in which case, the members must fill the vacancy.

Voting Rights

Under the IPC Bylaws, the holders of voting stock are entitled to vote on each matter properly submitted to the stockholders at a meeting of the stockholders and shall be entitled to cast one vote in person or by proxy for each share of voting stock held by them.

Prism’s operating agreement provides that each Prism member shall have the right to one vote for each Prism unit held by such member on each matter submitted to a vote by the members.

Stockholder or Member Action by Written Consent

The Certificate of Incorporation of IPC provides that no action shall be taken by the stockholders except at an annual or special meeting of the stockholders and that no action shall be taken by the stockholders by written consent.

Prism’s operating agreement provides that members may vote or otherwise take action by written consent signed by the members holding at least the number of units that would be required to approve such action if submitted to a vote at a meeting of the members.

Notice of Stockholder or Member Meeting

Under the Bylaws of IPC, written notice of each stockholder meeting must specify the place, if any, date and hour of the meeting and, in the case of a special meeting, the purposes for which the meeting is called. Notice shall be given not less than 10 nor more than 60 calendar days before the date of the meeting to each stockholder entitled to vote at such meeting.

Prism’s operating agreement provides that written notice of the place, date, hour and purpose of a meeting of the members be given not less than 10 days and not more than 60 days before the date of the meeting to each member entitled to vote at the meeting.

Conversion Rights and Protective Provisions	The Certificate of Incorporation of IPC does not provide for preemptive, conversion or other protective rights.

Holders of Prism units have no rights to convert their membership interests into any other securities. Prism’s articles of organization and operating agreement do not provide for preemptive or other protective rights. Prism’s operating agreement also prohibits any transfers without the consent of Prism’s board of managers.

Stockholder or Member Inspection Rights

Under the DGCL, a stockholder of a corporation has the right, for any proper purpose and upon written demand under oath stating the purpose for such demand, to inspect and make copies and extracts from the corporation’s stock ledger, a list of its stockholders, and its other books and records. A proper purpose is any purpose reasonably related to such person’s interest as a stockholder.

Prism’s operating agreement allows inspection of Prism’s books and records by any member at reasonable times for any purpose reasonably related to such member’s interest in Prism.

Stockholder or Member Rights Plan

On November 30, 2012, IPC stockholders approved an amendment to IPC’s Certificate of Incorporation creating a stockholder rights plan designed to preserve the value of certain tax assets associated with net operating loss carryforwards under Section 382 of the Internal Revenue Code of 1986. IPC stockholders also approved a Section 382 Rights Agreement adopted by IPC’s board of directors in November 2011. The stockholder rights plan and rights agreement are intended to act as deterrents to any person or group, together with its affiliates and associates, being or becoming the beneficial owner of 4.9% or more of IPC’s common stock. The inability of some stockholders to acquire a significant position could substantially reduce the market liquidity of IPC common stock, making it more difficult for a stockholder to dispose of, or obtain accurate quotations for the price of, IPC common stock.

No stockholder rights plan applies to holders of Prism units.

Required Vote for Authorization of a Merger or Consolidation

Under the DGCL, the consummation of a merger or consolidation requires the approval of the board of directors of the corporation that desires to merge or consolidate and requires that the agreement and plan of merger be adopted by the affirmative vote of a majority of the stock of the corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement. However, no such approval and vote are required if such corporation is the surviving corporation and:

Prism’s operating agreement provides that any merger must be approved by members holding at least 67% of the then outstanding units held by Prism members.

	●	such corporation’s certificate of incorporation is not amended;
●

the stockholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

●

either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger.

Under the DGCL, a sale of all or substantially all of such corporation’s assets requires the approval of such corporation’s board of directors and the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote thereon.

Required Vote for Other Matters

IPC’s Bylaws provide that all elections and questions presented to the stockholders at a meeting at which a quorum is present, other than the election of directors, shall, unless otherwise provided by law, the Bylaws or the Certificate of Incorporation, or the rules and regulations of any stock exchange applicable to IPC, or pursuant to any regulation applicable to IPC or its securities, be decided by the affirmative vote of the holders of a majority in voting power of the shares of capital stock of IPC that are present in person or by proxy and entitled to vote thereon.

Prism’s operating agreement provides that all elections and questions presented to members be approved by the members at a meeting at which a quorum is present. The approval at any such meeting must be by the affirmative vote of the holders of a majority of Prism units that are present in person or by proxy and entitled to vote thereon unless a different vote is required by the operating agreement.

Prism’s operating agreement also provides that any amendment to the operating agreement or any dissolution be approved by members holding at least 67% of the then outstanding units held by Prism members.

Indemnification

The Certificate of Incorporation and Bylaws of IPC provide that IPC shall indemnify its directors and officers to the fullest extent permitted by the DGCL or any other applicable law. Under its Bylaws, IPC will not be required to indemnify any director or officer in connection with any proceeding initiated by such person unless the proceeding was authorized by the IPC board of directors.

Prism’s operating agreement requires it to indemnify its members, managers and officers against losses, damages, and claims by third parties arising out of actions taken by such member as long as such acts were taken in good faith, were not grossly negligent, and do not constitute willful misconduct.

Prism’s operating agreement also requires Prism to pay any expenses (including attorneys’ fees) of its members, managers and officers as long as such expenses do not result from actions taken in bad faith, gross negligence, or intentional misconduct.

Advancement of Expenses

The Bylaws of IPC provide that IPC will advance expenses to any director or officer prior to the final disposition of the proceeding, provided, however, that such advancements shall be made only upon receipt of an undertaking by such director or officer to repay all amounts advanced if it should be ultimately determined that such director or officer is not entitled to indemnification under the Bylaws of IPC or otherwise.

Prism’s operating agreement provides that it shall pay the expenses incurred by a member, director, officer or manager in defending any proceeding in advance of its final disposition upon receipt by Prism of an undertaking by or on behalf of such member, director, officer or manager to repay such amount; provided, such member, director, officer or manager is not entitled to indemnification under Prism’s operating agreement.

Limitation of Personal Liability of Directors, Managers or Members

The Certificate of Incorporation of IPC provides that no director will be personally liable to IPC or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty, (ii) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) for any act related to the unlawful stock repurchase or payment of a dividend under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Prism’s operating agreement provides that no member, manager or officer shall be personally liable for the debts, obligations or liabilities of Prism unless the debt or obligation arises from an act or omission which is taken in bad faith, gross negligence by such person, or is the result of the willful misconduct of such person.

Declaration and Payment of Dividends or Distributions

The DGCL provides that directors of IPC may declare and pay dividends upon the shares of its capital stock either out if its surplus, or, if there is no surplus, out of its net profits for the fiscal year such dividends are declared or the preceding fiscal year.

Prism’s operating agreement provides that distributions shall be made when and as designated by the board of managers and any distributions should be made in proportion to units held.

The Bylaws of IPC provide that the board of directors may declare and pay dividends upon the shares of capital stock.

Amendments to Charter Documents

The Certificate of Incorporation of IPC may be amended in any manner permitted by law. IPC’s Certificate of Incorporation also provides that Article 5 (number and classification of directors), Article 6 (director powers, stockholder actions and special meetings), Article 7 (adoption, amendment or repeal of bylaws), Article 8 (required vote for certain amendments to the Certificate of Incorporation) and Article 9 (indemnification and liability of directors) require the affirmative vote of the holders of 66 2/3% of the voting power of the outstanding shares of voting stock, voting together as a single class.

Under the NULLCA, the certificate of organization may be amended or restated from time. Such amendment or restatement must be consistent with the terms of Prism’s operating agreement, which governs substantially all matters relating to Prism and its members.

Amendments to Bylaws or Operating Agreement

The Certificate of Incorporation and Bylaws of IPC provide that the board of directors is expressly authorized to adopt, amend or repeal the Bylaws; provided, however, that any adoption, amendment or repeal of bylaws by the board of directors shall require the approval of a majority of the total number of authorized directors. The Bylaws of IPC further provide that the stockholders shall have the power to adopt, amend or repeal the Bylaws; provided, however, that any adoption, amendment or repeal of the Bylaws by the stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of voting stock, in addition to any vote of the holders of any class or series of stock required by law or the Certificate of Incorporation.

Prism’s operating agreement provides that the operating agreement may be amended, modified or waived from time to time by members holding at least sixty-seven percent (67%) of the outstanding units.

PRINCIPAL STOCKHOLDERS OF IPC

The following table sets forth, as of December 10, 2014, certain information with respect to the beneficial ownership of IPC’s common stock by (i) each stockholder known by IPC to be the beneficial owner of more than 5% of IPC’s common stock, (ii) each director of IPC, (iii) the executive officers of IPC, and (iv) all current directors and executive officers of IPC as a group.

The percentage of ownership is based on 6,573,688 shares of common stock outstanding on December 10, 2014, adjusted as required by the rules promulgated by the SEC to determine beneficial ownership. Common stock subject to options currently exercisable, or exercisable within 60 days after December 10, 2014, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person.

Other than the Merger, IPC does not know of any arrangements, including any pledge by any person of securities of IPC, the operation of which may at a subsequent date result in a change of control of IPC.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding(2)
Hussein A. Enan(3)	1,949,148	29.5%
Dennis H. Chookaszian(4)	314,288	4.8%
L. Eric Loewe(5)	116,335	1.8%
Thomas W. Orr(6)	106,036	1.6%
James M. Corroon(7)	46,105	* %
Steven J. Yasuda	33,732	* %
Current directors and executive officers as a group (6 persons)(8)	2,565,644	38.4%

*Less than one percent

(1)

The persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. The address of all officers and directors is c/o Internet Patents Corporation, 101 Parkshore Dr., Suite 100, Folsom, CA 95630.

(2)

Percent of Common Stock Outstanding is calculated utilizing 6,573,688 shares outstanding, which is the sum of the number of IPC’s outstanding shares as of December 10, 2014, and the number of options held by the named beneficial owner that are then exercisable or will become exercisable within 60 days thereafter.

(3)

Includes 1,904,572 shares held by the Enan Family Trust, a revocable trust. Mr. Enan and Mr. Enan’s spouse are co-trustees of the Enan Family trust. Also includes 44,576 shares subject to options exercisable within 60 days following December 10, 2014.

(4)	Includes 416 shares held by Mr. Chookaszian’s spouse, which he disclaims beneficial ownership of. Also includes 10,000 shares subject to options exercisable within 60 days following December 10, 2014.

(5)	Includes 1,900 shares subject to options exercisable within 60 days following December 10, 2014.

(6)	Includes 10,000 shares subject to options exercisable within 60 days following December 10, 2014.

(7)	Includes 37,584 shares subject to options exercisable within 60 days following December 10, 2014.

(8)	Includes 104,060 shares subject to options exercisable within 60 days following December 10, 2014.

PRINCIPAL MEMBERS OF PRISM

The following table sets forth, as of December 10, 2014, certain information with respect to the beneficial ownership of Prism membership units by (i) each member known by Prism to be the beneficial owner of more than 5% of Prism membership units, (ii) each manager of Prism, (iii) the executive officers of Prism, and (iv) all current managers and executive officers of Prism as a group.

The percentage of ownership is based on 12,069,152 membership units outstanding on December 10, 2014, adjusted as required by the rules promulgated by the SEC to determine beneficial ownership. Other than the Merger, Prism does not know of any arrangements, including any pledge by any person of securities of Prism, the operation of which may at a subsequent date result in a change of control of Prism. Upon consummation of the Merger, Prism will be a wholly owned subsidiary of IPC.

Name of Beneficial Owner(1)	Number of Units Beneficially Owned	Percent of Units Outstanding(2)
Richard L. Gregg(3)	3,585,752	29.7%
William E. Fisher(4)	1,200,000	9.7%
Gregory J. Duman	1,091,667	9.0%
Gerald Korth(5)	950,000	7.6%
David Stokes(6)	683,333	5.6%
Andre J. Bahou(7)	544,000	4.6%
Gregory Bailey(8)	487,795	3.9%
Richard Danzig(9)	485,221	3.9%

Current managers and executive officers as a group (7 persons)	9,057,768	74.1%

*Less than one percent

(1)

The persons named in the table above have sole voting and investment power with respect to all Prism units shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. The address of all executive officers and managers is c/o Prism Technologies, LLC, 2323 S. 171st  Street, Suite 106, Omaha, NE 68130.

(2)

Percent of Units Outstanding is calculated utilizing 12,069,152 units outstanding, which is the sum of the number of Prism’s outstanding units as of December 10, 2014, and the number of options and other derivative securities held by the named beneficial owner that are then exercisable or will become exercisable within 60 days thereafter.

(3)	Includes 3,585,752 units held by Prism Resources, Inc. Richard L. Gregg is the majority owner of Prism Resources, Inc.

(4)	Includes options for 100,000 units of Prism. Also includes 950,000 units and options exercisable for 150,000 units held by FFI, LLC. William E. Fisher is the majority owner of FFI, LLC.

(5)	Includes options exercisable for units of Secure Axcess, which may be exchanged for 450,000 units of Prism.

(6)	Includes options for 100,000 units of Prism.

(7)	Includes options exercisable for 200,000 units and debt convertible into 44,000 units of Prism. Also includes units and options in Secure Axcess which may be exchanged into 300,000 units of Prism.

(8)	Includes options for 135,417 and debt convertible into 156,281 units of Prism. Also includes units and options in Secure Axcess which may be exchanged for 90,834 units of Prism.

(9)	Includes options for 135,417 units of Prism. Also includes units and options in Secure Axcess which may be exchanged for 88,291 units of Prism.

PRINCIPAL STOCKHOLDERS OF COMBINED COMPANY

The following table sets forth certain information with respect to the beneficial ownership of the combined company upon consummation of the Merger, assuming the closing of the Merger occurs on December 10, 2014, by (i) each stockholder known by IPC to be the beneficial owner of more than 5% of the combined company’s common stock, (ii) each director of the combined company, (iii) each executive officer of the combined company, and (iv) all current directors and executive officers of the combined company as a group.

Unless otherwise indicated in the footnotes to this table Prism and IPC believe that each of the persons named in this table have sole voting and investment power with respect to the shares indicated as beneficially owned.

The percent of common stock of the combined company is based on 10,177,748 shares of common stock of the combined company outstanding assuming consummation of the Merger as of December 10, 2014, adjusted as required by the rules promulgated by the SEC to determine beneficial ownership. Common stock subject to options currently exercisable, or exercisable within 60 days after December 10, 2014, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding(2)
Hussein A. Enan(3)	1,949,148	19.1%
Prism Resources, Inc(4)	1,039,852	10.2%
Dennis H. Chookaszian(5)	314,288	3.1%
Gregory J. Duman	316,579	3.1%
L. Eric Loewe(6)	116,335	1.1%
Thomas W. Orr(7)	106,036	1.0%
James M. Corroon(8)	46,105	* %
Steven J. Yasuda	33,732	* %
All directors and executive officers as a group (7 persons)(9)	3,922,075	38.1%

*	Less than one percent.

(1)

The persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. The address of all officers and directors is c/o Internet Patents Corporation, 101 Parkshore Dr., Suite 100, Folsom, CA 95630.

(2)

Percent of Common Stock Outstanding is calculated as if the Merger was completed on December 10, 2014 utilizing 10,177,748 shares outstanding, which is the sum of the number of IPC’s outstanding shares as of December 10, 2014, the number of shares issued to Prism security holders, and the number of options held by the named beneficial owner that are then exercisable or will become exercisable within 60 days thereafter.

(3)

Includes 1,904,572 shares held by the Enan Family Trust, a revocable trust. Mr. Enan and Mr. Enan’s spouse are co-trustees of the Enan Family Trust. Also includes 44,576 shares subject to options exercisable within 60 days following December 10, 2014.

(4)	Consists of 1,039,852 shares held directly by Prism Resources, Inc. Richard L. Gregg is the majority owner of Prism Resources, Inc.

(5)	Includes 416 shares held by Mr. Chookaszian’s spouse, which he disclaims beneficial ownership of. Also includes 10,000 shares subject to options exercisable within 60 days following December 10, 2014.

(6)	Includes 1,900 shares subject to options exercisable within 60 days following December 10, 2014.

(7)	Includes 10,000 shares subject to options exercisable within 60 days following December 10, 2014.

(8)	Includes 37,584 shares subject to options exercisable within 60 days following December 10, 2014.

(9)     Includes 104,060 shares subject to options exercisable within 60 days following December 10, 2014.

LEGAL MATTERS

Sidley Austin LLP, will pass upon the validity of the IPC common stock offered by this joint proxy statement/prospectus.

EXPERTS

The consolidated financial statements of Internet Patents Corporation at December 31, 2013 and 2012, and for each of the two years in the period ended December 31, 2013, appearing in this joint proxy statement/prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Prism Technologies, LLC at December 31, 2013 and 2012, and for the years then ended, included in this joint proxy statement/prospectus have been audited by Lutz & Company, P.C. as set forth in their report are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

IPC files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that IPC files at the SEC public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois on the official business days during the hours of 10:00 a.m. to 3:00 p.m. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. IPC SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning IPC also may be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.

Information about IPC, including its SEC filings, is also available through its website at http://www.internetpatentscorporation.net/. However, information on IPC’s website is not a part of this joint proxy statement/prospectus or any amendment or supplement thereto.

As of the date of this joint proxy statement/prospectus, IPC has filed a registration statement on Form S-4 to register with the SEC the IPC common stock that IPC will issue to Prism members in the Merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of IPC, as well as a proxy statement of IPC for its special meeting and a proxy statement for Prism members for the Prism member meeting.

IPC has supplied all information contained in this joint proxy statement/prospectus relating to IPC, and Prism has supplied all information contained in this joint proxy statement/prospectus relating to Prism.

If you would like to request documents from IPC or Prism, please send a request in writing or by telephone to either IPC or Prism at the following addresses:

Internet Patents Corporation	Prism Technologies, LLC
101 Parkshore Drive, Suite 100	2323 S. 171st Street, Suite 106
Folsom, California 95630	Omaha, NE 68130
Telephone: (916) 932-2860	Telephone: (402) 934-2020
Attn: Chief Financial Officer	Attn: Chief Financial Officer

Trademark Notice

Internet Patents CorporationTM is an unregistered trademark of IPC in the United States and other jurisdictions. Prism Technologies, LLC, the Prism logo, Secure Axcess and Millenium Biologix are unregistered marks of Prism and its subsidiaries. Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires IPC officers and directors, and persons who own more than ten percent of a registered class of IPC equity securities, to file reports of ownership and changes in ownership with the SEC. Such officers, directors and ten percent stockholders are also required by SEC rules to furnish IPC with copies of all forms that they file pursuant to Section 16(a). Based on IPC’s review of the copies of such forms received by it and written representations from certain reporting persons, IPC believes that during fiscal 2013, its executive officers, directors and ten-percent stockholders complied with all applicable Section 16(a) filing requirements.

Stockholder Proposals

Under IPC’s Bylaws, in order for a stockholder proposal to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Corporate Secretary of IPC at 101 Parkshore Dr., Suite 100, Folsom, CA 95630. To be timely for the 2015 annual meeting, such notice must be delivered to or mailed and received at IPC’s principal executive offices, not less than 120 calendar days in advance of the date that IPC’s proxy statement was released to stockholders in connection with the 2014 annual meeting, except that if the 2015 annual meeting date has been changed by more than 30 days from the date contemplated at the time of the proxy statement for the 2014 annual meeting, notice by a stockholder to be timely must be received not later than the close of business on the 10th calendar day following the day on which public announcement of the date of the 2015 meeting is first made. A stockholder’s notice to the Secretary shall set forth, as to each matter the stockholder proposes to bring before the annual meeting, (a) a brief description of the business to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of the stockholder proposing such business, (c) the class and number of shares of the corporation which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business.

Proposals of stockholders intended to be included in IPC’s proxy statement for the 2015 annual meeting of the stockholders of IPC must have been received by IPC at its offices at 101 Parkshore Dr., Suite 100, Folsom, CA 95630, no later than December 19, 2014, and have satisfied the conditions established by the SEC for stockholder proposals to be included in IPC’s proxy statement for that meeting.

Communication with the IPC Board of Directors

Stockholders may communicate with any and all members of IPC’s board of directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name (or to the Chairman, for a communication addressed to the entire Board) at the following address and phone number:

Name of the Director(s)
c/o Corporate Secretary
Internet Patents Corporation
101 Parkshore Dr,, Suite 100
Folsom, CA 95630
916-932-2862

Communications from IPC stockholders received as indicated above will be forwarded to the indicated director or directors unless the communication is primarily commercial in nature or relates to an improper or irrelevant topic.

INTERNET PATENTS CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-A-2
Consolidated Balance Sheets as of December 31, 2013 and 2012	F-A-3
Consolidated Statements of Operations for the years ended December 31, 2013 and 2012	F-A-4
Consolidated Statements of Comprehensive Loss for the years ended December 31, 2013 and 2012	F-A-5
Consolidated Statement of Stockholders’ Equity for the years ended December 31, 2013 and 2012	F-A-6
Consolidated Statements of Cash Flows for the years ended December 31, 2013 and 2012	F-A-7
Notes to Consolidated Financial Statements	F-A-8

Unaudited Condensed Consolidated Financial Statements:
Condensed Consolidated Balance Sheets	F-A-20
Condensed Consolidated Statement of Operations	F-A-21
Condensed Consolidated Statements of Operations and Comprehensive Loss	F-A-22
Condensed Consolidated Statements of Cash Flows	F-A-23
Notes to Condensed Consolidated Financial Statements	F-A-24

F-A-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Internet Patents Corporation

We have audited the accompanying consolidated balance sheets of Internet Patents Corporation as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Internet Patents Corporation at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Sacramento, California
February 25, 2014

F-A-2

INTERNET PATENTS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$30,113	$31,068
Short-term investments	249	1,497
Restricted cash equivalents and short-term investments	1,000	1,000
Prepaid expenses and other current assets	144	169
Total current assets	31,506	33,734
Property and equipment, net	1	32
Other assets	29	27
Total assets	$31,536	$33,793

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$220	$234
Accrued expenses	253	346
Total current liabilities	473	580

Accrued lease obligation, non-current	444	-
Income tax liability	101	101
Other liabilities	45	-
Total liabilities	1,063	681

Stockholders’ equity:
Convertible preferred stock, $0.001 par value. Authorized: 5,000 shares; no shares issued or outstanding at 2013 and 2012	-	-
Common stock, $0.001 par value. Authorized: 25,000 shares; 11,033 shares issued and 7,752 shares outstanding at 2013 and 2012	11	11
Paid-in capital	221,750	221,726
Treasury stock, 3,281 shares at 2013 and 2012	(6,788)	(6,788)
Accumulated deficit	(184,500)	(181,837)
Total stockholders’ equity	30,473	33,112
Total liabilities and stockholders’ equity	$31,536	$33,793

See accompanying notes.

F-A-3

INTERNET PATENTS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Years Ended December 31,
	2013	2012

Revenues	$-	$-

Operating expenses:
General and administrative	2,688	2,959
Total operating expenses	2,688	2,959
Loss from operations	(2,688)	(2,959)
Other income	25	172
Net loss before income taxes	(2,663)	(2,787)
	(2,663)	(2,787)
Income tax benefit	-	(61)
Net loss	(2,663)	(2,726)

Net loss per share:
Basic and diluted	$(0.34)	$(0.36)

Shares used in computing loss per share:
Basic and diluted	7,752	7,659

See accompanying notes.

F-A-4

INTERNET PATENTS CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Amounts in thousands)

	Years ended December 31,
	2013	2012

Net loss	$(2,663)	$(2,726)
Comprehensive loss	$(2,663)	$(2,726)

See accompanying notes.

F-A-5

INTERNET PATENTS CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years ended December 31, 2013 and 2012
(Amounts in thousands, except per share amounts)

	Common Stock		Paid-in	Treasury Stock		Accumulated
	Shares	Amount	Capital	Shares	Amount	Deficit	Total

Balances, December 31, 2011	9,863	$10	$216,401	(3,256)	$(6,589)	$(140,499)	$69,323
Issuance of shares through employee stock purchase plan and stock option plan	1,170	1	5,325	—	—	—	5,326
Cash distribution, $5 per common share	—	—	—	—	—	(38,612)	(38,612)
Repurchase of shares	—	—	—	(25)	(199)	—	(199)
Net loss	—	—	—	—	—	(2,726)	(2,726)

Balances, December 31, 2012	11,033	$11	$221,726	(3,281)	$(6,788)	$(181,837)	$33,112
Share-based compensation	—	—	24	—	—	—	24
Net loss	—	—	—	—	—	(2,663)	(2,663)
Balances, December 31, 2013	11,033	$11	$221,750	(3,281)	$(6,788)	$(184,500)	$30,473

See accompanying notes.

F-A-6

INTERNET PATENTS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Years Ended December 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(2,663)	$(2,726)

Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	24	-
Depreciation and amortization	14	20
Interest income on short-term investments	-	6
Impairment of long-lived assets	14	-
Loss on disposal of equipment	3	-
Loss on sublease	637	-

Net changes in operating assets and liabilities:
Prepaid expenses and other current assets	25	1,205
Other assets	(2)	1,000
Accounts payable	(14)	(3,151)
Accrued expenses and other current liabilities	(286)	(195)
Income taxes payable	-	(644)
Other liabilities	45	-
Net cash used in operating activities	(2,203)	(4,485)

Cash flows from investing activities:
Purchases of short-term investments	(1,494)	(2,229)
Redemptions of short-term investments	2,742	1,954
Purchases of restricted cash equivalents and short-term investments	(1,000)	(1,000)
Redemptions of restricted short-term investments	1,000	-
Purchases of property and equipment	-	(10)
Change in interest receivable	-	(3)
Net cash provided by(used in) investing activities	1,248	(1,288)
Cash flows from financing activities:
Proceeds from issuance of common stock through stock plans, net of repurchases	-	5,127
Distribution paid	-	(38,612)
Net cash used in financing activities	-	(33,485)
Net decrease in cash and cash equivalents	(955)	(39,258)
Cash and cash equivalents, beginning of year	31,068	70,326
Cash and cash equivalents, end of year	$30,113	$31,068
Supplemental disclosures of cash flow information and non-cash transactions:
Treasury Stock (In January, 2012 25,000 shares were tendered to the Company from a non-employee board of director at a value of $7.95 per share).	-	199

See accompanying notes.

F-A-7

INTERNET PATENTS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Business of Internet Patents Corporation

Internet Patents Corporation (“IPC”) was originally incorporated in California in February 1995 and re-incorporated in Delaware in October 1996, and is headquartered outside Sacramento, California. IPC’s headquarters mailing address is 101 Parkshore Drive, Suite 100, Folsom, CA 95630, and the telephone number at that location is (916) 932-2860. The principal IPC website is www.internetpatentscorporation.net.

From its inception through December 21, 2011, IPC operated an online insurance marketplace that electronically matched consumers and providers of automobile, property, health, term life, and small business insurance. IPC discontinued this business in connection with the sale of substantially all of its assets (the “Disposition”) to Bankrate, Inc. (“Bankrate”) in a transaction that closed on December 21, 2011 (“Disposition Date”).

On the Disposition Date and in connection with the Disposition, the Company changed its name from InsWeb Corporation (“InsWeb”) to Internet Patents Corporation.

As a result of the Disposition, we no longer conduct the insurance lead generation business, and have agreed not to reenter that business for a period of ten years. We intend to develop and operate a business that licenses and otherwise enforces our patented technologies. Our future revenues are expected to consist entirely of the royalties from licensing the patents and damages for past infringement. IPC cannot estimate what revenues, if any, it will receive in 2014. In addition to general and administrative expenses, including salaries and benefits, rent and utilities, we expect to incur expenses associated with patent infringement litigation.

2.	Summary of Significant Accounting Policies

Basis of presentation

The consolidated financial statements include the accounts of IPC and its wholly-owned subsidiaries, Goldrush Insurance Services, Inc. and InsWeb Insurance Services, Inc. All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements.

IPC recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet. For non-recognized subsequent events that must be disclosed to keep the financial statements from being misleading, an entity is required to disclose the nature of the event as well as an estimate of its financial effect, or a statement that such an estimate cannot be made.

Use of estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash, cash equivalents and short-term investments

IPC considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. Investments with maturities greater than three months at the date of purchase but less than one year are classified as short-term investments. Cash, cash equivalents and short-term investments are stated at cost, which approximates fair value, given the relatively short duration of the underlying securities.

F-A-8

2.	Summary of Significant Accounting Policies (continued)

Revenue recognition

The Company has not yet determined the methodology it will use for recognizing revenues from royalties for licensing its patents or from damages for past infringement, as no agreements related to these types of revenue streams had been entered into as of December 31, 2013.

Property and equipment and other long-lived assets

Property and equipment are stated at cost less accumulated depreciation. Depreciation on computer and office equipment, furniture and fixtures and purchased software is calculated using the straight-line method over the estimated useful lives of the assets, generally two to five years. Amortization on leasehold improvements is calculated using the straight-line method over the estimated useful lives of the improvements or the remaining term of the lease, whichever is shorter. Expenditures for maintenance and repairs are charged to expense as incurred.

IPC evaluates the recoverability of its long-lived assets, including intangible assets subject to amortization in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 360, Property, Plant and Equipment. ASC 360 requires the recognition of impairment losses related to long-lived assets in the event the net carrying value of such assets exceeds fair value. IPC assesses the impairment of its long-lived assets annually or when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impaired asset charge of $14,000 related to leasehold improvements at IPC’s former headquarters in Rancho Cordova, California was recognized for the year ended December 31, 2013. No such indicators of impairment were identified as of December 31, 2012.

Concentration of risk—credit

Financial instruments that potentially subject IPC to concentrations of credit risk, as defined by ASC 825, “Financial Instruments,” consist principally of cash, cash equivalents and short-term investments. IPC deposits its cash, cash equivalents and short-term investments with various domestic financial institutions. Such deposits may exceed federal deposit insurance limits.

IPC’s cash equivalents and investments consist of diversified investment grade securities. IPC’s investment policy limits the amount of credit exposure to investments in any one issue, and IPC believes no significant concentration of credit risk exists with respect to these investments.

During the years ended December 31, 2013 and 2012, we had no customers or accounts receivable. Pursuant to the terms of the asset purchase agreement, Bankrate was required to pay us amounts it received from customers for the insurance lead generation business we conducted prior to the Disposition Date. The amount that IPC received from Bankrate in 2012 for accounts receivable purchased from IPC was approximately $67,000. No payments were received during 2013, and no additional payments in the future are expected.

Share-Based Payments

IPC accounts for share-based compensation in accordance with ASC 718 “Compensation – Stock Compensation.” Under the provisions of ASC 718, share-based compensation cost is generally estimated at the grant date based on the award’s fair value as calculated by the Black-Scholes-Merton (BSM) option-pricing model. The BSM option-pricing model requires various highly judgmental assumptions including expected option life, volatility, and forfeiture rates. If any of the assumptions used in the BSM option-pricing model change significantly, share-based compensation expense may differ materially in the future from that recorded in the current period. Generally, compensation cost is recognized over the requisite service period. However, to the extent performance conditions affect the vesting of an award, compensation cost will be recognized only if the performance condition is satisfied. Compensation cost will not be recognized, and any previously recognized compensation cost will be reversed, if the performance condition is not satisfied.

F-A-9

2.	Summary of Significant Accounting Policies (continued)

IPC recognizes compensation costs for stock-based payments to employees and its Board of Directors, based on their grant-date fair value on a straight-line approach over the service period for which such awards are expected to vest. The fair value of stock options granted pursuant to the IPC’s 1997 and 2008 Stock Option Plans and Employee Stock Purchase Plan (“ESPP”), respectively, is determined using the BSM option-pricing model. The determination of fair value is affected by IPC’s stock price, as well as assumptions regarding subjective and complex variables such as expected employee exercise behavior and our expected stock price volatility over the expected term of the award. Generally, IPC’s assumptions are based on historical information and judgment is required to determine if historical trends may be indicators of future outcomes. The key assumptions for the BSM option-pricing model calculation are:

Expected term. The expected term represents the period that IPC’s share-based awards are expected to be outstanding. IPC’s expected term was determined based on historical experience of similar awards, giving consideration to the contractual terms of the share-based awards, vesting schedules and expectations of future employee behavior.

Expected volatility. IPC uses the trading history of its common stock in determining an estimated volatility factor when using the Black-Scholes option-pricing formula to determine the fair value of options granted.

Risk-free interest rate. IPC bases the risk-free interest rate used in the BSM option-pricing model on the implied yield currently available on U.S. Treasury zero-coupon issues with the same or substantially equivalent remaining term.

Expected dividend. Historically IPC has not declared or paid cash or stock dividends. Therefore, IPC uses a zero value for the expected dividend value factor when using the Black-Scholes option-pricing formula to determine the fair value of options granted.

Estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. When estimating forfeitures, IPC considers historical voluntary and involuntary termination behavior as well as analysis of actual option forfeitures.

Employee stock-based compensation expense is calculated based on awards ultimately expected to vest and is reduced for estimated forfeitures. Forfeitures are revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates and an adjustment to stock-based compensation expense will be recognized at that time.

Changes to our underlying stock price, our assumptions used in the BSM option-pricing model calculation and the IPC’s forfeiture rate, as well as future equity granted or assumed through acquisitions could significantly impact the compensation expense we recognize.

In conjunction with the Disposition, all of the Company’s outstanding and unvested stock options vested. As of December 31, 2013 and 2012, the Company had no outstanding unrecognized stock-based compensation.

Income taxes

Under the asset and liability method prescribed under ASC 740, “Income Taxes,” IPC recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

Net income per share

Basic and diluted net income per share is computed using the weighted-average number of shares of common stock outstanding. Diluted earnings per share is a measure of the potential dilution that would occur if stock options had been exercised.

F-A-10

2.	Summary of Significant Accounting Policies (continued)

The following table reconciles the denominator used to calculate basic and diluted net loss per share of common stock:

	Year Ended December 31,
(In thousands)	2013	2012

Numerator for basic and diluted net loss per share:
Net loss available to common shareholders:	$(2,663)	$(2,726)

Denominator for net loss per share
Basic and diluted—weighted average shares of common stock outstanding	7,752	7,659

Potentially dilutive securities are not included in the diluted net income calculation, because the Company had a net loss from operations, net of tax. The antidilutive securities that are not included in the calculation above are employee stock options to purchase shares totaling 371 as of December 31, 2013 and 673 as of December 31, 2012.

Recently Issued Accounting Pronouncements

In February 2013, the FASB issued guidance requiring entities to provide information about the amounts reclassified out of accumulated other comprehensive income (“AOCI”) by component. In addition, it requires entities to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. This guidance is effective prospectively for annual and interim reporting periods beginning after December 15, 2012, with early adoption permitted. The adoption of this guidance did not have a material impact on the financial statements.

In July 2013, the FASB issued an amendment to the accounting guidance related to the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. The guidance requires an unrecognized tax benefit to be presented as a decrease in a deferred tax asset where a net operating loss, a similar tax loss, or a tax credit carryforward exists and certain criteria are met. This guidance is effective prospectively for annual and interim reporting periods beginning after December 15, 2013. The Company is currently evaluating the potential impact of the adoption of this guidance on its consolidated financial statements.

3.	Share-Based Payments

In July 1997, IPC authorized the 1997 Stock Option Plan (the “Option Plan”) and the Senior Executive Option Plan (the “Executive Plan”). Under the Option Plan, the Board of Directors may issue incentive stock options to employees of IPC and its subsidiaries and may also issue nonqualified stock options to employees, officers, directors, independent contractors and consultants of IPC and its subsidiaries. Under the Executive Plan, the Board of Directors may issue nonqualified stock options to employees, officers and directors of IPC and its subsidiaries.

In May 2003, the Option Plan was amended, with stockholder approval, to provide that each director would receive a fully-vested option to purchase 5,000 shares of common stock on July 1st (or the first business day thereafter) of each year in which the director remains in office. Pursuant to the Option Plan, on July 1, 2013 fully vested options to purchase 5,000 shares of common stock were granted to each of the three non-employee directors with an exercise price of $3.56. The Board of Directors agreed to forgo their equity grants in 2012.

The Option Plan provided for an automatic annual increase in the share reserve, to be effective on the first day of each fiscal year, by a number of shares equal to 5% of the number of common shares outstanding as of the last day of the preceding fiscal year. With the expiration of the 1997 Stock Option Plan and Senior Executive Option Plan, in July 2007, IPC’s Board of Directors authorized and shareholders approved the 2008 Stock Option Plan in February 2008, and options to purchase 1,500,000 shares of common stock were authorized under this plan. These options have a contractual term ranging from two to five years.

F-A-11

Options granted under the above plans are priced at the common stock’s fair market value on the date of grant and generally vest ratably over the requisite service period. No option grants were awarded to employees in either 2012 or 2013.

3.	Share-Based Payments (continued)

The Company has reserved common shares for issuance in conjunction with the issuance of options underlying the Option Plan and the Executive Plan.

Options outstanding and currently exercisable by exercise price at December 31, 2013 are as follows:

	Options Outstanding		Options Currently Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Number Outstanding	Weighted Average Exercise Price
(in thousands, except contractual life and exercise price amounts)
$3.25-$5.10	28	2.95	28	$3.79
$5.25-$5.25	2	1.25	2	5.25
$7.00-$7.00	31	1.96	31	7.00
$7.22-$7.70	33	2.04	33	7.62
	94	2.27	94	$6.25

Share-based compensation expense resulting from stock options and the Purchase Plan for the years ended December 31, 2013 and 2012 were included in income in the amount of $24,000 and $0, respectively. There was no unrecognized compensation expense related to options as of the year ended December 31, 2013.

The fair value of share-based awards granted pursuant to IPC’s stock option plans was estimated using the BSM option-pricing model with the following weighted average assumptions for the years ended December 31, 2013 and 2012:

	Year Ended December 31
	2013	2012

Expected term (in years)	3.0	—
Expected volatility	0.69	—
Risk-free interest rate	0.65%	—%
Expected dividend	—	—
Weighted-average fair value at grant date	$1.61	$—

Activity under all of IPC’s stock option plans is as follows:

(in thousands, except exercise price amounts)	Shares Available for Grant	Shares Outstanding	Weighted Average Exercise Price
Balances, December 31, 2012	673	231	$8.12
Additional shares reserved	155	—	—
Granted	(15)	15	3.56
Canceled/forfeited	152	(152)	8.54
Balances, December 31, 2013	965	94	$5.42

There were no unvested options at December 31, 2013 and December 31, 2012.

F-A-12

3.	Share-Based Payments (continued)

The aggregate intrinsic values of options outstanding and exercisable at December 31, 2013 and 2012 were $0 and $3,000, respectively. Aggregate intrinsic value represents the total intrinsic value (the aggregate difference between the closing stock price of IPC’s common stock of $3.12 and $3.55 on December 31, 2013 and 2012, respectively and the exercise price for in-the-money options) that would have been received by the option holders if all options had been exercised on December 31, 2013 and 2012, respectively. The total intrinsic value of options exercised for the years ended December 31, 2013 and 2012 were $0 and $4,174,000, respectively. The weighted-average remaining contractual terms of options outstanding and exercisable at December 31, 2013 and 2012 were 2.27 and 1.83 years, respectively.

Cash received from stock option exercises and purchases under the Purchase Plan for December 31, 2013 and 2012 were $0 and $5,326,000, respectively.

In January 2012, one of the Company’s Board Members exercised 42,416 options at an exercise price of $4.94 per share. In a cashless exercise, 25,000 shares were tendered to the Company in satisfaction of the exercise price of the options, at a value of $7.95 per share, based on the closing price of the Company’s common stock on the date of exercise. The 25,000 shares tendered have been accounted for by the Company as treasury stock in the accompanying consolidated balance sheet.

4.	Fair Value Measurements

The following table presents the assets and liabilities measured at fair value on a recurring basis as of December 31, 2013 (in thousands):

	December 31, 2013	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$29,315	$29,315	$—	$—
Short-term investments	249	249	—	—
Restricted cash equivalents	1,000	1,000
Total assets at fair value	$30,564	$30,564	$—	$—

The following table presents the financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2012 (in thousands):

	December 31, 2012	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$44	$44	$—	$—
Short-term investments	1,497	1,497	—	—
Restricted short-term investments	1,000	1,000
Total assets at fair value	$2,541	$2,541	$—	$—

Cash equivalents, short-term investments and restricted cash equivalents and short-term investments include certificates of deposit, money market deposit accounts and money funds. The carrying value of these cash equivalents, short-term investments and restricted cash equivalents and restricted short-term investments approximate fair value. For these securities, IPC uses quoted prices in active markets for identical assets to determine their fair value and are considered to be Level 1 instruments.

F-A-13

5.	Consolidated Financial Statement Details

Cash, cash equivalents and short-term investments

Cash and cash equivalents consist of the following (in thousands):

	December 31,
	2013	2012
Cash	$798	$31,024
Money market deposit accounts	28,022	—
Money market funds	1,293	44
	$30,113	$31,068

IPC accounts for its short-term investments under ASC 320, “Investments - Debt and Equity Securities”. Management determines the appropriate classification of its debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. IPC had short-term investments of $0.2 million at December 31, 2013 and $1.5 million at December 31, 2012.

At December 31, 2013, the contractual maturities of IPC’s investment portfolio are less than one year. The gains and losses from the sale of available-for-sale securities have not been significant to date.

Restricted cash equivalents and restricted short-term investments

As of December 31, 2013 and December 31, 2012, restricted cash equivalents and restricted short-term investments consisted of $1.0 million each, respectively. The $1.0 million is used as collateral for a letter of credit of the same amount, which secures the Company’s obligations under the office space lease for IPC’s former corporate headquarters.

Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of the following (in thousands):

	December 31,
	2013	2012
Prepaid insurance	$84	$60
Prepaid rent	41	39
Prepaid taxes	16	50
Other	3	20
	$144	$169

F-A-14

5.	Consolidated Financial Statement Details (continued)

Property and equipment

Property and equipment, net, consists of the following (in thousands):

	December 31,
	2013	2012
Computer and office equipment	$35	$35
Furniture and fixtures	360	365
Leasehold improvements	23	23
Software	23	24
	441	447
Less accumulated depreciation	(440)	(415)
	$1	$32

Depreciation expense was $14,000 and $20,000 for the years ended December 31, 2013 and 2012, respectively.

Accrued expenses

Accrued expenses consist of the following (in thousands):

	December 31,
	2013	2012
Deferred rent	$—	$226
Accrued lease obligations (see Note 6)	229	95
Other	24	25
	$253	$346

During the year ended December 31, 2013, IPC discontinued using this facility and subleased the entire premises to an unrelated business for the remainder of IPC’s lease term. In evaluating our continuing lease obligations for this facility, IPC must make assumptions regarding the estimated future sublease income relative to this facility. These estimates and assumptions are affected by area-specific conditions such as new commercial development, market occupancy rates and future market prices. As a result of the current conditions in the real estate market where this IPC property is located and the inherent risks associated with its sub-lessee, the Company recorded a charge of $606,000 in the year ended December 31, 2013, representing the difference between IPC’s lease obligations and broker fees associated with this facility and the sub-lease income it expects to receive through February 2017, the expiration of our leasehold interest. Also included in the charge is an impaired asset for leasehold improvements of $14,000. The charge was offset by the unamortized portion of deferred rent, as rent expense was recognized on a straight-line base over the life of the lease. The Company recorded this charge in the statement of operations in general and administrative expenses. If this estimate or the related assumptions change in the future, IPC may be required to record a charge to increase its existing accrual.

In 2012, IPC subleased the entire facility to two unrelated entities for the remainder of IPC’s lease term, at a formerly occupied facility in San Francisco, California. In evaluating its continuing lease obligations, IPC must make assumptions regarding the estimated future sublease income relative to this facility. These estimates and assumptions are affected by area-specific conditions such as new commercial development, market occupancy rates and future market prices. As a result of the current conditions in the real estate market where this IPC property is located and the inherent risks associated with its sub-lessees, the Company recorded a charge of $95,000 in 2012, representing the difference between IPC’s lease obligations for this facility and sub-lease income it expects to receive, based on sub-leases entered into, for the duration of the lease. If this estimate or the related assumptions change in the future, IPC may be required to record a charge to increase its existing accrual. See also Note 6.

F-A-15

6.	Commitments and Contingencies

Leases

IPC has a non-cancelable 24 month lease through May 15, 2015 for approximately 800 square feet of office space in Folsom, California, which is currently IPC’s corporate headquarters.

IPC has a non-cancelable 5-year full-service lease for approximately 16,000 square feet of office space in a building that housed IPC’s headquarters until May 2013. The facility is located in Rancho Cordova, California. The lease includes negotiated annual increases in the monthly rental payments. IPC has two consecutive options to extend the term for five years, each at the then prevailing market rent. On April 16, 2013, IPC subleased this space for the remainder of IPC’s term. The monthly sublease rent is less than IPC’s rent obligation to the landlord. As of December 31, 2013, IPC is expected to receive $431,000 from the sub-lessee for the remainder of IPC’s lease.

IPC also leases approximately 10,000 square feet of office space in San Francisco, California under a lease expiring in September 2014. This facility is currently fully subleased to two tenants. As of December 31, 2013, IPC is expected to receive $77,000 from the two sub-lessees during the remainder of IPC’s lease.

Future minimum lease commitments as of December 31, 2013 are summarized as follows (in thousands):

Years ending December 31,	Future minimum lease commitments

2014	$466
2015	350
2016	350
2017	58
Thereafter	—
$1,224

Rent expense, net of sub-lease income and amortization of accrued lease obligations, for the years ended December 31, 2013 and 2012 was $118,000 and $274,000, respectively.

Future minimum sub-lease payments expected to be received as of December 31, 2013 are summarized as follows (in thousands):

Years ending December 31,	Future minimum sub-lease payments

2014	213
2015
2016	136
2017	26
$508

F-A-16

7.	Income Taxes

The components of the deferred tax assets and liabilities are presented below (in thousands):

	December 31,
	2013	2012
Net operating loss carry forwards	$48,133	$47,335
Tax credit carry forwards	981	981
Accruals and allowances	296	90
Other	46	162
Total deferred tax asset	49,456	48,568
Less valuation allowance	(49,456)	(48,568)
Net deferred tax asset	$—	$—

Due to uncertainty surrounding the realization of the favorable tax attributes in future tax returns, IPC has recorded a valuation allowance against its deferred tax asset. The valuation allowance recorded for the year ended December 31, 2013 increased by $888,000 and for the year ended December 31, 2012 increased by $124,000.

The valuation allowance in both 2013 and 2012 includes $2.7 million related to excess tax benefits of stock option deductions prior to the adoption of ASC Topic 718. The benefits will increase additional paid-in capital when realized.

For tax return purposes, IPC had net operating loss carry forwards at December 31, 2013 of approximately $142.9 million and $64.4 million for federal income tax and state income tax purposes, respectively. Federal and state net operating loss carry forwards begin expiring in 2019 and 2014, respectively. IPC also had federal research and development credits of approximately $0.7 million which will begin expiring in 2018, and a federal alternative minimum tax credit of approximately $0.5 million, which does not expire.

IPC did not recognize any expense or benefit for the year ended December 31, 2013. IPC recognized $25,000 and $36,000 in current federal and state tax benefit, respectively, for the year ended December 31, 2012.

The effective tax rate for income taxes is different than the amount computed using the applicable statutory federal income tax rate with the difference for each year summarized below:

	December 31,
	2013	2012
Federal tax at statutory rate	34.0%	34.0%
Share based compensation	(0.3)%	43.2%
Contingent liability true-up	0.0%	14.7%
Other	(0.6)%	(0.3)%
Adjustment due to change in valuation allowance	(33.1)%	(89.4)%
	(0.0)%	2.2%

F-A-17

7.	Income Taxes (continued)

In 2013 and 2012, the federal statutory rate is 34% as this is the rate at which the Company expects to realize its deferred tax assets in the future.

Under the asset and liability method prescribed under ASC 740, “Income Taxes,” IPC recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. At December 31, 2013 and December 31, 2012, IPC had unrecognized tax benefits of approximately $0.3 million and $0.3 million, respectively ($0.1 million of which, if recognized, would affect IPC’s effective tax rate). IPC does not believe there will be any material changes in its unrecognized tax positions over the next twelve months.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	2013	2012
Balance at January 1	$300	$300
Increase (decrease) related to prior year tax positions	—	—
Increase (decrease) related to current year tax positions	—	—
Settlements	—	—
Reductions due to lapse of applicable statute of limitations	—	—
Balance at December 31	$300	$300

Interest and penalty costs related to unrecognized tax benefits, if any, are classified as a component of income tax expense. IPC did not recognize any interest and penalty expense related to unrecognized tax benefits for the years ended December 31, 2013 and 2012, due to immateriality.

IPC files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. IPC is subject to U.S. federal and state examination for tax years 1999 through 2013, due to unutilized net operating losses and research credits. On July 11, 2013 the Company was informed by the Department of the Treasury that the 2011 tax year will be subject to examination. There have been no audit adjustments as of December 31, 2013. Although there can be no assurance about the ultimate outcome of any tax examination, management believes there will be no material impact on the Company’s financial position or results of operations.

8.	Other Income

The Company recognized interest income in 2013 and 2012 in the amount of $25,000 and $6,000, respectively. This represented interest earned on IPC’s investment portfolio of cash, cash equivalents and short-term investments. IPC expects that Other Income will consist entirely of returns received from its investment portfolio in the near future, which will be negligible given current economic conditions in the United States. In 2012, other income also included a one-time payment of $99,000 received by IPC following the settlement of commercial litigation and a supplemental payment from Bankrate of $67,000 related to the collection of outstanding accounts receivable subsequent to the Disposition Date.

9.	Employee Benefit Plan

Until its termination effective June 1, 2012, IPC had a defined contribution plan offered to all eligible employees, which was qualified under section 401(k) of the Internal Revenue Code. IPC matched 50% of the first 4% of elective contributions made by each qualifying employee in 2012 and an additional discretionary match up to an additional 50% of the first 4% of elective contributions, if certain adjusted EBITDA targets are met. Employer contributions for the years ended December 31, 2013 and 2012 were $0 and $3,000.

F-A-18

10.	Distribution

On January 4, 2012, the Board of Directors declared a special distribution of $5 per share of Common Stock and set February 9, 2012 as the record date and March 10, 2012 as the payment date for the special cash distribution. There were 7,722,377 shares outstanding on the record date and the Company distributed a total of $38,612,000 to shareholders on the payment date. There were no such distributions for the year ending December 31, 2013.

F-A-19

INTERNET PATENTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$27,529	$30,113
Short-term investments	1,245	249
Restricted cash equivalents	800	1,000
Prepaid expenses and other current assets	220	144
Total current assets	29,794	31,506
Property and equipment, net	-	1
Other assets	29	29
Total assets	$29,823	$31,536

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$263	$220
Accrued expenses	217	253
Total current liabilities	480	473

Accrued lease obligation, noncurrent	300	444
Income tax liability	101	101
Other liabilities	45	45
Total liabilities	926	1,063

Commitments and contingencies

Stockholders’ equity:
Common stock	11	11
Paid-in capital	221,772	221,750
Treasury stock	(6,788)	(6,788)
Unrealized loss on available-for-sale securities	(1)	-
Accumulated deficit	(186,097)	(184,500)
Total stockholders’ equity	28,897	30,473
Total liabilities and stockholders’ equity	$29,823	$31,536

See accompanying notes.

F-A-20

INTERNET PATENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenues	$-	$-	$-	$-

Operating expenses:
General and administrative	738	598	1,620	2,211
Total operating expenses	738	598	1,620	2,211

Loss from operations	(738)	(598)	(1,620)	(2,211)
Other income, expense, net	8	8	23	18
Net loss before income taxes	(730)	(590)	(1,597)	(2,193)
Income tax provision	-	-	-	-
Net loss	(730)	(590)	(1,597)	(2,193)

Net loss per share:
Basic and diluted	$(0.10)	$(0.07)	$(0.21)	$(0.28)

Shares used in computing per share amounts
Basic and diluted	7,752	7,752	7,752	7,752

See accompanying notes.

F-A-21

INTERNET PATENTS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net loss	$(730)	$(590)	$(1,597)	$(2,193)
Other comprehensive loss:
Unrealized gain on available-for-sale securities	1	1	-	-
Other comprehensive gain before tax	1	1	-	-
Income tax provision related to comprehensive income	-	-	-	-
Other comprehensive gain, net of tax	1	1	-	-
Comprehensive loss	$(729)	(589)	$(1,597)	$(2,193)

See accompanying notes.

F-A-22

INTERNET PATENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended
	September 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(1,597)	$(2,193)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	21	24
Depreciation and amortization	1	11
Impairment of long-lived assets	-	14
Loss on disposal of equipment	-	3
Loss on sub-lease	-	685

Net changes in operating assets and liabilities:
Prepaid expenses and other current assets	(76)	(47)
Other assets	-	(2)
Accounts payable	43	173
Accrued expenses and other current liabilities	(180)	(274)
Other liabilities	-	45
Net cash used in operating activities	(1,788)	(1,561)

Cash flows from investing activities:
Purchases of short-term investments	(2,490)	(1,494)
Redemption of short-term investments	1,494	2,742
Purchases of restricted cash equivalents and short-term investments	-	(1,000)
Redemption of restricted short-term investments	200	1,000
Change in interest receivable	-	-
Net cash provided by (used in) investing activities	(796)	1,248

Net decrease in cash and cash equivalents	(2,584)	(313)
Cash and cash equivalents, beginning of period	30,113	31,068
Cash and cash equivalents, end of period	$27,529	$30,755

See accompanying notes.

F-A-23

INTERNET PATENTS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

1.	Business of Internet Patents Corporation

Internet Patents Corporation (“IPC”) was originally incorporated in California in February 1995 and re-incorporated in Delaware in October 1996, and is headquartered outside Sacramento, California. IPC’s headquarters mailing address is 101 Parkshore Drive, Suite 100, Folsom, CA 95630, and the telephone number at that location is (916) 932-2860. The principal IPC website is www.internetpatentscorporation.net.

From its inception through December 21, 2011, IPC operated an online insurance marketplace that electronically matched consumers and providers of automobile, property, health, term life, and small business insurance. IPC discontinued this business in connection with the sale of substantially all of its assets (the “Disposition”) to Bankrate, Inc. (“Bankrate”) in a transaction that closed on December 21, 2011 (“Disposition Date”).On the Disposition Date and in connection with the Disposition, the Company changed its name from InsWeb Corporation (“InsWeb”) to Internet Patents Corporation.

Since the Disposition Date, IPC’s business consists solely of plans to license and otherwise enforce its portfolio of seven e-commerce patents (“Patent Licensing Business”). From its original incorporation, IPC was among the earliest companies operating exclusively online, and we employed a significant number of software and systems engineers to develop technology leveraging the power of the internet. Although our principal business focus at that time was online insurance lead generation, the problems that our technology experts faced were common to many e-commerce companies. IPC’s innovative solutions to these problems are now covered by patents, and patent applications, that we believe apply to many e-commerce activities, including:

●	personalized product recommendations to web site visitors;
●	retargeting or remarketing to web site visitors;
●	online registration and application processes and forms;
●	maintaining consistent look and feel of web pages in multiple languages; and
●	generating quick or even real time product rate requests.

Under U.S. law, a patent owner is entitled to exclude others from making, selling or using the patented invention for the life of the patent, generally twenty years from its filing date, with some possible term extensions by statute. The patent holder may grant one or more licenses to the patented invention, typically allowing the licensee to make, use and/or sell the patented invention in return for a royalty paid to the patent owner. A patent owner also may sue and recover damages from unlicensed parties for past patent infringement and sometimes future royalties. Although we intend to attempt to negotiate a reasonable royalty for licenses to the patented technologies, we may not be able to reach a negotiated settlement with the accused infringer. In that case we expect to vigorously litigate our infringement claims. To date, none of the Company’s patents has generated direct revenues or been subject to a final adjudication of its validity.

F-A-24

INTERNET PATENTS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

2.	Basis of Presentation

The consolidated financial statements include the accounts of IPC and its wholly-owned subsidiaries, Goldrush Insurance Services, Inc. and InsWeb Insurance Services, Inc. All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements.

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 8-03 of Regulation S-X. Accordingly, they do not contain all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly IPC’s financial position as of September 30, 2014 and the results of operations for the three and nine months ended September 30, 2014 and 2013 and of cash flows for the nine months ended September 30, 2014 and 2013. The financial data and other information disclosed in these notes to the condensed consolidated financial statements related to these periods are unaudited. The results for the three and nine months ended September 30, 2014 are not necessarily indicative of the results to be expected for any future period.

These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in IPC’s Annual Report on Form 10-K and other information as filed with the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. The December 31, 2013 condensed consolidated balance sheet was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States. The Company believes the disclosures in its notes to the condensed consolidated financial statements are adequate to make the information presented not misleading. IPC has evaluated subsequent events through the time of filing these financial statements. Based upon the evaluation, there was no material impact on the accompanying condensed consolidated financial statements.

Recently Adopted Accounting Pronouncements

In August 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-15, “Presentation of Financial Statements—Going Concern” (Subtopic 205-40) which amends the current guidance in ASC Topic 205 by adding Subtopic 40. Subtopic 40 requires management to evaluate whether there are conditions or events that in aggregate would raise substantial doubt about an entity’s ability to continue as a going concern for one year from the date the financial statements are issued or available to be issued. If substantial doubt existed, management would be required to make certain disclosures related to nature of the substantial doubt and under certain circumstances, how that substantial doubt would be mitigated. This amendment is effective for annual periods ending after December 15, 2016 and for subsequent interim and annual periods thereafter. Early adoption is permitted. We are evaluating the effects, if any, adoption of this guidance will have on our consolidated financial statements.

F-A-25

INTERNET PATENTS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

3.	Fair Value Measurements

The following table presents the assets measured at fair value on a recurring basis as of September 30, 2014 (in thousands):

	September 30,
	2014	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$27,342	$27,342	$—	$—
Short-term investments	1,245	1,245	—	—
Restricted cash equivalents	800	800
Total assets at fair value	$29,387	$29,387	$—	$—

The following table presents the assets measured at fair value on a recurring basis as of December 31, 2013 (in thousands):

	December 31,
	2013	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$29,315	$29,315	$—	$—
Short-term investments	249	249	—	—
Restricted cash equivalents	1,000	1,000
Total assets at fair value	$30,564	$30,564	$—	$—

Cash equivalents, short-term investments and restricted cash equivalents include certificates of deposit, money market deposit accounts and money market funds. The carrying value of these cash equivalents, short-term investments and restricted cash equivalents approximates fair value. For these securities, IPC uses quoted prices in active markets for identical assets to determine their fair value and are considered to be Level 1 instruments.

4.	Restricted Cash Equivalents and Short-Term Investments

A portion of the cash equivalents and short-term investments are used as collateral for a letter of credit of the same amount which secures the Company’s remaining obligations under the office space lease for IPC’s former corporate headquarters. As of September 30, 2014 and December 31, 2013, the portions used as collateral consisted of $0.8 million and $1.0 million each, respectively.

F-A-26

INTERNET PATENTS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

5.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	September 30,	December 31,
	2014	2013

Accrued lease obligations	$193	$229
Other	24	24
	$217	$253

For the quarter ended June 30, 2013, IPC recorded a net charge of $606,000 to record an accrual for its continuing lease obligations relating to IPC’s former headquarters in Rancho Cordova, California. During the quarter ended June 30, 2013, IPC discontinued using this facility and subleased the entire premises to an unrelated business for the remainder of IPC’s lease term. In evaluating our continuing lease obligations for this facility, IPC must make assumptions regarding the estimated future sublease income relative to this facility. These estimates and assumptions are affected by area-specific conditions such as new commercial development, market occupancy rates and future market prices. As a result of the current conditions in the real estate market where this IPC property is located and the inherent risks associated with its sub-lessee, the Company recorded a charge of $606,000 in the quarter ended June 30, 2013, representing the difference between IPC’s lease obligations and broker fees associated with this facility and the sub-lease income it expects to receive through February 2017, the expiration of our leasehold interest. Also included in the charge is an impaired asset for leasehold improvements of $14,000. The charge was offset by the unamortized portion of deferred rent, as rent expense was recognized on a straight-line base over the life of the lease. The Company recorded this charge in the statement of operations in general and administrative expenses. If this estimate or the related assumptions change in the future, IPC may be required to record a charge to increase its existing accrual.

6.	Net Loss Per Share

Basic net loss per share is computed using the weighted-average number of shares of common stock outstanding. Diluted net loss per share is a measure of the potential dilution that would occur if stock options had been exercised.

The following table reconciles the numerator and denominator used to calculate basic and diluted net loss per share of common stock (In thousands, except per share amounts):

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Numerator for basic and diluted net loss per share:
Net loss available to common stockholders	$(730)	$(590)	$(1,597)	$(2,193)

Denominator for net loss per share:
Basic and diluted —weighted average shares of common stock outstanding	7,752	7,752	7,752	7,752

Net loss per share:
Basic and diluted	$(0.10)	$(0.07)	$(0.21)	$(0.28)

F-A-27

INTERNET PATENTS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

6.	Net Loss Per Share (continued)

Potentially dilutive securities are not included in the diluted net loss calculation, because their inclusion would have been anti-dilutive given the Company’s net loss for the three and nine months ended September 30, 2014 and 2013.

For the three and nine months ended September 30, 2014, there were no shares issuable upon the assumed exercise of stock options and therefore none were included in the calculation of diluted earnings per share, as their inclusion would have been anti-dilutive.

For the three and nine months ended September 30, 2013, 320 and 822 shares issuable upon the assumed exercise of stock options are not included in the calculation of diluted earnings per share, as their inclusion would have been anti-dilutive.

7.	Commitments and Contingencies

Leases

IPC has a non-cancelable 24 month lease through May 15, 2015 for approximately 800 square feet of office space in Folsom, California, which is currently IPC’s corporate headquarters.

IPC has a non-cancelable 5-year full-service lease through February 14, 2017 for approximately 16,000 square feet of office space in a building that housed IPC’s headquarters until May 2013. The facility is located in Rancho Cordova, California. The lease includes negotiated annual increases in the monthly rental payments. On April 16, 2013, IPC subleased this space for the remainder of IPC’s term. The monthly sublease rent is less than IPC’s rent obligation to the landlord. As of September 30, 2014, IPC is expected to receive $329,000 from the sub-lessee for the remainder of IPC’s lease.

Until expiration of the lease in September 2014, IPC also leased approximately 10,000 square feet of office space in San Francisco, California. This facility was fully subleased to two tenants.

8.	Options and Equity

As of September 30, 2014, there was no unrecognized compensation cost for all stock options outstanding, as all options became fully vested on December 11, 2011, which was ten days prior to the Disposition Date, in accordance with the IPC Stock Option and Executive Plans. All subsequent grants have been fully vested on the date of issuance.

The 2008 Stock Option Plan provides that each non-employee director receive a fully-vested option to purchase 5,000 shares of common stock on July 1st (or the first business day thereafter) of each year in which the director remains in office. Pursuant to the Option Plan, on July 1, 2014 and July 1, 2013, fully-vested options to purchase 5,000 shares of common stock were granted to each of the three non-employee directors with exercise prices of $3.15 and $3.56 respectively. The Company recognized $21,000 in stock compensation expense for the three and nine months ended September 30, 2014 and $24,000 for the comparable periods in 2013.

During the three and nine months ended September 30, 2014 and 2013 there were no common share issuances associated with the exercise of stock options.

9.	Subsequent Event

On November 11, 2014 IPC announced that it had entered into a definitive agreement to merge with Prism Technologies, a Nebraska limited liability company. Following the acquisition, Prism will be a wholly owned subsidiary of IPC and will operate the patent licensing and enforcement business for all Prism and IPC patents.

F-A-28

INTERNET PATENTS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

As of December 10, 2014, Prism and its subsidiaries owned a patent portfolio consisting of nine patent families incorporating 51 issued patents and five pending patent applications in the computer and network security, semiconductors and medical technology space. As of December 10, 2014, Prism and its subsidiaries owned a patent portfolio consisting of nine patent families incorporating 51 issued patents and five pending patent applications in the computer and network security, semiconductors and medical technology space. Prism began enforcing its patents against third parties in 2005. To date, Prism has licensed its technology to over 30 companies, including Microsoft Corporation (NASDAQ: MSFT), Blackberry Limited (formerly known as Research In Motion Limited) (NASDAQ: BBRY), VeriSign, Inc. (NASDAQ: VRSN), Adobe Systems Incorporated (NASDAQ: ADBE), National Instruments Corporation (NASDAQ: NATI), Bank of America Corporation (NYSE: BAC), Harris Bancorp, Inc., Baxter International Inc. (NYSE: BAX) and AT&T Inc. (NYSE: T).

Each member of Prism immediately prior to the effective time of the Merger will receive its pro-rata share of (i) $16,500,000 in cash (less certain Prism indebtedness and expenses, which are currently expected to be immaterial), (ii) 3,500,000 shares of IPC common stock, and (iii) the right to future earnout payments, payable following the occurrence of a future “Earnout Event”, if any. An “Earnout Event” is defined as receipt by Prism of any amount more than $16.5 million, minus the cash balance of Prism as of closing (the “Sharing Threshold”), in Prism patent proceeds from lawsuits filed by Prism on or prior to the closing date of the Merger. Upon the occurrence of an Earnout Event, an earnout payment in cash equal to 70% of the amount of Prism patent proceeds exceeding the Sharing Threshold shall be paid to the former Prism members, provided, however, that the aggregate amount of such earnout payments, including certain permitted pre-closing distributions, shall not exceed $55 million. As of the date of this joint proxy statement/prospectus, such permitted pre-closing distributions equal approximately $5.5 million, resulting in a maximum potential earnout payment of approximately $49.5 million.

As a result of the Merger, Prism’s former security holders are expected to own in the aggregate approximately 34.7% of IPC (or approximately 39.3% on a fully-diluted basis), and the IPC stockholders and optionholders are expected to own in the aggregate approximately 65.3% of IPC (or approximately 60.7% on a fully-diluted basis).

Completion of the transaction, which is expected to occur in the first quarter of 2015, will be subject to approval by IPC’s shareholders, the members of Prism, and other customary closing conditions.

F-A-29

PRISM TECHNOLOGIES, LLC

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Independent Auditors' Report	F-B-2

Consolidated Financial Statements

Consolidated Balance Sheets	F-B 3-4

Consolidated Statements of Operations	F-B 5

Consolidated Statements of Members’ Equity (Deficit)	F-B 6

Consolidated Statements of Cash Flows	F-B 7-8

Notes to Consolidated Financial Statements	F-B 9-20

Page

Consolidated Interim Financial Information

Consolidated Balance Sheets	F-B 21-22

Consolidated Statements of Operations	F-B 23

Consolidated Statements of Cash Flows	F-B 24-25

Notes to Consolidated Interim Financial Information	F-B 26-36

F-B-1

INDEPENDENT AUDITORS' REPORT

Board of Directors

Prism Technologies LLC and Subsidiaries

Omaha, Nebraska

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Prism Technologies LLC, a Nebraska limited liability company, and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, members’ equity (deficit) and cash flows for the years then ended and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Prism Technologies LLC and Subsidiaries as of December 31, 2013 and 2012, and the consolidated results of their operations and their consolidated cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Lutz & Company, P.C.

Omaha, NE

February 17, 2014

F-B-2

Prism Technologies LLC and Subsidiaries

Consolidated Balance Sheets

December 31, 2013 and 2012

	2013	2012
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$1,062,779	$1,029,126
Restricted Cash	1,386,662	-
Accounts Receivable	31,422	1,595,000
Due from Members	-	107,385
Prepaid Expenses	172,190	725
Total Current Assets	2,653,053	2,732,236

PROPERTY AND EQUIPMENT
Office Furniture and Equipment	16,796	16,796
Computer Software and Equipment	20,667	20,667
Total Cost	37,463	37,463
Less Accumulated Depreciation	33,649	32,676
Net Book Value	3,814	4,787

OTHER ASSETS
Patents, Net of Accumulated Amortization of $429,746 and $319,852, Respectively	4,689,776	289,670
Notes Receivable, Members (Note 4)	206,372	246,076
Life Settlement Contracts (Note 5)	476,231	419,010
Total Other Assets	5,372,379	954,756

TOTAL ASSETS	$8,029,246	$3,691,779

See Notes to Consolidated Financial Statements.

F-B-3

Prism Technologies LLC and Subsidiaries

Consolidated Balance Sheets

December 31, 2013 and 2012

	2013	2012
LIABILITIES
CURRENT LIABILITIES
Current Portion of Convertible Notes Payable (Note 6)	$1,400,050	$696,500
Accounts Payable	33,737	1,246,603
Accrued Compensation	692,757	431,030
Accrued Interest	1,713	25,774
Membership Distributions Payable	425,164	44,665
Total Current Liabilities	2,553,421	2,444,572

LONG-TERM LIABILITIES
Convertible Notes Payable, Less Current Portion (Note 6)	375,000	2,464,150
Long-Term Debt (Note 7)	4,280,000	-
Total Long-Term Liabilities	4,655,000	2,464,150
Total Liabilities	7,208,421	4,908,722

COMMITMENTS AND CONTINGENCIES (Notes 6, 7, 8, 9, 11 and 12)

MEMBERS' EQUITY (DEFICIT) (Notes 6 and 9)

MEMBERS' CAPITAL
$0 Par Value, 11,832,596 and 10,681,816 Units Outstanding, Respectively	5,971,609	4,510,273

ACCUMULATED DEFICIT	(4,546,605)	(5,222,951)

EQUITY SYNDICATION COSTS	(684,787)	(582,278)
Total Prism Technologies LLC Members' Equity (Deficit)	740,217	(1,294,956)

NONCONTROLLING INTEREST IN SUBSIDIARIES	80,608	78,013

Total Members' Equity (Deficit)	820,825	(1,216,943)

TOTAL LIABILITIES AND MEMBERS' EQUITY	$8,029,246	$3,691,779

See Notes to Consolidated Financial Statements.

F-B-4

Prism Technologies LLC and Subsidiaries

Consolidated Statements of Operations

Years Ended December 31, 2013 and 2012

	2013	2012

REVENUES	$39,504,850	$9,375,000

OPERATING COSTS AND EXPENSES
Professional Fees and Infringement Suit Related Costs	14,741,261	4,880,493
Revenue Sharing Costs	16,403,269	1,963,737
General and Administrative Expenses (Note 9)	1,931,174	1,287,320
Total Operating Costs and Expenses	33,075,704	8,131,550

INCOME FROM OPERATIONS	6,429,146	1,243,450

OTHER INCOME AND EXPENSE
Interest Income	4,995	9,881
Interest Expense (Note 6)	(57,539)	(153,703)
Other Expenses	(260)	(1,270)
Total Other Income and Expense	(52,804)	(145,092)

Income Before Noncontrolling Interest in Subsidiaries	6,376,342	1,098,358

Loss Attributable to the Noncontrolling Interest in Subsidiaries	(866,099)	(54,301)

NET INCOME TO PRISM TECHNOLOGIES LLC	$5,510,243	$1,044,057

See Notes to Consolidated Financial Statements.

F-B-5

Prism Technologies LLC and Subsidiaries

Consolidated Statements of Members’ Equity (Deficit)

Years Ended December 31, 2013 and 2012

				Non-
			Equity	Controlling	Total
	Members'	Accumulated	Syndication	Interest in	Members'
	Capital	Deficit	Costs	Subsidiaries	Equity (Deficit)

BALANCES, December 31, 2011	5,023,325	(5,566,134)	(510,029)	23,712	(1,029,126)

Net Income	-	1,044,057	-	54,301	1,098,358

Issuance of 213,026 Membership Units	202,500	-	-	-	202,500

Conversion of Notes Payable to 50,000 Membership Units	50,000	-	-	-	50,000

Redemption of 647,385 Membership Units	(766,792)	-	-	-	(766,792)

Issuance Costs	-	-	(72,249)	-	(72,249)

Distributions	-	(700,874)	-	-	(700,874)

Unit-Based Compensation Expense (Note 9)	1,240	-	-	-	1,240

BALANCES, December 31, 2012	4,510,273	(5,222,951)	(582,278)	78,013	(1,216,943)

Net Income	-	5,510,243	-	866,099	6,376,342

Issuance of 160,700 Membership Units	307,657	-	-	-	307,657

Conversion of Notes Payable to 1,120,705 Membership Units	1,396,600	-	-	-	1,396,600

Redemption of 130,625 Membership Units	(261,250)	-	-	-	(261,250)

Issuance Costs	-	-	(102,509)	-	(102,509)

Distributions	-	(4,833,897)	-	(867,304)	(5,701,201)

Unit-Based Compensation Expense (Note 9)	18,329	-	-	-	18,329

Capital Transactions of Subsidiaries Capital Contributions	-	-	-	3,800	3,800

BALANCES, December 31, 2013	$5,971,609	$(4,546,605)	$(684,787)	$80,608	$820,825

See Notes to Consolidated Financial Statements.

F-B-6

Prism Technologies LLC and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2013 and 2012

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$5,510,243	$1,044,057
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities
Depreciation and Amortization	110,867	51,052
Unit-Based Compensation Expense	18,329	1,240
Noncontrolling Interest in Income (Loss) of Subsidiaries	866,099	54,301
Changes in Current Assets and Current Liabilities
Decrease (Increase) in Accounts Receivable	1,563,578	(1,481,126)
Decrease (Increase) in Due from Members	107,385	(107,385)
Decrease (Increase) in Prepaid Expenses	(171,465)	-
Increase (Decrease) in Accounts Payable	(1,212,866)	1,076,542
Increase (Decrease) in Accrued Compensation	261,727	(180,925)
Increase (Decrease) in Accrued Interest	(24,061)	(6,287)
Net Cash Provided by Operating Activities	7,029,836	451,469

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property and Equipment	-	(4,868)
Purchase of Patents	(230,000)	(50,000)
Increase of Life Settlement Contracts	(57,221)	(52,706)
Repayments of Note Receivables, Members	39,704	77,055
Net Cash Used in Investing Activities	(247,517)	(30,519)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Convertible Notes Payable	375,000	2,231,050
Repayments of Convertible Notes Payable	(364,000)	(341,000)
Proceeds from Issuance of Membership Units	307,657	202,500
Redemption of Membership Units	(261,250)	(766,792)
Payments of Issuance Costs	(102,509)	(72,249)
Distributions	(4,453,398)	(656,209)
Capital Transactions of Subsidiaries	3,800	-
Distributions to Non-Controlling Interest	(867,304)	-
Net Cash Provided by (Used in) Financing Activities	$(5,362,004)	$597,300

See Notes to Consolidated Financial Statements.

F-B-7

Prism Technologies LLC and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2013 and 2012

	2013	2012
Net Increase (Decrease) in Cash and Cash Equivalents (Including Restricted)	$1,420,315	$1,018,250

Cash and Cash Equivalents, Beginning of Year (Including Restricted)	1,029,126	10,876

Cash and Cash Equivalents, End of Year (Including Restricted)	$2,449,441	$1,029,126

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest Paid	$81,600	$115,325

NONCASH INVESTING AND FINANCING ACTIVITIES
Note Payable Converted to Membership Units	$1,396,600	$50,000
Unpaid Declared Membership Distributions	399,249	44,665
Long-Term Debt Incurred to Purchase Patents	(4,280,000)	-

See Notes to Consolidated Financial Statements.

F-B-8

Prism Technologies LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

1.	Summary of Significant Accounting Policies

A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements is set forth below.

Principles of Consolidation

The consolidated financial statements include the accounts of Prism Technologies LLC, its 88% owned subsidiary, Secure Axcess LLC (effective July 2013, prior to July 2013, Prism Technologies LLC owned 89%) and its 95% owned subsidiary, Millenium Biologix LLC, collectively (the Company). The Company follows FASB Codification Topic 810-10 on Noncontrolling Interest in Consolidated Financial Statements (Topic 810-10). Topic 810-10 requires the amounts related to the noncontrolling interest portions of Secure Axcess LLC and Millenium Biologix LLC not owned by the Company to be defined as noncontrolling interest. In addition, Topic 810-10 requires that noncontrolling interests to be classified in the consolidated balances as a component of members’ equity rather than as a long-term liability.

Nature of Business

Prism Technologies LLC (Prism) is a Nebraska limited liability company and was formed in 2003. Secure Axcess, LLC (Secure Axcess) is a Texas limited liability company, formed in 2010. Millenium Biologix, LLC (Millenium) is a Nebraska limited liability company, formed in 2013. Prism is managed by a board consisting of seven members, of which four are independent. Secure Axcess is managed by a board consisting of five members, of which two are independent. Millenium is managed by a board consisting of three members, of which none are independent. The Company is engaged in the business of licensing and/or commercializing a portfolio of patents. The Company is also active in enforcing patent rights against infringing parties through legal means. As the Company carries out licensing and enforcement efforts with current patents, the Company’s goals include continuing to build its patent portfolio by (i) completing the issuance of pending patent applications, (ii) authoring and applying for new patents, (iii) acquiring other existing patents from other patent holders, and (iv) partnering with other patent holders to assist in licensing and enforcing their patents.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been substantially performed pursuant to the terms of the arrangement, (iii) amounts are fixed or determinable, and (iv) the collectability of amounts is reasonably assured.

F-B-9

Prism Technologies LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

In general, revenue arrangements provide for the payment of contractually determined fees in consideration for the grant of certain intellectual property rights for patented technologies owned or controlled by the Company.  These rights may include some combination of the following:  (i) the grant of a non-exclusive, retroactive and future license to manufacture and/or sell products covered by patented technologies owned or controlled by the Company, (ii) a covenant-not-to-sue, (iii) the release of the licensee from certain claims, and (iv) the dismissal of any pending litigation, if applicable.  The intellectual property rights granted may be perpetual in nature, extending until the expiration of the related patents, or can be granted for a defined, period of time, with the licensee possessing the right to renew the agreement at the end of each contractual term for additional consideration.  Pursuant to the terms of these agreements, the Company has no further obligation with respect to the grant of the non-exclusive retroactive and future licenses, covenants-not-to-sue, releases, and other deliverables, including no express or implied obligation on the Company’s part to maintain or upgrade the technology, or provide future support or services.  Generally, the agreements provide for the grant of the licenses, covenants-not-to-sue, releases, and other significant deliverables upon execution of the agreement, or upon receipt of the minimum up-front payment for term agreement renewals.  As such, the earnings process is complete and revenue is recognized upon the execution of the agreement, when collectability is reasonably assured, or upon receipt of the minimum up-front fee for term agreement renewals, and when all other revenue recognition criteria have been met.

Some or all of the future licensing agreements will provide for payments to the Company over an extended period of time.  For a licensing agreement with fixed royalty payments, the Company will recognize revenue as amounts become due.  For a licensing agreement with variable royalty payments the Company will recognize royalty revenue at the time that the licensees' sales occur; however, because a licensee may report sales information to the Company on a delayed basis, the revenue recognition criterion may also be met on a delayed basis once the revenues are fixed and determinable.

Complex revenue arrangements may require significant judgments, assumptions and estimates about when substantial delivery of contract elements will occur, whether any significant ongoing obligations exist subsequent to contract execution, whether amounts due are collectible and determination of the appropriate period in which the completion of the earning process occurs. If new information subsequently becomes known to which causes different judgments, assumptions or estimates regarding material contracts, the financial results may be materially affected.

Professional Fees and Infringement Suit Related Costs

Costs and expenses incurred in connection with the Company's patent licensing and enforcement activities include legal fees paid to external patent counsel, other patent-related legal expenses, licensing and enforcement related research and consulting and other expenses paid to third parties.  The Company retains the services of law firms that specialize in intellectual property licensing and enforcement of patent law in connection with licensing and enforcement activities.  These law firms may be retained on (i) a contingent fee basis, whereby such law firms are paid on a percentage of any negotiated fees, settlements or judgments awarded based on how and when the fees, settlements or judgments are obtained, (ii) an hourly fee basis or (iii) a combination thereof.

Third Party Revenue Sharing

In connection with the acquisition of certain patents and patent rights, related agreements have been executed which grant to the former owners of the respective patents or patent rights, the right to receive revenue or profit splits based on future proceeds (as defined in the respective agreements) received as a result of licensing and damages awarded from enforcement actions, or sale of the respective patents or patent portfolios. The economic terms of the agreements vary across the associated patents. The Company incurred $16,403,269 and $1,963,737 in revenue sharing costs for the years ended December 31, 2013 and 2012, respectively.

F-B-10

Prism Technologies LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Cash and Cash Equivalents

All highly liquid investments purchased with original maturities of three months or less at the date of purchase are considered to be cash equivalents.

Restricted Cash

Effective July 2013, restricted cash is being held in a separate escrow account for the potential future benefit of certain non-controlling members of the Company’s subsidiary, Secure Axcess. The restricted cash may be paid to these members based on the occurrence of certain events which may include insolvency or bankruptcy of Secure Axcess. The restricted cash held in escrow can be reduced and returned to Secure Axcess for general company usage, in whole or in part, once certain investment criteria are met related to future dividends or distributions from profits that are made to the eligible members of Secure Axcess in the ordinary course of business. From time to time law firms maintain escrow accounts to facilitate license fee payments from licensees to the Company.

Accounts Receivable

The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

Property and Equipment

Property and equipment are stated at historical cost, less accumulated depreciation. Depreciation is computed using the straight line method over the estimated useful lives of the assets, which range from five to seven years.  Repair and maintenance costs are charged to expense as incurred.

Concentration of Credit Risk and Other Risks and Uncertainties

Cash and cash equivalents (including restricted) are primarily maintained at one financial institution in the United States.  Deposits held with this financial institution may exceed the amount of insurance provided on such deposits.  The balances are insured by the Federal Deposit Insurance Corporation (FDIC).   They are not are subject to any unusual financial risk beyond the normal risk associated with commercial banking relationships. The Company experienced no losses on deposits of cash and cash equivalents. The Company’s receivables also subject the Company to credit risk.

Patents

Patent intangible assets are recorded at cost.  Amortization of patents is provided on a straight-line basis over their remaining estimated useful lives, which is generally the remaining period of time from issuance or acquisition of the patent to its respective expiration date.

As of December 31, 2013, the Company owned 43 issued U.S. patents and 4 issued foreign patent, in addition to several pending U.S. and foreign patent applications.  The Company issued U.S. and foreign patents expire at various times during periods from 2017 to 2022.  Some of the issued patents and pending patent applications and patent exclusivity rights were acquired by the subsidiary companies, Secure Axcess and Millenium, from various owners and the Company is required to make payments to those previous owners based on cash or certain other values generated from those patents.

F-B-11

Prism Technologies LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

In 2013, Secure Axcess entered into an agreement to purchase the rights to 32 patents from two affiliated companies for a total purchase price of $5,000,000 of which $1,000,000 was paid at closing and the remaining $4,000,000 is payable in semi-annual payments of $1,000,000 commencing in June 2015 through December 2016. The $1,000,000 initial payment was financed through a 12% interest-only note payable to various parties (the Parties) and is due June 2015. The remaining $4,000,000 was discounted by Secure Axcess utilizing an 8% imputed interest rate, based upon current market conditions, resulting in a note payable of $3,280,000 at December 31, 2013. In addition, Secure Axcess shall make payments to the Parties equal to 10% of net recoveries which it receives on the patents up to a total of $500,000. See Note 7.

Amortization expense related to the patents was $109,894 and $50,971 for the years ended December 31, 2013 and 2012, respectively. Amortization expense is expected to be approximately $1,591,000, $1,268,000, $737,000, $277,000 and 207,000 for the years ended December 31, 2014, 2015, 2016, 2017 and 2018, respectively.

Life Settlement Contracts

The Company has acquired several existing life insurance policies (also referred to as “life settlement contracts”) to secure the principal portion of its convertible debt (see Note 6). A life settlement contract is the payment of cash to an insured in return for an assignment of ownership or beneficial interest in, and the right to receive the value of, a life insurance policy upon the death of the insured. A typical insured is a policyholder who is age 65 or older with an actuarially determined life expectancy of three (3) to ten (10) years based on their current medical condition. This person may desire to obtain as much cash as possible from their life insurance policy today to assist them in; i) obtaining a more suitable life insurance policy for their current needs, ii) obtaining immediate cash to cover financial expenses, or iii) to terminate the continued burden of paying substantial premiums to prevent the policy from lapsing. In many cases, the insured simply has no beneficiaries remaining and they would rather have the cash value of their policy for their own use while they are still alive. The types of policies which the Company has acquired are mainly universal or variable life insurance policies underwritten by reputable insurance companies.

Life settlement contracts are recorded at cost for the original purchase price and related costs, and subsequent premium payments are capitalized as part of the life settlement contract carrying value. No amortization is provided for; however, the Company analyzes the carrying value for impairment at least annually. Based on the Company’s analysis, no impairment was noted for the years ended December 31, 2013 and 2012.

In the event the Company directly pays the full principal amount of the convertible notes on their respective maturity dates, or sooner, then the life settlement contracts may be retained by the Company for its own benefit or resell them with the proceeds of such retained by the Company.

Impairment of Long-Lived Assets

The Company identifies and records impairment losses on long-lived assets when events and changes in circumstances indicate that the carrying amount of an asset might not be recoverable, but not less than annually.  Recoverability is measured by comparison of the anticipated future net undiscounted cash flows to the related assets’ carrying value.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the asset.

F-B-12

Prism Technologies LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Research and Development

Research and development costs include expenses paid to outside development consultants and compensation related expenses for the Company’s engineering staff.  Research and development costs are expensed as incurred.

Income Taxes

The Company is made up of limited liability companies which have elected to be treated as partnerships for federal income tax purposes. Accordingly, the Company is not liable for any federal or state income taxes. Profits and losses are passed through to the members and the members are liable for any income taxes thereon.

The Company follows the provisions of FASB Codification Topic 740-10 related to uncertain income tax provisions. As a result of the Company being taxed as partnerships, management believes that are no uncertain income tax positions taken which would require the Company to reflect a liability for unrecognized tax benefits on the accompanying consolidated balance sheets. Management believes it is no longer subject to income tax examinations for years prior to 2010.

The Company may make tax related cash distributions to its members in amounts sufficient to cover any income taxes they are required to pay on the Company’s taxable income.

The Company reports certain item differently for financial statements purposes than for income tax return purposes. At December 31, 2013, there were accumulated temporary differences relating primarily to cash basis reporting for tax purposes vs. accrual basis reporting for accounting purposes of approximately $612,000, which will decrease income to the Members for tax return purposes in the future as they reverse.

Unit-Based Compensation

The Company’s unit based payments result in the recognition of non-cash cost relating to the unit-based payment transactions, including grants of unit options and warrants to employers or directors. The non-cash cost is measured based on the fair value of the equity instruments issued.

The Company measures the non-cash compensation cost of unit-based payments related to its unit options and warrants issued based on the grant-date fair value of the award and recognizes the cost ratably over the period the employee or director is required to provide services for the award. The Company uses an option-pricing model that meets the fair value objective (see Note 9).

Equity Syndication Costs

Equity syndication costs include professional fees paid to attorneys and accountants, commissions paid to selling agents and travel expenses related to raising capital. These amounts are shown as a contra-equity account for the life of the investment.

Reclassifications

Certain reclassifications were made to the 2012 consolidated financial statements to conform to the 2013 presentation.

F-B-13

Prism Technologies LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Subsequent Events

Subsequent events are events or transactions that occur after the consolidated balance sheet date by before the consolidated financial statements are available to be issued and may require potential recognition or disclosure in the consolidated financial statements. Management has considered such events or transactions through February 17, 2014, noting no items requiring disclosure.

2.	Formation of Secure Axcess

On August 6, 2010, Prism contributed $1,400 of capital to obtain a 100% interest in the newly formed Secure Axcess. During 2011, various outside investors contributed capital of $739,310 to obtain an 11% noncontrolling interest. During 2013, one member exercised stock options and contributed capital of $3,750 to obtain approximately a 1% noncontrolling interest, thereby increasing the noncontrolling interest to 12%.

3.	Formation of Millenium

On April 19, 2013, Prism contributed $950 of capital to obtain a 95% interest in the newly formed Millenium. Simultaneously, a separate investor contributed capital of $50 to obtain a 5% noncontrolling interest.

4.	Notes Receivable, Members

The Company has notes receivable from members totaling $206,372 and $246,076 as of December 31, 2013 and 2012, respectively. These notes bear interest at a rate of 2.25% per annum and are due on various dates ranging from January 2015 through December 2015. The Company at its option may apply amounts due under the notes against accrued compensation due to the respective members.

5.	Life Settlement Contracts

Life settlement contracts consist of the following at December 31, 2013and 2012:

	2013	2012
Number of Individual Life Insurance Policies Held	7	7
Aggregate Face/Maturity Value of All Policies	$2,700,000	$2,700,000
Proceeds Received During the Year	$-	$-

6.	Convertible Notes Payable

In 2006, Company entered into security purchase agreements with various investors to issue convertible notes (“2006 Notes”). The 2006 Notes were issued on various dates ranging from July 2006 through October 2012, with maturity periods ranging from 3 to 5 years. The respective maturity dates on 2006 Notes remaining unpaid as of December 31, 2013, range from August 2014 to October 2014, unless earlier converted, and bear interest at rates ranging from 8% to 10% per annum. Total principal amounts due under these 2006 Notes were $94,000 and $1,004,600 at December 31, 2013 and 2012, respectively. Interest on the remaining unpaid 2006 Notes is due quarterly. The Company’s principal obligations under the 2006 Notes are secured by the Company’s life settlement contracts. The remaining unpaid 2006 Notes are convertible into membership ownership units (“Units”) at conversion prices ranging from $1.00 to $1.20 per Unit any time prior to maturity. During 2013 and 2012 Notes converted to Units totaled $546,600 and $50,000, respectively.

F-B-14

Prism Technologies LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

In 2013 and 2012, the Company entered into security purchase agreements with various investors to issue convertible notes (“2012 Notes”) totaling $2,531,050. The 2012 Notes are unsecured and were issued at various dates ranging from May 2012 through January 2013, all with maturity periods of two years. The respective maturity dates range from May 2014 to January 2015, unless earlier converted, and bear interest at 4% per annum. Total principal amounts due under these 2012 Notes were $1,681,050 and $2,156,050 at December 31, 2013, and 2012, respectively. Interest on the 2012 Notes is due on their respective maturity dates unless the 2012 Notes are converted in which case, no interest is payable under the Notes. The 2012 Notes are convertible into Units at a conversion price equal to $1.60 per Unit at any time prior to maturity. During 2013 and 2012, 2012 Notes converted to Units totaled $850,000 and $0, respectively.

Interest expense on the notes was $57,539 and $153,703 for the years ended December 31, 2013 and 2012, respectively.

The aggregate maturities of the remaining unpaid convertible notes for the years ending after December 31, 2013 are as follows:

Year Ending December 31,
2014	$1,400,050
2015	375,000
$1,775,050

7.	Long-Term Debt

Long-term debt at December 31, 2013 consists of the following:

Notes payable to various parties, due in quarterly 12% interest-only payments of $30,000 commencing April 2014 through June 2015, when all unpaid principal and interest is due. These notes are secured by the rights to certain patents.	$1,000,000

$4,000,000 non-interest bearing note payable to two affiliated companies, due in semi-annual installments of $1,000,000 beginning June 2015, including imputed interest of 8%, through December 2016 when all unpaid principal is due. This note is secured by the rights to certain patents.	3,280,000

Total Long-Term Debt	$4,280,000

F-B-15

Prism Technologies LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The aggregate maturities of long-term debt for the years ending after December 31, 2013 are as follows:

Year Ending December 31,
2014	$-
2015	2,720,000
2016	1,560,000
$4,280,000

There was no long-term debt at December 31, 2012.

8.	Commitments

The Company leases offices under operating leases with third parties that requires monthly minimum payments monthly until the respective lease ends.  Rent expense is recognized on a straight-line basis over the term of the leases. The future minimum lease payments under these noncancelable leases as of December 31, 2013 are as follows:

Year Ending December 31,
2014	$51,446
2015	51,986
2016	52,525
2017	35,151
$191,108

Rent expense under these operating leases was $65,855 and $62,525 for years ended December 31, 2013 and 2012, respectively.

9.	Options to Acquire Membership Units

Prism and Secure Axcess have each issued options and warrants to selected employees or directors providing the holders to acquire membership units in the respective company at designated exercise prices. Generally, all options and warrants are; (i) granted or issued with an exercise price at the then current estimated market value, (ii) are fully vested at the time of the grant or issuance, and (iii) have expiration dates ranging from five to ten years from the date of the grant or issuance.

F-B-16

Prism Technologies LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

A summary of Prism’s options and warrants as of December 31, 2013 and, 2012, and changes for the years then ended is presented below:

	Options and Warrants Outstanding
	December 31, 2013		December 31, 2012
		Weighted		Weighted
	Membership	Average	Membership	Average
	Units	Ex. Price	Units	Ex. Price

Beginning	876,190	$1.30	276,190	$0.66
Granted	106,251	1.60	600,000	1.60
Exercised	(25,000)	1.00	-	-
Forfeited/Expired	-	-	-	-

Ending	957,441	$1.34	876,190	$1.30

Exercisable at year-end	957,441	$1.34	876,190	$1.30

The weighted average remaining contractual term of outstanding options and warrants as of December 31, 2013 and 2012, was 3.04 and 3.70 years, respectively. The aggregate intrinsic value of outstanding and exercisable options and warrants was $245,214 and $135,929 as of December 31, 2013 and 2012, respectively.

The Company estimates the fair value of options and warrants at the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2013 and 2012: risk-free interest rate range of .71% to 5.15%; dividend yields of 0%; expected volatility for 2013 and 2012 was 15.59%, and 10.09%, respectively; and expected terms of 2.5 to 5 years. The weighted average grant date fair value of options and warrants granted in 2013 and 2012 was $18,329 and $1,240, respectively. The total intrinsic value of options and warrants exercised during the years ended December 31, 2013 and 2012 was $27,500 and $0, respectively. The non-cash compensation cost that has been charged against operations due to options and warrants was $18,329 and $1,240 for the years ended December 31, 2013 and 2012, respectively.

F-B-17

Prism Technologies LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

A summary of Secure Axcess’s options and warrants as of December 31, 2013 and 2012, and changes for the years then ended is presented below:

	Options and Warrants Outstanding
	December 31, 2013		December 31, 2012
		Weighted		Weighted
	Membership	Average	Membership	Average
	Units	Ex. Price	Units	Ex. Price

Beginning	1,944,088	$0.60	1,944,088	$0.60
Granted	-	-	-	-
Exercised	(75,000)	0.05	-	-
Forfeited/Expired	-	-	-	-

Ending	1,869,088	$0.62	1,944,088	$0.60

Exercisable at year-end	1,869,088	$0.62	1,944,088	$0.60

The weighted average remaining contractual term of outstanding options and warrants as of December 31, 2013 and 2012, was 7.1 and 8.1 years, respectively. The aggregate intrinsic value of outstanding and outstanding exercisable options and warrants was $599,400 and $666,000 as of December 31, 2013 and 2012 respectively.

The Company estimates the fair value of options and warrants at the grant date using the Black-Scholes option-pricing model. There were no options or warrants granted in 2012 or 2013. The total intrinsic value of options and warrants exercised during the years ended December 31, 2013 and 2012 was $66,600 and $0, respectively. The non-cash compensation cost that has been charged against operations due to options and warrants was $0 for both years ended December 31, 2013 and 2012.

10.	Employee Benefit Plan

The Company sponsors a 401k plan, covering substantially all our employees.  The plan allows for the Company to match employee contributions up to a certain limit. No Company match was made in 2013 and 2012.

11.	Litigation

The Company has multiple intellectual property infringement lawsuits pending against multiple parties in the United States District Court for the Eastern District of Texas, in both the Tyler and Marshall Divisions, pursuant to which the Company alleges that these parties infringe on certain patents. The Company also has multiple intellectual property infringement lawsuits pending against multiple parties in the United States District Court of Nebraska and one infringement lawsuit pending against multiple parties in the United States District Court for the Northern District of Illinois. The Company seeks damages and injunctive relief in the complaints. Further information on the lawsuits is outlined below.

F-B-18

Prism Technologies LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

On April 4, 2012, the Company initiated five lawsuits by filing separate complaints in the United States District Court of Nebraska against (i) AT&T Inc. and AT&T Mobility LLC, (ii) Cellco Partnership d/b/a Verizon Wireless and Verizon Communications Inc., (iii) Sprint Spectrum L.P. d/b/a Sprint PCS, (iv) T-Mobile USA Inc. and (v) United States Cellular Corp. d/b/s U.S. Cellular. Discovery has been progressing in the lawsuits with close of discovery schedule for February 14, 2014. The first trial is scheduled for October, 2014, with others to follow as to be determined by the Court.

On January 18, 2013, the Company initiated a lawsuit by filing a complaint in the United States District Court for the Eastern District of Texas, Marshall Division, against Nintendo of America, Inc., Micro Electronics, Inc., Hastings Entertainment, Inc., Game Stop Corporation, Wal-Mart Stores, Inc., Wal-Mart Stores Texas, LLC, Best Buy Stores, L.P., Bestbuy.com, LLC, K Mart Corporation, Target Corporation, Toys “R” Us-Delaware, Inc. and Amazon.com, LLC. Trial is scheduled for November, 2014.

On April 22, 2013, the Company initiated a lawsuit by filing a complaint in the United States District Court for the Eastern District of Texas, Marshall Division, against Accell Corporation, Diamond Multimedia, Inc., Hewlett Packard Company, IOGear, Inc., Acco Brands Corporation, Lenovo (United States), Inc., Startech.com USA, LLP, Targus, Inc., Tripp Lite Holdings, Inc., Trippe Manufacturing Co. and Displaylink Corp. Trial is scheduled for November, 2014.

On April 24, 2013, the Company initiated a lawsuit by filing a complaint in the United States District Court for the Northern District of Illinois by filing a complaint against Baxter Healthcare Corp., ApaTech, Inc., and ApaTech, Ltd. The lawsuit is in its early stage and no scheduling order or trial date has yet been established. The defendants in the case filed several Inter Parte Reviews (“IPR’s”) with the US Patent and Trademark Office (“USPTO”). The Company has filed a reply challenging the need for the IPR’s. The USPTO has not yet responded as to whether or not it will allow the IPR’s to be conducted. There is no trial date scheduled.

On September 27, 2013, the Company initiated various lawsuits by filing separate complaints in the United States District Court for the Eastern District of Texas, Tyler Division, against (i) Ally Bank and Ally Financial, Inc., (ii) GE Capital Retail Bank, GE Capital Bank, General Electric Capital Corporation, and General Electric Company, (iii) Nationwide Bank, Nationwide Financial Services, Inc., Nationwide Corporation, and Nationwide Mutual Insurance Company, (iv) PNC Bank, N.A., and the PNC Financial Services Group, Inc., (v) Sovereign Bank, N.A., (vi) U.S. Bank, N.A., and U.S. Bancorp and (vii) Vanguard Group, Inc., Vanguard Marketing Corporation. The lawsuits are in their early stage and no scheduling orders or trial dates have yet been established.

On October 16, 2013, the Company initiated various lawsuits by filing separate complaints in the United States District Court for the Eastern District of Texas, Tyler Division, against (i) Raymond James and Associates, Inc. and Raymond James Financial, Inc., (ii) Bank of the West and BNP Paribas, (iii) Cadence Bank, N.A., (iv) Charles Schwab Bank and The Charles Schwab Corporation, (v) Commerce Bank and Commerce Bancshares, Inc., (vi) Ocwen Financial Corporation, (vii) Orange Savings Bank, SSB, First Financial Bank, N.A., and First Financial Bankshares, Inc., (viii) Texas Capital Banks, N.A. and Texas Capital Bancshares, Inc., (ix) T. Rowe Price Investment Services, Inc., T. Rowe Price Associates, Inc. and T. Rowe Price Group, Inc. and (x) Trustmark National Bank and Trustmark Corporation. The lawsuits are in their early stage and no scheduling orders or trial dates have yet been established.

The Company believes the defendants named in the above suits infringe on certain of its patents, but obtaining and collecting a judgment against these parties may be difficult or impossible. Patent litigation is inherently risky and the outcome is uncertain. Many of the defendants are large, well-financed companies with substantially greater resources than the Company. Management believes that these parties will devote a substantial amount of resources in an attempt to prove that either their products do not infringe the Company’s patents or that the Company’s patents are invalid and unenforceable. An accurate final outcome of these litigation matters cannot be predicted.

F-B-19

Prism Technologies LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

One or more potential intellectual property infringement claims may also be available to the Company against certain other companies who have the resources to defend against any such claims. Although management believes these potential claims are worth pursuing, commencing a lawsuit can be expensive and time- consuming, and there is no assurance that the Company will prevail on such potential claims.

12.	Non-Recourse Litigation Financing

In 2012, the Company entered into a non-recourse financing arrangement with a third-party litigation financing company to finance up to a total of $5,000,000 of legal fees and lawsuit related costs relating to particular pending lawsuits. In exchange for the financing, the financing company will be entitled to receive the greater of (i) a designated percentage of the litigation proceeds which the Company is awarded from the lawsuits or (ii) a designated multiple of the amount financed by the financing company. In the event the Company receives no litigation proceeds from the lawsuits or license fees, the financing company will receive no repayment for their financing and the Company is not obligated to repay any amounts to the financing company. Accordingly, no amounts are owed under this agreement as of December 31, 2013 and 2012.

F-B-20

Prism Technologies LLC and Subsidiaries

Consolidated Balance Sheets

September 30, 2014 (Unaudited) and December 2013

	2014	2013
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$24,873	$1,062,779
Restricted Cash	1,386,662	1,386,662
Accounts Receivable	28,721	31,422
Due from Members	108,911	-
Prepaid Expenses	2,190	172,190
Total Current Assets	1,551,357	2,653,053

PROPERTY AND EQUIPMENT
Office Furniture and Equipment	16,796	16,796
Computer Software and Equipment	20,667	20,667
Total Cost	37,463	37,463
Less Accumulated Depreciation	34,380	33,649
Net Book Value	3,083	3,814

OTHER ASSETS
Patents, Net of Accumulated Amortization of $1,614,694 and $429,746, Respectively (Note 7)	3,504,828	4,689,776
Notes Receivable, Members (Note 4)	-	206,372
Life Settlement Contracts (Note 5)	523,839	476,231
Total Other Assets	4,028,667	5,372,379

TOTAL ASSETS	$5,583,107	$8,029,246

See Notes to Consolidated Financial Statements.

F-B-21

Prism Technologies LLC and Subsidiaries

Consolidated Balance Sheets

September 30, 2014 (Unaudited) and December 31, 2013

	2014	2013
LIABILITIES
CURRENT LIABILITIES
Current Portion of Convertible Notes Payable (Note 6)	$1,605,050	$1,400,050
Current Portion of Long-Term Debt (Note 7)	1,880,000	-
Notes Payable, Members (Note 8)	100,000	-
Accounts Payable	317,816	33,737
Accrued Compensation	290,437	692,757
Accrued Interest	228,513	1,713
Membership Distributions Payable	384,789	425,164
Total Current Liabilities	4,806,605	2,553,421

LONG-TERM LIABILITIES
Convertible Notes Payable, Less Current Portion (Note 6)	-	375,000
Long-Term Debt, Less Current Portion (Note 7)	2,400,000	4,280,000-
Total Long-Term Liabilities	2,400,000	4,655,000
Total Liabilities	7,206,605	7,208,421

COMMITMENTS AND CONTINGENCIES (Notes 6, 7, 9, 10, 12 and 13)

MEMBERS' EQUITY (DEFICIT) (Notes 6 and 10)

MEMBERS' CAPITAL
$0 Par Value, 12,049,151 and 11,832,596 Units Outstanding, Respectively	6,370,249	5,971,609

ACCUMULATED DEFICIT	(7,170,331)	(4,546,605)

EQUITY SYNDICATION COSTS	(696,543)	(684,787)
Total Prism Technologies LLC Members' Equity (Deficit)	(1,496,625)	740,217

NONCONTROLLING INTEREST IN SUBSIDIARIES	(126,873)	80,608

Total Members' Equity (Deficit)	(1,623,498)	820,825

TOTAL LIABILITIES AND MEMBERS' EQUITY	$5,583,107	$8,029,246

See Notes to Consolidated Financial Statements.

F-B-22

Prism Technologies LLC and Subsidiaries

Consolidated Statements of Operations

Nine-Month Periods Ended September 30, 2014 and 2013 (Unaudited)

	2014	2013

REVENUES	$605,517	$39,252,298

OPERATING COSTS AND EXPENSES
Professional Fees and Infringement Suit Related Costs	997,725	14,434,406
Revenue Sharing Costs	34,005	16,301,952
General and Administrative Expenses (Note 10)	2,105,371	1,537,685
Total Operating Costs and Expenses	3,137,101	32,274,043

INCOME (LOSS) FROM OPERATIONS	(2,531,584)	6,978,255

OTHER INCOME AND EXPENSE
Interest Income	5,092	380
Interest Expense (Note 6)	(304,066)	(53,977)
Other Expenses	(649)	(260)
Total Other Income and Expense	(299,623)	(53,857)

Income (Loss) Before Noncontrolling Interest in Subsidiaries	(2,831,207)	6,924,398

Loss (Income) Attributable to the Noncontrolling Interest in Subsidiaries	207,481	(880,345)

NET INCOME (LOSS) TO PRISM TECHNOLOGIES LLC	$(2,623,726)	$6,044,053

See Notes to Consolidated Financial Statements.

F-B-23

Prism Technologies LLC and Subsidiaries

Consolidated Statements of Cash Flows

Nine-Month Periods Ended September 30, 2014 and 2013 (Unaudited)

	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(2,623,726)	$6,044,053
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities
Depreciation and Amortization	1,185,679	75,479
Unit-Based Compensation Expense	-	18,329
Noncontrolling Interest in Income (Loss) of Subsidiaries	(207,481)	880,345
Changes in Current Assets and Current Liabilities
Decrease in Accounts Receivable	2,701	1,565,000
Decrease (Increase) in Due from Members	(108,911)	104,975
Decrease (Increase) in Prepaid Expenses	170,000	(203,505)
Increase (Decrease) in Accounts Payable	284,079	(1,218,601)
Increase (Decrease) in Accrued Compensation	(402,320)	265,374
Increase (Decrease) in Accrued Interest	226,800	(22,924)
Net Cash Provided by (Used in) Operating Activities	(1,473,179)	7,508,525

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Patents	-	(230,000)
Increase of Life Settlement Contracts	(47,608)	(50,386)
Repayments of Note Receivables, Members	206,372	42,757
Net Cash Provided by (Used in) Investing Activities	158,764	(237,629)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Convertible Notes Payable	-	375,000
Repayments of Convertible Notes Payable	-	(314,000)
Proceeds from Issuance of Notes Payable, Members	100,000	-
Proceeds from Issuance of Membership Units	268,640	142,075
Redemption of Membership Units	(40,000)	(100,000)
Payments of Issuance Costs	(11,756)	(91,758)
Distributions	(40,375)	(4,453,398)
Capital Transactions of Subsidiaries	-	3,800
Distributions to Non-Controlling Interest	-	(867,304)
Net Cash Provided by (Used in) Financing Activities	276,509	(5,305,585)

Net Increase (Decrease) in Cash and Cash Equivalents (Including Restricted)	(1,037,906)	1,965,311

Cash and Cash Equivalents, Beginning of Period, January 1, (Including Restricted)	2,449,441	1,029,126

Cash and Cash Equivalents, End of Period, September 30, (Including Restricted)	$1,411,535	$2,994,437

See Notes to Consolidated Financial Statements.

F-B-24

Prism Technologies LLC and Subsidiaries

Consolidated Statements of Cash Flows

Nine-Month Periods Ended September 30, 2014 and 2013 (Unaudited)

	2014	2013
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest Paid	$77,267	$76,901

NONCASH INVESTING AND FINANCING ACTIVITIES
Note Payable Converted to Membership Units	$170,000	$1,316,600
Unpaid Declared Membership Distributions	-	399,249

See Notes to Consolidated Financial Statements.

F-B-25

Prism Technologies LLC and Subsidiaries

Notes to Consolidated Interim Financial Information

Nine-Month Periods Ended September 30, 2014 and 2013 (Unaudited)

1.	Summary of Significant Accounting Policies

A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated interim financial information is set forth below.

Principles of Consolidation

The consolidated interim financial information includes the accounts of Prism Technologies LLC, its 88% owned subsidiary, Secure Axcess LLC (effective July 2013, prior to July 2013, Prism Technologies LLC owned 89%) and its 95% owned subsidiary, Millenium Biologix LLC, collectively (the Company). The Company follows FASB Codification Topic 810-10 on Noncontrolling Interest in Consolidated Financial Statements (Topic 810-10). Topic 810-10 requires the amounts related to the noncontrolling interest portions of Secure Axcess LLC and Millenium Biologix LLC not owned by the Company to be defined as noncontrolling interest. In addition, Topic 810-10 requires that noncontrolling interests to be classified in the consolidated balance sheets as a component of members’ equity rather than as a long-term liability.

Nature of Business

Prism Technologies LLC (Prism) is a Nebraska limited liability company and was formed in 2003. Secure Axcess, LLC (Secure Axcess) is a Texas limited liability company, formed in 2010. Millenium Biologix, LLC (Millenium) is a Nebraska limited liability company, formed in 2013. Prism is managed by a board consisting of seven members, of which four are independent. Secure Axcess is managed by a board consisting of five members, of which two are independent. Millenium is managed by a board consisting of three members, of which none are independent. The Company is engaged in the business of licensing and/or commercializing a portfolio of patents. The Company is also active in enforcing patent rights against infringing parties through legal means. As the Company carries out licensing and enforcement efforts with current patents, the Company’s goals include continuing to build its patent portfolio by (i) completing the issuance of pending patent applications, (ii) authoring and applying for new patents, (iii) acquiring other existing patents from other patent holders, and (iv) partnering with other patent holders to assist in licensing and enforcing their patents.

Use of Estimates

The preparation of consolidated interim financial information in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated interim financial information and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been substantially performed pursuant to the terms of the arrangement, (iii) amounts are fixed or determinable, and (iv) the collectability of amounts is reasonably assured.

F-B-26

Prism Technologies LLC and Subsidiaries

Notes to Consolidated Interim Financial Information

Nine-Month Periods Ended September 30, 2014 and 2013 (Unaudited)

In general, revenue arrangements provide for the payment of contractually determined fees in consideration for the grant of certain intellectual property rights for patented technologies owned or controlled by the Company.  These rights may include some combination of the following:  (i) the grant of a non-exclusive, retroactive and future license to manufacture and/or sell products covered by patented technologies owned or controlled by the Company, (ii) a covenant-not-to-sue, (iii) the release of the licensee from certain claims, and (iv) the dismissal of any pending litigation, if applicable.  The intellectual property rights granted may be perpetual in nature, extending until the expiration of the related patents, or can be granted for a defined, period of time, with the licensee possessing the right to renew the agreement at the end of each contractual term for additional consideration.  Pursuant to the terms of these agreements, the Company has no further obligation with respect to the grant of the non-exclusive retroactive and future licenses, covenants-not-to-sue, releases, and other deliverables, including no express or implied obligation on the Company’s part to maintain or upgrade the technology, or provide future support or services.  Generally, the agreements provide for the grant of the licenses, covenants-not-to-sue, releases, and other significant deliverables upon execution of the agreement, or upon receipt of the minimum up-front payment for term agreement renewals.  As such, the earnings process is complete and revenue is recognized upon the execution of the agreement, when collectability is reasonably assured, or upon receipt of the minimum up-front fee for term agreement renewals, and when all other revenue recognition criteria have been met.

Some or all of the future licensing agreements will provide for payments to the Company over an extended period of time.  For a licensing agreement with fixed royalty payments, the Company will recognize revenue as amounts become due.  For a licensing agreement with variable royalty payments the Company will recognize royalty revenue at the time that the licensees' sales occur; however, because a licensee may report sales information to the Company on a delayed basis, the revenue recognition criterion may also be met on a delayed basis once the revenues are fixed and determinable.

Complex revenue arrangements may require significant judgments, assumptions and estimates about when substantial delivery of contract elements will occur, whether any significant ongoing obligations exist subsequent to contract execution, whether amounts due are collectible and determination of the appropriate period in which the completion of the earning process occurs. If new information subsequently becomes known to which causes different judgments, assumptions or estimates regarding material contracts, the financial results may be materially affected.

Professional Fees and Infringement Suit Related Costs

Costs and expenses incurred in connection with the Company's patent licensing and enforcement activities include legal fees paid to external patent counsel, other patent-related legal expenses, licensing and enforcement related research and consulting and other expenses paid to third parties.  The Company retains the services of law firms that specialize in intellectual property licensing and enforcement of patent law in connection with licensing and enforcement activities.  These law firms may be retained on (i) a contingent fee basis, whereby such law firms are paid on a percentage of any negotiated fees, settlements or judgments awarded based on how and when the fees, settlements or judgments are obtained, (ii) an hourly fee basis or (iii) a combination thereof.

Third Party Revenue Sharing

In connection with the acquisition of certain patents and patent rights, related agreements have been executed which grant to the former owners of the respective patents or patent rights, the right to receive revenue or profit splits based on future proceeds (as defined in the respective agreements) received as a result of licensing and damages awarded from enforcement actions, or sale of the respective patents or patent portfolios. The economic terms of the agreements vary across the associated patents. The Company incurred $34,005 and $16,301,925 in revenue sharing costs for the nine-month periods ended September 30, 2014 and 2013, respectively.

F-B-27

Prism Technologies LLC and Subsidiaries

Notes to Consolidated Interim Financial Information

Nine-Month Periods Ended September 30, 2014 and 2013 (Unaudited)

Cash and Cash Equivalents

All highly liquid investments purchased with original maturities of three months or less at the date of purchase are considered to be cash equivalents.

Restricted Cash

Effective July 2013, restricted cash is being held in a separate escrow account for the potential future benefit of certain non-controlling members of the Company’s subsidiary, Secure Axcess. The restricted cash may be paid to these members based on the occurrence of certain events which may include insolvency or bankruptcy of Secure Axcess. The restricted cash held in escrow can be reduced and returned to Secure Axcess for general Company usage, in whole or in part, once certain investment criteria are met related to future dividends or distributions from profits that are made to the eligible members of Secure Axcess in the ordinary course of business. From time to time law firms maintain escrow accounts to facilitate license fee payments from licensees to the Company.

Accounts Receivable

The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

Property and Equipment

Property and equipment are stated at historical cost, less accumulated depreciation. Depreciation is computed using the straight line method over the estimated useful lives of the assets, which range from five to seven years.  Repair and maintenance costs are charged to expense as incurred.

Concentration of Credit Risk and Other Risks and Uncertainties

Cash and cash equivalents (including restricted) are primarily maintained at one financial institution in the United States.  Deposits held with this financial institution may exceed the amount of insurance provided on such deposits.  The balances are insured by the Federal Deposit Insurance Corporation (FDIC).   They are not are subject to any unusual financial risk beyond the normal risk associated with commercial banking relationships. The Company experienced no losses on deposits of cash and cash equivalents. The Company’s receivables also subject the Company to credit risk.

Patents

Patent intangible assets are recorded at cost.  Amortization of patents is provided on a straight-line basis over their remaining estimated useful lives, which is generally the remaining period of time from issuance or acquisition of the patent to its respective expiration date.

As of September 30, 2014, the Company owned 46 issued U.S. patents and 4 issued foreign patent, in addition to several pending U.S. and foreign patent applications.  The Company issued U.S. and foreign patents expire at various times during periods from 2015 to 2022.  Some of the issued patents and pending patent applications and patent exclusivity rights were acquired by the subsidiary companies, Secure Axcess and Millenium, from various owners and the Company is required to make payments to those previous owners based on cash or certain other values generated from those patents.

F-B-28

Prism Technologies LLC and Subsidiaries

Notes to Consolidated Interim Financial Information

Nine-Month Periods Ended September 30, 2014 and 2013 (Unaudited)

In December 2013, Secure Axcess entered into an agreement to purchase the rights to 32 patents from two affiliated companies for a total purchase price of $5,000,000 of which $1,000,000 was paid at closing and the remaining $4,000,000 is payable in semi-annual payments of $1,000,000 commencing in June 2015 through December 2016. The $1,000,000 initial payment was financed through a 12% interest-only note payable to various parties (the Parties) and is due June 2015. The remaining $4,000,000 was discounted by Secure Axcess utilizing an 8% imputed interest rate, based upon current market conditions, resulting in a note payable of $3,280,000 at September 30, 2014. In addition, Secure Axcess shall make payments to the Parties equal to 10% of net recoveries which it receives on the patents up to a total of $500,000. See Note 7.

Amortization expense related to the patents was $1,184,948 and $65,266 for the nine-month periods ended September 30, 2014 and 2013, respectively. Amortization expense is expected to be approximately $1,440,000, $797,000, $392,000, $207,000 and $207,000 for the 12-month periods ending September 30, 2015, 2016, 2017, 2018 and 2019, respectively.

Life Settlement Contracts

The Company has acquired several existing life insurance policies (also referred to as “life settlement contracts”) to secure the principal portion of its convertible debt (see Note 6). A life settlement contract is the payment of cash to an insured in return for an assignment of ownership or beneficial interest in, and the right to receive the value of, a life insurance policy upon the death of the insured. A typical insured is a policyholder who is age 65 or older with an actuarially determined life expectancy of three (3) to ten (10) years based on their current medical condition. This person may desire to obtain as much cash as possible from their life insurance policy today to assist them in; i) obtaining a more suitable life insurance policy for their current needs, ii) obtaining immediate cash to cover financial expenses, or iii) to terminate the continued burden of paying substantial premiums to prevent the policy from lapsing. In many cases, the insured simply has no beneficiaries remaining and they would rather have the cash value of their policy for their own use while they are still alive. The types of policies which the Company has acquired are mainly universal or variable life insurance policies underwritten by reputable insurance companies.

Life settlement contracts are recorded at cost for the original purchase price and related costs, and subsequent premium payments are capitalized as part of the life settlement contract carrying value. No amortization is provided for; however, the Company analyzes the carrying value for impairment at least annually. Based on the Company’s analysis, no impairment was noted for the nine-month periods ended September 30, 2014 and 2013.

In the event the Company directly pays the full principal amount of the convertible notes on their respective maturity dates, or sooner, then the life settlement contracts may be retained by the Company for its own benefit or resell them with the proceeds of such retained by the Company.

Impairment of Long-Lived Assets

The Company identifies and records impairment losses on long-lived assets when events and changes in circumstances indicate that the carrying amount of an asset might not be recoverable, but not less than annually.  Recoverability is measured by comparison of the anticipated future net undiscounted cash flows to the related assets’ carrying value.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the asset.

F-B-29

Prism Technologies LLC and Subsidiaries

Notes to Consolidated Interim Financial Information

Nine-Month Periods Ended September 30, 2014 and 2013 (Unaudited)

Research and Development

Research and development costs include expenses paid to outside development consultants and compensation related expenses for the Company’s engineering staff.  Research and development costs are expensed as incurred.

Income Taxes

The Company is made up of limited liability companies which have elected to be treated as partnerships for federal income tax purposes. Accordingly, the Company is not liable for any federal or state income taxes. Profits and losses are passed through to the members and the members are liable for any income taxes thereon.

The Company follows the provisions of FASB Codification Topic 740-10 related to uncertain income tax provisions. As a result of the Company being taxed as partnerships, management believes that are no uncertain income tax positions taken which would require the Company to reflect a liability for unrecognized tax benefits on the accompanying consolidated balance sheets. Management believes it is no longer subject to income tax examinations for years prior to 2011.

The Company may make tax related cash distributions to its members in amounts sufficient to cover any income taxes they are required to pay on the Company’s taxable income.

Unit-Based Compensation

The Company’s unit based payments result in the recognition of non-cash cost relating to the unit-based payment transactions, including grants of unit options and warrants to employers or directors. The non-cash cost is measured based on the fair value of the equity instruments issued.

The Company measures the non-cash compensation cost of unit-based payments related to its unit options and warrants issued based on the grant-date fair value of the award and recognizes the cost ratably over the period the employee or director is required to provide services for the award. The Company uses an option-pricing model that meets the fair value objective (see Note 10).

Equity Syndication Costs

Equity syndication costs include professional fees paid to attorneys and accountants, commissions paid to selling agents and travel expenses related to raising capital. These amounts are shown as a contra-equity account for the life of the investment.

Subsequent Events

Subsequent events are events or transactions that occur after the consolidated balance sheet date by before the consolidated interim financial information is available to be issued and may require potential recognition or disclosure in the consolidated interim financial information. Management has considered such events or transactions through December 15, 2014. See Notes 6, 8, 12 and 14 for descriptions of subsequent events.

F-B-30

Prism Technologies LLC and Subsidiaries

Notes to Consolidated Interim Financial Information

Nine-Month Periods Ended September 30, 2014 and 2013 (Unaudited)

2.	Formation of Secure Axcess

On August 6, 2010, Prism contributed $1,400 of capital to obtain a 100% interest in the newly formed Secure Axcess. During 2011, various outside investors contributed capital of $739,310 to obtain an 11% noncontrolling interest. During 2013, one member exercised stock options and contributed capital of $3,750 to obtain approximately a 1% noncontrolling interest, thereby increasing the noncontrolling interest to 12%.

3.	Formation of Millenium

On April 19, 2013, Prism contributed $950 of capital to obtain a 95% interest in the newly formed Millenium. Simultaneously, a separate investor contributed capital of $50 to obtain a 5% noncontrolling interest.

4.	Notes Receivable, Members

The Company has notes receivable from members totaling $206,372 as of December 31, 2013. These notes accrued interest at a rate of 2.25% per annum and were due on various dates ranging from January 2015 through December 2015. In 2014, these notes were repaid in full to the Company.

5.	Life Settlement Contracts

Life settlement contracts consist of the following at September 30, 2014 and December 31, 2013:

	2014	2013
Number of Individual Life Insurance Policies Held	7	7
Aggregate Face/Maturity Value of All Policies	$2,700,000	$2,700,000
Proceeds Received During the Nine-Month Period	$-	$-

6.	Convertible Notes Payable

In 2006, Company entered into security purchase agreements with various investors to issue convertible notes (“2006 Notes”). The 2006 Notes were issued on various dates ranging from July 2006 through October 2012, with maturity periods ranging from 3 to 5 years. The respective maturity date on 2006 Notes remaining unpaid as of September 30, 2014, is October 2014, unless earlier converted, and bear interest at rates ranging from 8% to 10% per annum. Total principal amounts due under these 2006 Notes were $94,000 and $224,000 at September 30, 2014 and December 31, 2013, respectively. Interest on the remaining unpaid 2006 Notes is due quarterly. The Company’s principal obligations under the 2006 Notes are secured by the Company’s life settlement contracts. The remaining unpaid 2006 Notes are convertible into membership ownership units (“Units”) at conversion prices ranging from $1.00 to $1.20 per Unit any time prior to maturity. During the nine-months ended September 30, 2014 and 2013, 2006 Notes converted to Units totaled $0 and $466,600, respectively. Subsequent to September 30, 2014, 2006 Notes totaling $44,000 have been paid and the remaining $50,000 was converted into Units.

In 2013 and 2012, the Company entered into security purchase agreements with various investors to issue convertible notes (“2012 Notes”) totaling $2,531,050. The 2012 Notes are unsecured and were issued at various dates ranging from May 2012 through August 2014, all with maturity periods of two years. The respective maturity dates range from May 2014 to January 2015, unless earlier converted, and bear interest at 4% per annum. Total principal amounts due under these 2012 Notes were $1,511,050 and $1,681,050 at September 30, 2014 and December 31, 2013, respectively. Interest on the 2012 Notes is due on their respective maturity dates unless the 2012 Notes are converted in which case, no interest is payable under the Notes. The 2012 Notes are convertible into Units at a conversion price equal to $1.60 per Unit at any time prior to maturity. During the nine-month periods ended September 30, 2014 and 2013, 2012 Notes converted to Units totaled $170,000 and $850,000, respectively.

F-B-31

Prism Technologies LLC and Subsidiaries

Notes to Consolidated Interim Financial Information

Nine-Month Periods Ended September 30, 2014 and 2013 (Unaudited)

Interest expense on the notes was $16,190 and $53,977 for the nine-month periods ended September 30, 2014 and 2013, respectively.

All of the remaining convertible notes outstanding as of September 30, 2014, mature between October 2014 and January 2015.

7.	Long-Term Debt

Long-term debt at September 30, 2014 and December 31, 2013 consists of the following:

Notes payable to various parties, due in quarterly 12% interest-only payments of $30,000 commencing April 2014 through June 2015, when all unpaid principal and interest is due. These notes are secured by the rights to certain patents.	$1,000,000

$4,000,000 non-interest bearing note payable to two affiliated companies, due in semi-annual installments of $1,000,000 beginning June 2015, including imputed interest of 8%, through December 2016 when all unpaid principal is due. This note is secured by the rights to certain patents.	3,280,000

Total Long-Term Debt	$4,280,000

The aggregate maturities of long-term debt for the twelve-month periods ending after September 30, 2014 are as follows:

Twelve-Month Period Ending September 30,
2015	$1,880,000
2016	1,640,000
2017	760,000
$4,280,000

8.	Notes Payable, Members

The Company has notes payable to members totaling $100,000 as of September 30, 2014. These notes bear interest at a rate of 10% per annum and were due in October 2014. These notes were repaid in November and December 2014.

F-B-32

Prism Technologies LLC and Subsidiaries

Notes to Consolidated Interim Financial Information

Nine-Month Periods Ended September 30, 2014 and 2013 (Unaudited)

9.	Commitments

The Company leases offices under operating leases with third parties that requires monthly minimum payments monthly until the respective lease ends.  Rent expense is recognized on a straight-line basis over the term of the leases. The future minimum lease payments under these noncancelable leases as of September 30, 2014 are as follows:

Twelve-Month Period Ending September 30,
2015	$51,896
2016	52,390
2017	48,528
$152,814

Rent expense under these operating leases was $38,585 and $46,265 for the nine-month periods ended September 30, 2014 and 2013, respectively.

10.	Options to Acquire Membership Units

Prism and Secure Axcess have each issued options and warrants to selected employees or directors providing the holders to acquire membership units in the respective company at designated exercise prices. Generally, all options and warrants are; (i) granted or issued with an exercise price at the then current estimated market value, (ii) are fully vested at the time of the grant or issuance, and (iii) have expiration dates ranging from five to ten years from the date of the grant or issuance.

A summary of Prism’s options and warrants as of September 30, 2014 and 2013, and changes for the nine-month periods ended is presented below:

	Options and Warrants Outstanding
	September 30, 2014		September 30, 2013
		Weighted		Weighted
	Membership	Average	Membership	Average
	Units	Ex. Price	Units	Ex. Price

Beginning, January 1	957,441	$1.34	876,190	$1.30
Granted	-	-	106,251	1.60
Exercised	-	-	(25,000)	1.00
Forfeited/Expired	-	-	-	-

Ending, September 30	957,441	$1.34	957,441	$1.34

Exercisable at September 30	957,441	$1.34	957,441	$1.34

F-B-33

Prism Technologies LLC and Subsidiaries

Notes to Consolidated Interim Financial Information

Nine-Month Periods Ended September 30, 2014 and 2013 (Unaudited)

The weighted average remaining contractual term of outstanding options and warrants as of September 30, 2014 and December 31, 2013, was 2.29 and 3.04 years, respectively. The aggregate intrinsic value of outstanding and exercisable options and warrants was $245,214 as of September 30, 2014 and December 31, 2013.

The Company estimates the fair value of options and warrants at the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2013: risk-free interest rate range of .71% to 5.15%; dividend yields of 0%; expected volatility for 2013 was 15.59; and expected terms of 2.5 years. The weighted average grant date fair value of options and warrants granted in 2013 was $18,329. There were no options or warrants granted in 2014. The total intrinsic value of options and warrants exercised during the nine-month period ended September 30, 2013 was $15,000. There were no options or warrants exercised during 2014. The non-cash compensation cost that has been charged against operations due to options and warrants was $0 and $18,329 for the nine-month periods ended September 30, 2014 and 2013, respectively.

A summary of Secure Axcess’s options and warrants as of September 30, 2014 and 2013, and changes for the nine-month periods ended is presented below:

	Options and Warrants Outstanding
	September 30, 2014		September 30, 2013
		Weighted		Weighted
	Membership	Average	Membership	Average
	Units	Ex. Price	Units	Ex. Price

Beginning, January 1	1,869,088	$0.62	1,944,088	$0.60
Granted	-	-	-	-
Exercised	-	-	(75,000)	0.05
Forfeited/Expired	-	-	-	-

Ending, September 30	1,869,088	$0.62	1,869,088	$0.62

Exercisable at September 30	1,869,088	$0.62	1,869,088	$0.62

The weighted average remaining contractual term of outstanding options and warrants as of September 30, 2014 and December 31, 2013, was 6.34 and 7.10 years, respectively. The aggregate intrinsic value of outstanding and outstanding exercisable options and warrants was $599,400 as of September 30, 2014 and December 31, 2013.

The Company estimates the fair value of options and warrants at the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants. There were no options or warrants granted for the nine-month periods ended September 30, 2014 and 2013. The total intrinsic value of options and warrants exercised during the nine-month period ended September 30, 2013 was $66,000. There were no options or warrants exercised for the nine-month period ended September 30, 2014.

11.	Employee Benefit Plan

The Company sponsors a 401k plan, covering substantially all our employees.  The plan allows for the Company to match employee contributions up to a certain limit. No Company match was made in 2014 or 2013.

F-B-34

Prism Technologies LLC and Subsidiaries

Notes to Consolidated Interim Financial Information

Nine-Month Periods Ended September 30, 2014 and 2013 (Unaudited)

12.	Litigation

The Company has multiple intellectual property infringement lawsuits pending against multiple parties in the United States District Court for the Eastern District of Texas, Tyler Divisions pursuant to which the Company alleges that these parties infringe on certain patents. The Company also has multiple intellectual property infringement lawsuits pending against multiple parties in the United States District Court of Nebraska and one infringement lawsuit pending against one party in the United States District Court for the District Washington. The Company seeks damages and injunctive relief in the complaints. Further information on the lawsuits is outlined below.

On April 4, 2012, the Company initiated five lawsuits by filing separate complaints in the United States District Court of Nebraska against (i) AT&T Inc. and AT&T Mobility LLC (“AT&T”), (ii) Cellco Partnership d/b/a Verizon Wireless and Verizon Communications Inc., (iii) Sprint Spectrum L.P. d/b/a Sprint PCS, (iv) T-Mobile USA Inc., and (v) United States Cellular Corp. d/b/a U.S. Cellular. The first trial was held in October 2014 and was settled prior to completion of the trial. Upcoming separate trials with the other parties are scheduled between April and September, 2015 as determined by the Court.

On January 18, 2013, the Company initiated a lawsuit by filing a complaint in the United States District Court for the Eastern District of Texas, Marshall Division, against Nintendo of America, Inc., Micro Electronics, Inc., Hastings Entertainment, Inc., Game Stop Corporation, Wal-Mart Stores, Inc., Wal-Mart Stores Texas, LLC, Best Buy Stores, L.P., Bestbuy.com, LLC, K Mart Corporation, Target Corporation, Toys “R” Us-Delaware, Inc., and Amazon.com, LLC. Trial was originally scheduled for November, 2014; however, the suit was moved to United States District Court of Washington against Nintendo while all other defendants in the case were stayed pending the Nintendo resolution. No new trial date has been set for Nintendo.

On April 24, 2013, the Company initiated a lawsuit by filing a complaint in the United States District Court for the Northern District of Illinois by filing a complaint against Baxter Healthcare Corp., ApaTech, Inc., and ApaTech, Ltd. The lawsuit is in its early stage and no scheduling order or trial date has yet been established. The defendants in the case filed several Inter Parte Reviews (“IPR’s”) with the US Patent and Trademark Office (“USPTO”). The Company has filed a reply challenging the need for the IPR’s. The USPTO has responded stating it will allow the IPR’s to be conducted. The parties reached a settlement in the case in November 2014, with partial settlement proceeds paid to the Company of $700,000 in November 2014. An additional remainder settlement amount will be paid to the Company by the defendants if the Company prevails in the IPR. If the Company does not prevail then no additional amounts will be payable to the Company by the defendants.

On September 27, 2013, the Company initiated various lawsuits by filing separate complaints in the United States District Court for the Eastern District of Texas, Tyler Division, against (i) Ally Bank and Ally Financial, Inc., (ii) GE Capital Retail Bank, GE Capital Bank, General Electric Capital Corporation, and General Electric Company, (iii) Nationwide Bank, Nationwide Financial Services, Inc., Nationwide Corporation, and Nationwide Mutual Insurance Company, (iv) PNC Bank, N.A., and the PNC Financial Services Group, Inc., (v) Sovereign Bank, N.A., (vi) U.S. Bank, N.A., and U.S. Bancorp, and (vii) Vanguard Group, Inc., Vanguard Marketing Corporation. On October 16, 2013, the Company also initiated various lawsuits by filing separate complaints in the United States District Court for the Eastern District of Texas, Tyler Division, against (i) Raymond James and Associates, Inc. and Raymond James Financial, Inc., (ii) Bank of the West and BNP Paribas, (iii) Cadence Bank, N.A., (iv) Charles Schwab Bank and The Charles Schwab Corporation, (v) Commerce Bank and Commerce Bancshares, Inc., (vi) Ocwen Financial Corporation, (vii) Orange Savings Bank, SSB, First Financial Bank, N.A., and First Financial Bankshares, Inc., (viii) Texas Capital Banks, N.A. and Texas Capital Bancshares, Inc., (ix) T. Rowe Price Investment Services, Inc., T. Rowe Price Associates, Inc. and T. Rowe Price Group, Inc., and (x) Trustmark National Bank and Trustmark Corporation. On March 5, 2014, EMC Corporation and RSA Security LLC initiated a request with the USPTO for an IPR of the patent involved in the abovementioned lawsuits. Additionally PNC Bancorp, N.A. and US Bancorp have jointly initiated a request for a Covered Business Method Patent Review (“CBM”) with the USPTO of the same patent. The USPTO has granted a hearing to the respective petitioners for both the IPR and CBM. The hearing is scheduled for May 20, 2015, with a resulting decision expected around August 20, 2015. The respective claims for the defendants mentioned above in the District Court have been stayed until the CBM action is resolved.

F-B-35

Prism Technologies LLC and Subsidiaries

Notes to Consolidated Interim Financial Information

Nine-Month Periods Ended September 30, 2014 and 2013 (Unaudited)

The Company believes the defendants named in the above suits infringe on certain of its patents, but obtaining and collecting a judgment against these parties may be difficult or impossible. Patent litigation is inherently risky and the outcome is uncertain. Many of the defendants are large, well-financed companies with substantially greater resources than the Company. Management believes that these parties will devote a substantial amount of resources in an attempt to prove that either their products do not infringe the Company’s patents or that the Company’s patents are invalid and unenforceable. An accurate final outcome of these litigation matters cannot be predicted.

One or more potential intellectual property infringement claims may also be available to the Company against certain other companies who have the resources to defend against any such claims. Although management believes these potential claims are worth pursuing, commencing a lawsuit can be expensive and time- consuming, and there is no assurance that the Company will prevail on such potential claims.

13.	Non-Recourse Litigation Financing

In 2012, the Company entered into a non-recourse financing arrangement with a third-party litigation financing company to finance up to a total of $5,000,000 of legal fees and lawsuit related costs relating to particular pending lawsuits. In exchange for the financing, the financing company will be entitled to receive the greater of (i) a designated percentage of the litigation proceeds which the Company is awarded from the lawsuits or (ii) a designated multiple of the amount financed by the financing company. In the event the Company receives no litigation proceeds from the lawsuits or license fees, the financing company will receive no repayment for their financing and the Company is not obligated to repay any amounts to the financing company. Accordingly, no amounts are owed under this agreement as of September 30, 2014 and 2013.

14.	Merger with Internet Patents Corporation

On November 11, 2014, the Company entered into a definitive agreement to merge with Internet Patents Corporation (NASDAQ: PTNT) ("IPC"). Following the closing of the merger transaction, Prism will be wholly owned by IPC and will operate the patent licensing business for all Prism and IPC patents. Pursuant to the terms of the Merger Agreement, in exchange for all of the outstanding equity of Prism, IPC will pay $16.5 million in cash, less any debt that is not related to the acquisition of patents and issue 3.5 million shares of its common stock to Prism security holders at closing. IPC has also agreed to share future revenue related to Prism's patents with Prism's former security holders. Under the terms of the Merger Agreement, IPC, through ownership of Prism, will retain the first $16.5 million in Prism Patent Proceeds received after closing, less any cash remaining in Prism at the time of closing. Prism's former security holders will receive 70% of subsequent Prism Patent Proceeds, up to $55 million. The maximum revenue share of $55 million to be paid to Prism's former security holders would be reduced by any distributions of Prism Patent Proceeds that are made by Prism prior to closing. After the maximum earnout is achieved, IPC will retain all future Prism Patent Proceeds. Prism Patent Proceeds is defined in the Merger Agreement as total recoveries from litigation, licensing, and patent sales minus production expenses (e.g. legal fees and costs paid to third parties); and minus cash operating expenses incurred by Prism.

F-B-36

ANNEX A – AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

among:

Internet Patents Corporation
a Delaware corporation;

Strategic Concepts Acquisition Corp.,
a Delaware corporation;

Prism Technologies, LLC,
a Nebraska limited liability company;

and

Gregory J. Duman,
as the Securityholders’ Agent

Dated as of November 11, 2014

Table of Contents

Page

1.	DESCRIPTION OF TRANSACTION	1
1.1	Merger of Merger Sub into the Company	1
1.2	Effect of the Merger/Organizational Documents	1
1.3	Closing; Effective Time	2
1.4	Employment of Managers	5
1.5	Conversion of Interests	5
1.6	Payment	6
1.7	Further Action	7

2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	7

2.1	Organizational Matters	7
2.2	Organizational Documents; Records	8
2.3	Capital Structure	8
2.4	Financial Statements and Related Information	10
2.5	No Liabilities; Indebtedness	10
2.6	Information Supplied	11
2.7	Absence of Changes	11
2.8	Title to Assets	12
2.9	Bank Accounts	12
2.10	Real Property	12
2.11	Intellectual Property	12
2.12	Contracts	18
2.13	Compliance with Legal Requirements	21
2.14	Tax Matters	22
2.15	Employment Matters; Benefit Plans	24
2.16	Insurance	28
2.17	Transactions with Related Parties	28
2.18	Legal Proceedings; Orders	28
2.19	Authority; Binding Nature of Agreement; Inapplicability of Anti-takeover Statutes	29
2.20	Non-Contravention; Consents	29
2.21	Vote Required	30
2.22	Brokers	30
2.23	Full Disclosure	30

3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	31

3.1	Organization and Standing	31
3.2	Authority; Binding Nature of Agreement	31
3.3	Non-Contravention	31
3.4	Information Supplied	31

4.	CERTAIN COVENANTS OF THE COMPANY	32

4.1	Access and Investigation	32
4.2	Operation of the Business of the Company	32
4.3	Notification	34

A-i

4.4	No Negotiation	35
4.5	Termination of Certain Benefit Plans and Employees	35
4.6	Company Options/ Convertible Indebtedness	35
4.7	FIRPTA Matters	35
4.8	Termination/Amendment of Agreements and Release of Encumbrances	36
4.9	Repayment of Insider Receivables	36
4.10	Reserved.	36
4.11	Tail Insurance	36
4.12	Estimated Merger Consideration Certificate	36

5.	CERTAIN COVENANTS OF THE PARTIES	36

5.1	Efforts	36
5.2	Member Consent	37
5.3	Earnout Payments	37

6.	TAX MATTERS	39

6.1	Liability for Taxes	39
6.2	Tax Returns	40
6.3	Assistance and Cooperation	40
6.4	Termination of Tax Allocation Arrangements	41
6.5	Asset Allocations.	41
6.6	Partnership Termination	42
6.7	Survival, Etc	42

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB	42

7.1	Accuracy of Representations	42
7.2	Performance of Covenants	42
7.3	Consents	42
7.4	No Material Adverse Effect	43
7.5	Member Approval	43
7.6	Parent Stockholder Approval	43
7.7	Form S-4	43
7.8	Nasdaq Listing	43
7.9	Officer’s Certificate	43
7.10	Noncompetition Agreements	43
7.11	Lock-Up Agreements	43
7.12	No Restraints	43
7.13	No Legal Proceedings	43
7.14	No Outstanding Securities	43
7.15	Employees	44
7.16	Company Options/ Indebtedness	44
7.17	Subsidiaries	44

8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY	44

8.1	Accuracy of Representations	44
8.2	Performance of Covenants	44
8.3	Officer’s Certificate	44

A-ii

8.4	No Restraints	44
8.5	Parent Stockholder Approval	44
8.6	Form S-4	45
8.7	Nasdaq Listing	45
8.8	Material Adverse Effect	45

9.	TERMINATION	45

9.1	Termination Events	45
9.2	Termination Procedures	46
9.3	Effect of Termination	46

10.	INDEMNIFICATION, ETC.	46

10.1	Survival of Representations, Etc.	46
10.2	Indemnification	47
10.3	Limitations	48
10.4	No Contribution	49
10.5	Claim Procedures	49
10.6	Defense of Third Party Claims	50
10.7	Setoff	51
10.8	Exclusive Remedy	51
10.9	Exercise of Remedies Other Than by Parent	51

11.	MISCELLANEOUS PROVISIONS	52

11.1	Securityholders’ Agent	52
11.2	Preparation of Proxy Statement; Form S-4/Information Statement	52
11.3	Further Assurances	54
11.4	No Waiver Relating to Claims for Fraud	54
11.5	Fees and Expenses	54
11.6	Attorneys’ Fees	54
11.7	Notices	54
11.8	Headings	56
11.9	Counterparts and Exchanges by Electronic Transmission or Facsimile	56
11.10	Governing Law; Dispute Resolution	56
11.11	Successors and Assigns	56
11.12	Remedies Cumulative; Specific Performance	57
11.13	Waiver	57
11.14	Waiver of Jury Trial	57
11.15	Amendments	57
11.16	Severability	57
11.17	Parties in Interest	57
11.18	Confidential Nature of Information	58
11.19	No Public Announcement	58
11.20	Entire Agreement	58
11.21	Disclosure Schedule	58
11.22	Construction	59

A-iii

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Certain Definitions
Exhibit B	Support Agreements
Exhibit C	Noncompetition Agreements
Exhibit D	Release
Exhibit E	Lock-Up Agreement
Exhibit F	Form of Employment Agreement

SCHEDULES

Schedule 1.3(b)(iii)	Parties to Support Agreement
Schedule 1.3(b)(v)	Parties signing Releases
Schedule 4.8(i)	Agreements to be Terminated
Schedule 4.8(ii)	Agreements to be Amended
Schedule 7.10	Persons Subject to Noncompetition and Non-Solicitation Agreements
Schedule 7.15	Employees

A-iv

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of November 11, 2014, by and among: Internet Patents Corporation, a Delaware corporation (“Parent”); Strategic Concepts Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”); Prism Technologies, LLC, a Nebraska limited liability company (the “Company”); and Gregory J. Duman, as the Securityholders’ Agent (as defined in Section 11.1). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A.     Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement, the Nebraska Uniform Limited Liability Company Act (the “NULLCA”) and the Delaware General Corporation Law (the “DGCL”). Upon the consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned Subsidiary of Parent.

B.     The respective boards of directors of Parent and Merger Sub have approved this Agreement and the Merger.

C.     As an inducement for Parent and Merger Sub to enter into this Agreement and consummate the Merger, concurrently with the execution and delivery hereof, certain individuals who hold membership interests or Units or other rights to purchase or otherwise acquire membership interests or Units are entering into Support Agreements in favor of Parent (collectively, the “Support Agreements”) in the form attached hereto as Exhibit B.

Agreement

The parties to this Agreement agree as follows:

1.     Description of Transaction

1.1     Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the DGCL and the NULLCA, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving company in the Merger (the “Surviving Company”) and a wholly owned Subsidiary of Parent.

1.2     Effect of the Merger/Organizational Documents. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the NULLCA. The Certificate of Formation of the Company (the “Certificate of Formation”), and the Operating Agreement of the Company, each as in effect immediately prior to the Effective Time, shall be amended in form satisfactory to Parent and shall, inter alia, reflect Parent as the sole member of the Company.

At the Effective Time, the separate existence of Merger Sub shall cease, and the Company, as the Surviving Company, shall, without further transfer, become entitled to all the rights, privileges, powers and franchises of a public and private nature, and be subject to all the obligations, duties, restrictions and disabilities of each of the constituent companies; and all property, real, personal and mixed, and all debts due to each of the constituent companies on whatever account, as well as all other rights and things in action (including without limitation customer account, margin, custody and other agreements and rights) belonging to each of the constituent companies, shall be vested in the Surviving Company; and all and every other interest shall be thereafter as effectually the property of the Surviving Company as they were of the respective constituent companies; and the title to any real estate and other property vested, by deed or otherwise, in either of such constituent companies shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon any property of Merger Sub shall be preserved unimpaired. To the extent permitted by law, any claim existing or action or proceedings pending by or against either of the constituent companies may be prosecuted as if the Merger had not taken place. All valid debts, liabilities, duties and other obligations (including those arising under applicable laws) of the respective constituent companies shall thenceforth attach to and be assumed by the Surviving Company and may be enforced against it to the same extent as if such debts, liabilities, duties and other obligations (including those arising under applicable laws) had been incurred or contracted by it. All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of Merger Sub, its stockholder, board of directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Company and shall be as effective and binding thereon as the same were with respect to Merger Sub. The employees, officers elected by the Board of Directors from time to time and agents of Merger Sub immediately prior to the Effective Time shall become the employees, officers and agents of the Surviving Company as of the Effective Time and continue to be entitled to the same rights and benefits, and shall hold the same positions, which they enjoyed as employees, officers and agents of Merger Sub.

The Managers at the Effective Time of the Company shall thereafter be the Managers of the Surviving Company until removed or replaced in accordance with the provisions of the Surviving Company’s Operating Agreement, Certificate of Formation, applicable employment agreements and applicable laws.

1.3     Closing; Effective Time.

(a)     The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Sidley Austin LLP, 1001 Page Mill Road, Building 1, Palo Alto, CA 94304 at 10:00 a.m. (Pacific time) on a date to be designated by Parent, which shall be no later than the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 7 and 8 (other than those conditions which are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time and/or date as Parent and the Company may jointly designate, provided that in no event shall the Closing Date occur prior to January 1, 2015, even if the conditions set forth in Sections 7 and 8 are satisfied or waived prior to such date. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Contemporaneously with or as promptly as practicable after the Closing, the parties hereto shall cause a certificate of merger (the “Certificate of Merger”) conforming to the requirements of the DGCL to be executed and filed with the Secretary of State of the State of Delaware and articles of merger (the “Articles of Merger”) conforming to the requirements of the NULLCA to be executed and filed with the Secretary of State of the State of Nebraska, if required by the NULLCA, and shall take any other actions necessary to consummate the transaction contemplated therein. The Merger shall become effective as of the time that the Certificate of Merger is filed with and accepted by the Secretary of State of the State of Delaware and the Articles of Merger is filed with and accepted by the Secretary of State of the State of Nebraska, or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL and the NULLCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

(b)     At the Closing, the Company shall deliver the following agreements and documents to Parent:

(i)     evidence in form and substance satisfactory to Parent that this Agreement has been duly approved by the Required Member Approval, and approval has not been withdrawn, rescinded or otherwise revoked;

(ii)     Noncompetition and Non-Solicitation Agreements in favor of Parent (collectively the “Noncompetition Agreements”) in the form attached hereto as Exhibit C, duly executed by the Managers, each of which shall be in full force and effect and the parties acknowledge that such Noncompetition Agreements are an inducement for Parent and Merger Sub to enter into this Agreement and consummate the Merger;

(iii)     Support Agreements, duly executed by each of the Persons set forth on Schedule 1.3(b)(iii), each of which shall be in full force and effect;

(iv)     Lock-Up Agreements signed by the members set forth on Schedule 1.3(b)(iv), substantially in the form of Exhibit E.

(v)     Releases duly executed by each of the Persons set forth on Schedule 1.3(b)(v), substantially in the form of Exhibit D;

(vi)     agreements, in form and substance reasonably satisfactory to Parent, terminating or amending, as applicable, the agreements identified in Schedule 4.8(i) or Schedule 4.8(ii) in the manner described in such Schedules;

(vii)     an offer letter, in form and substance reasonably satisfactory to Parent, duly executed by each of the Managers;

(viii)     the Company Closing Certificate;

(ix)     a certificate, in form and substance reasonably satisfactory to Parent, duly executed on behalf of the Company by a duly authorized officer of the Company, containing the following information (to be set forth on an accompanying spreadsheet) (such spreadsheet and accompanying certificate being referred to hereafter collectively as the “Merger Consideration Certificate”):

(1)     (A) the aggregate amount of all Company Transaction Expenses (including any Company Transaction Expenses that will become payable after the Effective Time with respect to services performed or actions taken at or prior to the Effective Time), together with a detailed breakdown thereof; (B) the Closing Indebtedness Amount; (C) the Cash Purchase Price; and (D) the Pro Rata Share of the Merger Consideration to which each Effective Time Holder is entitled;

(2)     with respect to each Person who is an Effective Time Holder:

(A)     the name and address of record of each such holder;

(B)     the number of Units and membership interests held by each such holder;

(C)     the consideration that each such holder is entitled to receive pursuant to Section 1.5;

(D)     the net cash amount to be paid to each such holder by the Parent in accordance with Section 1.6;

(E)     the Pro Rata Share to be paid to each such holder of any Earnout Payment,; and

(F)     whether any Taxes are to be withheld in accordance with Section 1.6(b) from the consideration that each such holder is entitled to receive pursuant to Section 1.5;

(x)     documentation, reasonably satisfactory to Parent, in support of the calculation of the amounts set forth in the Merger Consideration Certificate;

(xi)     the Certificate of Merger, duly executed by the Company;

(xii)     a certificate of the Secretary of the Company, dated as of the date of the Closing and in form and substance reasonably satisfactory to Parent, certifying and attaching: (A) the Organizational Documents of the Company, (B) the Required Member Approval and unanimous approval by the Company’s Board of Managers, and (C) the incumbency and signatures of the members of the Company executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby;

(xiii)     written acknowledgments pursuant to which the Company’s outside legal counsel and any financial advisor, accountant or other Person who performed services for or on behalf of the Company, or who is otherwise entitled to any compensation from the Company, in connection with this Agreement or any of the transactions contemplated by this Agreement, acknowledges: (A) the total amount of fees, costs and Expenses of any nature that are payable to such Person in connection with this Agreement and any of the transactions contemplated by this Agreement; and (B) that, upon receipt of the amount referred to in clause “(A)” above, such party will have been paid in full and is not (and will not be) owed any other amount by the Company with respect to this Agreement or the transactions contemplated by this Agreement;

(xiv)     evidence reasonably satisfactory to Parent that all Insider Receivables and Insider Payables, if any, have been repaid in full;

(xv)     a statement certifying that no transaction contemplated by this Agreement is subject to withholding pursuant to Section 1445 of the Code (relating to “FIRPTA”);

(xvi)     evidence reasonably satisfactory to Parent that all security interests and other Encumbrances in any assets of the Company, other than those security interests and Encumbrances listed in Part 2.5 of the Disclosure Schedule, have been released prior to or shall be released simultaneously with the Closing; and

(xvii)     such other instruments and documents as Parent may reasonably request with reasonable notice for the purpose of effectuating or evidencing the transactions contemplated by this Agreement.

1.4     Employment of Managers .

The Managers will enter into employment agreements with Parent in substantially the form and substance of Exhibit F which will include the cash compensation, stock option grants and benefits described in the applicable offer letter.

1.5     Conversion of Interests.

(a)     Conversion. Subject to Sections 1.5(c) and 1.6, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, any member of the Company or any other Person:

(i)     each Unit or security held in the Company’s treasury or owned by Parent, Merger Sub, the Company or any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time (“Disregarded Unit”), if any, shall be extinguished and cancelled without payment of any consideration in respect thereof;

(ii)     all Units of the Company issued and outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive:

(A)     an amount in cash equal to: the product of (a) the Per Unit Cash Amount multiplied by (b) the total number of Units held by such Member;

(B)     an amount in cash equal to: the product of (1) each Per Unit Earnout Payment, if any, multiplied by (2) the total number of Units held by such Member; and

(C)     an amount of common stock of Parent equal to: the product of (1) the Per Unit Share Amount multiplied by (2) the total number of Units held by such Member;

(iii)     each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into one Unit of the Company representing 100% of the issued and outstanding equity interests of the Surviving Company and thereafter Parent shall be the sole member of the Company. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent Units of the Company into which they were converted in accordance with the immediately preceding sentence.

(b)     Definitions. For purposes of this Agreement:

(i)     The “Closing Indebtedness Amount” means the aggregate amount of outstanding Indebtedness as of the Effective Time, excluding any indebtedness listed in Part 2.5(c) of the Disclosure Schedule as notes payable in connection with the acquisition of patents.

(ii)     The “Per Unit Cash Amount” shall be determined by dividing: the Cash Purchase Price, by the aggregate number of Units outstanding immediately prior to the Effective Time.

(iii)     “Per Unit Earnout Payment” shall be determined by dividing: (A) the applicable Earnout Payment, by (B) the aggregate number of Units outstanding immediately prior to the Effective Time.

(iv)     “Per Unit Share Amount” shall be determined by dividing: (A) the Share Consideration, by (B) the aggregate number of Units outstanding immediately prior to the Effective Time.

(v)     The “Pro Rata Share” for each Effective Time Holder shall be determined by dividing: (A) the portion of the Merger Consideration payable to such Effective Time Holder; by (B) the portion of the Merger Consideration payable to all Effective Time Holders.

(vi)     The “Cash Purchase Price” shall be: (A) $16.5 million; minus (B) the Closing Indebtedness Amount; minus (C) the aggregate amount of all incurred but unpaid Company Transaction Expenses (it being understood that all amounts used in calculating the Cash Purchase Price shall be based on the corresponding amounts set forth and represented in the Merger Consideration Certificate).

(c)     Adjustments. In calculating the consideration payable under this Section 1.5, Parent shall be entitled to rely on the representations and warranties contained in Section 2.3, the Company Closing Certificate and the accuracy of the Merger Consideration Certificate. If such representations and warranties or Certificates are not accurate, Parent and Company and Securityholders’ Agent may agree to appropriate adjustments to the Merger Consideration Certificate prior to Closing, provided, however, that no such adjustment will in any way diminish or alter Parent and Company’s other rights under this agreement with respect to the Company’s or Security Holder’s breach of any of the representations and warranties contained in Section 2.3, the Company Closing Certificate, and/or the Merger Consideration Certificate or any other rights of Parent or Company under this Agreement. \ In the event that the Company, at any time or from time to time between the date of this Agreement and the Effective Time, declares or makes any distribution of Units or of any right to acquire Units, or effects a subdivision of the outstanding Units into a greater number of Units, or in the event the outstanding Units shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Units, or a record date with respect to any of the foregoing shall occur during such period, then the amounts payable in respect of Units pursuant to Section 1.5 shall be appropriately adjusted.

1.6     Payment.

(a)     Covenant to Pay. Upon the later to occur of (i) seven (7) Business Days of the Closing Date and (ii) receipt by the Parent of the Lock-Up Agreement from the members who must sign the lock up and Member Documents, Parent shall pay to the Members the amounts payable pursuant to Section 1.5(a)(ii) in the manner and to the accounts as instructed by the Securityholders’ Agent.

(b)     Withholding. The Parent and the Surviving Company shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as Parent determines in good faith are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.7     Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Company and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

2.     Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub, to and for the benefit of the Indemnitees (with the understanding and acknowledgement that Parent and Merger Sub would not have entered into this Agreement without being provided with the representations and warranties set forth herein, that Parent and Merger Sub are relying on these representations and warranties along with other information provided by the Company and its Representatives, and that these representations and warranties constitute an essential and determining element of this Agreement), as of the date hereof and as of the Closing Date, as follows:

2.1     Organizational Matters.

(a)     Organization; Subsidiaries. The Company and each of its Subsidiaries is a limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. The Company and each of its subsidiaries has full power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts to which it is a party or by which it is bound.

(b)     Qualification. The Company and each of its Subsidiaries is qualified, licensed or admitted to do business as a foreign company, and is in good standing (or its equivalent), under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification, license or admission. Part 2.1(b) of the Disclosure Schedule accurately sets forth each jurisdiction where the Company is qualified, licensed and admitted to do business.

(c)     Board of Managers. Part 2.1(c) of the Disclosure Schedule accurately sets forth: (i) the names of the members of the board of managers of the Company; (ii) the names of the members of each committee of the board of managers of the Company; and (iii) the names and titles of the officers, if any, of the Company.

(d)     Subsidiaries. Part 2.1(d) of the Disclosure Schedule lists each of the subsidiaries of the Company (each, a “Subsidiary”) and for each Subsidiary: (i) the jurisdiction of its incorporation or organization; (ii) its authorized and outstanding capitalization; and (iii) the names of the members of the board of managers. The Company has made available to Parent accurate and complete copies of the organizational documents of each Subsidiary of the Company. The Company does not own, and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity other than those listed on Part 2.1(d) of the Disclosure Schedule. The Company has not agreed to make, and is not obligated to make, any future investment in or capital contribution to any Entity.

(e)     Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of the Company, except as listed in Part 2.11(b)(vii) of the Disclosure Schedule or in the documents described in 2.11(b)(vii).

2.2     Organizational Documents; Records. The Company and each of its Subsidiaries has made available to Parent accurate and complete copies of: (a) the Certificate of Formation and the Operating Agreement, including all amendments thereto, of the Company and any of its Subsidiaries (the “Organizational Documents”); and (b) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the members, the board of managers and all committees of the board of managers of the Company and any of its Subsidiaries since January 1, 2010 of the Company or any of its Subsidiaries, respectively, which minutes or other records contain a complete summary of all meetings of the board of managers, committees of the board of managers and members, and all actions taken thereat or by written consent, since the formation of the Company or any of its Subsidiaries, as applicable. All actions taken and all transactions entered into by the Company or any of its Subsidiaries have been duly approved by all necessary action of the board of managers and members of the Company or any of its Subsidiaries, as applicable. There has been no material violation of any of the provisions of the Organizational Documents, and neither the Company nor any of its Subsidiaries has taken any action that is inconsistent in any material respect with any resolution adopted by the Company’s or any of its Subsidiaries’ members, board of managers or any committee of the board of managers, as applicable. The books of account, minute books and other records of the Company and any of its Subsidiaries are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices and all applicable Legal Requirements.

2.3     Capital Structure.

(a)     Units. The equity of the Company consists of: 12,069,152 Units, 937,651 options and warrants to purchase Units, and debt convertible into 1,038,406 Units as of the date of this Agreement. There are no units held in the Company’s treasury. Part 2.3(a) of the Disclosure Schedule sets forth the names of the Company’s members, the addresses of each of the Company’s members and the number and percent of Units of the Company owned of record by each of such member as of the date of this Agreement. All of the outstanding units of the Company have been duly authorized and validly issued, and are fully paid and nonassessable, and none of such unit is subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws).

(b)     Options. As of the date of this Agreement, 937,651 Units are subject to outstanding Company Options, 937,651 of which are fully vested and exercisable. Part 2.3(b) of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement, the Company Option Information. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary Company action, including, as applicable, approval by the Board of Managers (or a duly constituted and authorized committee thereof) and any required unitholder approval, in each case, by the necessary number of votes or written consents, and any agreement governing such grant (if any) was duly executed and delivered by each party thereto and is in full force and effect, each such grant was made in all material respects in accordance with applicable Legal Requirements. With respect to the per unit exercise price of each Company Option, the Company’s Practice has been to issue the Options with an exercise price being equal to fair market value as determined by the Company to the best of its Knowledge at the time and on the applicable Grant Date and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company. The Company has delivered to Parent accurate and complete copies of, each form of agreement used to grant Company Options and each Contract pursuant to which any Company Option is outstanding.

(c)     No Other Securities. Except as described in Part 2.3(c) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any membership interest, Unit or other interest in the Company or any of its Subsidiaries or other securities of the Company or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any Unit (or cash based on the value of such Unit) or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any Unit or other interests in the Company or any its Subsidiaries or other securities, including any promise or commitment to grant any Unit or any other securities of the Company or any of its Subsidiaries to an employee of or other service provider to the Company or any of its Subsidiaries; or (iv) condition or circumstance that would reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any Unit in or other interests in the Company or any of its Subsidiaries or any other securities of the Company or any of its Subsidiaries. As of the Effective Time, there will be no outstanding options, warrants, convertible notes or other rights to purchase or otherwise acquire any equity interest in the Company or any of its Subsidiaries. Except as set forth on Part 2.3(c) of the Disclosure Schedule, the Company has no Liability or obligation of any kind with respect to any compensation awards payable in, or based on, the equity of the Company or any of its Subsidiaries.

(d)     Legal Issuance. All outstanding Units of the Company and all other securities that have ever been issued or granted by the Company have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; (ii) all requirements set forth in all applicable Contracts; and all requirements set forth in the Organizational Documents. None of the outstanding Units of the Company was issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company. Part 2.3(d) of the Disclosure Schedule accurately identifies each Company Contract relating to any securities of the Company that contains any information rights, rights of first refusal, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated prior to the Closing.

(e)     Merger Consideration. No Person will be entitled to receive any payment or consideration as a result of the Merger or the other transactions contemplated by this Agreement or any other agreement entered into in connection with this Agreement, other than the Persons and in the amounts shown in the Merger Consideration Certificate, and with respect to Earnout Payments, the Earnout Consideration Certificate. The allocation of Merger Consideration among the holders of Units of the Company outstanding immediately prior to the Effective Time in the manner contemplated by Section 1.5 is in all respects consistent with, and determined in accordance with, the applicable provisions of the Organizational Documents and any applicable Company Contract.

(f)     Manager and Officer Indemnification. No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any claim for indemnification, reimbursement, contribution or the advancement of expenses by any Company Service Provider (other than a claim for reimbursement by the Company, in the ordinary course of business, of travel expenses or other out-of-pocket expenses of a routine nature incurred by such Company Service Provider in the course of performing such Company Service Provider’s duties for the Company) pursuant to: (i) the terms of the Organizational Documents; (ii) any indemnification agreement or other Contract between the Company and any such Company Service Provider; or (iii) any applicable Legal Requirement.

(g)     Ungranted Awards. The Company has not provided any employee or other service provider with an offer letter, other employment Contract or other arrangement that contemplates a grant of options to purchase Units or other equity awards with respect to Units, or otherwise promised options to purchase Units or other equity awards with respect to Units, which options or other equity awards have not been granted as of the date of this Agreement.

2.4     Financial Statements and Related Information.

(a)     Delivery of Financial Statements. The Company has made available to Parent the following financial statements and notes (collectively, the “Company Financial Statements”):(i) the audited balance sheet of the Company as of December 31, 2013, and the related audited statement of income, statement of members’ equity and statement of cash flows for the year ended December 31, 2013, together with the notes thereto; and (ii) the unaudited balance sheet of the Company as of September 30, 2014 (the “Unaudited Interim Balance Sheet”), and the related unaudited statement of income, statement of members’ equity and statement of cash flows for the three months ended September 30, 2014.

(b)     Fair Presentation. The Company Financial Statements present fairly the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered.

(c)     Internal Controls. The books, records and accounts of the Company accurately and fairly reflect, in reasonable detail and in all material respects, the transactions in and dispositions of the assets of the Company. The Company has taken and currently takes all actions necessary to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

(d)     Accounts Receivable. The Company has no accounts receivable.

(e)     Insider Receivables and Insider Payables. Part 2.4(e) of the Disclosure Schedule provides an accurate and complete breakdown of: (i) all amounts (including any Indebtedness) owed to the Company by any member, officer or member of the board of managers of the Company (“Insider Receivables”) as of the date of this Agreement; and (ii) all amounts owed by the Company to any member, officer or member of the board of managers of the Company(“Insider Payables”). There will be no outstanding Insider Receivables or Insider Payables as of the Effective Time.

2.5     No Liabilities; Indebtedness.

(a)     Absence of Liabilities. Neither the Company nor any of its Subsidiaries have any Liabilities of any nature, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in financial statements prepared in accordance with GAAP, and whether due or to become due), other than: (i) Liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (ii) accounts payable or accrued salaries and other employee compensation that have been incurred by the Company since the Unaudited Interim Balance Sheet Date in the ordinary course of business and consistent with the Company’s past practices; (iii) Liabilities under the Company Contracts that are expressly set forth in and identifiable by reference to the text of such Company Contracts; and (iv) the Liabilities identified on Part 2.5(a) of the Disclosure Schedule.

(b)     Accounts Payable. Part 2.5(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts payable of the Company as of the date of this Agreement.

(c)     Indebtedness. Part 2.5(c) of the Disclosure Schedule sets forth a complete and correct list of each item of Indebtedness as of the date of this Agreement, identifying the creditor to which such Indebtedness is owed, the address of such creditor, the title of the instrument under which such Indebtedness is owed and the amount of such Indebtedness as of the close of business on the date of this Agreement. No Indebtedness contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of any other Indebtedness by the Company, or (iii) the ability of the Company to grant any Encumbrance on any of its assets. With respect to each item of Indebtedness, the Company is not in default and no payments are past due. Except as set forth in Part 2.5(c) of the Disclosure Schedule, the Company has not received any notice of a default, alleged failure to perform or any offset or counterclaim (in each case, that has not been waived or remains pending as of the date of this Agreement) with respect to any item of Indebtedness. Neither the consummation of any of the transactions contemplated by this Agreement nor the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement will result in a default or breach of the terms of, or accelerate the maturity of or performance under, any conditions, covenants or other terms of any such Indebtedness. The Company has not guaranteed and is not responsible, nor has any Liability for, any Indebtedness of any other Person, and the Company has not guaranteed any other obligation of any other Person.

(d)     No “Off-Balance Sheet” Arrangements. The Company has never effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended).

2.6     Information Supplied. None of the information supplied or to be supplied by the Company for inclusion in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent common stock in the Merger (including any amendments or supplements thereto, the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Proxy Statement/Information Statement will, at the date mailed to the stockholders of Parent and the date mailed to the members of the Company or at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/ Information Statement will comply with applicable Legal Requirements, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion therein.

2.7     Absence of Changes. Since the date of the Unaudited Interim Balance Sheet:

(a)     there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, will or would reasonably be expected to have or result in a Material Adverse Effect;

(b)     there has not been any material loss, damage or destruction to, or any material interruption in the use of, the Company’s material assets (whether or not covered by insurance); and

(c)     the Company has not taken any action that would have been prohibited or otherwise restricted under Section 4.2 hereof, had such action been taken during the Pre-Closing Period.

2.8     Title to Assets.

(a)     Good Title. The Company owns, and has good and valid title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet (other than immaterial assets disposed of after the date thereof in the ordinary course of business and consistent with past practices of the Company); (ii) all assets referred to on Part 2.10(a) of the Disclosure Schedule and all of the rights of the Company under the Contracts identified on Part 2.11(a) of the Disclosure Schedule; and (iii) all other assets reflected in the books and records of the Company as being owned by the Company. All of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for: (A) any lien for current Taxes not yet due and payable; and (B) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company; and (C) as set forth in Part 2.8(a) of the Disclosure Schedule.

(b)     Leased Assets. Part 2.8(b) of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased to the Company.

(c)     Sufficiency of Assets. The assets of the Company collectively constitute all of the properties, rights, interests and other tangible and intangible assets used in or necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted and in the manner in which such business is currently proposed to be conducted.

2.9     Bank Accounts. Part 2.9 of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account; and (d) the names of all Persons who are authorized to: (i) sign checks or other documents with respect to such account; (ii) access such account, view the account balance and view the transactions with respect to such account, including all Persons with online and remote access; and (iii) input or release payments from such account.

2.10     Real Property.

(a)     Real Property. Neither the Company nor any of its Subsidiaries has ever owned any real property. The Company and its Subsidiaries do not own any interest in real property, except for the leasehold created under the real property leases identified on Part 2.8(b) of the Disclosure Schedule.

2.11     Intellectual Property(a)     .

(a)     Intellectual Property.

(i)     Part 2.11(a)(i) of the Disclosure Schedule contains a list and description (showing in each case the Patent or application number, date of filing, the registered or other owner (e.g., assignee), issue date, publication number, if any, and subject matter) of all Patents in which the Company or any of its Subsidiaries has or purports to have an ownership interest of any nature (including indicating whether each Patent is owned solely and exclusively by Company or any of its Subsidiaries, owned jointly or severally with another Person(s) or licensed to Company or any of its Subsidiaries by a Person in any field or territory). Except as set forth in Part 2.11(a)(i) of the Disclosure Schedule, to the Company’s Knowledge: (1) no issued United States Patent is subject to a terminal disclaimer against another issued Patent; and (2) no Patent owned or purported to be owed by the Company or any of its Subsidiaries was obtained pursuant to small entity status pursuant to the regulations of the United States Patent and Trademark Office or any comparable regulations outside the United States.

(ii)     Part 2.11(a)(ii) of the Disclosure Schedule contains a list and description (showing in each case whether registered or unregistered and the expiration date) of all Trademarks (including all assumed or fictitious names under which the Company or any of its Subsidiaries is conducting or has within the previous five years conducted the Business) and all registered and unregistered Copyrights owned by or exclusively licensed to the Company.

(iii)     Part 2.11(a)(iii) of the Disclosure Schedule describes each filing, payment, and/or other action that must be made or taken on or before the date that is 180 days after the date of this Agreement with respect to any of the foregoing Patents, Trademarks or Copyrights.

(iv)     The Company has made available, via inspection at Company’s Patent Prosecution Counsel’s office (referenced in Disclosure Schedule 2.11(b)(vii)), to Parent complete and accurate copies of all applications, correspondence with any Governmental Body and other material documents related to each item of Intellectual Property identified on Part 2.11(a) of the Disclosure Schedule.

(v)     Part 2.11(a)(v) of the Disclosure Schedule lists all Intellectual Property, other than Owned Intellectual Property, used by the Company or any of its Subsidiaries in the Business, other than commercially available software subject to non-negotiable “shrink-wrap” or “click-through” licenses for a license fee that is less than $25,000 per year.

(b)     Ownership and Licenses of Intellectual Property.

(i)     Subject to the disclosure set forth in Part 2.11(b)(i) of the Disclosure Schedule: (1) the Company solely and exclusively owns the entire right, title and interest in and to the Intellectual Property purported to be owned by the Company or any of its Subsidiaries (including the Patents, Copyrights and Trademarks identified on Part 2.11(a)(i) and Part 2.11(a)(ii), respectively, of the Disclosure Schedule as being owned by the Company or any of its Subsidiaries (collectively, “Owned Intellectual Property”) free and clear of Encumbrances.; and (2) the Company has the non-exclusive, worldwide, paid-up, royalty-free right to use the Intellectual Property licensed to the Company or any of its Subsidiaries (collectively, “Licensed Intellectual Property”). Except for the Owned Intellectual Property, the Licensed Intellectual Property identified on Part 2.11(a)(v) of the Disclosure Schedule and the commercially available Computer Software described in Section 2.11(a)(v) above, there is no other Intellectual Property (or Computer Software) necessary for the Company or any of its Subsidiaries to conduct the Business, as currently conducted or planned to be conducted. Except for the Company and its Subsidiaries and subject to the Disclosures in Disclosure Schedule part 2.11, no other Person has any right, title and/or interest in and to the Owned Intellectual Property.

(ii)     Except for Computer Software licensed to the Company or any of its Subsidiaries that is commercially available subject to “shrink-wrap” or “click-through” license agreements or identified on Part 2.11(a)(v) of the Disclosure Schedule and subject to the Disclosure Schedule part 2.11(b)(ii), there is no other Computer Software owned or used by the Company or any of its Subsidiaries.

(iii)     The Company’s or any of its Subsidiaries’ ability to use, prosecute, maintain, enforce or otherwise exploit, including the research, development, manufacturing and/or commercialization of any Owned Intellectual Property or Licensed Intellectual Property will not be altered, impaired or otherwise materially affected by the transactions contemplated by this Agreement (alone or in combination with any other event).

(iv)     To the Company’s Knowledge and subject to the disclosures in Disclosure Schedule Part 2.11(b)(iv), the Company or one of its Subsidiaries is listed in the records of the appropriate United States, state or non-U.S. registry as the sole current owner of record for each application and registration required to be identified on Part 2.11(a)(i) and Part 2.11(a)(ii) of the Disclosure Schedule as being solely owned by the Company or any of its Subsidiaries.

(v)     Each Company Service Provider (including any Person who has contributed to or participated in the creation or development of, for or on behalf of the Company, Owned Intellectual Property) of the Company: (A) is a party to a “work-for-hire” Contract under which the Company is also a party; and (B) has executed an assignment sufficient to assign to the Company all right (including the right to claim priority), title and interest in Owned Intellectual Property. Such assignments of Patent rights have been duly executed and filed or recorded with the U.S. Patent and Trademark Office or, to the extent required, such other applicable Governmental Body where Patents are registered. No current or former Company Service Providers of the Company or any of its Subsidiaries has notified Company, orally or in writing, of a claim to any right, license, claim or interest whatsoever in or with respect to any Intellectual Property that is related to, useful or necessary to conduct the Company’s Business.

(vi)     The Company or any of its Subsidiaries have entered into agreements with Company Service Providers and other Third Parties, in each case, identified on Part 2.11(b)(vi) of the Disclosure Schedule, sufficient to maintain the confidentiality of the Know-How of the Company or any of its Subsidiaries, the value of which is dependent upon the maintenance of the confidentiality thereof. There is no breach or violation by the Company or any of its Subsidiaries, and, to the Knowledge of the Company and its Subsidiaries, no breach or violation by any Company Service Providers, of any such agreement. There has been no unauthorized disclosure or use by Company Service Providers of the Know-How of the Company or any of its Subsidiaries, and, to the Knowledge of the Company or any of its Subsidiaries, there has otherwise been no unauthorized disclosure or use of Know-How of the Company or any of its Subsidiaries.

(vii)     Any legal counsel, both external and internal, to whom Company or any of its Subsidiaries has granted a power of attorney or who have represented Company or any of its Subsidiaries in connection with Company’s Intellectual Property are identified on Part 2.11(b)(vii) of the Disclosure Schedule.

(viii)     Company IP Contracts and Outbound Licenses. The Company has provided Parent with access to Company Contracts pursuant to which any Person or Governmental Authority is or has been granted any license, sublicense, covenant not to sue or assert by the Company under, or otherwise has received or acquired any right (whether or not currently exercisable and including a right to receive a license or other right) or interest in, any Owned Intellectual Property or Licensed Intellectual Property, including any collaboration, research, development, license or strategic alliance agreements, material transfer agreements or asset purchase agreements. Subject to the terms of the existing Outbound Licenses, neither the Company nor any of its subsidiaries is bound by, and to the Company’s Knowledge (following reasonable investigation), no Owned Intellectual Property or Licensed Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, make available, prosecute, maintain assert or enforce any Owned Intellectual Property or Licensed Intellectual Property anywhere in the world.

(c)     Valid and Enforceable.

(i)     Except for the patent applications listed as abandoned in Part 2.11(a)(i) of the Disclosure Schedule, all Owned Intellectual Property is valid and enforceable, and has not lapsed or been abandoned, disclaimed, dedicated to the public, cancelled or forfeited, in whole or in part by the Company or any of its Subsidiaries (including by its Company Service Providers). All maintenance fees, registration fees, annuities, and the like due or payable on the Owned Intellectual Property having a due date prior to the date of this Agreement have been timely paid. Any maintenance fees that are expected to be due through April 30, 2015 are listed in Disclosure Schedule part 2.11(c)(i).

(ii)     As set forth in Disclosure Schedule Part 2.18, third parties and all defendants have challenged the validity of all asserted patents. Except as set forth in Part 2.11 (c)(ii) and Part 2.18 of the Disclosure Schedule, Company and its Subsidiaries have not received any additional notices from any Person nor have there been nor are there any Legal Proceedings pending or, to the Knowledge of the Company or any of its Subsidiaries threatened, which challenge the validity, enforceability, priority, scope, ownership, or registrability of, or use, misuse or right to use, any Owned Intellectual Property or Licensed Intellectual Property, including any interference, re-examination, opposition or cancellation proceedings.

(1)     Except as set forth in Part 2.11(c)(ii)(1) and Part 2.18 of the Disclosure Schedule, to the Knowledge of the Company or any of its Subsidiaries, there are no Patents of any other Person dominating, interfering, or potentially dominating or interfering with the Intellectual Property rights of the Company or any of its Subsidiaries, or that could be asserted by a Person to exclude or prevent the Company or any of its Subsidiaries from practicing the methods or other inventions in Patents or Know-How included in the Owned Intellectual Property or Licensed Intellectual Property or that are otherwise necessary to conduct the Business. No funding, facilities or personnel of any Governmental Body or institution of higher education were used, directly or indirectly, to develop or create, in whole or in part, any Owned Intellectual Property. Neither the Company nor any of its Subsidiaries has or does participate in any standards bodies or other consortium which could require the licensing, disclosure or grant of rights with respect to Owned Intellectual Property.

(2)     The Company has provided Parent with all material invalidity contentions made in the course of litigation involving the Patents. Except as described in the invalidity contentions, to the Knowledge of the Company or any of its Subsidiaries, there are no published Patents, articles, presentations or other prior art references, or any other prior art or material information, that could render invalid or unenforceable or could prevent the issuance of, in whole or in part, any Patent listed in Part 2.11(a)(i) of the Disclosure Schedule or any claim therein. For each of the Patents listed in Part 2.11(a)(i) of the Disclosure Schedule, each of the Company, its Subsidiaries and their respective attorneys, agents and Company Services Providers has met its duty of candor as required under 37 C.F.R. 1.56 and complied with analogous requirements of law outside the United States requiring disclosure of references or other information material to the patentability or otherwise required or requested from any Governmental Body. The Company, its Subsidiaries and their Representatives, and to the Knowledge of Company, any prior owner of any Patent listed in Part 2.11(a)(i) of the Disclosure Schedule and their Representatives, have not engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Patents or hinder their enforcement (including misrepresenting Company or its Subsidiaries patent rights to any standards bodies or failing to disclose material prior art in connection with the prosecution or maintenance of any such Patents or any other inequitable conduct before the U.S. Patent and Trademark Office or any foreign equivalent).

(iii)     The Company and each of its Subsidiaries has the sole and exclusive right to bring actions for infringement, unauthorized use, or misappropriation of the Owned Intellectual Property, including the unrestricted right to sue for past, present and future infringement of the Owned Intellectual Property, to sue for and obtain equitable relief, and to recover damages, costs, and other remedies with respect to any such infringement.

(iv)     To the Knowledge of the Company, the Company and each of its Subsidiaries has taken all actions reasonably necessary to protect, and where necessary apply for issuance of Patents, and registration of Trademarks and Copyrights, comprising Owned Intellectual Property. The Company and each of its Subsidiaries operates and enforces reasonable procedures designed to ensure the recording, maintenance, confidentiality, and protection of all Intellectual Property that is material to the Business or likely to be patentable, and such procedures include requiring all Company Service Providers involved in any manner in the discovery, creation, conception, reduction to practice, development or implementation of Intellectual Property to maintain notebooks and records describing such activities in reasonable detail sufficient to enable the Company and each of its Subsidiaries to document and otherwise protect, enforce and defend its rights in and to such Intellectual Property.

(v)     Neither the Company nor any of its Subsidiaries is in breach of any agreement affecting the Intellectual Property owned or used by the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has taken any action that would impair or otherwise adversely affect its rights in the Intellectual Property owned or used by the Company.

(vi)     To the Knowledge of the Company and its Subsidiaries, each of the Patents listed in Part 2.11(a)(i) of the Disclosure Schedule properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent is issued or pending. Each inventor named on the Patents listed in Part 2.11(a)(i) of the Disclosure Schedule that were filed by the Company or any of its Subsidiaries alone (or together with any joint or other owners, if any, in which case such joint assignment agreements shall be listed in Part 2.11(c) of the Disclosure Schedule), has executed an agreement actually assigning his or her entire right (including the right to claim priority), title and interest in and to such Patent, and the inventions embodied and claimed therein, to the Company or any of its Subsidiaries. No such inventor has any contractual or other obligation that would preclude or render void or voidable any such assignment or otherwise conflict with the obligations of such inventor to the Company or any of its Subsidiaries.

(d)     Third Party Rights; Infringement of Owned Intellectual Property by Third Parties. Subject to the current Outbound Licenses and disclosures in Part 2.11 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has granted to any Third Party any ownership rights, options, exclusive or non-exclusive license rights, rights to sublicense, or any other right or interest in, any of Owned Intellectual Property or Licensed Intellectual Property. The Company and its Subsidiaries has made available to Parent material documents or correspondence regarding: (i) any current or anticipated litigation, including offers to license any Owned Intellectual Property; and (ii) the acquisition of any Owned Intellectual Property.

(e)     No Infringement of Third Party IP Rights. To the Knowledge of Company, neither the Company nor any of its Subsidiaries has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property of any other Person. Without limiting the generality of the foregoing:

(i)     no infringement, misappropriation or similar claim or Legal Proceeding is pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened against the Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or any of its Subsidiaries with respect to any such claim or Legal Proceeding, and neither the Company nor any of its Subsidiaries has ever received any notice or other communication requesting, claiming, or demanding any of the foregoing with respect to any such claim or Legal Proceeding;

(i)     neither the Company nor any of its Subsidiaries has ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation by the Company or any of its Subsidiaries, any Company Service Providers or Representative of the Company or any of its Subsidiaries of any Intellectual Property of another Person, including, without limitation, any license offer, warning letter, entitlement request or other letter or communication suggesting or offering that, in view of the Company’s past, present or future activities, the Company obtain a license to any Intellectual Property of a Third Party; and

(ii)     neither the Company nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential Intellectual Property infringement, misappropriation or similar claim.

(f)     Certain Company IP Contracts. To the extent that they exist, the Company has made available to Parent a complete and accurate copy of each Company IP Contract constituting: (i) an employee agreement containing any transfer, ownership, assignment or license of Intellectual Property or any provisions regarding confidentiality or use of Intellectual Property; (ii) a consulting or independent contractor agreement containing any transfer, ownership, assignment or license of Intellectual Property or any provisions regarding confidentiality or use of Intellectual Property; (iii) a confidentiality or nondisclosure agreement with a Third Party; or (iv) an Encumbrance on any Owned Intellectual Property.

(g)     Royalty Obligations. Part 2.11(g) of the Disclosure Schedule contains a complete and accurate list and summary of all Earnouts, royalties, fees, commissions and other amounts payable by the Company or any of its Subsidiaries to any other Person upon or for the use of any Owned Intellectual Property or Licensed Intellectual Property.

(h)     Limitations. Except as disclosed on Part 2.11(j) of the Disclosure Schedule and the respective patent acquisition agreements, no Owned Intellectual Property or Licensed Intellectual Property is subject to any transfer, assignment, site, equipment or other operational limitations, whether pursuant to Contract or any order, judgment, writ, injunction or decree of any court or other Governmental Body.

(i)     Effects of This Transaction. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement entered into in connection herewith or therewith will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Owned Intellectual Property or Licensed Intellectual Property; (ii) a breach of or default under, or right to terminate or suspend performance of, any Company IP Contract; (iii) the release, disclosure or delivery of any Owned Intellectual Property or Licensed Intellectual Property by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Owned Intellectual Property or Licensed Intellectual Property; or (v) by the terms of any Company Contract, a reduction of any royalties, revenue sharing, or other payments the Company would otherwise be entitled to with respect to any Owned Intellectual Property or Licensed Intellectual Property.

(j)     Ownership and Use of Data. To the Knowledge of Company, all Company Data is owned by the Company, free and clear of all Encumbrances and is not subject to any Company Contract. The Company has all necessary and required rights to use, reproduce, modify, create derivative works of, license, sublicense, distribute and otherwise exploit the Company Data, including in connection with the operation of the business of the Company.

(k)     Information Security. The Company and each of its Subsidiaries has established and is in compliance with its information security program that: (i) includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of Company Data; and (ii) is designed to protect against unauthorized access to the Company IT Systems or Company Data and the systems of any third party service providers that have access to Company Data or Company IT Systems. Neither the Company nor any of its Subsidiaries has suffered a security breach with respect to any of the Company Data. No material breach or violation of any security program described above has occurred or, to the Knowledge of the Company or any of its Subsidiaries, is threatened, and there has been no unauthorized or illegal use of or access to any Company Data. Neither the Company nor any of its Subsidiaries has been notified, or been required to notify, any Person of any information security breach involving Personal Data.

2.12     Contracts.

(a)     List of Contracts. Part 2.12(a) of the Disclosure Schedule accurately identifies:

(i)     each Company Contract for the employment of any individual on a full-time, part-time, consulting or other basis;

(ii)     each Company Contract between the Company and any Company Service Provider pursuant to which: (i) benefits would vest, amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events); (ii) the Company is or may become obligated to make any severance, termination, termination indemnity or redundancy, retention, gross-up or similar payment to any Company Service Provider; and (iii) the Company is or may become obligated to make any bonus, incentive compensation or similar payment (other than in respect of salary) to any Company Service Provider;

(iii)     each Company Contract which provides for indemnification of any officer, manager, employee or agent;

(iv)     each Company Contract relating to the voting and any other rights or obligations of a member of the Company;

(v)     each Company Contract relating to the merger, consolidation, reorganization or any similar transaction involving or with respect to any of the Company;

(vi)     each Company Contract (including each Company IP Contract) relating to the acquisition, transfer, development, licensing or other sharing of any Intellectual Property or technology, other than a license for “shrink wrap” or similarly licensed software generally commercially available to the public;

(vii)     each Company Contract relating to the advertising or promotion of the business of the Company or pursuant to which any third parties advertise or have links to their websites displayed on any websites operated by the Company;

(viii)     each Company Contract relating to the acquisition, sale, spin-off or outsourcing of any business unit or operation of the Company;

(ix)     each Company Contract creating or relating to any partnership, joint venture, strategic alliance or any sharing of revenues, profits, losses, costs or liabilities or similar arrangement;

(x)     each Company Contract imposing any restriction on the Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; (C) involving the grant of “most favored nation” status to any Person or any exclusive or preferential rights to provide; (D) to develop or distribute any technology or other Intellectual Property; (E) to use any Intellectual Property; or (F) to manufacture any products;

(xi)     each Company Contract: (A) granting exclusive rights to license, market, sell or deliver any services of the Company; or (B) otherwise contemplating an exclusive relationship between the Company and any other Person;

(xii)     each Company Contract creating or involving any referral or agency relationship, distribution arrangement or franchise relationship;

(xiii)     each Company Contract regarding the acquisition, issuance or transfer of any securities and each Company Contract affecting or dealing with any securities of the Company including any escrow agreements;

(xiv)     each Company Contract for the sale of any of the assets of the Company, other than in the ordinary course of business, or for the grant to any Person of any preferential rights to purchase any of the assets of the Company;

(xv)     each Company Contract involving any loan, guaranty, pledge, performance or completion bond or indemnity or surety arrangement or otherwise relating to the incurrence, assumption or guarantee of any Indebtedness by the Company or imposing an Encumbrance on any of the assets of the Company;

(xvi)     each lease, lease guaranty, sublease or other Company Contract for the leasing, use or occupancy of the Properties;

(xvii)     each Company Contract relating to the purchase or sale of any asset by or to, or the performance of any services by or for, any Related Party (other than offer letters and option agreements entered into in the ordinary course of business);

(xviii)     each Company Contract relating to any liquidation or dissolution of the Company;

(xix)     each Company Contract pursuant to which any broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company;

(xx)     each Company Contract that contemplates or involves: (A) the payment or delivery of cash or other consideration by the Company in an amount or having a value in excess of $25,000 individually, or $50,000 in the aggregate when taken together with all other Company Contracts involving such Person or such Person’s Affiliates; or (B) the performance of services having a value in excess of $25,000 individually, or $50,000 in the aggregate when taken together with all other Company Contracts involving such Person or such Person’s Affiliates; and

(xxi)     any other Company Contract that was entered into outside the ordinary course of business of the Company or that is otherwise material to the Company, taken as a whole.

(Contracts in the respective categories described in clauses “(i)” through “(xxi)” above, all Contracts identified, or required to be identified, on Part 2.12(a) of the Disclosure Schedule, and all Contracts identified, or required to be identified, on Parts 2.10(c), 2.10(d) and 2.16(a) of the Disclosure Schedule are collectively referred to in this Agreement as “Material Contracts”.)

(b)     Delivery of Contracts. The Company has made available to Parent accurate and complete copies of all written Material Contracts, including all amendments thereto. Part 2.12(b) of the Disclosure Schedule provides an accurate and complete description of the material terms of each Material Contract that is not in written form. Each Material Contract is valid and in full force and effect, and is enforceable by the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)     No Breach. Except as disclosed in Part 2.12(c) of the Disclosure Schedule, the Company has not violated or breached, or committed any default under, any Company Contract that remains uncured, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract that remains uncured. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to: (i) result in a violation or breach of any of the provisions of any Company Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Company Contract; (iii) give any Person the right to accelerate the maturity or performance of any Company Contract; or (iv) give any Person the right to cancel, terminate or modify any Company Contract. Since the Company’s formation, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract. The Company has not waived any of its respective material rights under any Company Contract.

(d)     No Renegotiation. No Person has a contractual right pursuant to the terms of any Company Contract to unilaterally renegotiate any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

(e)     Proposed Contracts. Part 2.12(e) of the Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any offer, award, written proposal, term sheet or similar document, in each case that would contain binding obligations of the Company if accepted by the recipient, has been provided or submitted by the Company.

2.13     Compliance with Legal Requirements.

(a)     Compliance. To the Knowledge of the Company, the Company and each of its Subsidiaries is, and has at all times been in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or to the ownership of its assets. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by the Company or any of its Subsidiaries of, or a failure on the part of the Company or any of its Subsidiaries to comply with, any Legal Requirement. Except as set forth on Part 2.13(a) of the Disclosure Schedule, since its formation neither the Company nor any of its Subsidiaries has received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

(b)     Foreign Corrupt Practices and Anti-Bribery. To the Knowledge of Company, neither the Company, its Subsidiaries nor any of their Representatives with respect to any matter relating to the Company or the Subsidiaries or the Businesses of the Company or the Subsidiaries, has: (i) used any funds for unlawful contributions, loans, donations, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made or agreed to make any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (iii) taken any action that would constitute a violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd 1 et seq. or its equivalent in any jurisdiction where the Company or any of its Subsidiaries conduct business, if the Company or any of its Subsidiaries were subject thereto; or (iv) made or agreed to make any other unlawful payment.

2.14     Tax Matters.

(a)     Tax Classification.

(i)     The Company is treated as a partnership for U.S. federal and applicable state and local income Tax purposes and is not (and since its formation, has not been) a “publicly traded partnership” under Section 7704 of the Code. No election has ever been filed with the IRS to treat the Company as an association taxable as a corporation or a “disregarded entity” for U.S. federal income Tax purposes.

(ii)      No election has ever been filed with the IRS to treat any of the Subsidiaries of the Company as an association taxable as a corporation.

(b)     Tax Returns and Payments. To the Knowledge of the Company all Tax Returns required to have been filed by, on behalf of, or with respect to the Company or any of its Subsidiaries (the “Company Returns”) have been timely and properly filed and are accurate and complete and disclose all Taxes required to be paid by or with respect to the Company or any of its Subsidiaries for the periods covered thereby. All Taxes (whether or not shown on any Tax Return) for which the Company or any of its Subsidiaries may be liable have been timely and properly paid. The Company has made available to Parent accurate and complete copies of all Tax Returns filed by, on behalf of, or with respect to the Company or any of its Subsidiaries. There are no jurisdictions in which the Company or any of its Subsidiaries is required to file a Tax Return other than the jurisdictions in which the Company or any of its Subsidiaries have filed Tax Returns. No claim has ever been made by a Governmental Body in a jurisdiction where the Company or any of its Subsidiaries has never paid Taxes or filed Tax Returns asserting that it is or may be subject to Taxes assessed by such jurisdiction. The Company Financial Statements properly and adequately accrue or reserve for Tax liabilities in accordance with GAAP.

(c)     Audits; Claims. No Company Return has ever been examined or audited by any Governmental Body. None of the Company or any of its Subsidiaries has received from any Governmental Body any: (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment. No extension or waiver of the limitation period applicable to any Tax has been granted by or requested from the Company or any of its Subsidiaries. No assessment, claim or Legal Proceeding is pending, proposed or threatened against the Company or any of its Subsidiaries in respect of any Tax. There are no liens for Taxes upon any of the assets of the Company or any of its Subsidiaries except liens for current Taxes not yet due and payable (and for which there are adequate accruals, in accordance with GAAP). No power of attorney has been granted with respect to any matter related to Taxes of the Company or any of its Subsidiaries that on the Closing Date will be in effect.

(d)     Parachute Payments. Neither the Company nor any of its Subsidiaries is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law).

(e)     Tax Sharing Agreements; Etc. Neither the Company nor any its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss or other tax benefit from, taxable income for any taxable period (or portion thereof) ending after the date of this Agreement as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, open transaction, election under Section 108(i) of the Code or prepaid amount received, in each case for a taxable period ending on or prior to the date of this Agreement. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, indemnity or sharing agreement, and will not have any liability pursuant to or as a result of any Tax allocation or sharing agreement after the date of this Agreement. None of the Company or any of its Subsidiaries has ever been a member of any Affiliated Group, and none of the Company or any of its Subsidiaries presently has or has had any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity other than entities listed on Part 2.14(e) of the Disclosure Schedule. The sale of the Units pursuant to this Agreement is not subject to the rules of Section 1.1502-36 of the United States Treasury Regulations.

(f)     Distributed Stock. None of the Company or any of its Subsidiaries has been a party to any transaction treated by the parties thereto as one to which Section 355 or 361 of the Code (or any similar provision of state, local or foreign law) applied.

(g)     Tax Holidays. Part 2.14(g) of the Disclosure Schedule sets forth all Tax exemptions, Tax holidays, Tax concessions or other Tax reduction agreements or arrangements applicable to the Company or any of its Subsidiaries. The Company has made available to Parent all documentation relating to such Tax exemptions, Tax holidays, Tax concessions or other Tax reduction agreements or arrangements. The Company and its Subsidiaries are in compliance with the requirements for any such Tax exemption, Tax holiday, Tax concessions or other Tax reduction agreement or arrangement and none of the Tax exemptions, Tax holidays, Tax concessions or other Tax reduction agreements or arrangements will be jeopardized or altered by the transactions contemplated in this Agreement.

(h)     Section 481 or 263A. Neither the Company nor any of its Subsidiaries is currently, or for any period for which a Tax Return has not been filed will be, required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or foreign Tax laws) as a result of transactions, events or accounting methods employed prior to the Merger.

(i)     Section 6662. Each of the Company and its Subsidiaries has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign law).

(j)     Tax Shelters. Neither the Company nor any of its Subsidiaries has consummated or participated in, or is currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the United States Treasury Regulations promulgated thereunder. Neither the Company nor any of its Subsidiaries has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Section 1.6011-4(b) of the United States Treasury Regulations, or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(k)     Section 1503. Neither the Company nor any of its Subsidiaries has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(l)     Foreign Tax. The Company and its Subsidiaries have in their possession official foreign government receipts for any Taxes paid by it or on its behalf to any foreign Governmental Body. None of the Company or any of its Subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, or otherwise has or has had an office or fixed place of business in a country other than the country in which it is organized.

(m)     Section 897. None of the Company or any of its Subsidiaries is or has ever been a “United States real property holding corporation” within the meaning of Section 897 or Section 1445 of the Code, and the Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h)(2) of the United States Treasury Regulations.

(n)     Transaction Withholding. Except as set forth on the Merger Consideration Certificate, none of the transactions contemplated by this Agreement will be subject to withholding under any Legal Requirement (including under Sections 897 and 1445 of the Code (relating to FIRPTA)).

(o)     Transfer Taxes. No real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax will be imposed as a result of, or in connection with, the transactions contemplated by this Agreement.

(p)     Tax Withholding. All Taxes which the Company or any of its Subsidiaries is or has been required by any Legal Requirement to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Body.

(q)     Indebtedness. None of the outstanding Indebtedness of the Company or any of its Subsidiaries constitutes indebtedness with respect to which any interest deductions may be disallowed under any provision of applicable Legal Requirements.

(r)     409A. No Company or Subsidiary Employee Plan and no grants, awards or benefits thereunder are subject to Section 409A(a) or 409A(b) of the Code or, if subject to Section 409A(a) of the Code, have failed or will fail, in form or operation, to meet the requirements of Section 409A(a)(2), 409A(a)(3) or 409A(a)(4) of the Code.

(s)     Tax Rulings. There are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which the Company or any of its Subsidiaries may be liable that could affect the Company or any of its Subsidiaries’ liability for Taxes for any taxable period ending after the Closing Date.

(t)     Tax Credits, Grants or Similar Amounts. There are no Tax credits, grants or similar amounts that are or could be subject to clawback or recapture as a result of (1) the transactions contemplated by this Agreement or (2) a failure by the Company or any of its Subsidiaries to satisfy one (1) or more requirements on which the credit, grant or similar amount is or was conditioned.

(u)     Tax Exempt Use Property; Etc. None of the assets reflected on the Company Financial Statements is “tax-exempt use property” within the meaning of Section 168(h) of the Code and none of the property of the Company or any of its Subsidiaries is properly treated as owned by persons other than the Company for income Tax purposes.

(v)     International Boycott. None the Company or any of its Subsidiaries has participated in or cooperated with an international boycott, within the meaning of Section 999 of the Code, nor has it had operations which are or may hereafter become reportable under Section 999 of the Code.

2.15     Employment Matters; Benefit Plans.

(a)     Employee List. Part 2.15(a) of the Disclosure Schedule contains a list of all current Company employees as of the date of this Agreement, and correctly reflects: (i) their dates of employment; (ii) their job titles and positions; (iii) their rate of pay or annual salaries; (iv) any other compensation payable to them (including housing allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation); (v) their visa status; (vi) each Company Employee Plan in which they participate or are eligible to participate; (vii) any promises made to them with respect to changes or additions to their compensation or benefits; and (viii) whether the Company employee is not fully available to perform work because of disability or other leave and the date such Company employee is expected to return to active service. The Company is not, and the Company has never been, bound by or a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any Company employees and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any current Company employees. There are no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company before the U.S. National Labor Relations Board or any similar body in the United States or any other country in which Company employees perform services. The Company has never had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the Company employees. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, labor dispute or union organizing activity or any similar activity or dispute.

(b)     At Will Employment. The employment of each of the current Company employees is terminable by the Company at will. The Company has delivered to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Company employees.

(c)     Employee Departures/Restrictions. To the Knowledge of the Company, no employee of the Company at the level of senior manager or above: (i) intends to terminate his employment with the Company; (ii) has received an offer to join a business that may be competitive with the Company’s business; or (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company; or (B) the Company’s business or operations. Part 2.15(c) of the Disclosure Schedule contains an accurate and complete list of each Company Contract (and each Company employee who has executed any Company Contract) containing provisions restricting any Company employee from competing with the Company, soliciting or hiring employees of the Company, interfering with customers of the Company and similar provisions. All Company Contracts listed (or required to be listed) on Part 2.15(c) of the Disclosure Schedule are valid and enforceable in accordance with their respective terms.

(d)     Employee Plans and Agreements. Part 2.15(d) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan. The Company does not intend and has not committed to establish or enter into any new Company Employee Plan, or to modify any Company Employee Plan (except to conform any such Company Employee Plan to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

(e)     Delivery of Documents. As applicable with respect to each Company Employee Plan, the Company has delivered to Parent: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each Company Employee Plan; (iii) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (iv) the annual reports (Form 5500 series) for the last three complete plan years; (v) the most recent letter of determination from the U.S. Internal Revenue Service relating to the tax-qualified status of the Plan; (vi) all written materials provided to any Company employee relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company; (vii) all correspondence to or from any Governmental Body relating to any Company Employee Plan; and (viii) all insurance policies in the possession of the Company pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan.

(f)     Foreign Plans. Part 2.15(f) of the Disclosure Schedule contains an accurate and complete list of: (i) any Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside of the United States; or (ii) any Company Employee Plan that covers or has covered Company employees whose services are or have been performed primarily outside of the United States. Each Company Employee Plan that is required to be registered under the laws of a jurisdiction outside the United States has been registered and has been maintained in good standing with the appropriate regulatory authorities.

(g)     Absence of Certain Retiree Liabilities. No Company Employee Plan provides (except at no cost to the Company), or reflects or represents any liability of the Company to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by applicable Legal Requirements. Other than commitments made that involve no future costs to the Company, the Company has not ever represented, promised or contracted (whether in oral or written form) to any Company employee (either individually or to Company employees as a group) or any other Person that such Company employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(h)     No Defaults. The Company has performed all material obligations required to be performed by it under each Company Employee Plan, and the Company is not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to, the terms of any Company Employee Plan. Each of the Company Employee Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including the applicable tax qualification requirements under the Code. Except as set forth in Part 2.15(h) of the Disclosure Schedule, all contributions to, and material payments from, any Company Employee Plan which may have been required to be made in accordance with the terms of such Company Employee Plan or applicable Legal Requirements have been timely made, and all contributions for any period ending on or before the Closing Date which are not yet due are reflected as an accrued liability on the Unaudited Interim Balance Sheet. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the date of this Agreement, without liability to the Company or Parent (other than ordinary administration expenses). There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened, by any Person with respect to any Company Employee Plan.

(i)     No Conflict. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will or may (either alone or upon the occurrence of any additional or subsequent events): (i) constitute an event under any Company Employee Plan, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits (through a grantor trust or otherwise) with respect to any Company employee; or (ii) create or otherwise result in any Liability with respect to any Company Employee Plan.

(j)     Compliance. The Company and each of its Subsidiaries: (i) is in compliance in all material respects with all applicable Legal Requirements, Contracts and Orders respecting employment, hiring practices, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Legal Requirements and Orders relating to discrimination, wages and hours, labor relations, leaves of absence, work breaks, classification of employees, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of Company employees (or prospective employees or other service providers), including, but not limited to, the Workers’ Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation, including the provisions of California Labor Code Sections 1400-1408); (ii) has withheld and reported all amounts required by any Legal Requirement or Contract to be withheld and reported with respect to wages, salaries and other payments or compensation to any Company employee; (iii) has no Liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company employee (other than routine payments to be made in the normal course of business and consistent with past practice). Each Company Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable IRS determination letter with respect to such qualification and the Tax-exempt status of its related trust, and no circumstances exist which could result in liability to the Company in respect of such qualified status. No Company Employee Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(k)     Title IV of ERISA. Neither the Company nor any ERISA Affiliate of the Company has ever maintained, been a participating employer, contributed to, or has had any liability with respect to (i) any multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or 414(f) of the Code; (ii) any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code; or (iii) any other employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

(l)     Labor Relations. The Company and each of its Subsidiaries has good labor relations, and neither the Company nor any of its Subsidiaries have any Knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of any of the Company. There are no pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened or reasonably anticipated claims or Legal Proceedings against the Company under any workers’ compensation policy or long-term disability policy or similar policy subject to foreign Legal Requirements.

(m)     Claims Against Plans. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against any of the Company Employee Plans, the assets of any of the Company Employee Plans or the Company, or the Company Employee Plan administrator or any fiduciary of the Company Employee Plans with respect to the operation of such Company Employee Plans (other than routine, uncontested benefit claims) or asserting any rights or claims to benefits under such Company Employee Plan, and there are no facts or circumstances which could form the basis for any such claims or Legal Proceedings.

(n)     Independent Contractors. Part 2.15(n) of the Disclosure Schedule accurately sets forth, with respect to each Person who is an independent contractor of the Company operating under an active contract as of the date of this Agreement:

(i)     the name of such independent contractor and the date as of which such independent contractor was originally engaged by such Company; and

(ii)     the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Company with respect to services performed in the fiscal year ended December 31, 2013 and an estimate of the amount of such compensation projected to be paid in the fiscal year ending December 31, 2014.

(o)     No Misclassified Employees. No current or former independent contractor of the Company could be deemed to be a misclassified employee. No independent contractor is eligible to participate in any Company Employee Plan. The Company has never had any temporary or leased employees that were not treated and accounted for in all respects as employees of the Company. No current or former employee of any of the Company could be deemed to be a misclassified independent contractor or to be misclassified as exempt from applicable minimum wage and overtime laws.

(p)     Labor-Related Claims. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened or reasonably anticipated relating to any employment Contract, compensation, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, occupational safety and health, retaliation, immigration or discrimination matter involving any Company employee, including charges of unfair labor practices or harassment complaints.

2.16     Insurance. Part 2.16 of the Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of the Company as of the date of this Agreement and identifies any material claims made thereunder as of the date of this Agreement. The Company has made available to Parent accurate and complete copies of the insurance policies identified on Part 2.16 of the Disclosure Schedule. Each of the insurance policies identified on Part 2.16 of the Disclosure Schedule is in full force and effect. Since the Company’s formation, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There are no self-insurance arrangements affecting the Company.

2.17     Transactions with Related Parties. Except as set forth in Part 2.17 of the Disclosure Schedule, since January 1, 2012, no Related Party: (a) has, or has had, any interest in any material asset used in or otherwise relating to the business of the Company; (b) is, or has been, indebted to the Company (other than for ordinary travel advances); (c) has entered into, or has had any financial interest in, any material Contract, transaction or business dealing with or involving the Company; (d) to the Knowledge of the Company, is competing, or has at any time competed, with the Company; and (e) has any claim or right against the Company.

2.18     Legal Proceedings; Orders.

(a)     Legal Proceedings. Other than as set forth in Part 2.18 of the Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of the Company or any of its Subsidiaries, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company, its Subsidiaries or in which the Company or any of its Subsidiaries is a plaintiff, complainant or defendant with respect to any of the assets owned or used by the Company, its Subsidiaries or any Person whose liability for such Legal Proceeding the Company or any of its Subsidiaries has or may have retained or assumed, either contractually or by operation of law; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement; or (iii) that relates to the ownership of any Units of the Company or any of its Subsidiaries, or any option or other right to the Units or other securities of the Company or any of its Subsidiaries, or right to receive consideration as a result of this Agreement.

(b)     Orders. There is no Order to which the Company or any of its Subsidiaries, or any of the assets owned or used by the Company or any of its Subsidiaries, is subject. To the Knowledge of the Company or any of its Subsidiaries, no officer or other employee of the Company or any officer or other employee of any of its Subsidiaries, is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

2.19     Authority; Binding Nature of Agreement; Inapplicability of Anti-takeover Statutes.

(a)     Authority; Binding Nature. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which the Company is or will be a party; and the execution, delivery and performance by the Company of this Agreement and of each such other agreement, document and instrument have been duly authorized by all necessary action on the part of the Company and its board of managers and, prior to the Effective Time, its members. This Agreement and each other agreement, document and instrument referred to in or contemplated by this Agreement to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)     Board of Managers Approval. The Company’s board of managers has: (i) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its members; (ii) unanimously recommended the approval of this Agreement by the members of the Company and directed that this Agreement and the Merger be submitted for consideration by the Company’s members; and (iii) to the extent necessary, caused the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement.

(c)     No Takeover Statute. No state or foreign takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

2.20     Non-Contravention; Consents. Except as set forth on Part 2.20 of the Disclosure Schedule, neither: (a) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (b) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any such other agreement, document or instrument, will (with or without notice or lapse of time):

(a)     contravene, conflict with or result in a violation of: (i) any of the provisions of any Organizational Documents; or (ii) any resolution adopted by the Members, Board of Managers or any committee of the Board of Managers of the Company or any of its Subsidiaries;

(b)     contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any of the assets owned or used by the Company or any of its Subsidiaries, is subject;

(c)     contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its Subsidiaries or that otherwise relates to the Company’s or any of its Subsidiaries’ business or to any of the assets owned or used by the Company or any of its Subsidiaries;

(d)     contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Contract; (ii) accelerate the maturity or performance of any such Company Contract; or (iii) cancel, terminate or modify any such Company Contract; or

(e)     result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company or any of its Subsidiaries (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company of the operations of any of its Subsidiaries).

Except as set forth on Part 2.20 of the Disclosure Schedule and for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of the Articles of Merger with the Secretary of State of the State of Nebraska, the Company is and the Company will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

2.21     Vote Required. The Required Member Approval are the only votes of the holders of any equity in the Company necessary to adopt and approve this Agreement and approve the other transactions contemplated by this Agreement.

2.22     Brokers. Except as set forth on Part 2.22 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Part 2.22 of the Disclosure Schedule identifies each Person that is or may become entitled to receive any fee or other amount from the Company for professional services performed or to be performed in connection with the Merger or any of the other transactions contemplated by this Agreement.

2.23     Full Disclosure. This Agreement (including the Disclosure Schedule) does not, and the Merger Consideration Certificate, the Earnout Consideration Certificate and the Company Closing Certificate will not: (i) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

3.     Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company as follows:

3.1     Organization and Standing.

(a)     Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b)     Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

3.2     Authority; Binding Nature of Agreement. Parent and Merger Sub have the requisite corporate power and authority to enter into this Agreement and, subject to the approval of the issuance of shares of Parent common stock in the Merger by a majority of the votes cast at a duly called meeting of the holders of Parent common stock (the “Parent Stockholder Meeting”) at which a quorum is present (the “Parent Stockholder Approval”), to perform their obligations under this Agreement and under each other agreement, document and instrument referred to in this Agreement to which Parent or Merger Sub is a party; and the execution, delivery and performance by Parent and Merger Sub of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors, subject, with respect to the consummation of the transactions contemplated by this Agreement, to the Parent Stockholder Approval. This Agreement and each other agreement, document or instrument referred to in this Agreement to which Parent or Merger Sub is a party constitutes the legal, valid and binding obligation of Parent and Merger Sub, as the case may be, enforceable against Parent and Merger Sub in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3     Non-Contravention. Neither: (i) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of such other agreements, documents or instruments, will (with or without notice or lapse of time), assuming the Parent Stockholder Approval has been obtained, contravene, conflict with or result in a violation of: (A) any of the provisions of the organizational documents of Parent or Merger Sub; (B) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent or Merger Sub; or (C) any provision of any material contract by which Parent is bound.

3.4     Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Proxy Statement/Information Statement will, at the date mailed to the stockholders of Parent and the date mailed to the members of the Company or at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/ Information Statement and the Form S-4 will each comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion therein.

4.     Certain Covenants of the Company

4.1     Access and Investigation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 9 or the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

4.2     Operation of the Business of the Company. During the Pre-Closing Period:

(a)     the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

(b)     the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, vendors, customers, landlords, creditors, employees, merchants and other Persons having business relationships with the Company (other than terminations of employees for cause following reasonable consultation with Parent);

(c)     the Company shall not cancel any of its respective insurance policies identified on Part 2.16 of the Disclosure Schedule or reduce the amount of any insurance coverage provided by such insurance policies;

(d)     other than with respect to a Permitted Earnout Distribution, the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any Units or other securities;

(e)     Except as set forth in Part 4.2(e) of the Disclosure schedule, the Company shall not repurchase, redeem or otherwise reacquire any Units or other securities;

(f)     Except as set forth in Part 4.2(f) of the Disclosure Schedule, the Company shall not sell, issue or authorize the issuance of any additional: (i) Unit or other security; (ii)  option or right to acquire any Unit (or cash based on the value of the units) or other security; or (iii)  instrument convertible into or exchangeable for any Unit (or cash based on the value of Units) or other security;

(g)     the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under any compensation obligation;

(h)      the Company shall (i) not amend or permit the adoption of any amendment to the Company’s Organizational Documents (other than the transactions contemplated by this Agreement) or (ii) authorize or facilitate any recapitalization, reclassification of Units, or similar transaction with respect to the Units of the Company;

(i)     the Company shall not form any Subsidiary or acquire any equity interest or other interest in any other Entity other than described in Part 4.2(e) of the Disclosure Schedule;

(j)     the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $50,000;

(k)     the Company shall not: (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract; or (ii) amend or prematurely terminate, or waive any material right or remedy under, any Contract that is or would constitute a Material Contract;

(l)     the Company shall not: (i) acquire, lease or license any right or other asset from any other Person for an aggregate value in excess of $50,000; (ii) sell or otherwise dispose of or lease any Designated Patent (except in the ordinary course of business consistent with past practices) to any other Person; or (iii) license or grant any other right with respect to any Designated Patent other than in the ordinary course of business consistent with past practices; or (iv) waive or relinquish any right outside of the ordinary course of business consistent with past practices;

(m)     the Company shall not: (i) lend money to any Person (except that the Company may make routine travel and business expense advances to current employees of such Company in the ordinary course of business consistent with past practices); or (ii) incur or guarantee any Indebtedness;

(n)     the Company shall not: (i) enter into any collective bargaining agreement; (ii) establish, adopt, amend or terminate any Company Employee Plan; (iii) pay, or make any commitment to pay, any bonus or make any profit-sharing payment, cash incentive payment or similar payment, other than commissions and/or employee bonuses not to exceed $400,000 in the aggregate paid in the ordinary course of business and consistent with past practices; (iii) increase, or make any commitment to increase, the amount of the wages, salary, commissions, fringe benefits or other employee benefits or compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any of its managers, officers or employees; (iv) promote or change the title of any of its employees (retroactively or otherwise); (v) fund, or make any commitment to fund, any compensation obligation (whether by grantor trust or otherwise); (vi) hire or make an offer to hire any new employee on a full-time, part-time, consulting or other basis or (vii) terminate any employee, other than for cause;

(o)     the Company shall not change any of its methods of accounting or accounting practices in any material respect (other than as required by applicable accounting or auditing standards);

(p)     the Company shall not prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), enter into a Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement, amend a Company Return, settle or otherwise compromise any claim, notice, audit report or assessment relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any dispute relating to Taxes, request any ruling or similar guidance with respect to Taxes, or consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes;

(q)     the Company shall not commence or settle any Legal Proceeding other than patent infringement actions in the ordinary course of business;

(r)     the Company shall not accelerate the collection of any accounts receivable or delay the payment of any accounts payable if such action would have a material impact on the Company Financial Statements;

(s)     except as required by applicable accounting or auditing standards and consistent with past practices, the Company shall not write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other Indebtedness in excess of $25,000 with respect to a single matter, or in excess of $50,000 in the aggregate;

(t)     the Company shall not make any pledge of any of its assets or otherwise permit any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company’s past practices;

(u)     the Company shall maintain and enforce any Owned Intellectual Property, except in each case if, prior to any deadline to maintain or enforce any such Owned Intellectual Property, the Company has provided reasonable prior written notice of, and consulted in good faith with, Parent with respect thereto;

(v)     the Company shall provide Parent, if requested, with any information related to any filing, payment and/or action for any Patent identified on Part 2.10(a) of the Disclosure Schedule; and

(w)     the Company shall not agree or commit to take any of the actions described in clauses “(c)” through “(u)” above.

Notwithstanding the foregoing, the Company may take any action described in: (i) clauses “(c)” through “(v)” above if: (A) Parent gives its prior written consent to the taking of such action by the Company; or (B) such action is expressly required to be taken by this Agreement; and (ii) Part 4.2 of the Disclosure Schedule.

4.3     Notification. During the Pre-Closing Period, the Company shall promptly notify Parent in writing of the Company obtaining Knowledge of: (a) any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of or an inaccuracy in any material respect in any representation or warranty made by the Company in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of or an inaccuracy in any material respect in any representation or warranty made by the Company in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any breach of any covenant or obligation of the Company such that the condition in Section 7.2 would not be satisfied; and (d) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely. No notification under this Section 4.3 shall be required with respect to matters consented to in writing by Parent pursuant to the last paragraph of Section 4.2 or the actual taking of actions contemplated by Part 4.2 of the Disclosure Schedule.

4.4     No Negotiation. During the Pre-Closing Period, the Company shall not, and the Company shall not authorize or permit, any Representative of the Company to: (a) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than Parent or its Representatives) relating to or in connection with a possible Acquisition Transaction; or (c) entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction. The Company shall promptly (and in any event within 24 hours of receipt thereof) notify Parent orally and in writing of any inquiry, indication of interest, proposal, offer or request for non-public information relating to a possible Acquisition Transaction that is received by the Company during the Pre-Closing Period, which notice shall include: (i) the identity of the Person making or submitting such inquiry, indication of interest, proposal, offer or request, and the terms and conditions thereof; and (ii) an accurate and complete copy of all written materials provided in connection with such inquiry, indication of interest, proposal, offer or request.

4.5     Termination of Certain Benefit Plans and Employees. The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date: (a) any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (the “401(k) Plans”); (b) any other Company Employee Plan requested by Parent at least three Business Days prior to the Closing Date; and (c) the employment of all Company employees and other service providers that are identified by Parent in writing at least three Business Days prior to the Closing Date, unless, in the case of clauses “(a)” and “(b),” Parent, in its sole and absolute discretion, agrees to sponsor and maintain, or cause the Surviving Company to continue to sponsor and maintain, any such Company Employee Plans by providing the Company with written notice of such election (an “Election Notice”) at least three Business Days prior to the Closing Date. Unless Parent provides an Election Notice to the Company, the Company shall deliver to Parent, prior to the Closing Date, evidence that the Company’s board of managers has validly adopted resolutions to terminate the 401(k) Plans and other Company Employee Plans (the form and substance of which resolutions shall be subject to review and approval of Parent), effective no later than the date immediately preceding the Closing Date. In the event that the distributions of assets from the trust of a 401(k) Plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges, or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon any Company or plan sponsor, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges or fees and provide such estimate in writing to Parent prior to the Effective Time. The Company shall terminate the employment of any Company employee or other service provider pursuant to this Section 4.5 in accordance with the terms of any employment agreement or other service provider agreement, as a applicable, and all applicable Legal Requirements.

4.6     Company Options/ Convertible Indebtedness. Prior to the Closing Date, the Company shall take all requisite action so that on or prior to the Closing, (i) each outstanding Company Option shall have been exercised by the holder thereof and cancelled by the Company and (ii) all outstanding Indebtedness convertible into Units or other equity interests of the Company shall have been fully repaid or fully converted in each case such that each Membership Unit subject to such Company Option or convertible Indebtedness shall participate in the Merger pursuant to Section 1.5 of this Agreement.

4.7     FIRPTA Matters. At the Closing the Company shall deliver to Parent a statement that no transaction contemplated by this Agreement is subject to Section 1445 of the Code (relating to FIRPTA).

4.8     Termination/Amendment of Agreements and Release of Encumbrances. The Company shall use commercially reasonable efforts to: (a) cause the agreements identified in Schedule ☒4.8(i) to be terminated effective as of the Effective Time; (b) cause the agreements identified in Schedule ☒4.8(ii) to be amended effective as of the Effective Time in the manner set forth on Schedule 4.8(ii); and (c) take, or cause to be taken, all actions necessary to secure the termination and release of any and all Encumbrances upon the assets or properties of the Company; in each case in form and substance reasonably satisfactory to Parent.

4.9     Repayment of Insider Receivables . Prior to the Effective Time, the Company shall cause all outstanding Insider Receivables and Insider Payables to be repaid to the Company in full.

4.10     Reserved.

4.11     Tail Insurance. Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing managers’ and officers’ liability insurance coverage (the “D&O Tail Policy”) for the Company’s managers and officers in a form mutually acceptable to the Company and Parent, which shall provide such managers and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the managers’ and officers’ liability insurance coverage presently maintained by the Company.

4.12     Estimated Merger Consideration Certificate.

(a)     At least five Business Days prior to the Closing Date, the Company shall deliver to Parent an accurate and complete copy of: (a) one or more payoff letters, each dated no more than five Business Days prior to the Closing Date to (i) evidence the full payment and satisfaction of any Indebtedness (except Indebtedness listed in Part 2.5(c) of the Disclosure Schedule as notes payable in connection with the acquisition of patents) as of the Closing and (ii) terminate and release any Encumbrances related thereto; and (b) an invoice from each advisor or other service provider to the Company, dated no more than five Business Days prior to the Closing Date, with respect to all Company Transaction Expenses estimated to be due and payable to such advisor or other service provider, as the case may be, as of the Closing Date.

(b)     At least five Business Days prior to the Closing Date, the Company shall deliver to Parent an estimated Merger Consideration Certificate, in form and substance reasonably satisfactory to Parent and setting forth the information required by Section 1.3(b)(ix) on an accompanying spreadsheet, together with documentation, reasonably satisfactory to Parent, in support of the calculation of the amounts set forth in the estimated Merger Consideration Certificate.

(c)     Nothing in this Section 4.12 shall limit any rights of any Indemnitee as set forth in Section 10.

5.     Certain Covenants of the Parties

5.1     Efforts.

(a)     Efforts. Subject to Section 5.1(b), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement as promptly as practicable. Without limiting the generality of the foregoing, but subject to Section 5.1(b), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; and (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement.

(b)     Limitations. Notwithstanding anything to the contrary contained in Section 5.1(a) or elsewhere in this Agreement, neither Parent nor Merger Sub shall have any obligation under this Agreement, and the Company shall not agree or commit (without the prior written consent of Parent): (i) to divest or agree to divest any of its respective businesses, product lines or assets, or to take or agree to take any other action or to any limitation or restriction on any of its respective businesses, product lines or assets; or (ii) to contest any Legal Proceeding relating to the Merger or any of the other transactions contemplated by this Agreement.

5.2     Member Consent.

(a)     Information Statement. As promptly as practicable (and in any event within ten Business Days) after the Form S-4 is declared effective by the SEC, the Company shall, in accordance with its Organizational Documents and applicable Legal Requirements, provide to its members with the Proxy Statement/Information Statement and other appropriate documents in connection with the adoption and approval of this Agreement and the other transactions contemplated by this Agreement by the members as provided in the Company Organizational Documents and applicable Legal Requirements. The Company shall use commercially reasonable efforts to obtain such approvals and waivers from holders of all of the outstanding Units. The Proxy Statement/Information Statement shall: (A) include the unanimous recommendation of the board of managers of the Company in favor of the adoption and approval of this Agreement and the approval of the other transactions contemplated by this Agreement; and (B) comply with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, the Proxy Statement/Information Statement and any other materials submitted to the Company’s members in connection with the transactions contemplated by this Agreement shall be subject to prior review and reasonable approval by Parent and its advisors.

(b)     Prior to the Closing, and subject to Section 5.1(b): (a) the Company shall use all reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis; and (b) Parent and Merger Sub shall use all reasonable efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis.

5.3     Earnout Payments

(a)     Earnout Event. Following the Closing, the Parent shall notify Securityholders’ Agent in writing within 20 Business Days following the date that any event described in this Section 5.3(a) below (the “Earnout Event”) occurs. The notification by Parent shall include the Earnout Consideration Certificate calculated in accordance with any applicable Organizational Document, Legal Requirement and this Agreement. The Parent shall be entitled to rely on the completeness and accuracy of information provided to it by the Company or Securityholders’ Agent when preparing the Earnout Consideration Certificate. Upon receipt of the Earnout Consideration Certificate, the Securityholders’ Agent shall review the Earnout Consideration Certificate and no payment by Parent shall become payable until the accuracy and completeness of the Earnout Consideration Certificate, as well as its compliance with any Organizational Document, Applicable Law and this Agreement, has been certified in writing by Securityholders’ Agent. Subject to the preceding sentence, within 10 Business Days after the closing of Parent’s fiscal quarters, Parent shall pay in cash to each Effective Time Holder such Effective Time Holder’s Pro Rata Share of the amount specified in all Earnout Consideration Certificates certified by Securityholders’ Agent during the prior fiscal quarter as calculated below (each, an “Earnout Payment”):

●

An “Earnout Event” shall mean and shall be deemed to have occurred upon receipt by the Company of any amount more than the Sharing Threshold (as hereafter defined) in Prism Patent Proceeds from Open Lawsuits.

●

An “Earnout Payment” in cash equal to 70% of the amount exceeding the Sharing Threshold provided, however, that, the aggregate amount of such Earnout Payments, including any Permitted Earnout Distribution, shall not exceed $55 million (the “Sharing Cap”); provided further, that Parent shall be permitted to retain twenty percent of any Earnout Payment for quarters ending March 31, June 30, and September 30 as a reserve against potentially unreported costs associated with the Earnout Event. Parent will include retained amounts in calculating Earnout Payments for the fiscal quarter ending December 31. The “Sharing Threshold” shall be an amount equal to $16.5 million minus the cash balance of the Company as of Closing.

Interest shall accrue on all outstanding Earnout Payments that are delinquent beyond 30 days at a rate of 5% per annum. Company and Parent covenant and agree that any assignment of any Open Lawsuits and Intellectual Property related to the Open Lawsuits will contain a requirement that the assignee abide by and be bound to pay the Earnout Payments obligations set forth in this Agreement. No assignment of any Open Lawsuits or Intellectual Property shall relieve Parent of any obligation to pay any Earnout Payment. Until the Parent no longer has an obligation hereunder to make Earnout Payments, the Securityholders’ Agent shall have the right to receive all documentation provided by lead counsel in Open Lawsuits to the Person that is prosecuting such Open Lawsuits from time to time and to be allowed consult from time to time with the Person prosecuting each of the Open Lawsuits subject to any reasonable confidentiality requirements mandated by lead counsel in the applicable Open Lawsuit. For the avoidance of doubt, to achieve the maximum earnout available hereunder of $55 million (which amounts includes any Permitted Earnout Distribution), the Company would need to receive approximately $95.07 million of Prism Patent Proceeds from Open Lawsuits.

(b)     Earnout Payments. The Earnout Payments potentially payable pursuant to this Section 5.3 represent potential consideration in addition to the Merger Consideration paid at the Closing. The right to receive the Earnout Payments, if any: (i) does not give dividend rights, voting rights, liquidation rights, preemptive rights or other rights of holders of capital stock of the Surviving Company; (ii) shall not be evidenced by a certificate or other instrument; (iii) shall not be assignable or otherwise transferable except by written consent of Securityholders’ Agent and Parent (which consent will not be unreasonably withheld); (iv) shall not accrue or pay interest on any portion thereof; and (v) does not represent any right other than the right to receive the consideration set forth in this Section 5.3. Any attempted transfer of the right to the Earnout Payments, other than as specifically permitted by the immediately preceding sentence, shall be null and void. Upon completion of any transfer of an Effective Time Holder’s right to receive Earnout Payments, the Securityholders’ Agent shall provide to Parent the information required to be set forth on the Earnout Consideration Certificate with respect to any transferee of such Effective Time Holder’s right to receive Earnout Consideration.

(c) Termination of Obligations. The Parent’s obligations in this Section 5, including without limitation the obligation to make the Earnout Payments potentially payable hereunder, shall terminate upon the earlier to occur of: (i) the receipt by the Company of all Prism Patent Proceeds to which it is entitled, if any, arising from settlement or final resolution of all Open Lawsuits, and payment by the Parent of all Earnout Payments arising on or prior to the date of such termination, (ii) termination of this Agreement pursuant to its terms, or (iii) receipt by the Parent of a written acknowledgement by the Securityholders’ Agent that no additional Earnout Payments are payable hereunder.

6.     Tax Matters

6.1     Liability for Taxes.

(a)     Indemnification. From and after the Effective Time, each Effective Time Holder shall, severally and not jointly, hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, such Effective Time Holder’s Pro Rata Share of any Tax Damages that are directly or indirectly suffered or incurred at any time by any of the Indemnitees or to which any of the Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Tax Damages relate to any third party claim) and that arise directly or indirectly from or as a result of, or are directly or indirectly connected with: (i) Taxes imposed on the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries may otherwise be liable, as a result of having been a member of an Affiliated Group (including Taxes for which the Company or any of its Subsidiaries may be liable pursuant to Section 1.1502-6 of the United States Treasury Regulations or similar provisions of state, local or foreign law as a result of having been a member of an Affiliated Group and any Taxes resulting from the Company or any of its subsidiaries ceasing to be a member of any Affiliated Group) and (ii) Taxes imposed on the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; provided, however, that in determining the amount of such Taxes, there shall not be taken into account any deductions attributable to the payment at Closing of any consideration attributable to any Company Option or Restricted Company Share, with the exception that this proviso shall not apply to any items described in clause (d) of the definition of Company Transaction Expenses to the extent attributable to the payment of such consideration. For purposes of this paragraph (a), whenever it is necessary to determine the liability for Taxes of the Company or any of its Subsidiaries for a Straddle Period, the determination of the Taxes of the Company or any of its Subsidiaries for the portion of the Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Company or any of its Subsidiaries for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company or any of its Subsidiaries were closed at the close of the Closing Date; provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis; and provided further, that any deductions attributable to the payment of any Company Option or Restricted Company Share made after the Closing Date shall be allocated to the period after the Closing Date unless Parent determines otherwise. Parent shall be entitled to any refund of or credit with respect to Taxes (including any interest related thereto) that results from the carryback of losses, credits or similar items from a taxable year or period that begins after the Closing Date and is attributable to the Company or any of its Subsidiaries.

(b)     Transfer Taxes. The Effective Time Holders (in the case of each Effective Time Holder based on the Effective Time Holder’s Pro Rata Share), shall bear one hundred percent (100%) of any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar transfer Taxes imposed on the transactions contemplated by this Agreement.

 6.2     Tax Returns.

(a)     With respect to Tax Returns required to be filed by, on behalf of or with respect to the Company or any of its Subsidiaries, the Company shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all such Tax Returns that are required to be filed on or prior to the Closing Date, and the Company shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. The Securityholders’ Agent shall file or cause to be filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries relating to any taxable period, ending on or prior to the Closing Date, except for any Straddle Period, that are due after the Closing Date and the Effective Time Holders shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Parent shall file or cause to be filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries, including any Tax Returns for a taxable period that relates to a Straddle Period, provided, that to the extent such Tax Returns relate to a Straddle Period (“Straddle Period Tax Returns”), Parent shall provide such Straddle Period Tax Returns to the Securityholders’ Agent for review and approval (not to be unreasonably withheld or delayed) no less than thirty (30) days prior to the due date for timely filing of such Straddle Period Tax Returns, or if the due date is within thirty (30) days of the Closing Date, as promptly as practical after the Closing Date, and shall make all changes to such Straddle Period Tax Returns reasonably requested by the Securityholders’ Agent.

All Tax Returns required to be filed in accordance with this paragraph (a) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date).

(b)     Each Effective Time Holder shall reimburse the Indemnitees, severally and not jointly, such Effective Time Holder’s Pro Rata Share of the Taxes for which the Company is liable pursuant to paragraph (a) of this Section 6.2 but which are remitted in respect of any Tax Return other than a Tax Return required to be filed by the Company or the Securityholders’ Agent pursuant to paragraph (a) of this Section 6.2, upon written request setting forth in detail the computation of the amount owed by such Effective Time Holder, but in no event earlier than 10 days prior to the due date for paying such Taxes. For the avoidance of doubt, the limitations set forth in Section 10.3 shall not apply to the reimbursement obligations under this paragraph (b).

6.3     Assistance and Cooperation. After the Closing Date, each of the Company and its Subsidiaries, Securityholders’ Agent and Parent shall (and shall cause their respective Affiliates to):

(a)     timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 6.1(b) (relating to sales, transfer and similar Taxes);

(b)     assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 6.2 and in connection therewith, provide the other party with any necessary powers of attorney;

(c)     cooperate fully in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company or any of its Subsidiaries;

(d)     make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company or any of its Subsidiaries; and

(e)     furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

6.4     Termination of Tax Allocation Arrangements. Any Tax allocation, indemnity or sharing agreement between the Company or any of its Subsidiaries, on the one hand and any Person, on the other hand, shall be terminated as to the Company and its Subsidiaries on or prior to the Closing, and after the Closing the Company shall not have any liability thereunder.

6.5     Asset Allocations.

(a)     Parent shall provide the Securityholders’ Agent with a proposed Asset Allocation Statement, within one hundred (100) days after the Closing Date, which allocation shall be made in accordance with Sections 751 and 1060 of the Code and the applicable Treasury Regulations thereunder and consistent with those made for documentary transfer Tax purposes. Within thirty (30) days following such provision, the Securityholders’ Agent may object to the Asset Allocation Statement (by written notice to Parent), to the extent Securityholders’ Agent believes that the amount allocated to any item on the Asset Allocation Statement is inconsistent with Sections 751 or 1060 of the Code or the Treasury Regulations thereunder, and if Securityholders’ Agent so objects, it shall notify Parent (in such written notice) of such disputed item (or items) and the basis for its objection. If Securityholders’ Agent does not object by written notice within such period, the Asset Allocation Statement shall be deemed to have been accepted and agreed upon, and be final and conclusive, for all purposes of this Agreement. Securityholders’ Agent and Parent agree in good faith to attempt to resolve any such dispute at least thirty (30) days prior to the date on which any Tax Return is required to be filed with the appropriate taxing authority. In the event of a disagreement, Parent and Securityholders’ Agent shall cooperate reasonably in attempting to reach a mutual agreement. If the Asset Allocation Schedule is not mutually agreed upon within 20 days, the parties shall submit such dispute to an Accounting Firm for a decision that shall be rendered in a timely manner in order to permit the timely filing of all applicable Tax Returns. The Accounting Firm’s review shall be final and binding on the parties except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code or similar provision of other Legal Requirements (a “Determination”). The fees and expenses of the Accounting Firm shall be borne 50% by the Effective Time Holders (with each Effective Time Holder being responsible for its Pro Rata Share of such amount) and 50% by Parent.

(b)      To the extent that Securityholders’ Agent and Parent have agreed to any Asset Allocation Statement, then, except with respect to any subsequent adjustments to the Purchase Price (which shall be allocated using the mechanism for allocating the Purchase Price in paragraph (a) of this Section), the Company and its Subsidiaries, Effective Time Holders, Securityholders’ Agent and Parent (i) shall be bound by the Asset Allocation Statements for purposes of determining any Taxes and (ii) shall prepare and file all Tax Returns to be filed with any taxing authority in a manner consistent with the Asset Allocation Statement or any election in any Tax Return, any proceeding before any taxing authority or otherwise. In the event that an Asset Allocation Statement is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other relevant party concerning the resolution of such dispute.

(c)     Each of Securityholders’ Agent and Parent shall cooperate in the preparation and timely filing of, (i) IRS Forms 8308 and 8594 (or any successor forms thereto), as applicable, and any comparable state or local forms or reports, and (ii) to the extent permissible by or required by Legal Requirements, any corrections amendments or supplements (or additional forms or reports) thereto (including any supplements, amendments, forms or reports arising as a result of any adjustments to the Purchase Price).

6.6     Partnership Termination. For U.S. federal income Tax purposes, the Company and its Subsidiaries, Effective Time Holders, Securityholders’ Agent and Parent agree to treat the sale of the Units as governed by Rev. Rul. 99-6, 1991-1 C.B. 432 (Situation 2), and to treat such sale as resulting in a termination of the Company and any of its Subsidiaries, as applicable, within the meaning of Section 708(b)(1)(A) of the Code as of the Closing Date, and agree to file all Tax Returns in a manner consistent with the foregoing, and not take any position, whether in any Tax Return, audit, examination, adjustment or action with respect to a Tax, which is inconsistent with such treatment, unless required to do so by applicable Law.

6.7     Survival, Etc. Notwithstanding anything to the contrary in this Agreement (including Section 10), the obligations of the parties set forth in this Section 6 shall survive the Effective Time until the date that is 60 days after the expiration of all applicable statutes of limitations (including any extensions thereof); provided, however, that if, at any time on or prior to the expiration date referred to in this sentence, any Indemnitee delivers to the Securityholders’ Agent a written notice asserting a claim for recovery under this Section 6 based on such alleged breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved. No claim made pursuant to this Section 6 shall be subject to the limitations in Section 10.3.

7.     Conditions Precedent to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

7.1     Accuracy of Representations. Each of the representations and warranties made by the Company in this Agreement shall have been accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representations and warranties which by their terms are made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date);

7.2     Performance of Covenants. Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3     Consents.

(a)     Other Governmental Consents. All other filings with and Consents of any Governmental Body required to be made or obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect.

(b)     Third Party Consents. The Company shall have received the duly authorized and executed Consents of the Third Parties provided on Part 7.3(b) of the Disclosure Schedule, and such Consents shall be in full force and effect.

7.4     No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect, and no event or other Effect shall have occurred or circumstance or other Effect shall exist that, in combination with any other events, circumstances or other Effects, would reasonably be expected to have or result in a Material Adverse Effect.

7.5     Member Approval. This Agreement shall have been duly adopted and approved by the Members, and such adoption and approval shall not have been withdrawn, rescinded or otherwise revoked.

7.6     Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

7.7     Form S-4. The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC that have not been withdrawn.

7.8     Nasdaq Listing. The shares of Parent common stock to be issued in connection with the Merger shall have been approved for listing on the Nasdaq Capital Market.

7.9     Officer’s Certificate. Parent shall have received a certificate duly executed on behalf of the Company by the chief executive officer of the Company and containing the representation and warranty of the Company that the conditions set forth in Sections 7.1-7.2 and 7.5-7.6 have been duly satisfied (the “Company Closing Certificate”).

7.10     Noncompetition Agreements. Parent shall have received the Noncompetition and Non-Solicitation Agreements (each, a “Noncompetition Agreement”) substantially in the form of Exhibit C, duly executed by the Persons identified on Schedule 7.10.

7.11     Lock-Up Agreements. Parent shall have received the Lock-Up Agreements substantially in the form of Exhibit E duly executed by each member who must sign the Lock-Up Agreement.

7.12     No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing or otherwise impeding the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.13     No Legal Proceedings. No Governmental Body and no other Person shall have commenced or threatened to commence any Legal Proceeding: (a) challenging the Merger or any of the other transactions contemplated by this Agreement or seeking the recovery of damages in connection with the Merger or any of the other transactions contemplated by this Agreement; (b) seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of Merger Sub or the Company; (c) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the other transactions contemplated by this Agreement; or (d) seeking to compel the Company, Parent or any Affiliate of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement.

7.14     No Outstanding Securities. The Company shall have provided Parent with evidence reasonably satisfactory to Parent as to the exercise or termination of all rights to purchase Units. There shall exist no outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any membership interest, unit or other interest in the Company

7.15     Employees. None of the individuals identified on Part 7.15 of the Disclosure Schedule shall have ceased to be employed by the Company, or shall have expressed an intention to terminate his or her employment with the Company following the Effective Time or to decline to accept employment with Parent or any Affiliate of Parent on the terms described in the offer letters tendered as of the date of this agreement and the employment agreements as executed simultaneously with the Closing.

7.16     Company Options/ Indebtedness. The Company shall have caused all Company Options to be exercised and cancelled, and all convertible Indebtedness repaid or converted, in each case in accordance with Section 4.6 of this Agreement, all such Company Options and convertible Indebtedness and any rights pursuant to such Company Options or convertible Indebtedness shall have been extinguished, and no proceedings in connection with the cancellation of such Company Options or the conversion or repayment of such Indebtedness shall have been initiated.

7.17     Subsidiaries. Each Subsidiary of the Company shall be 100% wholly owned by the Company and there shall exist no outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any membership interest, unit or other interest in any Subsidiary of the Company.

8.     Conditions Precedent to Obligations of the Company

The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver), at or prior to the Closing, of the following conditions:

8.1     Accuracy of Representations. Each of the representations and warranties made by Parent in this Agreement shall have been accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representations and warranties which by their terms are made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date).

8.2     Performance of Covenants. The covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3     Officer’s Certificate. The Company shall have received a certificate duly executed on behalf of Parent by an officer of Parent and containing the representation and warranty of Parent that the conditions set forth in Sections 8.1 and 8.2 have been satisfied.

8.4     No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing or otherwise impeding the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Merger by any Governmental Body that makes consummation of the Merger illegal.

8.5     Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

8.6     Form S-4. The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC that have not been withdrawn.

8.7     Nasdaq Listing. The shares of Parent common stock to be issued in connection with the Merger shall have been approved for listing on the Nasdaq Capital Market.8.8     Material Adverse Effect. Since the date of this Agreement, there shall not have been a material adverse change in circumstances with respect to the Parent’s business or assets.

9.     Termination

9.1     Termination Events. This Agreement may be terminated prior to the Closing (whether before or after the adoption and approval of this Agreement by the Company’s members or the Parent Stockholder Approval):

(a)     by the mutual written consent of Parent and the Company;

(b)     by either Parent or the Company, if the Closing has not taken place on or before 5:00 p.m. (Pacific time) March 20, 2015 (the “End Date”); provided, however, that neither Parent nor the Company shall be permitted to terminate this Agreement pursuant to this Section 9.1(b) if the failure to consummate the Merger by the End Date (as the same may be extended) results from, or is caused by, a material breach by such party of any of its representations, warranties, covenants or agreements contained herein;

(c)     by Parent or the Company if: (i) a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or (ii) there shall be any applicable Legal Requirement enacted, promulgated, issued or deemed applicable to the Merger by any Governmental Body that would make consummation of the Merger illegal;

(d)     by Parent if: (i) any of the representations and warranties of the Company contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 7.1 would not be satisfied; (ii) any of the covenants of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; or (iii) any Material Adverse Effect shall have occurred, or any event or other Effect shall have occurred or circumstance or other Effect shall exist that, in combination with any other events, circumstances or other Effects, would reasonably be expected to have or result in a Material Adverse Effect; provided, however, that, in the case of clauses “(i)” and “(ii)” only, if an inaccuracy in any of the representations and warranties of the Company as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company through the use of reasonable efforts within ten days after Parent notifies the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 9.1(d) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period, provided the Company, during the Company Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(d) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Company Cure Period);

(e)     by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 8.1 would not be satisfied; or (ii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent through the use of reasonable efforts within ten days after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 9.1(e) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period, provided Parent, during the Parent Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(e) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Parent Cure Period);

(f)     by Parent if the Required Member Approval is not obtained prior to March 20, 2014; or

(g)     by Parent or the Company if the Parent Stockholder Approval shall not have been obtained upon a vote taken thereon at the Parent Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof.

9.2     Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 9.1, Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 9.1, the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

9.3     Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any willful breach by such party of any provision of, contained in this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11.

10.     Indemnification, Etc.

10.1     Survival of Representations, Etc.

(a)     General Survival. Subject to Sections 10.1(b) and 10.1(d), the representations and warranties made by the Company in this Agreement (other than the Specified Representations) shall survive the Effective Time until 11:59 pm (Pacific time) on the date that is 24 months following the Closing Date (the “Expiration Date”); provided, however, that if, at any time on or prior to the Expiration Date, any Indemnitee delivers to the Securityholders’ Agent a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved.

(b)     Specified Representations. Notwithstanding anything to the contrary contained in Section 10.1(a), but subject to Section 10.1(d), the Specified Representations shall survive the Expiration Date until the date that is 90 days after the expiration of all applicable statutes of limitations (including any extensions thereof.

(c)     Parent Representations. All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Expiration Date, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

(d)     Fraud. Notwithstanding anything to the contrary contained in this Agreement, including in Section 10.1(a) or Section 10.1(b), the limitations set forth in Sections 10.1(a) and 10.1(b) shall not apply in the event of any fraud (whether on the part of any Effective Time Holder, the Company or any Representative of the Company).

(e)     Representations Not Limited. The Company and the Securityholders’ Agent (on behalf of the Effective Time Holders) have agreed that the Indemnitees’ rights to indemnification, compensation and reimbursement contained in this Section 10 relating to the representations, warranties, covenants and obligations of the Company or the Securityholders’ Agent are part of the basis of the bargain contemplated by this Agreement; and such representations, warranties, covenants and obligations, and the rights and remedies that may be exercised by the Indemnitees with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Indemnitees shall be deemed to have relied upon such representations, warranties, covenants or obligations notwithstanding) any knowledge on the part of any of the Indemnitees or any of their Representatives (regardless of whether obtained through any investigation by any Indemnitee or any Representative of any Indemnitee or through disclosure by the Company or any other Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement) or by reason of the fact that an Indemnitee or any of its Representatives knew or should have known that any representation or warranty is or might be inaccurate or untrue.

10.2     Indemnification.

(a)     Indemnification. From and after the Effective Time (but subject to all limitations and conditions set forth in this Article 10 and as otherwise set forth in this Agreement), each Effective Time Holder shall, severally and not jointly, hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, such Effective Time Holder’s Pro Rata Share of any monetary loss to any Indemnitee that results from the following items, and regardless of whether or not the monetary loss relates to any third party claims (“Damages):

(i)     any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement (without giving effect to any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty);

(ii)     any inaccuracy in or breach of any representation or warranty made by the Company in the Company Closing Certificate (without giving effect to any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty);

(iii)     any inaccuracy in any information set forth in the Merger Consideration Certificate or the Earnout Consideration Certificate, including any failure to properly calculate the Company Transaction Expenses, the Closing Indebtedness Amount, the Cash Purchase Price and the Per Unit Cash Amount;

(iv)     any breach of any covenant or obligation of the Company or the Securityholders’ Agent in this Agreement required to be performed prior to the Effective Time, or any breach of any covenant or obligation of any Effective Time Holder or the Securityholders’ Agent in this Agreement required to be performed at or after the Effective Time;

(v)     any claim asserted or held by any current, former or alleged securityholder of the Company: (A) relating to this Agreement, any other agreement entered into in connection with this Agreement, the Merger or any of the other transactions contemplated hereby or thereby; (B) alleging any ownership of, interest in or right to acquire any Units or other securities of the Company that is not specifically disclosed on Part 2.3 of the Disclosure Schedule;

(vi)     regardless of the disclosure of any matter set forth in the Disclosure Schedule, any claim or right asserted or held by any person who is or at any time was an officer, manager, employee or agent of the Company (against the Surviving Company, against Parent, against any Affiliate of Parent or against any other Person) involving a right or entitlement or an alleged right or entitlement to indemnification, reimbursement of expenses or any other relief or remedy (under the Organizational Documents, under any indemnification agreement or similar Contract, under any applicable Legal Requirement or otherwise) with respect to any act or omission on the part of such person or any event or other circumstance that arose, occurred or existed at or prior to the Effective Time;

(vii)     any claim or Legal Proceeding relating to any breach or any other matter of the type referred to in any of clauses “(i)” through “(vii)” above, inclusive (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 10).

For purposes of calculating the amount of any Damages arising from a breach of any representation or warranty under this Section 10.2, such representation and warranty shall be considered without regard to any qualification by or reference to or the words “material,” “Material Adverse Effect,” “materially” or words of like import contained therein.

(b)     Damage to Parent. The parties acknowledge and agree that, if the Surviving Company or the Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Company or the Company as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Company or the Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

10.3     Limitations.

(a)     Basket. Subject to Section 10.3(b), the Effective Time Holders shall not be required to make any indemnification payment pursuant to Section 10.2(a)(i) or Section 10.2(a)(ii) for any inaccuracy in or breach of any representation or warranty until such time as the total amount of all Damages suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise directly or indirectly become subject, exceeds $250,000 in the aggregate (the “Basket Amount”). If the total amount of such Damages exceeds the Basket Amount, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding the Basket Amount.

(b)     Applicability of Basket. The limitations set forth in Section 10.3(a) shall not apply (and shall not limit the indemnification or other obligations of any Effective Time Holder): (i) in the event of fraud (whether on the part of any Effective Time Holder, the Company or any Representative of the Company); (ii) to inaccuracies in or breaches of any of the Specified Representations; (iii) to any of the matters referred to in Sections 10.2(a)(iii) through Section 10.2(a)(vii), inclusive; or (iv) to the matters referred to in Section 10.2(a)(vii) (to the extent related to any of the matters referred to in clauses “(i)” through “(iii)” of this sentence).

(c)     Liability Cap and Recourse to Setoff Right. Except in the event of fraud or for breach of a Specified Representation, (i) recovery of monetary Damages by Indemnitees shall in no event exceed $20,000,000 and (ii) recourse by the Indemnitees to the right of setoff set forth in Section 10.7 shall be the Indemnitees’ sole and exclusive remedy under this Agreement for monetary Damages resulting from any breach of any representation or warranty set forth in this Agreement.

10.4     No Contribution. Each Effective Time Holder waives, and acknowledges and agrees that such Effective Time Holder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy against the Surviving Company or the Company in connection with any indemnification obligation or any other liability to which such Effective Time Holder may become subject under or in connection with this Agreement or any other agreement, document or instrument delivered to Parent in connection with this Agreement. Effective as of the Closing, the Securityholders’ Agent, on behalf of itself and each Effective Time Holder, and each Effective Time Holder expressly waives and releases any and all rights of subrogation, contribution, advancement, indemnification or other claim against Parent, the Surviving Company or the Company.

10.5     Claim Procedures. Any claim for indemnification, compensation or reimbursement pursuant to Section 10 (and, at the option of any Indemnitee, any claim based upon fraud) shall be brought and resolved exclusively as follows:

(a)     If any Indemnitee has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, Damages for which it is or may be entitled to indemnification, compensation or reimbursement under this Section 10 or for which it is or may otherwise be entitled to a monetary remedy relating to this Agreement, the Merger or any of the transactions contemplated hereby or thereby, such Indemnitee may deliver a claim notice (a “Claim Notice”) to the Securityholders’ Agent. Each Claim Notice shall: (i) contain a brief description of the facts and circumstances supporting the Indemnitee’s claim; and (ii) if practicable, contain a non-binding, preliminary, good faith estimate of the amount to which the Indemnitee might be entitled (the aggregate amount of such estimate, as it may be modified by the Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).

(b)     During the 20-day period commencing upon receipt by the Securityholders’ Agent of a Claim Notice from an Indemnitee (the “Dispute Period”), the Securityholders’ Agent may deliver to the Indemnitee a written response (the “Response Notice”) in which the Securityholders’ Agent: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount is owed to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnitee. If the Response Notice is delivered in accordance with clause “(ii)” or clause “(iii)” of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Securityholders’ Agent’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Securityholders’ Agent asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) is referred to herein as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnitee to the Claimed Amount). If a Response Notice is not received by the Indemnitee from the Securityholders’ Agent prior to the expiration of the Dispute Period, then the Securityholders’ Agent shall be conclusively deemed to have agreed that an amount equal to the full Claimed Amount is owed to the Indemnitee.

(c)     If the Securityholders’ Agent in its Response Notice agrees that the full Claimed Amount is owed to the Indemnitee, or if no Response Notice is received by the Indemnitee from the Securityholders’ Agent prior to the expiration of the Dispute Period, then Parent shall be entitled to indemnification for such Claimed Amount and shall have the right to setoff such Claimed Amount as provided in Section 10.7.

(d)     If the Securityholders’ Agent delivers a Response Notice to the Indemnitee during the Dispute Period agreeing that part, but not all, of the Claimed Amount is owed to the Indemnitee (the “Agreed Amount”), then Parent shall be entitled to indemnification for such Agreed Amount and shall have the right to setoff such Agreed Amount as provided in Section 10.7.

(e)     If the Securityholders’ Agent delivers a Response Notice to the Indemnitee during the Dispute Period expressly stating that there is a Contested Amount, the Securityholders’ Agent and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount and Parent shall be entitled to withhold any Earnout Payment(s) in the aggregate amount of such Contested Amount. If the Securityholders’ Agent and the Indemnitee resolve such dispute, such resolution shall be binding on the Securityholders’ Agent, the Effective Time Holders and such Indemnitee, and a settlement agreement stipulating the amount owed to such Indemnitee (the “Stipulated Amount”) shall be signed by such Indemnitee and the Securityholders’ Agent. Within three (3) Business Days following the execution of such settlement agreement, or such shorter period of time as may be set forth in the settlement agreement, Parent shall set off the Stipulated Amount as provided in Section 10.7 and release the portion of the such Earnout Payment, if any, equal to the excess of the Contested Amount over the Stipulated Amount.

(f)     In the event that there is a dispute relating to any Claim Notice or Contested Amount (whether it is a matter between the Indemnitee, on the one hand, and the Securityholders’ Agent, on the other hand, or it is a matter that is subject to a claim or Legal Proceeding asserted or commenced by a third party brought against the Indemnitee or the Company), such dispute (a “Claim Dispute”) shall be settled pursuant to Section 11.10. Notwithstanding the preceding sentence, nothing in this Section 10.5(f) shall prevent the Indemnitee from seeking preliminary injunctive relief from a court of competent jurisdiction pending settlement of any Claim Dispute. The judgment or decree of a court of a Claim Dispute shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined unless otherwise agreed in writing by the parties.

10.6     Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Company, the Company, Parent or any other Person) with respect to which any Effective Time Holder may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to Section 10, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own with counsel reasonably satisfactory to the Securityholders’ Agent. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

(a)     subject to the other provisions of Section 10, all reasonable expenses relating to the defense of such claim or Legal Proceeding (and all amounts due pursuant to any settlement, adjustment or compromise of such claim or Legal Proceeding) shall be borne and paid exclusively by the Effective Time Holders;

(b)     each Effective Time Holder shall make available to Parent any documents and materials in such Effective Time Holder’s possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

(c)     Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding without the consent of the Securityholders’ Agent; provided, however, that if Parent settles, adjusts or compromises any such claim or Legal Proceeding without the consent of the Securityholders’ Agent, then such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnitee in connection with such claim or Legal Proceeding (it being understood that if Parent requests that the Securityholders’ Agent consent to a settlement, adjustment or compromise, the Securityholders’ Agent shall not unreasonably withhold, condition or delay such consent).

If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Securityholders’ Agent may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Parent; provided, however, that the Securityholders’ Agent may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld or delayed). Parent shall give the Securityholders’ Agent prompt notice of the commencement of any such Legal Proceeding against Parent, Merger Sub or the Company; provided, however, that any failure on the part of Parent to so notify the Securityholders’ Agent shall not limit any of the obligations of the Effective Time Holders under this Section 10 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

10.7     Setoff. Parent shall have the right to withhold and deduct any sum that is actually owed to Parent or any Indemnitee under this Section 10 from any Earnout Payment that would be otherwise payable hereunder. Parent shall have the right, exercisable by delivery of written notice to the Securityholders’ Agent, to set-off against each Earnout Payment payable by Parent pursuant to Section 5.3, an amount equal to the aggregate amount of all Damages; provided, however, that if the amount of any Loss relating to claims for indemnification made by Parent that is setoff against a Earnout Payment is finally determined to have been withheld in bad faith, such setoff amount shall be distributed by Parent as set forth in Section 5.3 with accrued interest. For the purpose of the preceding sentence, “Bad Faith” shall mean that Parent or an Indemnitee did not have a colorable claim to indemnification under this agreement.

10.8     Exclusive Remedy. Except (a) in the event of fraud and (b) for equitable remedies, from and after the Effective Time, the rights to indemnification, compensation and reimbursement set forth in this Section 10 shall be the sole and exclusive monetary remedy of the Indemnitees with respect to any breach of this Agreement.

10.9     Exercise of Remedies Other Than by Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

11.     Miscellaneous Provisions

11.1     Securityholders’ Agent.

(a)     Appointment. By virtue of the adoption and approval of this Agreement and the Support Agreements, the Effective Time Holders irrevocably nominate, constitute and appoint Gregory J. Duman as the agent and true and lawful attorney in fact of the Effective Time Holders (the “Securityholders’ Agent”), with full power of substitution, to act in the name, place and stead of the Effective Time Holders for purposes of executing any documents and taking any actions that the Securityholders’ Agent may, in the Securityholders’ Agent’s sole discretion, determine to be necessary, desirable or appropriate in connection with this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement and any transaction contemplated under this Agreement or any such other agreement, document or instrument, including with respect to, any claim for indemnification, compensation or reimbursement under Section 10. Securityholders’ Agent hereby accepts its appointment as Securityholders’ Agent.

(b)     Authority. The Effective Time Holders grant to the Securityholders’ Agent full authority to execute, deliver, acknowledge, certify and file on behalf of such Effective Time Holders (in the name of any or all of the Effective Time Holders or otherwise) any and all documents that the Securityholders’ Agent may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Securityholders’ Agent may, in its sole discretion, determine to be appropriate, in performing his duties as contemplated by Section 11.1(a). Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated hereby: (i) each Indemnitee shall be entitled to deal exclusively with the Securityholders’ Agent on all matters relating to any claim for indemnification, compensation or reimbursement under Section 10; and (ii) each Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Effective Time Holder by the Securityholders’ Agent, and on any other action taken or purported to be taken on behalf of any Effective Time Holder by the Securityholders’ Agent, as fully binding upon such Effective Time Holder.

(c)     Power of Attorney. The Effective Time Holders recognize and intend that the power of attorney granted in Section 11.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Securityholders’ Agent; and (iii) shall survive the death, incapacity, dissolution, liquidation or winding up of each of the Effective Time Holders.

(d)     Replacement. If the Securityholders’ Agent shall die, resign, become disabled or otherwise be unable to fulfill its responsibilities hereunder, the Effective Time Holders shall, within 10 days after such death, disability or inability, appoint a successor to the Securityholders’ Agent (who shall be an Effective Time Holder and shall be reasonably satisfactory to Parent) and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Securityholders’ Agent as Securityholders’ Agent hereunder. If for any reason there is no Securityholders’ Agent at any time, all references herein to the Securityholders’ Agent shall be deemed to refer to the Effective Time Holders.

(e) Recordkeeping. Securityholders’ Agent shall be responsible for maintaining accurate records relating to the addresses of Effective Time Holders or any person authorized to receive Earnout Payments on behalf of an Effective Time Holder.

11.2     Preparation of Proxy Statement; Form S-4/Information Statement.

(a)      As promptly as practicable following the date of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, the Form S-4, in which the Proxy Statement/Information Statement will be included. Each of Parent and the Company shall cooperate in the preparation and filing of the Form S-4 and Proxy Statement/Information Statement. The Company and Parent shall provide the other with the opportunity to review and comment on such documents prior to their filing with the SEC. Parent shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger. The Company shall use reasonable best efforts to cause to be delivered to Parent a “comfort letter” of its independent auditors, dated the date that is two (2) Business Days prior to the date on which the Form S-4 becomes effective, with respect to any financial information of the Company included in the Form S-4. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement/Information Statement will be made by Parent without the Company’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the Company the opportunity to review and comment thereon. Parent will advise the Company promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Parent common stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Information Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the Company with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Information Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and Parent shall promptly file an appropriate amendment or supplement describing such information, after the Company has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable law, disseminated to the stockholders of Parent. Parent will cause the Proxy Statement/Information Statement to be mailed to Parent’s stockholders as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act.

(b)     Parent shall, as soon as practicable following the date of this Agreement, establish a record date for and promptly take any and all actions in connection therewith, and as soon as practicable after the Form S-4 is declared effective, duly call, give notice of, convene and hold, the Parent Stockholder Meeting solely for the purpose of obtaining the Parent Stockholder Approval. Parent shall, through its board of directors (the “Parent Board”), recommend that its stockholders approve the issuance of the shares of Parent common stock to be issued in connection with the Merger (the “Parent Recommendation”). The Parent Board shall not withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify the Parent Recommendation in a manner adverse to the Company, or make any public statement in connection with such Parent Recommendation that is inconsistent with the Parent Recommendation (any such actions being a “Parent Adverse Recommendation Change”). Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Parent Board shall not be prohibited or restricted from effecting a Parent Adverse Recommendation Change if the Parent Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the exercise of its fiduciary duties to the stockholders of Parent under applicable Laws. Nothing contained in this Section 11.2(b) shall prohibit the Parent Board from making any disclosure to Parent's stockholders if the Parent Board determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would reasonably be determined to be inconsistent with applicable Law. Notwithstanding any Parent Adverse Recommendation Change pursuant to this Section 11.2(b), unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect.

11.3     Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

11.4     No Waiver Relating to Claims for Fraud. The liability of any Person under Section 10 will be in addition to, and not exclusive of, any other liability that such Person may have at law or in equity based on such Person’s fraudulent acts or omissions. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Section 10, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any other Person’s fraudulent acts or omissions, nor will any such provisions limit, or be deemed to limit: (a) the amounts of recovery sought or awarded in any claim for fraud against such other Person; (b) the time period during which a claim for fraud may be brought against such other Person; or (c) the recourse which any such party may seek against such other Person with respect to a claim for fraud.

11.5     Fees and Expenses. Except as otherwise provided herein, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred by such party or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions; and (c) the consummation of the Merger.

11.6     Attorneys’ Fees. If any action, suit or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11.7     Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email or facsimile transmission before 11:59 p.m. (recipient’s time) on the day sent by facsimile and receipt is confirmed, when transmitted; (c) if sent by email or facsimile transmission on a day other than a Business Day and receipt is confirmed, or if sent by email or facsimile transmission after 11:59 p.m. (recipient’s time) on the day sent by facsimile and receipt is confirmed, on the Business Day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to Parent or Merger Sub:

Internet Patents Corporation

Attn: L. Eric Loewe

101 Parkshore Dr.
Suite 100
Folsom, CA 95630

Phone: (916) 932-2860
Facsimile: (916)-932-2001
Email: eloewe@internetpatentscorporation.net

mailto:

with required copies (which shall not constitute notice) to:

Mr. Hussein A. Enan
CEO, Internet Patents Corporation
101 Parkshore Dr, Suite 100
Folsom, CA 95630

(916) 932-2860

and to:

Sidley Austin LLP
1001 Page Mill Road, Building 1
Palo Alto, California 94304
Attention: Karen Dreyfus
Facsimile: (650) 565-7000

If to the Company:

Prism Technologies, LLC

2323 S. 171st Street, Suite 106

Omaha, NE 68130

Phone: (402) 934-2020 Ext.106

Fax: (402) 934-2021

with a copy (which shall not constitute notice) to:

Virgil K. Johnson

Paul D. Heimann

Erickson & Sederstrom, P.C. LLO
Regency Westpointe

10330 Regency Parkway Drive
Omaha, NE 68114
Direct:  (402) 390-7134

Mobile: (402) 968-0226

Fax:  (402) 390-7130

E-Mail: pheim@eslaw.com & vjohn@eslaw.com

If to the Securityholders’ Agent:

Gregory J. Duman

17540 Bay Wood CR

Omaha, NE 68130

(402) 578-1447

E-Mail: greg.duman@prsmip.com

with required copies (which shall not constitute notice) to:

Mr. Gregory J. Duman

2323 S. 171st Street, Suite 106

Omaha, NE 68130

Phone: (402) 934-2020 Ext.106

Fax: (402) 934-2021

11.8     Headings. The bold-faced headings and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.9     Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

11.10     Governing Law; Dispute Resolution.

(a)     Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b)     Venue. Any action, suit or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including any action, suit or other Legal Proceeding based upon fraud and including any action, suit or other Legal Proceeding arising out of or in connection with a Claim Dispute) shall be brought or otherwise commenced exclusively in any state or federal court located in the County of New Castle, State of Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the County of New Castle, State of Delaware (and each appellate court located in the County of New Castle, State of Delaware) in connection with any such action, suit or Legal Proceeding; (ii) agrees that each state and federal court located in the County of New Castle, State of Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or Legal Proceeding commenced in any state or federal court located in the County of New Castle, State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or Legal Proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

11.11     Successors and Assigns. This Agreement shall be binding upon: (a) the Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); (c) Merger Sub and its successors and assigns (if any); (d) the Securityholders’ Agent and its successors and assigns (if any); and (e) the Effective Time Holders. This Agreement shall inure to the benefit of: (i) the Company; (ii) Parent; (iii) Merger Sub; (iv) the other Indemnitees; and (v) the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 10), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

11.12     Remedies Cumulative; Specific Performance. Except as expressly set forth in this Agreement, the rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by the Company or the Securityholders’ Agent of any covenant, obligation or other provision set forth in this Agreement: (a) Parent shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) Parent shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

11.13     Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.14     Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives, TO THE EXTENT PERMITTED BY APPLICABLE LAW, any and all right to trial by jury in any action, suit or other legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

11.15     Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered: (a) prior to the Closing Date, on behalf of the Company, Parent, Merger Sub and the Securityholders’ Agent; and (b) after the Closing Date, on behalf of Parent and the Securityholders’ Agent (acting exclusively for and on behalf of all of the Effective Time Holders).

11.16     Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.17     Parties in Interest. Except for the provisions of Section 10, none of the provisions of this Agreement is intended to provide any rights or remedies to any employee, creditor or other Person other than Parent, Merger Sub, the Company and their respective successors and assigns (if any).

11.18     Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other parties hereto during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other parties all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Parent or Merger Sub, to their counsel, accountants or Affiliates, and in the case of the Securityholders’ Agent, to their counsel or accountants). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed Merger; provided, however, that after the Effective Time, Parent and the Company may use or disclose any confidential information related to the Company or its assets or business. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (a) is or becomes available to such party from a source other than such party or its agents, (b) is or becomes available to the public other than as a result of disclosure by such party or its agents, (c) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed or (d) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

11.19     No Public Announcement. Prior to the Effective Time, neither Parent, Merger Sub, Securityholders’ Agent nor the Company (nor any of their respective Affiliates) shall, without the approval of each other party, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that the any party shall be so obligated by law, in which case such party shall first advise each other party thereof and the parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement. Following the Effective Time, neither the Securityholders’ Agent nor any of his Affiliates shall make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law, in which case such party shall advise Parent thereof and the parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued.

11.20     Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof. The parties hereto acknowledge and agree that, effective as of the date of this Agreement, the Non-Disclosure Agreement, dated May 21, 2014, by and between the Company and Parent (together with all acknowledgements and other agreements entered into in connection therewith) is hereby terminated and shall be null and void and of no force or effect.

11.21     Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty of the Company set forth in the corresponding numbered or lettered section or subsection of this Agreement, except to the extent that (a) such information is explicitly cross-referenced in another part of the Disclosure Schedule, or (b) it is readily apparent on the face of the disclosure (without reference to any document referred to therein) that such information qualifies another representation and warranty of the Company in this Agreement. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty of the Company made in this Agreement, unless the applicable part of the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The mere listing of a document or other item in, or attachment of a copy thereof to, the Disclosure Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains directly to the existence of the document or other item itself).

11.22     Construction.

(a)     Gender; Etc. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)     Ambiguities. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)     Interpretation. As used in this Agreement: (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; and (ii) the use of the word “or” shall not be exclusive.

(d)     References. Except as otherwise indicated, all references in this Agreement to “Sections,” “Parts,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement. References to “Dollars”, “dollars” or “$”, without more are to the lawful currency of United States of America.

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The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

INTERNET PATENTS CORPORATION,
a Delaware corporation

By:	/s/ Hussein Enan
Name:	Hussein Enan
Title:	CEO

STRATEGIC CONCEPTS ACQUISITION CORP.,
a Delaware corporation

By:	/s/ L. Eric Loewe
Name:	L. Eric Loewe
Title:	Secretary

PRISM TECHNOLOGIES, LLC,
a Nebraska limited liability company

By:	/s/ Gregory J. Duman
Name:	Gregory J. Duman
Title:	President

SECURITYHOLDERS’ AGENT:

/s/ Gregory J. Duman
Name:	Gregory J. Duman

EXHIBIT A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

“401(k) Plans” has the meaning set forth in Section 4.5 of the Agreement.

“Accounting Firm” means any of Deloitte LLP, Ernst & Young LLP, PricewaterhouseCoopers LLP, or other accounting firm with a national practice as shall be agreed upon by Parent and Securityholders’ Agent.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a)     the sale, license, sublicense or disposition of all or a material portion of the Company’s business or assets outside of the ordinary course of business;

(b)     the issuance, disposition or acquisition of: (i) any unit, membership interest or other equity security of the Company; or (ii) any security, instrument or obligation that is or may become convertible into or exchangeable for any unit, membership interest or other equity security of the Company; or

(c)     any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and the Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Affiliated Group” means an “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included the Company or any of its Subsidiaries or any or any direct or indirect predecessor of the Company or any of its Subsidiaries, or any other group of corporations filing Tax Returns on a combined, consolidated, unitary or similar basis that, at any time on or before the Closing Date, includes or has included the Company or any of its Subsidiaries or any direct or indirect predecessor of the Company.

“Agreed Amount” has the meaning set forth in Section 10.5(d) of the Agreement.

“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

“Articles of Merger” has the meaning set forth in Section 1.3(a) of the Agreement.

“Asset Allocation Statement” means an allocation of the Purchase Price in accordance with Section 6.5.

“Basket Amount” has the meaning set forth in Section 10.3(a) of the Agreement.

“Business” means the business of (i) enforcing Intellectual Property rights against infringers and entering into, and monitoring, settlement arrangements with such infringers; (ii) licensing Intellectual Property rights; (iii) the evaluation and potential acquisition of Patents or Patent portfolios from Third Parties; and (iv) providing other Intellectual Property related services.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by any Legal Requirement to be closed in Nebraska, California or New York City, New York.

“Cash Purchase Price” has the meaning set forth in Section 1.5(b)(vi) of the Agreement.

“Certificate of Formation” has the meaning set forth in Section 1.2 of the Agreement.

“Certificate of Merger” has the meaning set forth in Section 1.3(a) of the Agreement.

“Claim Dispute” has the meaning set forth in Section 10.5(f) of the Agreement.

“Claim Notice” has the meaning set forth in Section 10.5(a) of the Agreement.

“Claimed Amount” has the meaning set forth in Section 10.5(a) of the Agreement.

“Closing” has the meaning set forth in Section 1.3(a) of the Agreement.

“Closing Date” has the meaning set forth in Section 1.3(a) of the Agreement.

“Closing Indebtedness Amount” has the meaning set forth in Section 1.5(b)(i) of the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and, unless the context otherwise requires, the applicable United States Treasury regulations promulgated pursuant thereunder. All references to the Code, United States Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Company” has the meaning set forth in the introductory paragraph of the Agreement.

“Company Closing Certificate” has the meaning set forth in Section 7.9 of the Agreement.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a party; (b) by which the Company, any of its Subsidiaries or any of their assets, is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Cure Period” has the meaning set forth in Section 9.1(d) of the Agreement.

“Company Data” means all right, title and interest in and with respect to the data contained in the Company IT Systems or any databases of the Company (including any and all Know-How) and all other information and data compilations used by, or necessary to the Business of, the Company, including all data obtained from or about users of Company’s websites.

“Company Employee Plan” means any plan, program, policy, practice, Contract, whether written or unwritten, providing benefits or compensation to any Company Service Provider or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, or otherwise has any potential liability with respect to, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) or any bonus, incentive, deferred compensation, vacation, insurance, supplemental unemployment, retention, stock purchase, stock option or other equity-related award, severance, employment, consulting, change of control or fringe benefit plan, program, policy, practice or Contract.

“Company Financial Statements” has the meaning set forth in Section 2.4(a) of the Agreement.

“Company IP Contract” means any Contract to which Company is or was a party or by which the Company is or was bound, that contains any assignment or license of, or any covenant or agreement to assign or license not to assert or enforce, any Intellectual Property right or that otherwise relates to any Owned Intellectual Property or any Intellectual Property developed by, with or for the Company.

“Company IT Systems” means all information technology and computer systems (including Computer Software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used in or necessary to the conduct of the business of the Company.

“Company Option” means each option, outstanding to purchase Units from the Company.

“Company Option Information” means (a) the name of the holder of such Company Option; (b) the total number of Units that are or were subject to such Company Option; (c) the date on which such Company Option was granted and the term of such Company Option; (d) the vesting schedule for such Company Option (including the number of Units subject to such Company Option that are vested and unvested as of the date of this Agreement) and (e) the exercise price per Membership Unit purchasable under such Company Option.

“Company Returns” has the meaning set forth in Section 2.14(a) of the Agreement.

“Company Service Provider” means any current or former employee, independent contractor, consultant, agent, advisor, founder, officer or manager of any of the Company or any of its Affiliates, or any former owner of Intellectual Property owned or purported to be owned by the Company .

“Company Transaction Expenses” means, without duplication, all fees, costs, expenses, payments, expenditures or Liabilities (collectively, “Expenses”), whether incurred or paid prior to the date of the Agreement, during the Pre-Closing Period or at or after the Effective Time, and whether or not invoiced prior to the Effective Time, incurred by or on behalf of the Company or any of its Subsidiaries, or to or for which the Company or any of its Subsidiaries is or becomes subject or liable, in connection with any of the transactions contemplated by the Agreement, including: (a) Expenses described in Section 11.5 of the Agreement; (b) Expenses payable to legal counsel or to any financial advisor, broker, accountant or other Person who performed services for or on behalf of, or provided advice to the Company or any of its Subsidiaries, or who is otherwise entitled to any compensation or payment from the Company or any of its Subsidiaries, in connection with or relating to the Agreement, any of the transactions contemplated by the Agreement, or the process resulting in such transactions; (c) Expenses that arise or are expected to arise, or are triggered or become due or payable, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the transactions contemplated by the Agreement, including any fees and expenses related to the D&O Tail Policy and any bonus, severance, profit sharing or change of control payment or benefit (or similar payment obligation), made or provided, or required to be made or provided, by the Company or any of its Subsidiaries as a result of or in connection with the Merger or any of the other transactions contemplated by the Agreement; (d) any social security, Medicare, unemployment or other employment, withholding or payroll Tax or similar amount owed by the Company or any of its Subsidiaries with respect to any of the transactions contemplated by the Agreement; (e) Expenses incurred by or on behalf of any member or any Company Service Provider or the Company or any of its Subsidiaries in connection with the transactions contemplated by the Agreement that the Company or any of its Subsidiaries is or will be obligated to pay or reimburse after the Closing; (f) any forgiveness by the Company or any of its Subsidiaries of any Indebtedness; or (g) any Expenses incurred to obtain consents, waivers or approvals under any Company Contract as a result of or in connection with the transactions contemplated by the Agreement; provided, however, that Company Transaction Expenses shall not include any amount included in the Closing Indebtedness Amount.

“Computer Software” means all versions of all computer software programs and software systems, in both source code and object code format, including databases, algorithms, compilations, compilers, higher level or “proprietary” languages, data files, application programming interfaces, tool sets, user interfaces, manuals and other specifications and documentation and all Know-How relating thereto.

“Consent” means any approval, consent, ratification, permission, waiver, order or authorization (including any Governmental Authorization).

“Contested Amount” has the meaning set forth in Section 10.5(b) of the Agreement.

“Contract” means any written, oral or other agreement (including “click-through” agreement), contract, license, sublicense, subcontract, settlement agreement, lease, understanding, arrangement, instrument, note, purchase order, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Copyrights” means all domestic and foreign copyrights, copyrightable material, design rights, moral rights and general intangibles of the same nature, rights of attribution or authorship, database rights and mask works, whether registered or unregistered, and pending applications to register the same.

“D&O Tail Policy” has the meaning set forth in Section 4.11 of the Agreement.

“Damages” has the meaning set forth in Section 10.2 (a) of the Agreement.

“Designated Members” means each of the individuals identified on Exhibit E.

“Designated Patent” means each of United States Patent Numbers 6,516,416; 7,290,288; 8,127,345; 8,387,155; 7,203,838; and 7,631,191.

“Determination” has the meaning set forth in Section 6.5(a).

“DGCL” has the meaning set forth in the recitals to the Agreement.

“Disclosure Schedule” means the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and prepared in accordance with Section 11.21 of the Agreement.

“Dispute Period” has the meaning set forth in Section 10.5(b) of the Agreement.

“Earnout Consideration Certificate” means a certificate, in form and substance reasonably in substantially the same form of, and containing the same information as, the Merger Consideration Certificate, and containing the following additional information (to be set forth on an accompanying spreadsheet): (a) a calculation of the Per Unit Earnout Payment and (b) an update of each of the per holder Earnout Payment calculations set forth in the Merger Consideration Certificate pursuant to Section 1.3(b)(ix)(2)(E), such update to set forth with respect to each holder entitled to receive any portion of any Earnout Payment the aggregate amount of such Earnout Payment to be made to such holder.

“Earnout Event” has the meaning specified in Section 5.3(a) of the Agreement.

“Earnout Payment” has the meaning specified in Section 5.3(a) of the Agreement.

“Effective Time Holder” means each holder of Units of the Company that is entitled to receive consideration pursuant to Section 1.5 of the Agreement.

“Effective Time” has the meaning set forth in Section 1.3(a) of the Agreement.

“Election Notice” has the meaning set forth in Section 4.5 of the Agreement.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, intangible property right, claim, infringement, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security or restriction on the transfer, use or ownership of any security or other asset).

“End Date” has the meaning set forth in Section 9.1(b) of the Agreement.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other Entity that would be considered a single employer with the Company within the meaning of Section 414 of the Code.

“Exchange Act” means shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Expiration Date” has the meaning set forth in Section 10.1(a) of the Agreement.

“FIRPTA Notification” has the meaning set forth in Section 4.7 of the Agreement.

“FIRPTA Statement” has the meaning set forth in Section 4.7 of the Agreement.

“Form S-4” has the meaning set forth in Section 2.6 of the Agreement.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authorization” means any: (a) permit, license, approval, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) multinational or supranational body exercising legislative, judicial or regulatory powers, (b) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (c) federal, state, local, municipal, foreign or other government; or (d) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Grant Date” has the meaning set forth in Section 2.3(b) of the Agreement.

“Indebtedness” means, without duplication: (a) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise; (b) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased (other than accounts payable incurred in the ordinary course of business that are not more than 30 days past due); (c) all obligations of the Company to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP; (d) all outstanding reimbursement obligations of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company; (e) all obligations of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (f) all obligations secured by any Encumbrance existing on property owned by the Company, whether or not indebtedness secured thereby will have been assumed; (g) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, Indebtedness of others; (h) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the consummation of the transactions contemplated by the Agreement or in connection with any lender Consent; and (i) all obligations of the Company, whether interest bearing or otherwise, owed to any securityholder of the Company and or any Affiliate of any securityholder of the Company.

“Indemnitees” means the following Persons: (a) Parent; (b) Parent’s current and future Affiliates (including Merger Sub and, following the Merger, the Surviving Company); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above; provided, however, that the Effective Time Holders shall not be deemed to be “Indemnitees.”

“Insider Payables” has the meaning set forth in Section 2.4(e) of the Agreement.

“Insider Receivables” has the meaning set forth in Section 2.4(e) of the Agreement.

“Intellectual Property” means all intellectual property and proprietary rights including, without limitation: all Copyrights, Know-How, Patents, Trade Secrets, Trademarks, Computer Software, Company Data, and all claims for Damages by reason of past infringement thereof, with the right to sue for, and collect the same.

“Know-How” means all information, inventions (whether or not patentable), improvements, practices, formula, Trade Secrets, techniques, methods, procedures, knowledge, results, protocols, processes, models, designs, drawings, specifications, materials and any other information, data or materials related to the Business. Know-How shall not include any Patents, provided however, any of the foregoing otherwise included in the written description of any Patent shall be considered Know-How for the purposes of this definition.

An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) such individual would have known such fact or other matter had such individual made reasonable inquiry of the Persons who would reasonably be expected to have actual knowledge of such fact or other matter. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any officer or Manager of the Company has Knowledge of such fact or other matter after due inquiry.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, county, local, municipal, foreign, supranational or other law, statute, constitution, treaty, principle of common law, directive, resolution, ordinance, code, license, permit, decision, order, edict, writ, decree, rule, regulation, judgment, ruling, injunction, guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, and any rule, regulation or operating or technical standard or guidance issued, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any payment system in which the Company processes transactions.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Licensed Intellectual Property” means all Intellectual Property, other than Owned Intellectual Property, that the Company uses in the Business as currently conducted and planned to be conducted.

“Prism Patent Proceeds” means total cash recoveries from litigation or settlement, royalties, license fees and proceeds from Patent sales actually received by the Company in connection with its Business; minus costs, expenses and fees associated with the production of such revenue (including sales commissions, attorney contingency fees, expert fees and deferred purchase amounts paid to third parties); minus Company cash operating expenses (excluding amortization and other non-cash expenses) for the applicable measurement period.

“Lock-Up Agreement” means an agreement in the form attached hereto as Exhibit E.

“Managers” means Gregory J. Duman, Richard L. Gregg, Andre J. Bahou and Gerald C. Korth.

“Material Adverse Effect” means any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) is, or would reasonably be expected to be or to become, materially adverse to: (a) the business, condition, assets, capitalization, Intellectual Property, Liabilities, operations, results of operations, financial performance or prospects of the Company or any of its Subsidiaries, taken as a whole; or (b) the ability of the Company to perform any of its material covenants or obligations under the Agreement or under any other Contract or instrument executed, delivered or entered into in connection with any of the transactions contemplated by the Agreement.

“Material Contracts” has the meaning set forth in Section 2.12(a) of the Agreement.

“Member” means any holder of Units.

“Member Documents” means a certification of ownership of Units and other documents that Parent may reasonably request, including without limitation documents related to verification of ownership of Units, tax documentation and payment information (e.g., bank account information and contact details), in connection with payment of the Merger Consideration.

“Merger” has the meaning set forth in the recitals to the Agreement.

“Merger Consideration” means the aggregate consideration that Members are entitled to receive in exchange for all outstanding Units or other equity interests in the Company pursuant to Section 1.5 of the Agreement.

“Merger Consideration Certificate” has the meaning set forth in Section 1.3(b)(ix) of the Agreement.

“Merger Sub” has the meaning set forth in the introductory paragraph of the Agreement.

“Noncompetition Agreement” has the meaning set forth in the recitals and Section 7.10 of the Agreement.

“NULLCA” has the meaning set forth in the recitals to the Agreement.

“Open Lawsuit” means any lawsuit filed by the Company on or prior to the Closing Date.

“Order” means any order, writ, injunction, judgment, decree, ruling or award of any arbitrator or any court or other Governmental Body.

“Organizational Documents” has the meaning set forth in Section 2.2 of the Agreement.

“Outstanding Unit” means each Unit issued and outstanding immediately prior to the Effective Time.

“Owned Intellectual Property” has the meaning specified in Section 2.11(b)(i).

“Parent” has the meaning set forth in the introductory paragraph of the Agreement.

“Parent Adverse Recommendation Change” has the meaning set forth in Section 11.2(b) of the Agreement.

“Parent Board” has the meaning set forth in Section 11.2(b) of the Agreement.

“Parent Cure Period” has the meaning set forth in Section 9.1(e) of the Agreement.

“Parent Stockholder Approval” has the meaning set forth in Section 3.2 of the Agreement.

“Parent Stockholder Meeting” has the meaning set forth in Section 3.2 of the Agreement.

“Patents” means all domestic and foreign patents (including utility, utility model, plant and design patents), patent applications (whether published or unpublished and including additions, provisional, national, regional and international applications, as well as reissues, original, continuation, continuation-in-part, divisionals, continued prosecution, and re-examination applications), patent or invention disclosures, registrations, applications for registrations and any term extension or other governmental action or grant of rights or rights which provides rights beyond the original expiration date of any of the foregoing, including patent term extensions and supplementary protection certificates and the like, and any renewals, substitutions, confirmation patents, registration patents, invention certificates, patents of addition and the like.

“Permitted Earnout Distribution” means a distribution of Prism Patent Proceeds to Effective Time Holders between the date hereof and Closing, such distribution not to exceed the amount of the Sharing Cap.

“Per Unit Cash Amount” has the meaning set forth in Section 1.5(b)(ii) of the Agreement.

“Per Unit Earnout Payment” has the meaning set forth in Section 1.5(b)(ii) of the Agreement.

“Per Unit Share Amount” has the meaning set forth in Section 1.5(b)(ii) of the Agreement.

“Person” means any individual, Entity or Governmental Body.

“Personal Data” means a natural person’s name, street address, telephone number, email address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

“Pre-Closing Period” has the meaning set forth in Section 4.1 of the Agreement.

“Pro Rata Share” has the meaning set forth in Section 1.5(b)(v) of the Agreement.

“Properties” means the leasehold properties held or occupied by the Company.

“Proxy Statement/ Information Statement” means the proxy statement/prospectus/information statement in preliminary and definitive form to be sent to Parent’s stockholders in connection with Parent Stockholder Meeting and to the members of the Company in connection with the adoption and approval of this Agreement and approval of the other transactions contemplated by this Agreement and the Merger by signing written consents.

“Related Party” means: (a) each member who beneficially holds more than 2% of the Company Units; (b) each individual who is, or who has at any time since inception been, an officer or manager of the Company; (c) each member of the immediate family of each of the individuals referred to in clauses “(a),” and “(b)” above; and (d) any trust or other Entity (other than the Company) in which any one (1) of the Persons referred to in clauses “(a),” “(b)” and “(c)” above holds (or in which more than one (1) of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

“Release” means the release to be executed by each of the Persons set forth on Schedule 1.3(b)(iv), substantially in the form of Exhibit D to the Agreement.

“Required Member Approval” means the vote required by members of the Company to approve this Agreement and the Merger and constituting the approval of members holding at least 67% of Units of the Company.

“Representatives” means officers, managers, employees, agents, attorneys, accountants, advisors and representatives.

“Response Notice” has the meaning set forth in Section 10.5(b) of the Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Section 280G” means Section 280G of the Code and the United States Treasury Regulations and related guidance promulgated thereunder.

“Securities Act” shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Securityholders’ Agent” has the meaning set forth in Section 11.1(a) of the Agreement.

“Share Consideration” means three and a half (3.5) million shares of Parent’s common stock.

“Specified Representations” means (a) the representations and warranties set forth in Sections 2.1 (Organizational Matters), 2.3 (Capital Structure), 2.11 (b)-(c)(Intellectual Property), 2.14 (Tax Matters) and 2.19 (Authority; Binding Nature of Agreement) of the Agreement; and (b) the representations, warranties, certifications and other statements and information set forth in the Merger Consideration Certificate, including in any update to such Merger Consideration Certificate made by the Securityholders’ Agent pursuant to Section 5.3(a) (Earnout Event).

“Stipulated Amount” has the meaning set forth in Section 10.5(e) of the Agreement.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Straddle Period Tax Returns” has the meaning set forth in Section 6.2(a).

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Support Agreement” has the meaning set forth in the recitals to the Agreement.

“Surviving Company” has the meaning set forth in Section 1.1 of the Agreement.

“Tax” (and, with correlative meaning, “Taxes”) includes (i) any federal, state, local, foreign, supra-governmental or supranational net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax allocation or sharing agreement), as a result of being a transferee or successor, or otherwise.

“Tax Damages” includes any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

“Tax Return” means any return (including any information return, claim for refund or amended return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax (including any attached schedule) or in connection with the administration, implementation or enforcement of or compliance with any applicable Legal Requirement relating to any Tax.

“Third Party” means a Person who is independent from, and not an Affiliate of, Parent or Company or any of their respective Affiliates.

“Trade Secrets” means trade secrets under the Uniform Trade Secrets Act (“UTSA”) or other applicable law, and includes, however documented, concepts, ideas, designs, Know-How, methods, data, processes, formulae, compositions, improvements, inventions, discoveries, product specifications, Computer Software, and all other materials or information having economic value under the UTSA or other applicable law to the extent preserved in confidence.

“Trademarks” means all domestic and foreign trademark and service mark applications, registered trademarks and services marks, unregistered trademarks and services marks, including common law trademarks and service marks, slogans, logos, rights to trade dress and trade names, trade or service names, brand names, Internet domain names and general intangibles of like nature, in each case with any and all associated goodwill therewith.

“Unaudited Interim Balance Sheet” has the meaning set forth in Section 2.4(a) of the Agreement.

“Units” means the units that represent a Member’s ownership interest in the Company representing such Member’s share of the profits and losses of the Company and a Member’s right to receive distributions of the Company’s assets in accordance with the Organizational Documents.

***

EXHIBIT B

SUPPORT AGREEMENT

This Support Agreement (this “Support Agreement”) is entered into as of [●], 2014, by and among Internet Patents Corporation, a Delaware corporation (“Parent”), Prism Technologies, LLC, a Nebraska limited liability company (the “Company”), and the individual person or entity identified on the signature page hereto (“Securityholder”).

Recitals

A.     Parent, Strategic Concepts Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), the Company and Gregory J. Duman,as the Securityholders’ Agent, are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides (upon the terms and subject to the conditions set forth therein) for the merger (the “Merger”) of Merger Sub with and into the Company, with the Company surviving the Merger to become a wholly owned subsidiary of Parent.

B.     In connection with the Merger, upon the terms and subject to the conditions of the Merger Agreement, each outstanding Unit of the Company will be converted into the right to receive the consideration set forth in Section 1.5 of the Merger Agreement.

C.     Securityholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of Units of the Company.

D.     Securityholder is entering into this Support Agreement in order to induce Parent to enter into the Merger Agreement and cause the Merger to be consummated.

Agreement

The parties to this Support Agreement, intending to be legally bound, agree as follows:

section 1.     Certain Definitions

For purposes of this Support Agreement:

(a)     Capitalized terms used but not otherwise defined in this Support Agreement have the meanings assigned to such terms in the Merger Agreement.

(b)    “Expiration Date” shall mean the earliest of: (i) the date on which the Merger Agreement is validly terminated in accordance with its terms or (ii) the date on which the Merger becomes effective.

(c)     “Subject Securities” shall have the meaning set forth in Section 6.3 herein.

(d)     “Voting Period” shall mean the period commencing on (and including) the date of this Support Agreement and ending on (and including) the Expiration Date.

section 2.     Support

2.1     Transfer of Subject Securities. Securityholder agrees not to, directly or indirectly, at any time during the Voting Period, other than as may be required by a court order, (a) sell, assign, transfer (including by operation of law), pledge, dispose of or otherwise encumber any of the Subject Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (b) deposit any Subject Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Support Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of law) or other disposition by Securityholder of any Subject Securities, or (d) take any action that would make any representation or warranty of the Securityholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Securityholder from performing its obligations hereunder. Any Transfer or attempted Transfer of any Subject Securities in violation of any provision of this Support Agreement shall be void ab initio and of no force or effect, and the Company shall not record such Transfer on its books or treat any purported transferee of such Subject Securities as the owner of such Subject Securities for any purpose.

2.2    Voting Covenant. Securityholder hereby agrees that, during the Voting Period, at any meeting of the Securityholders of the Company (whether annual or special and whether or not adjourned or postponed), however called, and in any action by written consent of Securityholders of the Company, at which the Merger Agreement and other related agreements (or any amended versions thereof) or such other related actions, are submitted for the consideration and vote of the Securityholders of the Company, unless otherwise directed in writing by Parent, Securityholder shall cause the Subject Securities to be voted:

(a)     in favor of (i) the Merger and the adoption and approval of the Merger Agreement and the terms thereof, (ii) each of the other actions contemplated by the Merger Agreement and (iii) any action in furtherance of any of the foregoing;

(b)     against any action, proposal, agreement or transaction that, to the knowledge of the Securityholder, could reasonably be expected to result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c)     against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of the Company; (iii) any reorganization, recapitalization, dissolution or liquidation of the Company; (iv) any change in a majority of the board of managers of the Company; (v) any amendment to the Company’s certificate of formation or bylaws; (vi) any material change in the capitalization of the Company or the Company’s corporate structure; and (vii) any other action, proposal, agreement or transaction or proposed transaction (including any possible Acquisition Transaction) which is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

Notwithstanding the foregoing, this Section 2.2 shall not apply to any proposal submitted to the members of the Company holding the number of Units required by the terms of Section 280G(b)(5)(B) of the Code, whether at a meeting or in an action by written consent, to render the parachute payment provisions of Section 280G inapplicable to any and all payments or benefits provided pursuant to Company Employee Plans or other Company Contracts that might result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code.

2.3     Other Voting Agreements. During the Voting Period, Securityholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with Section 2.2.

section 3.     Binding Terms of Merger Agreement

(a)     Securityholder hereby agrees to be bound by, observe and comply with the terms and provisions of the Merger Agreement (including, for the avoidance of doubt, Sections 1, 6, 10, 11.1 and 11.10 thereof) as if Securityholder were a party thereto. Without limiting the generality of the foregoing, Securityholder acknowledges and agrees that

(i)     Securityholder is an Effective Time Holder for all purposes of the Merger Agreement as if Securityholder were a party thereto with respect to all provisions binding upon Effective Time Holders thereunder and, as a result, assumes all obligations) as an Effective Time Holder under the Merger Agreement in accordance with the terms thereof; and

(ii)     under certain circumstances, the terms of the Merger Agreement require Securityholder to indemnify the Indemnitees.

(b)     Securityholder hereby irrevocably nominates, constitutes and appoints the Securityholders’ Agent as Securityholder’s agent and true and lawful attorney in fact of the Securityholder, with full power of substitution, to act in the name, place and stead of Securityholder for purposes of executing any documents and taking any actions that the Securityholders’ Agent may, in the Securityholders’ Agent’s sole discretion, determine to be necessary, desirable or appropriate in connection with the Merger Agreement or any other agreement, document or instrument referred to in or contemplated by the Merger Agreement and any transaction contemplated under the Merger Agreement or any such other agreement, document or instrument, including with respect to, any claim for indemnification, compensation or reimbursement under Section 10 of the Merger Agreement and hereby consents and agrees to, ratifies, confirms and acknowledges that (i) it shall be bound by the terms of Section 11.1 of the Merger Agreement, including (but not limited to) the terms with respect to indemnification, (ii) it shall be bound by all that the Securityholders’ Agent, pursuant to Section 11.1 of the Merger Agreement, shall already have done or caused to be done and shall do or cause to be done, by virtue of its appointment as the Securityholders’ Agent pursuant to and in accordance with Section 11.1 of the Merger Agreement; and (iii) it shall be bound by any execution, delivery, acknowledgment, certification and filing on behalf of the Securityholder by the Securityholders’ Agent of any and all documents that the Securityholders’ Agent may, in its sole discretion, determine to be necessary, desirable or appropriate.

section 4.     Confidentiality

Securityholder understands and acknowledges that Securityholder has had access to and has learned (a) information proprietary to the Company, (b) other information proprietary to the Company, including trade secrets, processes, patent and trademark applications, product development, price, customer and supply lists, sales, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans and all other confidential information with respect to the business of the Company, and (c) other confidential and/or proprietary information of the Company obtained by Securityholder prior to the Effective Time, including the terms of this Support Agreement, the Merger Agreement and the other agreements contemplated by the Merger Agreement (collectively, “Proprietary Information”). Securityholder agrees that it (i) will keep confidential all Proprietary Information, (ii) will not, directly or indirectly, disclose any Proprietary Information to any third party or use any Proprietary Information in any way and (iii) will not, directly or indirectly, misuse, misappropriate or exploit any Proprietary Information in any way. The restrictions contained in this Section 4 shall not apply to any information which (x) is at the Closing Date or thereafter becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by Securityholder or a breach by any other Person of any legal or contractual obligation, or (y) is required to be disclosed by applicable Legal Requirements, provided, that, in such event, Securityholder shall use reasonable efforts to give reasonable advance notice of such requirement to Parent to enable Parent or the Company to seek a protective order or other appropriate remedy with respect to such permitted disclosure. Neither the Securityholder nor any of its Affiliates shall issue or make any press release or other public announcement concerning (or otherwise disclose to any Person the existence or terms of) this Support Agreement, the Merger Agreement or any of the transactions contemplated hereby or thereby, without Parent’s prior written consent, except as and to the extent that such party shall be so obligated by applicable Legal Requirements, in which case such party shall (and, in the case of an Affiliate of Securityholder, Securityholder shall ensure that such Affiliate) (i) provide Parent with a copy of such release or announcement at least three (3) Business Days prior to its release, (ii) consult in good faith with Parent prior to issuing or making such release or announcement and (iii) such release or announcement shall be modified to reflect the reasonable comments of Parent.

section 5.     Waiver of Appraisal Rights

Securityholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that Securityholder or any other Person may have by virtue of, or with respect to, any Units owned by Securityholder.

section 6.     Representations and Warranties of Securityholder

Securityholder hereby represents and warrants to Parent and the Company as follows:

6.1     Authorization, etc. Securityholder has the absolute and unrestricted power, authority and capacity to execute and deliver this Support Agreement and to perform Securityholder’s obligations hereunder. This Support Agreement has been duly executed and delivered by Securityholder and constitutes a legal, valid and binding obligation of Securityholder, enforceable against Securityholder in accordance with its terms, subject only to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. To the extent that the Securityholder is not a natural person, the Securityholder hereby further represents and warrants that: (i) the Securityholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized; (ii) the Securityholder has the power to execute, deliver and perform this Support Agreement; (iii) the Securityholder has taken all necessary action to authorize the execution, delivery and performance of this Support Agreement; and (iv) the execution, delivery and performance of this Support Agreement by the Securityholder will not violate any provision of the Securityholder’s Organizational Documents.

6.2     No Conflicts or Consents.

(a)     The execution and delivery of this Support Agreement by Securityholder do not, and the performance of this Support Agreement by Securityholder will not: (i) conflict with or violate any Legal Requirement or Order applicable to Securityholder or by which Securityholder or any of Securityholder’s assets is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the securities of the Company owned by Securityholder pursuant to, any Contract to which Securityholder is a party or by which Securityholder or any of Securityholder’s Affiliates or assets is or may be bound or affected.

(b)     The execution and delivery of this Support Agreement by Securityholder do not, and the performance of this Support Agreement by Securityholder will not, require any Consent of any Person.

6.3     Title to Securities. As of the date of this Support Agreement: (a) Securityholder has good and valid title to and holds of record (free and clear of any Encumbrances) the number, class and series of Units set forth under the headings “Class of Units Held of Record” and “Number of Units Held of Record” on the signature page hereof; (b) Securityholder holds (free and clear of any Encumbrances) the options and other rights to acquire Units set forth under the heading “Options and Other Rights” on the signature page hereof; and (c) Securityholder does not own any Units or other securities of the Company, or any option, warrant, convertible note or other right to acquire (by purchase, conversion or otherwise) any Units or other securities of the Company, other than the units, options and other rights set forth on the signature page hereof (such securities set forth under the headings “Class of Units Held of Record” and “Number of Units Held of Record” and “Options and Other Rights” and all additional securities of the Company (including any securities convertible into or exchangeable or exercisable for securities of the Company) of which Securityholder acquires ownership of record or the power to vote during the Voting Period, and all other securities issued in any distribution in respect of any of the foregoing, the “Subject Securities”).

section 7.     Miscellaneous

7.1     Termination. The obligations of the Securityholder under this Support Agreement shall terminate and be of no further force or effect upon the termination of the Merger Agreement in accordance with its terms. Nothing in this Section 7.1 shall relieve any party of liability for any breach of this Support Agreement.

7.2     Further Assurances. From time to time and without additional consideration, Securityholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, Consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Support Agreement.

7.3     Notices. Any notice or other communication required or permitted to be delivered to any party under this Support Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email before 11:59 p.m. (recipient’s time) on the day sent by email and receipt is confirmed, when transmitted; (c) if sent by email transmission on a day other than a Business Day and receipt is confirmed, or if sent by email transmission after 11:59 p.m. (recipient’s time) on the day sent by email and receipt is confirmed, on the Business Day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to Parent or, following the Closing, the Company:

Internet Patents Corporation

101 Parkshore Drive, Suite 100

Folsom, CA 95630
Attention: [●]
Facsimile: [●]

and to:

Sidley Austin LLP
1001 Page Mill Road, Building 1
Palo Alto, California 94304
Attention: Karen Dreyfus
Facsimile: 650-565-7000

If to the Company, prior to the Closing:

Prism Technologies, LLC

2323 S. 171st Street, Suite 106

Omaha, NE 68130

Phone: 402-934-2020 Ext.106

Fax: 402-934-2021

with a copy (which shall not constitute notice) to:

Virgil K. Johnson

Paul D. Heimann

Erickson&Sederstrom,P.C.LLO
RegencyWestpointe

10330RegencyParkwayDrive
Omaha,NE68114
Direct:  (402) 390-7134

Mobile: (402) 968-0226

Fax:  (402) 390-7130

E-Mail pheim@eslaw.com & vjohn@eslaw.com If to the Securityholders’ Agent:

Gregory J. Duman

17540 Bay Wood CR

Omaha, NE 68130402-578-1447greg.duman@prsmip.com

with required copies (which shall not constitute notice) to:

Mr. Gregory J. Duman

2323 S. 171st Street, Suite 106

Omaha, NE 68130

Phone: 402-934-2020 Ext.106

Fax: 402-934-2021

7.4     Severability. If any provision or part of any provision of this Support Agreement, or the application of any such provision or part thereof to any Person or set of circumstances, shall be determined to be invalid or unenforceable in any jurisdiction to any extent, then: (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable Legal Requirements so as to be valid and enforceable to the fullest possible extent; (b) the invalidity or unenforceability of such provision or part thereof under such circumstances or in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Support Agreement. Each provision of this Support Agreement is separable from every other provision of this Support Agreement, and each part of each provision of this Support Agreement is separable from every other part of such provision.

7.5     Entire Agreement. This Support Agreement, the Merger Agreement and any other documents or agreements delivered by or on behalf of the parties in connection herewith and therewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

7.6     Amendments; Termination. This Support Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Securityholder.

7.7     Assignment; Binding Effect; No Third Party Rights. Neither this Support Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Securityholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be null and void. Subject to the preceding sentence, this Support Agreement shall be binding upon each of the parties hereto, their respective heirs, estates, executors and personal representatives (if applicable) and their respective successors and assigns, and shall inure to the benefit of each of the parties hereto, the Indemnitees and their respective successors and assigns. Nothing in this Support Agreement is intended to confer on any Person (other than Parent, the Company, the Indemnitees and their respective successors and assigns) any rights or remedies of any nature.

7.8     Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Support Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by another party of any covenant or obligation contained in this Support Agreement, such party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to obtain (without proof of actual damages): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.9     Non-Exclusivity. The rights and remedies of any Person under this Support Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

7.10     Governing Law; Venue; Waiver of Jury Trial.

(a)     This Support Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b)     Any action, suit or other Legal Proceeding relating to this Support Agreement or the enforcement of any provision of this Support Agreement (including any action, suit or other Legal Proceeding based upon fraud) shall be brought or otherwise commenced exclusively in any state or federal court located in the County of New Castle, State of Delaware. Each party to this Support Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the County of New Castle, State of Delaware (and each appellate court located in the County of New Castle, State of Delaware) in connection with any such action, suit or other Legal Proceeding; (ii) agrees that each state and federal court located in the County of New Castle, State of Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or other Legal Proceeding commenced in any state or federal court located in the County of New Castle, State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or other Legal Proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other Legal Proceeding is improper or that this Support Agreement or the subject matter of this Support Agreement may not be enforced in or by such court.

(c)     TO THE MAXIMUM EXTENT PERMITTED BY LAW, SECURITYHOLDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPORT AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS SUPPORT AGREEMENT.

7.11     Attorneys’ Fees. If any action, suit or other Legal Proceeding relating to this Support Agreement or the enforcement of any provision of this Support Agreement is brought against Securityholder, the prevailing party in such action, suit or other Legal Proceeding shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which such prevailing party may be entitled).

7.12     Counterparts; Exchanges by Electronic Transmission or Facsimile. This Support Agreement may be executed in separate counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Support Agreement (in counterparts or otherwise) by electronic transmission in .PDF format, by facsimile or other agreed format shall be sufficient to bind the parties to the terms and conditions of this Support Agreement.

7.13     Captions. The captions contained in this Support Agreement are for convenience of reference only, shall not be deemed to be a part of this Support Agreement and shall not be referred to in connection with the construction or interpretation of this Support Agreement.

7.14     Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Support Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Support Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim available to such Person arising out of this Support Agreement, or any power, right, privilege or remedy of such Person under this Support Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.15     Independence of Obligations. The covenants and obligations of Securityholder set forth in this Support Agreement shall be construed as independent of any other Contract between Securityholder, on the one hand, and the Company or Parent, on the other hand. The existence of any claim or cause of action by Securityholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Securityholder. Nothing in this Support Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Securityholder under any agreement between Securityholder and Parent or any certificate or instrument executed by Securityholder in favor of Parent; and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of Parent or any of the obligations of Securityholder under this Support Agreement.

7.16     Construction.

(a)     For purposes of this Support Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)     The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Support Agreement.

(c)     As used in this Support Agreement, the use of the word “or” shall not be exclusive and the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)     Except as otherwise indicated, all references in this Support Agreement to “Sections” are intended to refer to Sections of this Support Agreement.

[Remainder of page intentionally left blank.]

In Witness Whereof, the parties have caused this Support Agreement to be executed as of the date first written above.

Internet Patents Corporation By:

Name

Title
Prism Technologies, LLC By:

Name

Title

Signature Page to Support Agreement

Securityholder:

Signature

Signature of co-owner

Printed Name

Address:

Email

Class of Units Held of Record	Number of Units Held of Record	Options and Other Rights

Signature Page to Support Agreement

EXHIBIT C

NONCOMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT, dated as of _____________________, 2014 (this “Agreement”), is made and entered into by and between [●], the undersigned unitholder (the “Unitholder”) of Outstanding Membership Interests of [●], LLC, a Nebraska limited liability company (the “Company”), for the benefit of [●], a Delaware corporation (“Parent”).

RECITALS

WHEREAS, Parent, Strategic Concepts Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger, dated as of [September] [●], 2014 (the “Merger Agreement”), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, each Outstanding Membership Interest of the Company, will be converted into the right to receive a portion of the Merger Consideration (as defined in the Merger Agreement);

WHEREAS, the Unitholder holds the number of Outstanding Membership Interests appearing on the signature page hereof;

WHEREAS, in connection with consummation of the Merger the Unitholder will receive a portion of the Merger Consideration from Parent; and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Unitholder agree, and in order to induce Parent to enter into the Merger Agreement the Unitholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Unitholder agrees as follows:

1.      Definitions.      Capitalized terms used in this Agreement not otherwise defined herein have the meanings given such terms in the Merger Agreement

2.      Confidentiality and Restrictive Covenants.

(a)     (i)      Except as required by law or as authorized in advance by Parent, the Unitholder shall not for a period of one year following the date hereof, directly or indirectly use, disclose, or take any action which may result in the use or disclosure of, any “Confidential Information”.

(ii)      “Confidential Information” as used in this Agreement includes all confidential competitive, pricing, marketing, proprietary and other information or materials relating or belonging to the Parent, the Company or any of their Affiliates, (whether or not reduced to writing), including without limitation all confidential or proprietary information furnished or disclosed to or otherwise obtained by the Unitholder in the course of rendering services to the Parent, the Company, or any of their Affiliates, and further includes without limitation: patented or unpatented inventions, discoveries and improvements, organizational, operating and business plans; strategies; research and development; policies and manuals; personnel information (including without limitation the identity of Parent, Company and their Afilliates’ employees, and such employees’ responsibilities, competence and abilities, and compensation); medical information about employees; nonpublic financial information; lists of and information about prospective litigation targets; information concerning planned or pending acquisitions, investments or divestitures;. “Confidential Information” does not include information that lawfully is or becomes generally and publicly known outside of Parent, Company and their Affiliates other than through the Unitholder’s breach of this Agreement or breach by another person of some other obligation.

(iii)     Nothing herein prohibits the Unitholder from disclosing Confidential Information as legally required pursuant to a validly issued subpoena or order of a court, administrative agency or arbitrator (as applicable) of competent jurisdiction, provided that the Unitholder shall first promptly notify Parent if the Unitholder receives a subpoena, court order or other order requiring any such disclosure, to allow Parent to seek protection therefrom in advance of any such legally compelled disclosure.

(b)     Except as expressly authorized by Parent, the Unitholder shall not for a period of three years following the date hereof, for any or no reason, directly or indirectly (whether as a sole proprietor, owner, employer, partner, investor, shareholder, member, employee, consultant, or otherwise)

(i)     Engage in or assist any other person competitive with the Company’s conduct of the Business, or perform services involving the Business in any executive, managerial, sales, marketing, research or other competitive capacity for any person engaged in the Business, anywhere in the United States (the “Territory”), it being understood and agreed that Parent actively conducts and will conduct the Business throughout the Territory and that the Business effectively may be engaged in from any location throughout the Territory; or

(ii)      perform services or provide products relating to the Business for or to any Client(as defined below); or

(iii)     solicit any Client or prospective Client for the purpose of performing or providing or facilitating the performance or provision of any services or products relating to the Business; or

(iv)     seek or accept a position as an officer, director or employee of, or as a consultant or other non-employee service provider to, any Client where the Unitholder’s duties or services for such Client involve engaging in the Business; or

(v)     induce, solicit, or attempt to persuade any employee or other agent of the Parent, Company or any of their Affiliates to terminate his or her employment or other relationship or association with the Parent, Company or any such Affiliate in order to enter into any employment relationship with or perform services for any Client;

provided, however, that nothing set forth in this Section 2(b) shall prohibit the Unitholder from holding, directly or indirectly, (i) stock in a mutual fund or a diversified investment company, (ii) up to 5% in the aggregate of any class of capital stock or other ownership interests of any company if such stock or other ownership interests are publicly traded and listed on any national or regional stock exchange, and (iii) any equity interests through any non-self-directed employee benefit plan or pension plan.

(c)     To the maximum extent permitted by applicable law, the running of the time periods set forth above shall be tolled during the period of any breach by the Unitholder of this Section 2 and during the period of any dispute involving the breach, applicability, scope, duration or other aspect of any of the provisions of this Section 2, whether or not any party has filed a lawsuit. The provisions of this Section 2 shall remain in full force and effect for the duration of such breach or dispute, until the breach or dispute is fully and finally resolved by either (i) the written agreement of the parties to each such dispute or (ii) a final, non-appealable order from a court of competent jurisdiction, at which point the time-period of such provisions shall again commence running, unless such agreement or order (as applicable) expressly provides otherwise.

(d)      As used in this Agreement:

(i)     “Client” means any entity that is a defendant in an Open Lawsuit or an entity which uses or intends to use any Intellectual Property of the Company with respect to which Unitholder any time during the one year period preceding the date hereof: (A) performed services relating to the Business on behalf of the Company or any of its Affiliates, or (B) or had access to Confidential Information as a result of or in connection with the Unitholder’s services to the Company.

4.      Blue-Penciling. If any Governmental Body determines that any of the restrictive covenants set forth in Section 2, or any part thereof, is unenforceable because of the duration, geographic scope, or any other reason, it is the intention of the parties that such court shall have the power to modify any such provision, to the extent necessary to render the provision enforceable (for the maximum duration and geographic scope permissible), and such provision as so modified shall be enforced.

5.      Severability of Covenants. If any Governmental Body determines that any of the restrictive covenants set forth in Section 2, or any part thereof, is invalid, illegal or unenforceable, and that such restrictive covenants cannot otherwise be modified or limited pursuant to Section 4 of this Agreement, the remainder of the restrictive covenants set forth in Section 2 shall, to the extent enforceable under applicable law, not thereby be affected and shall be given full effect, without regard to the portions which have been declared invalid, illegal or unenforceable; provided, that if the economic or legal substance of the principles and transactions contemplated in this Agreement is affected in a manner materially adverse to any party as a result of the determination that a provision hereof is invalid, illegal or unenforceable, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original interest of parties as closely as possible in an acceptable manner to the end that the principles and transactions contemplated hereby are fulfilled to the closest extent possible.

6.      Remedies. If the Unitholder violates any of the restrictive covenants set forth in Section 2, Parent may proceed against the Unitholder in law or in equity for such damages or other relief as a court may deem appropriate. Unitholder acknowledges that a violation of any of the restrictive covenants set forth in Section 2 may cause Parent and its Affiliates irreparable harm which may not be adequately compensated for by money damages. Unitholder therefore agrees that in the event of any actual or threatened violation of any of the restrictive covenants set forth in Section 2, Parent shall not be required to post a bond in seeking injunctive relief against a Restricted Person to prevent any violations of the restrictive covenants set forth in Section 2. The Unitholder further agrees to reimburse Parent and its Affiliates for all costs and expenditures, including but not limited to reasonable attorneys' fees and court costs, incurred by any of them in connection with the successful enforcement of any of their rights under Section 2.

7.     Miscellaneous.

(a)     Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered, if delivered personally, (ii) if transmitted by fax, when confirmation of transmission is received, or (iii) if sent by registered or certified mail, return receipt requested, or by private courier, when received; and shall be addressed as follows:

If to Parent, to:

Internet patents Corporation

101 Parkshore Dr, Suite 100

Folsom, CA 95630

____

If to Unitholder, to:
____

____

or to such other address as such party may indicate by a notice delivered to the other party hereto.

(b)     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any Person (other than the parties hereto and their respective successors) any right, remedy or claim under or by reason of this Agreement.

(c)     Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersedes all prior and/or contemporaneous agreements, understandings or letters of intent with regard to the subject matter contained herein. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by Unitholder and Parent.

(d)      Waivers. The failure of Parent to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of Parent thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by Parent. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement only if it is in writing signed by an authorized representative of Parent and shall not be held to constitute a waiver of any other provision of this Agreement.

(e)     Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the same.

(f)     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Nebraska.

(g)     Submission to Jurisdiction. The parties hereto irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the exclusive jurisdiction of the United States District Court for the District of Nebraska or the jurisdiction of any court of the State of Nebraska located in Omaha, Nebraska and waive any and all objections to jurisdiction that they may have under the laws of the State of Nebraska or the United States and any claim or objection that any such court is an inconvenient forum.

[Signature page follows]

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the day and year first above written.

[Unitholder]

By:
Name:
Title:
Number of Outstanding Membership Interests:

___________

[Parent]

By:
Name:
Title:

EXHIBIT D

Release

None

AD-1

EXHIBIT E

LOCK-UP LETTER AGREEMENT

Internet Patents Corporation

101 Parkshore Drive, Suite 100

Folsom, CA 95630

Ladies and Gentlemen:

The undersigned understands that you (“IPC”) propose to enter into an Agreement and Plan of Merger among IPC, Strategic Concepts Acquisition Corp., a wholly-owned subsidiary of IPC (“Merger Sub”), Prism Technologies, LLC (“Prism”) and Gregory J. Duman as Securityholders’ Agent (the “Merger Agreement”) providing for the acquisition by IPC of Prism through a merger of Merger Sub into Prism (the “Merger”), pursuant to which the members of Prism will receive shares of common stock of IPC (the “Common Stock”).

In consideration of the execution of the Merger Agreement by IPC, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, without the prior written consent of IPC, the undersigned will not, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Common Stock (including, without limitation, any Common Stock that may be issued upon exercise of any options or warrants), or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise (other than a broad-based market basket or index) for a period commencing on the Closing Date, as defined in the Merger Agreement, and ending on the 180th day after the Closing Date (such 180-day period, the “Lock-Up Period”), provided that, any transaction described in (1) or (2) above by the undersigned during each day of the 30 days immediately following the Lock-Up Period shall not exceed the greater of 50,000 shares or 25% of the Common Stock acquired by the undersigned in connection with the Merger.

The foregoing paragraph shall not apply to (a) transactions relating to Common Stock or other securities acquired in the open market after the Closing Date, (b) bona fide gifts, sales or other dispositions of shares of any class of IPC’s capital stock, in each case that are made exclusively between and among the undersigned or members of the undersigned’s family, or affiliates of the undersigned, including its partners (if a partnership) or members (if a limited liability company); provided that it shall be a condition to any transfer pursuant to this clause (b) that (i) the transferee/donee agrees to be bound by the terms of this Lock-Up Letter Agreement (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee/donee were a party hereto, (ii) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act of 1934, as amended (the “Exchange Act”)) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the Lock-Up Period referred to above, and (iii) the undersigned notifies IPC at least two business days prior to the proposed transfer or disposition.

In furtherance of the foregoing, IPC and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.

The undersigned understands that IPC will proceed with the Merger in reliance on this Lock-Up Letter Agreement.

 [Signature page follows]

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Very truly yours,

By:
Name:
Title:

Dated:

For purposes of notice hereunder:

Address:

Facsimile:

EXHIBIT F

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of [*] (the “Effective Date”), between Internet Patents Corporation (IPC”), and _________________________, an individual (“Executive”).

WITNESSETH:

WHEREAS, IPC and Prism Technologies, LLC (“Prism”) have entered into an Agreement and Plan of Merger dated as of [*] pursuant to which IPC will acquire all of the outstanding membership interests of Prism on the terms set forth therein;

WHEREAS, following the merger, Prism will be a wholly owned subsidiary of IPC that will continue to operate a patent licensing business;

WHEREAS, and Executive desire to enter into an agreement providing for the terms of Executive’s continued employment with Prism.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.     Employment. IPC hereby employs Executive and Executive hereby accepts employment with IPC, on the terms and conditions set forth in this Agreement.

2.     Duties of Employee. Executive shall serve as [*] of Prism, reporting directly to[*], and shall have powers and duties substantially similar to his employment by Prism prior to the Merger . Executive shall not be required to relocate. Executive shall devote his full time and attention to the duties of his position; provided, however, that this Section 2 shall not be construed as preventing Executive from being involved in any other, non-competing business activity .

3.	Term of Agreement.

(a)     Employment Period. This Agreement shall be for a period (the “Employment Period”) beginning on the Effective Date, and if not previously terminated pursuant to the terms of this Agreement, ending on the date that is three (3) years subsequent thereto.

(b)     Notwithstanding anything herein contained to the contrary, nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement upon such terms as IPC and Executive may mutually agree.

4.	Employment Period Compensation, Benefits and Expenses.

(a)     Annual Base Salary. For services performed by Executive under this Agreement, IPC shall pay Executive an annual base salary during the Employment Period at the rate of [*] per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of IPC (the “Annual Base Salary”). Executive shall be eligible for base salary increases based on the approval by the Compensation Committee of the IPC Board.

(b)     Employee Stock Options. Subject to approval by the Compensation Committee of the IPC Board, on the Effective Date, IPC shall grant Executive options to purchase [*] shares of IPC Common Stock (the “New Hire Grant”). The New Hire Grant and all future option grants, if any, shall be granted with an exercise price per share equal to the fair market value of a share of IPC Common Stock on the date of the grant and shall be subject to all terms and conditions of the 2008 IPC Stock Option Plan or, with respect to future option grants, the respective option plan in effect at the time.

(i)     One-half of the New Hire Grant shall vest as follows:

●	33.33% will vest upon the first anniversary date following employment;

●	The remaining 66.67% will, at end of each of the following 24 months, vest ratably by 1/24 so long as Executive is employed under the Terms of this Agreement.

(ii) the remaining one-half of the New Hire Grant shall vest as follows:

●     33.33% will vest upon the first anniversary date following employment based on achievements against financial targets for the first year determined as of the date of this Agreement;

33.33% will vest upon the second anniversary date following employment based on achievements against financial targets for the second year determined as of the date of this Agreement.33.34% will vest upon the third anniversary date following employment based on achievements against financial targets for the third year determined as of the date of this Agreement.

Notwithstanding the foregoing, all unvested New Hire Grants will immediately vest upon the following events:

(A)	Termination of Executive without good cause; or

(B)

The occurance of any Change of Control. “Change in Control” means (a) a sale of substantially all of the assets of IPC or Prism; (b) a merger or consolidation in which IPC or Prism is not the surviving corporation (other than a merger or consolidation in which stockholders immediately before the merger or consolidation have, immediately after the merger or consolidation, greater stock voting power); (c) a reverse merger in which the Prism is the surviving corporation but the shares of Prism’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which stockholders immediately before the merger have, immediately after the merger, greater stock voting power); or (d) any transaction or series of related transactions in which in excess of Prism’s power is transferred, other than the sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company’s operations and activities.

(c)	Incentive Compensation. Executive shall be entitled to participate in any incentive compensation plan approved by the Compensation Committee.

(d)

Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at IPC and available to similarly situated employees, including without limitation those benefits set forth in Schedule A, and subject to the eligibility and terms of each such plan, until such time that the IPC Board authorizes a change in such benefits. IPC shall not make any changes in such plans or benefits which would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all officers of IPC and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of IPC. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 4(a) hereof.

(e)

Perquisites and Business Expenses. During the term of this Agreement, Executive shall be entitled to receive customary and normal perquisites provided to other similarly situated officers of IPC. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all customary and usual expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by IPC for its officers.

5.     Termination for Cause. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement may be terminated by IPC for Cause (as defined herein). As used in this Agreement, “Cause” shall mean Executive:

●

willfully fails or refuses to substantially perform the Executive’s responsibilities under this Agreement, after written demand for substantial performance has been given by the IPC Board that specifically identifies how the Executive has failed to perform such responsibilities after being provided with a reasonable opportunity of thirty (30) days to cure the failure to perform;

●	engages in gross misconduct which is materially and demonstrably injurious to the Corporation or IPC;

●

materially fails to adhere to any written policy of IPC generally applicable to officers of IPC after being provided with a reasonable opportunity of thirty (30) days to comply with such policy or cure the failure to comply;

●	is convicted of a felony or pleads guilty or nolo contendere to a felony;

●	materially breaches Section 9 of this Agreement;

●	engages in any act of fraud (including misappropriation of IPC’s funds or property) in connection with the business of IPC; or

●	is disqualified or barred by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement.

For purposes of this Agreement, no act or omission on the part of the Executive shall be considered “willful” unless the IPC Board determines that it is done or omitted in bad faith or without reasonable belief that the act or omission was in the best interests of IPC. Any act or omission based upon a resolution duly adopted by the IPC Board or upon advice of IPC’s outside counsel shall be conclusively presumed to have been done or omitted in good faith and in the best interests of IPC.

If this Agreement is terminated for Cause, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except that IPC shall pay to Executive the unpaid portion, if any, of his Annual Base Salary, unpaid but incurred expenses, and any accrued benefits due under IPC’s employee benefit plans through the date of termination.

6.     Death. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s death and Executive’s rights under this Agreement shall cease as of the date of such termination, except that (i) IPC shall pay to Executive’s spouse, personal representative, or estate the unpaid portion, if any, of his Annual Base Salary through date of death plus any unpaid but accrued expenses and (ii) IPC shall provide to Executive’s dependents any benefits due under IPC’s employee benefit plans.

7.     Disability. Executive and IPC agree that if Executive becomes disabled and becomes eligible for employer-provided short-term and/or long-term disability benefits, or worker’s compensation benefits, then IPC’s obligation to pay Executive his Annual Base Salary shall be reduced by the amount of the disability or worker’s compensation benefits received by Executive.

Executive and IPC agree that if, in the reasonable judgment of the IPC Board, Executive is unable, as a result of illness or injury, to perform the essential functions of his position with or without a reasonable accommodation and without posing a direct threat to himself or others for a period of six months, IPC will suffer an undue hardship in continuing Executive’s employment as set forth in this agreement. Accordingly, this Agreement shall terminate at the end of the six-month period, and all of Executive’s rights under this Agreement shall cease, with the exception of those rights which Executive may have under IPC’s employee benefit plans or as otherwise stated herein.

8.     Rights in Event of Termination of Employment Without Cause. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement may be terminated by IPC for a reason other than Cause or Disability. In the event that IPC breaches this Agreement or Executive’s employment is involuntarily terminated by IPC without Cause (other than for Death or Disability) during the term of this Agreement, Executive shall be entitled to receive, in accordance with, and subject to, Section 10 of this Agreement, a lump sum cash payment equal to the amount of Annual Base Salary Executive would have been paid over the then remaining term of the Employment Period. The amount shall be subject to federal, state and local tax withholdings. Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in this Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

9.     Unauthorized Disclosure. During the term of his employment hereunder, or at any later time, Executive shall not, without the written consent of IPC (except as may be required pursuant to a subpoena or other legal process), knowingly disclose to any person, other than an employee of IPC or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of IPC, any material confidential information obtained by him while in the employ of IPC with respect to any of IPC’s or any of their subsidiaries’ services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to IPC; provided, however, that confidential information shall not include (i) any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive), (ii) any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by IPC or any information that must be disclosed as required by law, (iii) any information that, at the time of disclosure is, or thereafter becomes available to Executive on a non-confidential basis from a third-party source, provided that, to Executive’s knowledge, such third party is not and was not prohibited from disclosing such confidential information to Executive by any contractual obligation, (iv) any information that was known by or in the possession of Executive prior to being disclosed by or on behalf of IPC or any of their subsidiaries and (v) any information that was or is independently developed by Executive without reference to or use of any of such confidential information.

10.     Requirement of Release; Cessation and Recovery on Competition. Notwithstanding anything herein to the contrary, Executive’s entitlement to any payments under Section 8 shall be contingent upon Executive’s prior agreement with and signature to a complete release agreement in the form as mutually agreed by the parties. Such release agreement shall be executed, if at all, and the applicable payments and benefits contingent upon the execution of such agreement shall be provided or commence being provided, if at all, within sixty (60) days following the date of termination; provided, however, that if such sixty (60) day period begins in one taxable year and ends in a second taxable year, the payments and benefits will be provided or commence being provided, if at all, in the second taxable year.[Omitted]

11.     Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed by registered or certified U.S. mail, postage prepaid with return receipt requested to Executive’s address, in the case of notices to Executive, and to the principal executive office of IPC, in the case of notice to IPC. Any such notice must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10:

If to IPC

Attention: General Counsel

Internet Patents Corporation

101 Parkshore Dr.

Suite 100

Folsom, CA 95630

If to Executive:

[*]

12.     Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Compensation Committee of the IPC Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13.     Assignment. This Agreement shall not be assignable by any party, except by IPC to any successor in interest to its business.

14.     Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces any prior written or oral agreements between them respecting the within subject matter.

15.     Successors; Binding Agreement. IPC provide for any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of IPC to expressly assume and agree to perform this Agreement in the same manner and to the same extent that IPC would be required to perform it if no such succession had taken place. As used in this Agreement, “IPC” shall mean IPC as defined previously and any successor to its respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees or legatees. If Executive should die following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

16.     Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17.     Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the State of Nebraska, without regard to its conflicts of laws principles. The parties hereto irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the exclusive jurisdiction of the United States District Court for the District of Nebraska or the jurisdiction of any court of the State of Nebraska located in Omaha, Nebraska and waive any and all objections to jurisdiction that they may have under the laws of the State of Nebraska or the United States and any claim or objection that any such court is an inconvenient forum.

18.     Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

19.     Limitations on Payments. Notwithstanding anything in this Agreement to the contrary, in the event the payments and benefits payable hereunder to or on behalf of Executive, when added to all other amounts and benefits payable to or on behalf of Executive, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the amounts and benefits payable hereunder shall be reduced to such extent as may be necessary to avoid such imposition. All calculations required to be made under this subsection will be made by IPC’s independent public accountants, subject to the right of Executive’s representative to review the same. The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

All payments made to the Executive pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with applicable laws and any regulations promulgated thereunder.

20.     Recovery of Bonuses and Incentive Compensation. Notwithstanding anything in this Agreement to the contrary, all bonuses and incentive compensation, but not Annual Base Salary, the portion of New Hire Grants that vest without regard to performance, or payments due Executive under Section 8, paid hereunder (whether in equity or in cash) shall be subject to recovery by IPC in the event that such bonuses or incentive compensation are based on materially inaccurate financial statements or other materially inaccurate performance metric criteria actually provided or approved by Executive; provided that a determination as to the recovery of a bonus or incentive compensation shall be made within fifteen months following the date such bonus or incentive compensation was paid. In the event that the IPC Board determines that a bonus or incentive compensation payment to Executive is recoverable, Executive shall reimburse all or a portion of such bonus or incentive compensation, to the fullest extent permitted by law, as soon as practicable following written notice to Executive by IPC of the same.

21.     Application of Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment shall be subject to satisfaction of the condition precedent that Executive undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto. In addition, if Executive is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of Executive’s death (the “Delay Period”). Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

Any payments made pursuant to Section 8, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Internet Patents Corporation	------------------------- (“Executive”)
By: ________________________________________	Signature: ___________________________________________
Title: _______________________________________	Date: ______________________________________________
Date: ________________________________________

APPENDIX 1

SCHEDULE A BENEFITS

Employee benefits currently in effect at IPC:

Medical Insurance Program

Dental Insurance Program

Basic Life Insurance/AD&D Program

Long Term Disability Insurance

Employee Stock Purchase Plan

Vision

Unlimited Paid Time Off

General Items Below

Reimbursement for approved expenses, professional dues, continuing education and subscriptions

ANNEX B – OPINION OF SANLI PASTORE & HILL. INC.

Business Valuations Forensic Accounting

Fairness Opinions & Solvency Opinions Forensic Finance and Economics

Expert Testimony IP and Brand Valuation

Strategic Value Enhancement Consulting SM

Los Angeles     Sacramento     San Diego     Chicago     Istanbul

November 9, 2014	File No: 105450

Board of Directors

Attn: Mr. Hussein Enan - Chairman Internet Patents Corporation

101 Parkshore Drive, Suite 100

Folsom, CA 95630

RE:	Fairness Opinion for the Internet Patents Corporation Merger with Prism Technologies, LLC

Dear Board of Directors:

SANLI PASTORE & HILL, INC. (“SP&H”) has performed research, analyses and diligence procedures for the purpose of rendering a fairness opinion from a financial point of view regarding the Internet Patents Corporation (“IPC”) merger with Prism Technologies, LLC (“Prism”), which has and estimated close date of January 15, 2015 (the “Merger”).

CERTIFICATION STATEMENT

SP&H is an independent business valuation, expert witness and financial opinions firm. We are regularly retained to perform valuation opinions, expert testimony regarding valuation and financial analysis, and issue fairness and solvency opinions.

We have no conflicting financial or other interests, actual or potential, with any of the parties to the Merger. We have no material relationships with any of the parties to the Merger. SP&H will not earn fees contingent on the close of the Merger, or any other compensation contingent upon the Merger. Our opinion is based solely on the facts and circumstances of the Merger, subject to the Limiting Conditions below, uninfluenced by other considerations of any kind.

Sanli Pastore & Hill, Inc.

701 University Avenue, Suite 108

Sacramento, California 95825 Telephone: 916/614-0530

Fax: 916/614-0522

www.sphvalue.com

IPC – Prism Merger

Fairness Opinion

November 9, 2014

PURPOSE OF THE FAIRNESS OPINION

The purpose of the fairness opinion is to determine if the Merger is fair, from a financial point of view, to the shareholders of IPC.

FUNCTION OF THE FAIRNESS OPINION

The function of the fairness opinion is to provide information to be used to assist the Board of Directors of IPC in determining whether the Merger is fair, from a financial point of view.

THE MERGER

Parties Involved

Internet Patents Corporation

Internet Patents Corporation focuses on licensing and enforcing its portfolio of e-commerce technology patents. The company was formerly known as InsWeb Corporation and changed its name to Internet Patents Corporation as a result of sale of certain assets to Bankrate, Inc. in December 2011. Internet Patents Corporation was founded in 1995 and is headquartered in Folsom, California. IPC currently owns six patents related to e-commerce technologies and is seeking to increase shareholder value through the licensing and enforcement of these patents. Additionally, IPC has approximately $145.5 million of accumulated net operating loss carry- forward (“NOL”) that can be used to reduce income tax liabilities from future profits from operations.

Prism Technologies, LLC

Prism Technologies LLC focusses on the management, licensing, research and development, and acquisition of technology related to internet security and e-commerce. The company owns a patent portfolio consisting of nine patent families incorporating 61 issued and six pending patents in the computer and network security, semiconductors and medical technology space. Prism monetizes its intellectual property through licensing (with over 30 current licenses) and patent infringement litigation. Prism was formed in 2003 as a successor to Prism Resources, Inc. (formed in 1989) and is headquartered in Omaha, Nebraska. Prism currently owns 88% of the common equity of a subsidiary entity, Secure Axcess LLC, and 95% of the common equity of a subsidiary entity, Millenium Biologix, LLC. Per the Merger Agreement, Prism will purchase and consolidate ownership in these two entities to own 100% of the common equity of both Secure Axcess and Millenium Bilogix prior to closing of the Merger.

As of the date of this letter, Prism had current ongoing and planned legal actions related to the patents it owns. The following “families” of patents were identified by Prism: Gregg, Glazer, Weber, Chip, and Pugh, based upon the names of the investors or categories. Prism was contemplating and researching potential legal action on its remaining patents, including the Quizid and Wallace patent families. Prism’s management has experience in monetizing intellectual property through licensing and litigation.

IPC – Prism Merger

Fairness Opinion

November 9, 2014

Description of the Merger

Per the draft Merger Agreement available to SP&H as of the date of this letter, a separate wholly owned subsidiary of IPC (“Prism Technologies Acquisition Corp”) and Prism plan to merge operations upon closing. Immediately upon the close of the Merger, Acquisition Corp will cease to exist and Prism will be wholly owned by IPC. The new combined entity will own all of the patents currently held by Prism and share in all potential future revenues and expenses related to current and planned litigation on the Prism patents. The new combined entity will be able to utilize the accumulated NOL currently held by IPC to reduce income tax liabilities from future profits. The new entity will be managed by a combination of the current management teams of IPC and Prism.

Terms of the Merger

The draft Merger Agreement outlines the following terms related to the Merger.

●	Cash Consideration – IPC will pay the current Prism members $16,500,000 minus Prism debt assumed at closing ($3,530,000)[1], minus expenses incurred by Prism related to the Merger ($50,000)[2].

●	Shares Consideration – Current Prism members will receive 3,500,000 of newly issued IPC common stock.

●

Earn-Out – Following the closing of the Merger, future proceeds from Open Lawsuits (those lawsuits filed prior to closing) will be split between IPC and the former members of Prism in the following manner:

o	The first $16,500,000 of recoveries will flow to the post-Merger Prism entity (wholly owned by IPC). This is defined as the “Sharing Threshold”.

o	Any recoveries greater than the $16,500,000 Sharing Threshold are split 70% to the former members of Prism, 30% to the post-Merger Prism entity (wholly owned by IPC).

1 Includes outstanding principal of $3,280,000 and Accrued Interest of $250,000. As of September 30, 2014, Accrued Interest totaled $198,512, and Prism and IPC management expect this amount to increase to $250,000 by closing in early 2015.

2 As of the date of SP&H’s fairness opinion, the total amount of Merger-related expenses from Prism was unknown. However, Prism and IPC management estimated that expenses would approximately $50,000.

IPC – Prism Merger

Fairness Opinion

November 9, 2014

■

The Maximum Earn-Out to the former Prism members is $55 million. In order to reach this maximum earn-out, proceeds from current Open Lawsuits would need to reach approximately $95.07 million. (($95,070,000 - $16,500,000) x 70% = $55,000,000)

o

Any distributions of litigation damages awards or settlements from current Open Lawsuits received by Prism prior to closing in January 2015 will be realized fully by the members of Prism. These distributions, defined as “Permitted Earnout Distributions”, however, will reduce the maximum Earn-Out post-closing.

■

As of the date of this letter, SP&H has been informed that one of six current Open Lawsuits of the Gregg Patent family (wireless application) has settled. Proceeds to Prism are expected to approximate $7,000,000, which will go to the members of Prism. As a result, the Maximum Earn-Out will be reduced from $55,000,000 to $48,000,000.

o	All proceeds from lawsuits not filed by Prism as of closing (“Future Lawsuits”) will be fully realized by the post-Merger Prism entity (i.e., not subject to Earn-Out sharing).

●

Employment Agreements & Stock Options – Per the Merger Agreement, four Prism executives will enter into employment agreements with IPC and will continue to perform their current tasks following the Merger. The employment agreements are for three-year terms and will be comprised of an annual base salary and employee stock options. A total of 500,000 stock options, of which 250,000 are service-based and 250,000 are performance-based, will be available to be granted by IPC to the Prism executives. The 250,000 service-based options will be granted at closing and vest over a three-year term (1/3 at the end of the first year and 2/3 vesting monthly over the next two years). The 250,000 performance-based options will be granted based on reaching certain minimum thresholds, which were not yet determined as of the date of SP&H’s analysis[3]. The strike price for the options will be the fair market value on the date of the grant and each option will have a term of five years.

LIMITING CONDITIONS

In rendering our opinion, SP&H has relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was available to us from both public and private sources, including all the financial and other information provided to us by IPC and Prism. We have relied upon IPC, Prism and their representatives that the information provided to SP&H is not incomplete or misleading. SP&H does not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or information. We disclaim any liability resulting from inaccurate or misleading information provided by IPC or Prism.

3 Since the criteria for the 250,000 performance based options was not yet defined as of the date of this letter, SP&H assumes that all 500,000 options are granted in our fairness analysis.

IPC – Prism Merger

Fairness Opinion

November 9, 2014

SP&H has not assisted IPC or Prism in negotiating the terms of the Merger and has not acted as or assumed responsibilities of an investment bank or broker/dealer. SP&H is not acting as a fiduciary for either party in the Merger.

It should be noted that future revenues for Prism will primarily result from proceeds realized from current and future legal actions (including settlements and damages awards at trial). SP&H was provided pro forma projections from Prism that detailed future annual income and expenses from each of its current and planned litigation matters. SP&H was also provided supporting documents and data used to develop these pro forma projections. SP&H reviewed and analyzed these data in our fairness analysis.

Certain projections related to the Gregg Patent family were based on expert witness calculations and reports related to ongoing litigation. SP&H was provided limited information regarding the conclusions of damages determined by the expert witness, but was not provided copies of the reports due, in part, to the highly confidential information contained in the reports and related protective orders. Moreover, given the ongoing litigation, SP&H was not given access to the expert witness to discuss the assumptions and conclusions related to damages.

As such, SP&H relied on information provided by Prism, as well as publicly available information to perform our analysis and determine the fairness of the Merger from a financial point of view. In particular, SP&H performed research and analysis to assess and test damages estimates assumptions prepared by Prism management. This included, but was not limited to:

●	Analysis of source and supporting documents provided by Prism;
●	Research and analysis of publicly available information regarding the defendants of current and future Prism lawsuits;
●	Analysis of economic damages related to each of the defendants of alleged patent infringement;
●	Research and analysis of market and industry royalty rates for similar patents as those owned by Prism;
●	Analysis of Prism’s historical financial performance, ratios, cost structure, and trends;
●	Review of agreements, contracts, and other documents to test various revenue and cost assumptions made by Prism in its forecasts and projections;
●	Performed numerous stress tests, scenario analyses, and sensitivity analysis to assess the risk profile and upside/downside potential for financial benefits resulting from the Merger; and
●	Review, analysis and approval of the fairness opinion by an internal SP&H Fairness Review Committee.

IPC – Prism Merger

Fairness Opinion

November 9, 2014

Based on our research and analysis, and subject to the limiting conditions, we have reviewed information sufficient to reach our opinion. Our opinion is necessarily based on economic, market, financial, and other conditions, as they exist on the date of this letter, and on the information made available to us.

DUE DILIGENCE

SP&H was retained and began working on this engagement on July 7, 2014. SP&H engaged in extensive diligence in reaching the opinion herein. Data supporting our opinion are maintained in our files. A summary of SP&H’s diligence procedures is as follows:

Documents provided by Prism and IPC

1.	Review and analysis of a draft “Agreement and Plan of Merger between Internet Patents Corporation (IPC) and Prism Technologies (Prism)”, dated October 17, 2014.

2.	Review and analysis of a draft “Agreement and Plan of Merger between Internet Patents Corporation (IPC) and Prism Technologies (Prism)”, dated November 2, 2014.

3.	Review and analysis of a draft “Agreement and Plan of Merger between Internet Patents Corporation (IPC) and Prism Technologies (Prism)”, dated November 6, 2014.

4.	Review and analysis of a draft “Employment Agreement” for Prism management, dated October 15, 2014, to be included in the Merger Agreement.

5.	Review and analysis of information from Ernst & Young regarding the utilization of the net operating loss carry-forward for income tax reporting purposes.

6.

Review data regarding the intellectual property owned by Prism as of the date of the Merger. This included, but was not limited to several patent families, including the Gregg, Quizid, Glazer, SOC, Weber, Wallace and Pugh families.

7.	Review and analysis of the Prism Pro Forma projections for future Prism revenues and expenses (“Financing Scenario – Open plus Future Suits – 5-28-14”).

8.	Review and analysis of the Prism Pro Forma projections for future Prism revenues and expenses (“Financing Scenario – Open plus Future Suits – 7-14-14”).

9.

Review and analysis of supporting documents and excel worksheets for Prism’s Pro Forma projections for the various applications of the Gregg patent family. (See detailed summary below beginning on page 14).

IPC – Prism Merger

Fairness Opinion

November 9, 2014

10.

Review and analysis of supporting documents and excel worksheets for Prism’s Pro Forma projections for the various applications of the Glazer patent family. (See detailed summary below beginning on page 14).

11.

Review and analysis of supporting documents and excel worksheets for Prism’s Pro Forma projections for the various applications of the Weber patent family. (See detailed summary below beginning on page 14).

12.

Review and analysis of supporting documents and excel worksheets for Prism’s Pro Forma projections for the various applications of the SRAM (Chip) patent family. (See detailed summary below beginning on page 14).

13.

Review and analysis of supporting documents and excel worksheets for Prism’s Pro Forma projections for the various applications of the Pugh patent family. (See detailed summary below beginning on page 14).

14.	Review and analysis of Prism’s Infringement Contentions filings for the Gregg Wireless Patents (individual filings for ATT, Verizon, Sprint, US Cellular and T- Mobile).

15.

Review and analysis of Defendants’ Invalidity Contentions and Charts for the Gregg Wireless Patents (Preliminary – 06-16-2013, 1st Amended – 09-18-2013, 2nd Amended – 01-13-2014, 3rd Amended – 04-18-2014).

16.	Review and analysis of Election of Prior Art References filings for the Gregg Wireless Patents, dated 03/14/2014 (individual filings for ATT, Sprint, T-Mobile, US Cellular, and Verizon).

17.	Review and analysis of Prism’s “Content Provider Revenues 2014-007-08” for the Gregg Content Patents.

18.	Review and analysis of the Markman Order dated 07-30-2013 for the Gregg Patents.

19.	Review and analysis of Prism’s Infringement Analysis and Claim Charts for the Glazer Patents.

20.	Review and analysis of defendants’ Invalidity contentions and charts for the Glazer Patents.

21.	Review and analysis of a redacted expert report by Lawrence J. Goffney, Jr. dated 08- 24-2012 for the Glazer Patents.

22.	Review and analysis of an Invalidity Report by Patrick McDaniel dated 08-24-2012 for the Glazer Patents.

IPC – Prism Merger

Fairness Opinion

November 9, 2014

23.	Review and analysis of a Rebuttal Report on Validity by Neeraj Gupta, dated 10-10- 2012for the Glazer Patents.

24.	Review and analysis of the Settlement, Release and License Agreement between Secure Axcess, LLC and Capital One Financial Corporation (regarding the Glazer Patents).

25.	Review and analysis of Petition for Inter Partes Review for the Glazer Patents dated 03-04-2014.

26.	Review and analysis of the Glazer Patent Markman Order dated 07-09-2012.

27.	Review and analysis of a Motion for Summary Judgment Order dated 04-26-2013 for the Glazer Patents.

28.	Review and analysis of Prism’s “Glazer Patents – Future potential Licensees 2014- 07-07” for the Glazer Patents.

29.

Review and analysis of Prism’s Infringement Contention reports for the Chip (SOC) Patents (individual reports for the following patents: 5,687,121, 5,703,392, 5,734,279, 5,822,252, 5,837,573, 5,848,000, 5,917,757, 5,920,503, 6,085,248, 6,108,713, 6,356,615, 6,850,125, and 7,209,013).

30.	Review and analysis of Prism’s “Ethernet Chip Patent Family – license Fees draft 7- 9-47” for the Chip Patents.

31.	Review and analysis of Prism’s “SRAM + Flash Automotive Damages, final, 07-10- 14” for the Chip Patents.

32.	Review and analysis of Prism’s Infringement Contention Reports and Exhibits A-F for the Weber Patents, dated 08-01-2013 and 02-06-2013.

33.	Review and analysis of Prism’s Invalidity Contentions Pleading and Exhibits for the Weber Patents dated 12-02-2013.

34.	Review and analysis of Prism’s “Nintendo Licensing Rev 2013-2017” for the Weber Patents.

35.	Review and analysis of Prism’s Infringement Contention Reports and Exhibits for the Pugh Patents dated 09-24-2013.

36.	Review and analysis of Invalidity Contentions and Charts dated 10-08-2013 for the Pugh Patents.

IPC – Prism Merger

Fairness Opinion

November 9, 2014

37.	Review and analysis for Petition for Inter Partes Review, dated 09-16-2013, and Responses, dated 12-26-2013 for the Pugh patents.

38.	Review and analysis of Prism’s “ApaTech damages and cost proj 10-13-11 REDACTED” for the Pugh Patents.

39.	Review and analysis of court filings, Markman rulings, motions for summary judgment, petitions and other documents for current ongoing litigation.

40.	Review and analysis of the Prism “Company Overview” powerpoint presentation dated May 2014.

41.	Review and analysis of Prism outstanding debt, including the “Prism Convertible Debt as of 6-3-14” excel document and related debt agreements.

42.	Review and analysis of Prism’s current shareholders and their respective ownership interests, including the “Prism Cap table 6/3/2014” excel document.

43.	Review and analysis of Prism’s audited 2012 and 2013 financial statements.

44.	Review and analysis of internally prepared financial statements for Prism, Secure Axccess and Millenium Biologix from 2009-2013 and through Q3 2014.

45.	Review and analysis of Federal and State Income Tax Returns for Prism, Secure Axccess and Millenium Biologix from 2011-2013.

46.	Review and analysis of the Prism amortization schedules, including the “Secure Axcess patent Amortization Schedule” excel document.

47.	Scenario and sensitivity analysis and comparison of expected potential benefits to IPC resulting from the Merger with Prism.

48.	Review and analysis of the Amended and Restated Membership Sale Agreement between Data Forward Storage LLC and Prism (Glazer Patents).

49.	Review and analysis of the Patent Transfer Agreement between Intellectual Ventures and Zamalchi Research LLC (Glazer Patents).

50.	Review and analysis of the Patent Acquisition, Monitization and Support Agreement between Harold Weber and Secure Axcess LLC (Weber Patents).

51.	Review and analysis of the Exclusive License Agreement between Warsaw Orthopedic, Inc. and Secure Axcess LLC.

IPC – Prism Merger

Fairness Opinion

November 9, 2014

52.	Review and analysis of the Patent Sale Agreement between Intellectual Ventures Holding 47 LLC, Intellectual Ventures Fund 100 LLC and Secure Axcess LLC.

53.	Review and analysis of the Agreement between Niro, Scavone, Haller & Niro and Prism in connection with the licensing and enforcement of certain Gregg patents.

54.	Review and analysis of the Agreement between McDermott Will & Emery, and Prism in connection with litigation of certain Gregg patents.

55.	Review and analysis of the Agreement between The Lanier Law Firm, P.C. and Prism in connection with litigation of certain Gregg patents.

56.	Review and analysis of the Agreement between Klemchuck Kubasta LLC and Prism in connection with litigation of certain Weber patents.

57.	Review and analysis of the Agreement between Nix, Patterson & Roach, LLP and Prism in connection with litigation of certain Glazer patents.

58.	Review and analysis of the Agreement between Albritton P.C. and Wong, Cabello, Lutsch, Rutherford & Brucculeri LLP and Millenium Biologix LLC in connection with litigation of certain Pugh patents.

59.	Review and analysis of Prism’s patent acquisition agreements, including those for Secure Axcess, Glazer, Weber, and Pugh patent families.

60.	Conversations with Hussein A. Enan, Chairman, Chief Executive Officer, Internet Patents Corporation.

61.	Conversations with Eric Loewe, General Counsel, Secretary, Internet Patents Corporation.

62.	Conversations with Steve Yasuda, Chief Financial Officer, Internet Patents Corporation.

63.	Conversations with Greg Duman, Co-Founder, President, CFO, Board Member, Prism Technology.

64.	Conversations with Andre J. Bahou, Vice President, Chief Legal Officer, Prism Technology.

65.	Conversations with Richard Gregg, Founder, VP, Chief Technical Officer, Board Member Prism Technology.

66.	Conversations with Gerald C. Korth, President Secure Axcess LLC and Millenium Biologix, subsidiaries of Prism Technology.

IPC – Prism Merger

Fairness Opinion

November 9, 2014

67.	Conversations with Jonathan Caplan of Kramer Levin Naftalis & Frankel LLP, legal counsel for Prism for certain Gregg wireless patent lawsuits.

68.	Conversations with Karen Dreyfus and John Fisher of Sidley Austin LLP, outside counsel for IPC.

69.	Qualitative analysis of IPC operations, competitive position, management team, and other factors.

70.	Qualitative analysis of Prism operations, competitive position, management team, and other factors.

Documents Obtained Independently by SP&H

71.	Valuation analysis of IPC prior to the Merger.

72.	Valuation analysis of IPC following the Merger.

73.	Valuation analysis of Prism prior to the Merger with IPC.

74.	Review and analysis of IPC’s financial filings with the SEC (Forms 10K & 10Q) from 2009-Q2 2014.

75.	Review and analysis of IPC’s sale of certain assets to Bankrate, Inc., dated December 21, 2011.

76.	Review and analysis of IPC’s purchase of Potrero Media Corporation, dated October 1, 2010.

77.	Review and analysis of data and information from CapitalIQ.com

78.	Review of Prism’s website: www.prsmip.com.

79.	Review of IPC’s website: www.internetpatentscorporation.net.

80.	Review and analysis of required rates of return from the Pepperdine University 2014 Private Capital Markets Survey.

81.	Royalty rate research and analysis from RoyaltySource.com.

82.	Royalty rate research and analysis of the Licensing Executives Society Royalty Rate & Deal Terms Survey.

IPC – Prism Merger

Fairness Opinion

November 9, 2014

83.	Royalty rate research and analysis of publications from the American Institute of Certified Public Accountants (AICPA).

84.	Royalty rate research and analysis of “Royalty Rates for Telecommunications” by Eric Stasik.

85.	Royalty rate research and analysis of “Profitability and Royalty Rates Across Industries” by Jonathan Kemmerer and KMPG.

86.	Royalty rate research and analysis of “Intellectual Property Valuation and Royalty Determination” by Tim Heberden.

87.	Royalty rate research and analysis of “Determination of Fair and Reasonable Royalty Rates” by Roger Miselbach and Ron Nicholson.

88.	Review, research and analysis of guideline public companies for IPC and Prism.

89.	Research and analysis of historical financial statements, ratios, and valuation multiples for Acacia Research Corporation.

90.	Research and analysis of historical financial statements, ratios, and valuation multiples for Network-1 Technologies, Inc.

91.	Research and analysis of historical financial statements, ratios, and valuation multiples for ITUS Corporation.

92.	Research and analysis of historical financial statements, ratios, and valuation multiples for Marathon Patent Group, Inc.

93.	Research and analysis of historical financial statements, ratios, and valuation multiples for Vringo, Inc.

94.	Research and analysis of historical financial statements, ratios, and valuation multiples for Spherix, Inc.

95.	Research and analysis of historical financial statements, ratios, and valuation multiples for Pendrell Corporation.

96.	Research and analysis of historical financial statements, ratios, and valuation multiples for Finjan Holdings.

97.	Research and analysis of historical financial statements, ratios, and valuation multiples for Unwired Planet, Inc..

IPC – Prism Merger

Fairness Opinion

November 9, 2014

98.	Research and analysis of historical financial statements, ratios, and valuation multiples for InterDigital, Inc.

99.	Research and analysis of historical financial statements, ratios, and valuation multiples for Patent Properties, Inc.

100.	Research and analysis of historical financial statements, ratios, and valuation multiples for Wi-Lan Inc.

101.	Research and analysis of historical financial statements, ratios, and valuation multiples for Red Pine Exploration, Inc.

102.	Research and analysis of historical financial statements, ratios, and valuation multiples for Tessera Technologies, Inc.

103.	Valuation analysis of guideline public companies using data from the CapitalIQ database.

104.	Valuation analysis of guideline public companies using data from the Mergerstat Review 2014.

105.	Review and analysis of discount rate and industry cost of capital information obtained from Duff & Phelps.

106.	Review and analysis of discount rate and industry cost of capital from Professor Aswath Damodaran of the Stern School of Business at New York University.

107.	Intellectual property and patent litigation research and analysis from the “2014 Patent Litigation Study” by PricewaterhouseCoopers, LLP, July 2014.

108.	Intellectual property and patent litigation research and analysis from the “2013 Patent Litigation Study” by PricewaterhouseCoopers, LLP.

109.	Intellectual property and patent litigation research and analysis from the “2013 Patent Litigation Year in Review” by Lex Machina.

110.	Intellectual property and patent litigation research and analysis from “Patent Quality and Settlement Among Repeat Patent Litigants” by John R. Allison, Mark A. Lemley & Joshua Walker.

111.	Intellectual property and patent litigation research and analysis from “Rational Ignorance at the Patent Office” by Mark Lemley, University of California at Berkeley School of Law, February 2001.

IPC – Prism Merger

Fairness Opinion

November 9, 2014

112.	Intellectual property and patent litigation research and analysis from “Understanding the Realities of Modern Patent Litigation” by John R. Allison, Market A. Lemley & David L. Schwartz.

113.	Intellectual property and patent litigation research and analysis from “Patents at Issue: The Data Behind The Patent Troll Debate” by Jonathan H. Ashtor, Michael J. Mazzeo & Samantha Zyontz.

114.

Intellectual property and patent litigation research and analysis from “Do NPEs Matter?: Non-Practicing Entities and Patent Litigation Outcomes” by Michael J. Mazzeo, Jonathan Hillel, and Samantha Zyontz.

115.	Intellectual property and patent litigation research and analysis of the Docket Navigator Patent Litigation Statistics online database. www.docketnavigator.com/stats.

116.	Economic research and analysis.

117.	Financial, economic and valuation research and analysis in order to determine fairness of the Merger.

Documents Obtained Independently by SP&H Related to the Prism Damages Projections

118.	Review and analysis of financial statements, quarterly filings and annual filings on potential defendants reflected in Prism projections.

119.	Review and analysis of Semicast Research’s “New Release: Continental and Robert Bosch Battle for Position as the Leading Supplier of Automotive Under-the-Hood Electronics”.

120.	Review and analysis of CNBC’s new article, “Global Auto Sales Hit Record High of 82.8 Million”, dated January 19, 2014.

121.	Review and analysis of Spotlight on Automotive PwC Semiconductor Report, date September 2013.

122.	Review and analysis of Automotive News’ “Top Suppliers” report (Sponsored by PwC), dated June 17, 2013.

123.	Review and analysis of description of “Electronic Control Unit” from Wikipedia, last modified July 28, 2014.

IPC – Prism Merger

Fairness Opinion

November 9, 2014

124.	Review and analysis of Solid State Technology’s “Emerging Technologies Create Strong Opportunity for Automotive ICs” article, dated 2013.

125.	Review and analysis of SAE International’s “Teardown Sets Sync Cost at $127.30” article, dated January 20, 2012.

126.	Review and analysis of EE Herald’s “Total Microprocessor Market to Rise by 8% in 2013, as Per IC Insights” article, dated August 18, 2013.

IPC – Prism Merger

Fairness Opinion

November 9, 2014

FAIRNESS OPINION CONCLUSION

The opinion expressed herein is provided for the information and assistance to the Board of Directors of IPC concerning the Merger.

Based upon the analyses, assumptions and limiting conditions described above, and in light of the information we obtained and the diligence procedures we performed, it is our opinion that the Merger is fair to IPC from a financial point of view.

Our opinion is effective only as of the date written above.     Enclosed is information about SP&H's products and services.

Respectfully submitted,

SANLI PASTORE & HILL, INC.

a California corporation

FV/HK/TP/NS

PRODUCTS & SERVICES

HEADQUARTERS:

1990 SO. BUNDY DRIVE, SUITE 800

LOS ANGELES, CA 90025

310/571-3400

SACRAMENTO:

701 UNIVERSITY AVENUE, SUITE 108

SACRAMENTO, CA 95825

916/614-0530

The Measure of ValueSM

www.sphvalue.com

BUSINESS VALUATIONS

SP&H has extensive valuation experience. We provide professional valuations in the United States and abroad. These appraisals are performed in compliance with the Appraisal Foundation's Uniform Standards of Professional Appraisal Practice (USPAP) and in conformity with the American Society of Appraisers (ASA) guidelines as well as all applicable U.S. and international laws and financial standards.

SP&H provides valuations of the following classes of assets:

	•	Corporate and securities valuations

	•	Total enterprise value

	•	Intangibles: intellectual property, goodwill, patent rights & royalty income, leasehold interests

Business valuation assignments performed by SP&H include:

	•	Valuations and expert witness testimony for business litigation

	•	Fair market value reports for estate and gift tax planning

	•	Fair value corporate and partnership dissolution appraisals required under state law, e.g. Sections 1800 and 2000 of the California Code of Civil Procedure

	•	Employee Stock Ownership Plan (ESOP) valuations

	•	Valuations of amortizable intangible assets under Internal Revenue Service Section 1.167

	•	Valuations and feasibility studies required by creditors and/or equity investors

	•	Valuations for reorganization plans and bankruptcy proceedings

	•	Opinions of financial and operational viability of financially distressed companies

	•	Valuation of government-owned enterprises for the purpose of privatization

	•	Valuation and operational advisory services in connection with privatization assignments

	•	Valuations for fairness and solvency opinions

Clients include federal, state, county and city governments; management and shareholders of public and private corporations; foreign governments; investor groups; financial institutions; law firms; and accounting firms.

MERGERS & ACQUISITIONS	SP&H provides business valuation advisory services to buyers and sellers of businesses. SP&H does not act as an investment bank or a broker. SP&H fees for merger and acquisition advisory services are not based on the value of the transaction or contingent upon its success. SP&H is an independent business valuation firm.

Selling side advisory products and services include:

	•	Fairness and solvency opinions

	•	The preliminary valuation report

	•	The comprehensive written valuation report

	•	The Business Presentation Report (“BPR”

	•	Pre-Initial Public Offerings (IPO’s) feasibility studies

	•	Valuation research and consulting for IPO’

	•	Value consulting and management

	•	Comparable company studies

	•	Strategic services and negotiation assistance

Buying side advisory products and services include:

	•	Fairness and solvency opinions

	•	Conducting acquisition searches

	•	Valuing selected target businesses for purchase

	•	Assistance in negotiations

	•	Strategic advisory and negotiation services

	•	Projections and analyses for synergistic alliances

	•	Investment risk & return analysis

Additional M&A advisory products and services:

	•	Due diligence studies

	•	Industry, market, and competition research

	•	Analysis of strategic partnerships

	•	Venture capital studies

	•	Valuation for private placements

	•	Employee Stock Ownership Plans (ESOP)

COMPENSABLE GOODWILL LOSS	One of SP&H’s specialties is the valuation of the loss of business goodwill under Section 1263.510 of the California Code of Civil Procedure. With comprehensive experience in valuing businesses for eminent domain purposes, SP&H is thoroughly familiar with requirements under Section 1263.510 as well as court cases and legal precedent influencing appraisal methodologies.

SP&H’s goodwill loss valuation products include:

	•	Precondemnation studies

	•	Drive-By or Window appraisals, (Preliminary Budgetary Estimates)

	•	Preliminary total goodwill and goodwill loss studies

	•	Total goodwill valuation reports

	•	Comprehensive goodwill loss valuation reports

	•	Inverse condemnation and partial taking studies

	•	Expert witness testimony

	•	Seminars and presentations

Clients consist of city redevelopment agencies, state and county governments, law firms and business owners.

LITIGATION CONSULTING	SP&H provides a wide and diverse range of business litigation consulting services. The firm’s state-of-the-art computer and software technology results in expedient and efficient analysis and summarization of large quantities of information. In addition, SP&H’s customized color graphics simplify the presentation of complicated financial data.

Litigation consulting services include:

	•	Strategic Litigation Advice

	•	Lost business value damage analyses

	•	Lost profits damage analyses

	•	Economic research and analysis

	•	Forensic accounting and economics

	•	Statistics and econometrics

	•	Expert witness testimony

Clients include attorneys working for either plaintiffs or defendants. SP&H is often retained simultaneously with other expert witnesses such as forensic accountants, engineers and market research analysts.

BUSINESS ADVISORY SERVICES	The professional staff of SP&H is qualified and has the experience to assist domestic and international companies in the following areas:

	•	Strategic planning

	•	Development and review of business projections for financing

	•	Financial analysis

	•	Market and industry research

	•	International market and risk studies

	•	Cross border strategic alliances

	•	Joint venture/investment partner evaluations

	•	Privatization of government-owned enterprises

	•	Training seminars

	•	Value enhancement strategies and planning

PART II

INFORMATION NOT REQUIRED IN JOINT PROXY STATEMENT/PROSPECTUS

Item 20.     Indemnification of Directors and Officers

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The IPC Certificate of Incorporation contains provisions that eliminate, to the maximum extent permitted by the DGCL, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The IPC Certificate of Incorporation and Bylaws provide that IPC shall indemnify its directors, officers, employees and other agents to the fullest extent permitted by the DGCL.

In connection with the Merger and the expected appointment of Gregory J. Duman to IPC’s board of directors, IPC expects to enter into indemnification agreements with each of its directors and officers.

IPC has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of IPC against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 21.     Exhibits and Financial Statement Schedules

(a) Exhibit Index

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.

(b) Financial Statements

The financial statements filed with this registration statement on Form S-4 is set forth on the Financial Statement Index and is incorporated herein by reference.

Item 22.     Undertakings

(a) The undersigned registrant hereby undertakes as follows:

(1) That prior to any public reoffering of the securities registered hereunder through use of a joint proxy statement/prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering joint proxy statement/prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That every joint proxy statement/prospectus (i) that is filed pursuant to paragraph (a)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To respond to requests for information that is incorporated by reference into this joint proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Folsom, State of California, on the 30th day of December, 2014.

Internet Patents Corporation

By:	/s/ HUSSEIN A. ENAN
Hussein A. Enan
Chairman of the Board and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Hussein A. Enan and L. Eric Loewe his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated opposite his/her name.

Pursuant to the requirements of the Securities Act, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ HUSSEIN A. ENAN	Chairman of the Board and Chief Executive Officer	December 30, 2014
Hussein A. Enan	(Principal Executive Officer)

/s/ STEVEN J. YASUDA	Chief Financial Officer and Chief Accounting Officer	December 30, 2014
Steven J. Yasuda	(Principal Financial and Accounting Officer)

/s/ JAMES M. CORROON	Vice Chairman of the Board	December 30, 2014
James M. Corroon

/s/ DENNIS H. CHOOKASZIAN	Director	December 30, 2014
Dennis H. Chookaszian

/s/ THOMAS W. ORR	Director	December 30, 2014
Thomas W. Orr

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

2.1

Agreement and Plan of Merger, dated as of November 11, 2014, by and among Internet Patents Corporation, Strategic Concepts Acquisition Corp., Prism Technologies, LLC and Gregory J. Duman, as Securityholders’ Agent (included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement). ***

3.1

Restated Certificate of Incorporation of the Company (incorporated by reference herein to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-78095), as amended, as filed with the SEC on July 22, 1999) as amended by a) the Certificate of Amendment of Certificate of Incorporation of the Company, dated December 18, 2001, b) the Certificate of Designation of Series A Junior Participating Preferred Stock of the Company, dated November 23, 2011, c) the Certificate of Amendment of Restated Certificate of Incorporation of the Company, dated December 21, 2011, d) the first Certificate of Amendment of Restated Certificate of Incorporation of the Company dated March 12, 2013, and e) the second Certificate of Amendment of Restated Certificate of Incorporation of the Company dated March 12, 2013.

3.2

Amended and Restated Bylaws of the Company (incorporated by reference herein to Exhibit 3.2 to Company’s Registration Statement on Form S-1 (File No. 333-78095), as amended, as filed with the SEC on July 22, 1999).

3.3

Amendment to Article X of the Bylaws of the Company, adopted by the Board of Directors on February 2, 2011(incorporated by reference herein to Exhibit 3.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 7, 2011).

4.1

Rights Agreement, dated as of November 23, 2011, by and between Internet Patents Corporation and American Stock Transfer & Trust Company, LLC, as rights agent (incorporated by reference herein to the Company’s Form 8-A, as filed with the SEC on November 25, 2011).

5.1*	Opinion of Sidley Austin LLP.

10.1#

Form of Indemnification Agreement between the Company and the Company’s directors and officers (incorporated by reference herein to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-78095), as amended, as filed with the SEC on July 22, 1999).

10.2#	1997 Stock Option Plan (incorporated by reference herein to Exhibit 10.2 to the Company’s Registration Statement on Form S-1, as amended, as filed with the SEC on July 22, 1999).

10.3#	1999 Employee Stock Purchase Plan (incorporated by reference herein to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, as amended, as filed with the SEC on July 22, 1999).

10.4#	2008 Stock Option Plan (incorporated by reference herein to the Company’s Proxy Statement on Schedule 14A, as filed with the SEC on February 15, 2008).

10.5#

Executive Retention and Severance Plan Amended and Restated as of December 22, 2008 (incorporated by reference herein to Exhibit 10.16 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC on March 31, 2009).

10.6

Stock Purchase Agreement by and between the Company, Potrero Media Corporation, and Richard A. Natsch and Heather Natsch, dated August 31, 2010 (incorporated by reference herein to Exhibit 99.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on September 7, 2010).

10.7

Amendment No. 2 to the Stock Purchase Agreement by and between the Company, Potrero Media Corporation, and Richard A. Natsch and Heather Natsch, dated September 29, 2010 (incorporated by reference herein to Exhibit 99.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on October 5, 2010).

10.8

Amendment No. 3 to the Stock Purchase Agreement by and between the Company, Potrero Media Corporation, and Richard A. Natsch and Heather Natsch, dated May 2, 2011 (incorporated by reference herein to Exhibit 10.25 to the Company’s Current Report on Form 8-K, as filed with the SEC on May 2, 2011).

10.9

Office Lease by and between MSCP Capital Center Investors, LLC, as Landlord, and the Company, as Tenant, dated December 10, 2010 (incorporated by reference herein to Exhibit 99.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on December 28, 2010).

10.10

First Lease Amendment by and between MSCP Capital Center Investors, LLC, as Landlord, and the Company, as Tenant, dated December 22, 2011 (incorporated by reference herein to Exhibit 10.26 to the Company’s Current Report on Form 8-K, as filed with the SEC on December 28, 2011).

10.11	Form of Stock Purchase Agreement: a) dated November 25, 2014, entered into by and between the Company and each of Barry Honig, Barry and Renee Honig Charitable Foundation and GRQ Consultants, Inc. Roth 401K FBO Barry Honig; and b) dated November 30, 2104, entered into by and between the Company and Frost Gamma Investments Trust (incorporated by reference herein to Exhibit 99.1 to the Company's Current Report on Form 8-K, as filed with the SEC on December 2, 2014).

21.1	Subsidiaries of the Company.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm to Internet Patents Corporation.

23.2	Consent of Lutz & Company, P.C., Independent Certified Public Accountants to Prism Technologies, LLC.

23.3	Consent of Sanli, Pastore and Hill, Inc.

23.4*	Consent of Sidley Austin LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained in signature page to this Registration Statement).

99.1*	Form of IPC Proxy Card.

99.2*	Form of Prism Proxy Card.

99.3	Opinion of Sanli, Pastore and Hill, Inc., financial advisor to Internet Patents Corporation (included as Annex B to the joint proxy statement/prospectus forming a part of this Registration Statement).

99.4	Consent of Gregory J. Duman to be named as director.

101**	Extensible Business Reporting Language (XBRL)**

*	To be filed by amendment.
**

XBRL information is furnished and not filed as a part of a registration statement or prospectus for purposes of Section 11 or 12 of the Securities and Exchange Act of 1933, is deemed not filed for purposes of Section 18 of the Securities and Exchange Act of 1934, and otherwise is not subject to liability under these sections.

***	The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.
#	Indicates a management contract or compensatory plan, contract or arrangement.